Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256176

CHINA JO-JO DRUGSTORES, INC.

Hai Wai Hai Tongxin Mansion Floor 6

Gong Shu District, Hangzhou City

People’s Republic of China 310008

June 2, 2021

Dear Stockholder:

You are cordially invited to the special meeting of stockholders (the “Special Meeting”) of China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”), to be held on Tuesday, July 20, 2021, at 9:00 a.m., Beijing time (July 19, 2021 at 9:00 p.m. E.T.), at the principal office of the Company located at Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, People’s Republic of China 310008. Only stockholders of record at the close of business on June 2, 2021 are entitled to notice of and to vote at the Special Meeting.

At the Special Meeting, you will be asked to vote on the important matters described in the notice of Special Meeting of stockholders and proxy statement/prospectus accompanying this letter. You will also have an opportunity to ask questions and receive information about the Company’s business.

At the Special Meeting, you will be asked to vote on the adoption of an agreement and plan of merger, dated as of May 14, 2021 (the “Merger Agreement”), which included a plan of merger required to be filed with the Register of Companies of the Cayman Islands, substantially in the form as attached as Annex A to the Merger Agreement (the “Plan of Merger”) which provides for a redomicile of the Company to the Cayman Islands through a merger (the “Redomicile Merger”) that would result in each share of the Company’s common stock being converted into the right to receive one ordinary share in the capital of China Jo-Jo Drugstores Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands with registration number of 373821 (“CJJD Cayman”), and CJJD Cayman shall issue to each holder of such right that number of ordinary shares in CJJD Cayman to which such holder is entitled. Upon the completion of the Redomicile Merger, the former stockholders of the Company will become the legal owners of the shares of CJJD Cayman, and CJJD Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. CJJD Cayman will also be managed by the same board of directors and executive officers that manage the Company today.

As further explained in the accompanying proxy statement/prospectus, our Board of Directors expects that the reorganization of the Company’s corporate structure, which will be facilitated by the approval of the Redomicile Merger, will result in the following benefits:

●	reduction of our operational, administrative, legal and accounting costs over the long term through the reduction of our reporting obligations and related expenses because CJJD Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the Securities and Exchange Commission (“SEC”) and be exempt from certain rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that would otherwise apply if CJJD Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, which is in line with the Company’s current business and operations which are almost all conducted outside of the United States;

●	alignment of our structure with our international corporate strategy, which structure would more closely align with those of other companies operating in the same industry in China; and

●	potential regulatory benefits in China, which has a strictly regulated pharmaceutical industry that officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China.

We have chosen to redomicile under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services.

The Redomicile Merger cannot be completed unless proposal to adopt the Merger Agreement and the Plan of Merger is approved by the holders of a majority of the Company’s outstanding shares of common stock. There are a number of risks which you should be aware of in considering whether to vote in favor of the proposal to approve the Merger Agreement and the Plan of Merger. The accompanying proxy statement/prospectus contains important information about the Merger Agreement and the Plan of Merger and related Redomicile Merger and the risks associated thereto and we encourage you to read it. In particular, you should carefully consider the discussion in the section of the proxy statement/prospectus entitled “Risk Factors and Caution Regarding Forward-Looking Statements” beginning on page 24.

We intend the Redomicile Merger to qualify as a reorganization for U.S. federal income tax purposes, and it is a condition to our obligation to complete the Redomicile Merger that we receive an opinion (the “Tax Opinion”) from our tax counsel substantially to this effect. The Tax Opinion does not bind the IRS or prevent the IRS from adopting a contrary position. Based on the Tax Opinion, after the Redomicile Merger, CJJD Cayman, as successor to the Company, will be treated as a U.S. domestic corporation for U.S. federal income tax purposes. If the Redomicile Merger qualifies as a reorganization, stockholders of the Company will not recognize any gain or loss for U.S. federal income tax purposes solely due to the receipt of CJJD Cayman ordinary shares in the Redomicile Merger. For a more detailed discussion of U.S. federal income tax considerations for stockholders, please see the section entitled “Tax Opinion” beginning on page 81. We urge you to consult your own tax advisor regarding the particular tax consequences of the Redomicile Merger for you.

Our Board of Directors has determined that the Redomicile Merger is advisable and in the best interests of the Company and our stockholders and, as such, has unanimously approved the Redomicile Merger, the Merger Agreement and the Plan of Merger. Our Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

Your vote is important. Whether or not you plan to attend the Special Meeting, we hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

Sincerely,

/s/ Lei Liu
Lei Liu
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated June 2, 2021 and is being first mailed to

China Jo-Jo Drugstores, Inc. stockholders on or about June 8, 2021

CHINA JO-JO DRUGSTORES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on July 19, 2021

NOTICE IS HEREBY GIVEN that the Special Meeting of stockholders (the “Special Meeting”) of China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”), will be held on Tuesday, July 20, 2021, at 9:00 a.m., Beijing time (July 19, 2021 at 9:00 p.m. E.T.), at the principal office of the Company located at Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, People’s Republic of China 310008, for the following purposes:

1.	to approve and adopt the agreement and plan of merger (the “Merger Agreement”) by and between the Company and China Jo-Jo Drugstores Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Company (“CJJD Cayman”), which included a plan of merger required to be filed with the Register of Companies of the Cayman Islands, substantially in the form as attached as Annex A to the Merger Agreement (the “Plan of Merger”), pursuant to which the Company will merge with and into CJJD Cayman, with CJJD Cayman as the surviving company upon the merger becoming effective, and whereby each issued and outstanding share of the common stock of the Company will be converted into the right to receive one ordinary share of CJJD Cayman (the “Redomicile Merger”); and

2.	to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

If you owned our common stock at the close of business on June 2, 2021, you may attend and vote at the Special Meeting.

A proxy statement/prospectus describing the matters to be considered at the Special Meeting is attached to this Notice.

Your vote is important. Whether or not you plan to attend the Special Meeting, we hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

By Order of the Board of Directors

/s/ Lei Liu
Lei Liu
Chief Executive Officer
June 2, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON July 19, 2021

This Notice and proxy statement/prospectus are available online at https://www.iproxydirect.com/CJJD.

i

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference forward looking statements within the meaning of the private securities litigation reform act of 1995 with respect to the restructuring and our financial condition, results of operations and business. This act protects public companies from liability for forward looking statements in private securities litigation if the forward looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the forward looking statements. Forward looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under “Risk Factors” and elsewhere herein or in the documents incorporated by reference. All statements regarding the expected benefits of the restructuring are forward looking statements. The forward looking statements may include statements for the period following completion of the Redomicile Merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “can,” “continue,” “potential,” “should,” “will,” “could,” “intends,” “plans” or similar expressions in this proxy statement/prospectus or in the documents incorporated by reference. You should be aware that any forward looking statements in this proxy statement/prospectus reflect only current expectations and are not guarantees of performance. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward looking statements. You should consider these risks when deciding how to vote. Also, as you make your decision how to vote, please take into account that forward looking statements speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of any such document, or in certain cases, as of a specified date.

We have identified factors that could cause actual plans or results to differ materially from those included in any forward looking statements. These factors include, but are not limited to, the following:

●	an inability to realize expected benefits of the restructuring within the anticipated time frame, or at all;

●	changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

●	an inability to execute any of our business strategies;

●	costs or difficulties related to the Redomicile Merger and related restructuring transactions, which could be greater than expected; and

●	such other risk factors as may be discussed in our reports filed with the SEC.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

USE OF TERMS

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“China Jo-Jo Drugstores,” “CJJD”, “we,” “us,” “our company,” or “our” are to China Jo-Jo Drugstores, Inc., a Nevada corporation, and, unless the context requires otherwise, its direct and indirect subsidiaries;

●	“China” or “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“RMB” are to the legal currency of China;

●	“SEC” are to the Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“U.S. dollars” or “$” are to the legal currency of the United States.

INFORMATION ABOUT THE SPECIAL MEETING AND THE PROPOSED REDOMICILE MERGER

The Board of Directors (the “Board”) of China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company,” “we,” “us,” “our” or “CJJD”), is furnishing this proxy statement/prospectus and the accompanying proxy to you to solicit your proxy for the Special Meeting of Stockholders (the “Special Meeting”). The Special Meeting will be held on Tuesday, July 20, 2021, at 9:00 a.m., Beijing time (July 19, 2021 at 9:00 p.m. E.T.), at the principal office of the Company located at Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, People’s Republic of China 310008.

It is anticipated that the proxy materials will be mailed to stockholders on or about June 8, 2021.

The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting and, in particular, the proposed Redomicile Merger. These questions and answers may not address all issues that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and the documents referred to.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is this proxy statement/prospectus?

You have received this proxy statement/prospectus because our Board is soliciting your proxy to vote your shares at the Special Meeting. This proxy statement/prospectus includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

What is the purpose of the Special Meeting?

At the Special Meeting, our stockholders will act upon the matters described in this proxy statement/prospectus. These actions include the adoption of the Merger Agreement and approval of the Redomicile Merger. An additional purpose of the Special Meeting is to transact any other business that may properly come before the Special Meeting and any and all adjournments or postponements of the Special Meeting.

Who can attend the Special Meeting?

All stockholders of record at the close of business on June 2, 2021 (the “Record Date”), or their duly appointed proxies, may attend the Special Meeting.

What proposals will be voted on at the Special Meeting?

Stockholders will vote on one proposal at the Special Meeting:

●	the approval and adoption of the agreement and plan of merger (the “Merger Agreement”) by and between the Company and China Jo-Jo Drugstores Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of the Company (“CJJD Cayman”), which included a plan of merger required to be filed with the Register of Companies of the Cayman Islands, substantially in the form as attached as Annex A to the Merger Agreement (the “Plan of Merger”), pursuant to which the Company will merge with and into CJJD Cayman, with CJJD Cayman as the surviving company upon the merger becoming effective, and whereby each issued and outstanding share of the common stock of the Company will be converted into the right to receive one ordinary share of CJJD Cayman (the “Redomicile Merger”).

What are the Board’s recommendations?

Our Board recommends that you vote:

●	FOR adoption of the Merger Agreement and approval of the Redomicile Merger.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the Special Meeting. If any other matters properly come before the Special Meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Special Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on June 2, 2021, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Special Meeting. Holders of common stock as of the Record Date are entitled to one vote for each share held for the proposal. No other class of voting securities is outstanding on the date of mailing of this proxy statement/prospectus.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” This proxy statement/prospectus has been sent directly to you by us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. This proxy statement/prospectus has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in with your proxy materials.

How do I vote my shares?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail, if you received a printed set of the proxy materials.

By Internet — If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice of Special Meeting of Stockholders accompanying this proxy statement/prospectus (the “Notice”), or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone or Mail — If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed. Voting by telephone is not available to persons outside of the United States.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 6:00 p.m. E.T., on July 19, 2021.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for the proposal. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

●	FOR adoption of the Merger Agreement and approval of the Redomicile Merger.

Each share of common stock is entitled to one vote.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Nevada law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Special Meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

v

What is required to approve each item?

For Proposal No. 1 (adoption of the Merger Agreement), the majority of the outstanding shares of our common stock must vote “For” the proposal.

For the purpose of determining whether the stockholders have approved matters, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker has authority to vote the shares for routine matters.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations as set forth herein. In addition, if any other matters properly come before the Special Meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Special Meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to your shares being voted. You may revoke your proxy prior to your shares being voted by calling 1-866-752-VOTE (8683), or by accessing the Internet website https://www.iproxydirect.com/CJJD, or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Chief Financial Officer at China Jo-Jo Drugstores, Inc., Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, People’s Republic of China 310008, or by attending and voting in person at the Special Meeting. Unless revoked, the shares represented by timely received proxies will be voted in accordance with the directions given therein. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting, all proxies granted according to the instructions set forth herein will be voted in the same manner as the proxies would have been voted at the previously convened Special Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Special Meeting.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement/prospectus and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

What is “householding”?

The SEC has adopted rules that allow a company to deliver a single proxy statement to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record who do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies.

Any stockholders who wish to opt out of, or wish to begin, householding may contact our Chief Financial Officer through one of the following methods:

●	by sending a written request by mail to:

China Jo-Jo Drugstores, Inc.

Hai Wai Hai Tongxin Mansion Floor 6

Gong Shu District, Hangzhou City

People’s Republic of China 310008

Attention: Chief Financial Officer

●	by calling our Chief Financial Officer, at (+86) 571-88219579.

Are there any rules regarding admission to the Special Meeting?

Yes. You are entitled to attend the Special Meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our stockholders on the Record Date. Before we admit you to the Special Meeting, we must be able to confirm:

●	Your identity by reviewing a valid form of photo identification, such as your passport; and

●	You were, or are validly acting for, a stockholder of record on the Record Date by:

●	verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;

●	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or

●	reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder of record or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of photo identification and proof that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock on June 2, 2021, you will not be admitted to the Special Meeting.

At the entrance to the Special Meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, as your proof of ownership, and any written proxy you present as the representative of a stockholder. We will decide in our sole discretion whether the documentation you present for admission to the Special Meeting meets the requirements described above.

How do I learn the results of the voting at the Special Meeting?

The preliminary voting results will be announced at the Special Meeting. The final results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the date of the Special Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings and proxy materials electronically through the Internet. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact our Chief Financial Officer:

●	by mail to:

China Jo-Jo Drugstores, Inc.

Hai Wai Hai Tongxin Mansion Floor 6

Gong Shu District, Hangzhou City

People’s Republic of China 310008

Attention: Chief Financial Officer

●	by telephone at (+86) 571-88219579

QUESTIONS AND ANSWERS ABOUT THE REDOMICILE MERGER

What is the Redomicile Merger?

Under the Merger Agreement and Plan of Merger, the Company will merge with and into CJJD Cayman, with CJJD Cayman as the surviving company and changing its name to China Jo-Jo Drugstores, Inc. upon the Redomicile Merger becoming effective. Upon consummation of the Redomicile Merger, each share of the Company’s common stock will be converted into the right to receive one ordinary share of CJJD Cayman, which ordinary shares will be issued by CJJD Cayman in connection with the Redomicile Merger. Following the Redomicile Merger, CJJD Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as it is currently being conducted by the Company and its subsidiaries. CJJD Cayman will also be managed by substantially the same board of directors and executive officers that manage the Company today.

Why does the Company want to engage in the Redomicile Merger?

We expect that the Redomicile Merger will, among other things, result in a reduction in operational, administrative, legal and accounting costs over the long term, more closely align our structure with our international corporate strategy and potentially provide regulatory benefits. However, there can be no assurance that following the Redomicile Merger we will be able to realize these expected benefits for the reasons discussed in the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — The expected benefits of the Redomicile Merger may not be realized.”

Will the Redomicile Merger affect current or future operations?

We expect that the Redomicile Merger will not have a material impact on how we conduct day-to-day operations and the new corporate structure will not change our future operational plans to grow our business. We expect that the Redomicile Merger, by aligning our structure with our international corporate strategy and moving our jurisdiction of incorporation outside the U.S., may improve our ability to grow both internationally and as well as in China which has a strictly regulated pharmaceutical industry that may officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China. The location of future operations will depend on the needs of the business, which will be determined without regard to our jurisdiction of incorporation.

Will CJJD Cayman be treated differently from the Company for U.S. federal income tax purposes?

Based on the Tax Opinion, after the Redomicile Merger, CJJD Cayman, as successor to the Company, will be treated as a U.S. domestic corporation for U.S. federal income tax purposes, will be subject to U.S. federal income taxes, and dividends paid by CJJD Cayman to its non-U.S. stockholders will be subject to U.S. withholding taxes. The Tax Opinion does not bind the IRS or prevent the IRS from adopting a contrary position. For a more detailed discussion of U.S. federal income tax considerations of the Redomicile Merger, please see the section entitled “Tax Opinion” beginning on page 81.

Is the Redomicile Merger taxable to me?

We intend the Redomicile Merger to qualify as a reorganization for U.S. federal income tax purposes, and it is a condition to our obligation to complete the Redomicile Merger that the Tax Opinion is substantially to this effect. The Tax Opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Redomicile Merger qualifies as a reorganization: (i) a U.S. Holder (as defined in the section titled “Taxation — United States Taxation”) will not recognize any gain or loss for U.S. federal income tax purposes solely due to the receipt of CJJD Cayman ordinary shares in the Redomicile Merger, (ii) a U.S. Holder’s adjusted tax basis in the CJJD Cayman ordinary shares received in the Redomicile Merger will be the same as such U.S. Holder’s adjusted tax basis in the Company common stock surrendered in the Redomicile Merger, and (iii) such U.S. Holder’s holding period in the CJJD Cayman ordinary shares received in the Redomicile Merger will include such U.S. Holder’s holding period in the Company common stock surrendered in the Redomicile Merger; provided that, if a U.S. Holder acquired different blocks of Company common stock at different times or at different prices, the CJJD Cayman ordinary shares received in the Redomicile Merger will be allocated pro rata to each block of Company common stock, and the basis and holding period of each block of CJJD Cayman ordinary shares received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Company common stock exchanged for such block of CJJD Cayman ordinary shares. For a more detailed discussion of U.S. federal income tax considerations for stockholders, please see the section entitled “Tax Opinion” beginning on page 81. We urge you to consult your own tax advisor regarding the particular tax consequences of the Redomicile Merger for you.

THE TAX TREATMENT OF THE REDOMICILE MERGER UNDER STATE OR LOCAL LAW WILL DEPEND ON THE JURISDICTION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO CONSENTING REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REDOMICILE MERGER TO YOU.

Has the U.S. Internal Revenue Service rendered a ruling on any aspects of the Redomicile Merger?

No ruling has been requested from the U.S. Internal Revenue Service (the “IRS”), in connection with the Redomicile Merger.

When do you expect to complete the Redomicile Merger?

If the adoption of the Merger Agreement is approved by our stockholders, we anticipate that the Redomicile Merger will become effective promptly following such approval, although the Redomicile Merger may be abandoned by our board of directors prior to its completion. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

What types of information and reports will CJJD Cayman make available to shareholders following the Redomicile Merger?

Following completion of the Redomicile Merger, CJJD Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. CJJD Cayman will remain subject to the provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. However, as a foreign private issuer, CJJD Cayman will be exempt from certain rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that would otherwise apply if CJJD Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

●	CJJD Cayman may include in its SEC filings financial statements prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, without reconciliation to U.S. GAAP;

●	CJJD Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CJJD Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CJJD Cayman will need to promptly furnish reports on Form 6-K any information that CJJD Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CJJD Cayman will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CJJD Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	CJJD Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	CJJD Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC; however, as a Nasdaq listed foreign private issuer, CJJD Cayman will be required to publish on a Form 6-K an interim balance sheet and income statement as of the end of its second quarter no later than six months following the end of such quarter;

●	CJJD Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

●	CJJD Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	CJJD Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Accordingly, after the completion of the Redomicile Merger, if you hold CJJD Cayman shares, you may receive less information about CJJD Cayman and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

If CJJD Cayman loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the U.S. The costs (including operational, administrative, legal and accounting costs) incurred in fulfilling these additional regulatory requirements could be substantial. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — The expected benefits of the redomicile merger may not be realized” and “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger.”

Do I have to take any action to exchange my common stock in the Company to receive ordinary shares of CJJD Cayman?

Each share of the Company’s common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive one CJJD Cayman ordinary shares and such ordinary shares will be registered in your name (or your broker’s name, as applicable) in CJJD Cayman’s register of members upon completion of the Redomicile Merger. Upon completion of the Redomicile Merger, only registered shareholders reflected in CJJD Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CJJD Cayman ordinary shares registered in their respective names. Any attempted transfer of the Company’s common stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in holdings of CJJD Cayman’s ordinary shares upon completion of the Redomicile Merger. If you hold your shares of the Company’s common stock in an account with a broker or other securities intermediary, you will receive delivery of ordinary shares in your account with that same broker or other securities intermediary. Under Cayman Islands law, a Cayman Islands company such as CJJD Cayman may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If you hold the Company’s common stock in certificated form, you may exchange your common stock certificates of the Company for CJJD Cayman ordinary shares in certificated form following the Redomicile Merger. We will request that all of the Company’s stock certificates be returned to CJJD Cayman’s transfer agent following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, Securities Transfer Corporation will be appointed as our exchange agent for the Redomicile Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates in the Company to receive CJJD Cayman ordinary shares in certificated form. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. CJJD Cayman’s current transfer agent is American Stock Transfer & Trust Company, which will continue to serve as the transfer agent for CJJD Cayman ordinary shares after the Effective Time.

What happens to the Company’s stock options and other equity awards at the effective time of the Redomicile Merger?

At the Effective Time, all outstanding options to purchase shares of the Company’s common stock granted or issued prior to the Effective Time and all other outstanding equity awards granted under our equity compensation plans to directors, employees and consultants, as applicable, will entitle the holder to purchase or receive, or receive payment based on, as applicable, an equal number of CJJD Cayman ordinary shares. Immediately prior to the Effective Time, all existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by CJJD Cayman. We do not anticipate an increase to the total number of shares underlying options and awards outstanding under our assumed equity compensation plans or shares otherwise issuable thereunder. Future awards would be subject to and governed by the terms of our assumed equity compensation plans and any agreements entered into pursuant thereto.

Can I trade my common stock in the Company before the Redomicile Merger is completed?

Yes. Common stock in the Company will continue to be listed on the NASDAQ Capital Market through the last trading day prior to the date of completion of the Redomicile Merger, which is anticipated to take place promptly following the approval of the Redomicile Merger.

After the Redomicile Merger, where can I trade my CJJD Cayman ordinary shares?

The Company and CJJD Cayman are in the process of applying for listing of the ordinary shares of CJJD Cayman with the NASDAQ Capital Market and hope to complete that process concurrent with or shortly after the consummation of the Redomicile Merger.

How will my rights as a shareholder of CJJD Cayman change after the Redomicile Merger relative to my rights as a stockholder of the Company prior to the Redomicile Merger?

Because of differences between Nevada law and Cayman Islands law and differences between the governing documents of the Company and the constitutional documents of CJJD Cayman, we are unable to adopt governing documents for CJJD Cayman that are identical to the governing documents for the Company. CJJD Cayman’s amended and restated memorandum and articles of association differ from the Company’s bylaws and articles of incorporation, both in form and substance, and the rights of shareholders of CJJD Cayman will change relative to your rights as a stockholder of the Company as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CJJD Cayman under applicable laws and CJJD Cayman’s amended and restated memorandum and articles of association as you had as a stockholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger — Your rights as a stockholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CJJD Cayman under applicable laws and CJJD Cayman’s amended and restated memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws,” “Description of Share Capital of CJJD Cayman”, and “Comparison of Rights under Nevada and Cayman Islands Laws.” Additionally, as a foreign private issuer, CJJD Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws. However, we do not intend to initially rely on any NASDAQ exemptions or accommodations for foreign private issuers following the merger.

Do I have Dissenters’ Rights?

In connection with the Redomicile Merger, our stockholders will not have dissenters’ rights under the Nevada Revised Statutes (“NRS”). Please see the section entitled “Comparison of Rights under Nevada and Cayman Islands Laws.”

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger Agreement, including the Redomicile Merger and other transactions contemplated thereby, you should carefully read this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A to this proxy statement/prospectus and the Plan of Merger attached as Annex A to the Merger Agreement. For purposes of this proxy statement/prospectus, the term “Merger Agreement” will refer to the Merger Agreement, as the same may be amended.

The Redomicile Merger

The Parties to the Merger Agreement and the Plan of Merger

China Jo-Jo Drugstores, Inc., a Nevada incorporated corporation, the Company or CJJD Nevada. The Company is a retailer and distributor of pharmaceutical and other healthcare products typically found in retail pharmacies in the PRC. The Company currently has one hundred and eighteen (118) store locations under the store brand “Jiuzhou Grand Pharmacy” in Hangzhou city and its adjacent town Lin’an. The Company currently operates in four business segments in China: (1) retail drugstores, (2) online pharmacy, (3) wholesale business selling products similar to those we carry in our pharmacies, and (4) farming and selling herbs used for traditional Chinese medicine (“TCM”). All of the above business are performed in China with no other international sales.

China Jo-Jo Drugstores Holdings, Inc. a Cayman incorporated company, or CJJD Cayman. CJJD Cayman is a newly formed exempted company incorporated under the laws of the Cayman Islands and currently a wholly-owned subsidiary of the Company. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Companies Act (2021 Revision) (the “Companies Act”) of the Cayman Islands, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands upon satisfying certain requirements of the Companies Act as it pertains to continuation and/or deregistration. CJJD Cayman does not have a significant amount of assets or liabilities and has not engaged in any business since its incorporation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company and CJJD Cayman are located at Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, People’s Republic of China 310008; Telephone: +86 571-88219579. The registered office for CJJD Cayman is in the Cayman Islands located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and the phone number of the registered office is +1 345 945 3901.

Background and Reasons for the Redomicile Merger

We believe that the Redomicile Merger, which would change our place of incorporation from Nevada to the Cayman Islands, (i) would allow us to reduce operational, administrative, legal and accounting costs over the long term because CJJD is expected to qualify as a foreign private issuer and be exempt from certain rules under the Exchange Act, which is in line with the Company’s current business and operations which are almost all conducted outside of the United States, (ii) will more closely align our structure with our international corporate strategy and (iii) may improve our ability to grow both internationally and as well as in China which has a strictly regulated biopharmaceutical industry that may officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China. With our headquarters in Hangzhou City, China and substantially all of our executive team and members of our board of directors residing outside the United States, we believe that it is advisable to move our place of incorporation outside the United States. In reaching its decision to approve the Merger Agreement, our Board of Directors identified several potential benefits to our stockholders, which are described under “The Merger Agreement — Background and Reasons for the Redomicile Merger.” Please also see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger” for a description of certain risks associated with the merger.

The Merger Agreement

A copy of the Merger Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus. The Company encourages you to read the entire Merger Agreement and Plan of Merger carefully they are the principal documents governing the Redomicile Merger.

CJJD Cayman Ordinary Shares

If the Redomicile Merger is completed, each share of the Company’s common stock shall convert into the right to receive one ordinary share in the capital of CJJD Cayman, which ordinary shares will be issued by CJJD Cayman in connection with the Redomicile Merger. Following the Redomicile Merger, the former stockholders of the Company will become holders of CJJD Cayman ordinary shares, and CJJD Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries.

Treatment of the Company’s Options, Warrants and Convertible Securities

In connection with the Redomicile Merger, each outstanding option, warrant or convertible security exercisable or convertible into common stock of the Company will be assumed by CJJD Cayman and will become an option, warrant or convertible security exercisable or convertible into an equal number of ordinary shares in the capital of CJJD Cayman under the same terms and conditions.

Overview of the Merger Agreement

The Company and CJJD Cayman are required to complete the Redomicile Merger only if certain customary conditions are satisfied or waived, including, among others, the registration statement on Form F-4, of which this proxy statement/prospectus is a part, being declared effective by the SEC, and the Merger Agreement and Plan of Merger being approved by the Company’s stockholders.

Board of Directors; Management of the CJJD Cayman Following the Redomicile Merger

Following the Redomicile Merger, CJJD Cayman will be managed by substantially the same board of directors and executive officers that manage the Company. Under Cayman Islands law, all directors owe three types of duties: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (2021 Revision), as amended, of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care, the directors must ensure compliance with the amended articles of association, as amended and restated from time to time. There is a right to seek damages if a duty owed by any of director is breached.

Accounting Treatment

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Material U.S. Federal Income Tax Consequences

We intend the Redomicile Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our obligation to complete the Redomicile Merger that the Tax Opinion is substantially to this effect. The Tax Opinion does not bind the IRS or prevent the IRS from adopting a contrary position. Based on the Tax Opinion, after the Redomicile Merger, CJJD Cayman, as successor to the Company, will be treated as a U.S. domestic corporation for U.S. federal income tax purposes. If the Redomicile Merger qualifies as a reorganization: (i) a U.S. Holder (as defined in the section titled “Taxation — United States Taxation”) will not recognize any gain or loss for U.S. federal income tax purposes solely due to the receipt of CJJD Cayman ordinary shares in the Redomicile Merger, (ii) a U.S. Holder’s adjusted tax basis in the CJJD Cayman ordinary shares received in the Redomicile Merger will be the same as such U.S. Holder’s adjusted tax basis in the Company common stock surrendered in the Redomicile Merger, and (iii) such U.S. Holder’s holding period in the CJJD Cayman ordinary shares received in the Redomicile Merger will include such U.S. Holder’s holding period in the Company common stock surrendered in the Redomicile Merger; provided that, if a U.S. Holder acquired different blocks of Company common stock at different times or at different prices, the CJJD Cayman ordinary shares received in the Redomicile Merger will be allocated pro rata to each block of Company common stock, and the basis and holding period of each block of CJJD Cayman ordinary shares received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Company common stock exchanged for such block of CJJD Cayman ordinary shares. For a more detailed discussion of U.S. federal income tax considerations for stockholders, please see the section entitled “Tax Opinion” beginning on page 81. We urge you to consult your own tax advisor regarding the particular tax consequences of the Redomicile Merger for you.

Comparison of Stockholder/Shareholder Rights

Upon consummation of the Redomicile Merger, the holders of issued and outstanding common stock of the Company will be entitled to receive CJJD Cayman ordinary shares. The rights of the holders of the Company’s common stock are governed by the Company’s articles of incorporation and bylaws and by the Nevada Revised Statutes, while the rights of holders of CJJD Cayman’s ordinary shares are generally governed by CJJD Cayman’s amended and restated memorandum and articles of association and the Companies Act of the Cayman Islands and the common law of the Cayman Islands. There are differences in rights afforded by under Nevada law and Cayman Islands law. Please see the section entitled “Comparison of Rights under Nevada and Cayman Islands Laws.”

Risks Associated with the Redomicile Merger

Holders of the Company’s common stock and, assuming consummation of the Redomicile Merger, CJJD Cayman’s ordinary shares, will be subject to various risks associated with CJJD Cayman’s business and industries. These risks are discussed in greater detail under the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements” in this proxy statement/prospectus. The Company encourages you to read and consider all of these risks carefully.

MARKET FOR THE COMPANY’S COMMON STOCK

Market Information

Our common stock trades on the NASDAQ Capital Market under the symbol “CJJD”.

Based on the records of our transfer agent, we had 41,751,790 shares of common stock issued and outstanding as of the Record Date for the Special Meeting.

We and CJJD Cayman are in the process of applying for listing of CJJD Cayman’s ordinary shares with the Nasdaq Capital Market and hope to complete that process concurrent with or shortly after the consummation of the Redomicile Merger.

Holders

Based on the records of our transfer agent, there were 34 stockholders of record of our common stock as of the Record Date for the Special Meeting (not including beneficial owners who hold shares at broker/dealers in “street name”).

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company, LLC, whose address is 6201, 15th Avenue, Brooklyn, New York 11219, and whose telephone number is (718) 921-8206.

Dividends

While there are no restrictions that limit our ability to pay dividends, we have not paid, and following the approval and completion of the Redomicile Merger do not currently intend to pay, cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for the operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, who may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others, in making its determination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended March 31, 2020 and 2019, and for the three and nine months ended December 31, 2020, should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors” and “Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future other than in compliance with the SEC rules and regulations.

Our financial statements are prepared in U.S. Dollars and in accordance with accounting principles generally accepted in the United States. See “Exchange Rates” at the end of this section for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into U.S. Dollars (“USD” or “$”) at various pertinent dates and for pertinent periods.

Overview

We currently operate in four business segments in China: (1) retail drugstores, (2) online pharmacy, (3) wholesale of products similar to those that we carry in our pharmacies, and (4) farming and selling herbs used for traditional Chinese medicine (“TCM”).

Our drugstores offer customers a wide variety of pharmaceutical products, including prescription and over-the-counter (“OTC”) drugs, nutritional supplements, TCM, personal and family care products, medical devices, and convenience products, including consumable, seasonal, and promotional items. Additionally, we have licensed doctors of both western medicine and TCM on site for consultation, examination and treatment of common ailments at scheduled hours. As of December 31, 2020, we had 115 pharmacies in Hangzhou city and its adjacent town Lin’an under the store brand of “Jiuzhou Grand Pharmacy” and 4 independent pharmacies controlled by Jiuzhou Pharmacy. During the nine months ended December 31, 2020, we dissolved four pharmacies.

Since May 2010, we have also been selling certain OTC drugs, medical devices, nutritional supplements and other sundry products online. Our online pharmacy sells through several third-party platforms such as Alibaba’s Tmall, JD.com, Amazon.com and the Company’s own platform all over China. Our sales through our own platform are primarily generated by customers who use their private commercial medical insurances packages.

We operate a wholesale business through Jiuxin Medicine distributing third-party pharmaceutical products (similar to those carried by our pharmacies) primarily to trading companies throughout China. We also planted gingko trees but have not incurred sales in the nine months ended December 31, 2020.

Amidst the COVID-19 outbreak, we experienced a decline in the number of customer visits. To avoid face-to-face contact, customers tend to shop online. In order to keep pace with customers’ change in their ways of shopping, we strengthened our O2O service team, which takes orders online, i.e. via mobile phone app, and delivers products to local community from our stores. The spread of the disease has been effectively controlled in China in the past few months. The number of the new infected daily has become limited. People tend to work and live as usual. As a result, we believe the negative impacts on our operations are temporary. However, the extent to which the COVID-19 impacts our operations will depend on its future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or minimize its harm, among others.

Critical Accounting Policies and Estimates

In preparing our audited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, we are required to make judgments, estimates and assumptions that affect: (i) the reported amounts of our assets and liabilities; (ii) the disclosure of our contingent assets and liabilities at the end of each reporting period; and (iii) the reported amounts of revenue and expenses during each reporting period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ materially from those estimates.

We believe that any reasonable deviation from those judgments and estimates would not have a material impact on our financial condition or results of operations. To the extent that the estimates used differ from actual results, however, adjustments to the statement of operations and corresponding balance sheet accounts would be necessary. These adjustments would be made in future financial statements.

When reading our financial statements, you should consider: (i) our critical accounting policies; (ii) the judgment and other uncertainties affecting the application of such policies; and (iii) the sensitivity of reported results to changes in conditions and assumptions. The critical accounting policies and related judgments and estimates used to prepare our financial statements are identified in Note 2 to our audited consolidated financial statements accompanying in this prospectus.

Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, which creates Topic 606, Revenue from Contracts with Customers. The new guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. Additionally, the guidance requires improved disclosure to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The new guidance supersedes most current revenue recognition guidance, including industry-specific guidance. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and permits early adoption on a limited basis. The update permits the use of either the retrospective or cumulative effect transition method. On April 1, 2018, we adopted the guidance in ASC 606 and all the related amendments and applied the new revenue standard to all contracts using the modified retrospective method. Based on the new standard our revenue recognition policies related to membership rewards programs has changed. Membership rewards, usually membership points, are accumulated by customers based on their historical spending levels. The Company has determined that there is an additional performance obligation to those customers at the time of the initial transaction. The customers can then redeem these points against the prices of merchandises they purchase in the future. At the end of each period, unredeemed membership rewards are reflected as a contract liability. The adoption of the new revenue standard was not material and is not expected to be material to our net income on an ongoing basis.

Impairment of definite-lived intangible assets

The Company evaluates the recoverability of definite-lived intangible assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. These long-lived assets are grouped and evaluated for impairment at the lowest level at which individual cash flows can be identified. When evaluating these long-lived assets for potential impairment, the Company first compares the carrying amount of the asset group to the asset group’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than that carrying amount of the asset group, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset group to the asset group’s estimated future cash flows (discounted and with interest charges). If required, an impairment loss is recorded for the portion of the asset group’s carrying value that exceeds the asset group’s estimated future cash flows (discounted and with interest charges).

The long-lived asset impairment loss calculation contains uncertainty since management must use judgment to estimate each asset group’s future sales, profitability and cash flows. When preparing these estimates, the Company considers historical results and current operating trends and consolidated sales, profitability and cash flow results and forecasts. These estimates can be affected by a number of factors including, but not limited to, general economic and regulatory conditions, efforts of third party organizations to reduce their prescription drug costs and/or increased member co-payments, the continued efforts of competitors to gain market share and consumer spending patterns.

In the year ended March 31, 2020, we evaluated the licenses of insurance applicable drugstores acquired in the past based on their discounted positive cash value. Due to the stricter government insurance policy in fiscal year 2021, the value of these licenses has declined. As a result, we recorded an impairment of $628,192 as of March 31, 2020.

Results of Operations

Comparison of years ended March 31, 2020 and 2019

The following table summarizes our results of operations for the years ended March 31, 2020 and 2019:

	Years ended March 31,
	2020		2019
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$117,327,689	100.0%	$107,551,012	100.0%
Cost of goods sold	$91,801,259	78.2%	82,442,969	76.7%
Gross profit	$25,526,430	21.8%	$25,108,043	23.3%
Selling expenses	$23,793,603	20.3%	$24,265,184	22.6%
General and administrative expenses	$8,108,377	6.9%	$1,718,989	1.6%
Impairment of long-lived assets	$628,192	0.5%	$-	-%
Loss from operations	$(7,003,742)	(6.0)%	$(876,130)	(0.8)%
Other Income(expense), net	$562,323	0.5%	$(306,876)	(0.3)%
Change in fair value of derivative liability	$401,158	(0.3)%	$(326,452)	(0.3)%
Income tax expense	$16,258	0.0%	$134,763	0.1%
Net loss	$(6,457,677)	(5.5)%	$(1,317,769)	(1.2)%

Revenue

Primarily due to the rise in our online pharmacy and wholesale business, revenue increased by $9,776,677 or 9.1% for the year ended March 31, 2020, as compared to the year ended March 31, 2019.

Revenue by Segment

The following table breaks down the revenue for our four business segments for the year ended March 31, 2020 and 2019:

	For the year ended March 31,
	2020		2019
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail drugstores	$74,081,237	63.1%	$72,334,409	67.3%	$1,746,828	2.4%
Revenue from online sales	13,541,215	11.6%	8,784,459	8.1%	4,756,756	54.1%
Revenue from wholesale business	29,705,237	25.3%	26,432,144	24.6%	3,273,093	12.4%
Revenue from farming business	-	-%	-	-%	-	-%
Total revenue	$117,327,689	100.0%	$107,551,012	100.0%	$9,776,677	9.1%

Retail drugstores sales, which accounted for approximately 63.1% of total revenue for the year ended March 31, 2020, increased by $1,746,828, or 2.4% compared to the year ended March 31, 2019, to $74,081,237. Same-store sales increased by approximately $2,021,002, or 2.9%, while new stores contributed approximately $53,241 in revenue in the year ended March 31, 2020. Excluding the RMB depreciation effect, the same store sales increased by approximately 6.9% period over period.

The increase in our retail drugstore sales is primarily due to consumer-facing benefits such as emphasis on on-site medical care, chronic disease management services, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, and maturing of stores opened a year ago. Convenient on-site medical support at our pharmacies has been our hallmark from the beginning of our business. Suitable medical support from our doctors has proven to be critical to our superior store sales. Linking doctor care with drug sales has become our business guidance for the future. By adding more doctor-provided services at stores, we have been able to promote our store sales.

As the PRC medical reform goes on, more and more drug prescriptions have flowed out of hospitals. DTP drugs are usually new medicines with low profit margins. As part of such medical reform package, local governments require the revenue percentage from drug sales at public hospitals to decline year by year. In order to achieve lower drug sales percentage out of their total revenue, the public hospitals chose to abandon sales of low profit margin DTP products first. As a result, the DTP drug manufacturers or vendors switched to local drugstores to explore the market. As a large drugstore network in Hangzhou City, quite a few of our stores are located adjacent to local hospitals. Additionally, we have actively approached local vendors of certain DTP products, which we have not sold at our stores in the past. By opening special counters at some stores and selling more DTP products, sales in our drugstores increased.

Furthermore, since fiscal year 2018, we have accelerated our expansion of new stores, which is expected to generate more retail drugstore revenues. Eighteen stores have become qualified for municipal government insurance reimbursement after about two years’ operation. Sales reimbursed from municipal government insurance program usually account for more than 50% of our total sales at maturing stores. As these stores gained such qualifications, their sales increased quickly as compared to the previous year. Our store count is 121 at March, 2019 and 117 at March 31, 2020.

Our online pharmacy sales increased by approximately $4,756,756, or 54.1% for the year ended March 31, 2020, as compared to the year ended March 31, 2019. The increase was caused by both an increase in sales via e-commerce platforms such as Tmall and an increase in sales via our official site. Popular products at reasonable prices are key to success in online business. In order to promote our sales, we focused on the selection of medical equipment suitable to local customers. For example, sales of blood glucose meters and contact lens contributed significantly to our revenue in the year ended March 31, 2020 as compared to the same period a year ago. Additionally, we maintained a membership care program targeted at chronic disease customers. We have closely interacted with our members via WeChat by providing healthcare knowledge and reminding our customers to refill medicine. By implementing a personalized customer care program, we were able to promote our sales. As a result, our sales via these e-commerce platforms increased by 58.3% period over period.

The sales via our official website were primarily made by certain pharmacy benefit management providers and insurance companies. For example, we have signed a service contract with Yingda Taihe Life Insurance Co. Ltd. (“Yingda”), a national insurance company. State Grid Corporation of China has bought health insurance package for its employees from Yingta. In the year ended March 31, 2020, we served a local factory of State Grid and sold healthcare products to its employees who used their insurance card to make payments. The sales from these customers contributed significantly to our official website sales. Additionally, in the first quarter of calendar 2020, at the outbreak of COVID-19, we sold a large quantity of health protective products such as masks. Our official website sales increased by 847,899 or 40.8% year over year.

Wholesale revenue increased by $3,273,093 or 12.4%, primarily as a result of our ability to resell certain products, which our retail stores made large order on, to other vendors. As our retail drugstores achieved large quantity sales of certain brand name products, we were able to bargain for lower purchase prices than the market level on these merchandises. As a result, vendors who were unable to obtain a better price than ours, turned to us for these products, causing the increase in the wholesale volume. However, hospitals are still the dominant drug retailers in China. Local hospitals usually have strong ties with their existing suppliers and we have not been able to make significant progress in becoming a major supplier to local hospitals.

In the year ended March 31, 2020 and 2019, we have not harvested and generated revenue from our farming business. We planted ginkgo trees during the year ended March 31, 2013. A ginkgo tree may have a growth period of up to twenty years before it is mature enough for harvest. Usually, the longer it grows the more valuable it becomes. We plan to continue cultivating the trees in order to maximize their market value in the future.

Gross Profit

Gross profit increased by $418,387 or 1.7% period over period primarily as a result of an increase in gross profit provided by both wholesale business and online sale, which increased significantly in the year ended March 31, 2020. At the same time, gross margin decreased from 23.3% to 21.8% due to lower online and offline retail profit margins. The average gross margins for each of our four business segments are as follows:

	Year ended March 31,
	2020	2019
Average gross margin for retail drugstores	28.1%	29.2%
Average gross margin for online sales	10.6%	11.8%
Average gross margin for wholesale business	11.0%	11.3%
Average gross margin for farming business	N/A	N/A

Retail gross margins decreased primarily because of price restriction from local government on sale of drugs reimbursed by the National Public Health Insurance Program and rising proportion of sales DTP (“Direct-to-Patient”) medicine with low profit margin. In order to control increasing budget on medical insurance spending, government has drafted and executed a series of policies to reduce the price of drugs reimbursed by its insurance program. For example, the government has invited bidders, usually manufacturers, for the drugs used in large quantity every year. In exchange for large quantity, manufacturers have to surrender a low price. These drugs are usually prescription drugs primarily used at hospitals. However, our drugstores also sell some of these drugs. As a result, our profit margin decreased. Additionally, as we described above, DTP drug sales have taken a larger proportion of our sales at stores. DTP drugs have extremely low profit margins. Hence, our retail profit margin decreased.

Gross margin of online pharmacy sales decreased primarily due to intense market competition. We conduct our business either through certain e-commerce platforms such as Tmall and JD.com or via our own official online pharmacy website, www.dada360.com. The online prices of healthcare products are transparent as customers can easily compare prices from websites. In order to promote our sales through e-commerce platforms, we have to lower our prices leading to lower profit margin. As a way to retain new customers from insurance companies, we also kept low prices on our official online pharmacy websites. As a result, our profit margin for online sales decreased.

Wholesale gross margin decreased primarily due to various products with different profit margins we carried and sold to certain pharmaceutical vendors. In the year ended March 31, 2020, certain prescription drugs we sold are at low profit margin. As a result, the overall profit margin is lower as compared to the same period last year. Although we have attempted to market our products to major local hospitals and other pharmacies, we have not been able to make significant progress. Until we are able to obtain status as a provincial or national exclusive sale agent for certain popular drugs or have sales access to large local hospitals, we may have to maintain low profit margins in order to drive sales on our wholesale business.

Selling and Marketing Expenses

Sales and marketing expenses decreased by $471,581 or 1.9% year over year, primarily due to decrease in rent. As we closed several stores, rent expense went down. Additionally, we have closely monitored our marketing expense such as small gifts. As a result, our sale and marketing expense declined slightly.

General and Administrative Expenses

General and administrative expenses increased by $6,389,388 or 371.7% period over period. Such expenses as a percentage of revenue increased to 6.9% from 1.6% for the same period a year ago. In the year ended March 31, 2020, we recorded bad debt expense of $455,159 as compared to a reduction in the allowance for bad debts of $3,346,886 in FY2019. Additionally, we incurred additional labor cost of approximately $1.5 million as we have expanded certain business. For example, we have been operating two Linjia Clinics and hired more doctors. In addition, in order to obtain business from commercial health insurance providers, we formed a marketing team. Although these business have not contributed significantly to our revenue, they incurred labor costs. Excluding such an effect, general and administrative expenses increased by approximately $1.1 million, which reflects the increase in management cost as a result of our business expansion.

Impairment of Long-lived Assets

We recorded an impairment of long-lived assets of $628,192 and $0 for the year ended March 31, 2020 and 2019. In the year ended March 31, 2020, we evaluated the licenses of insurance applicable drugstores acquired in the past based on their discounted positive cash value. Due to the stricter government insurance policy in fiscal year 2021, the value of these licenses has declined. As a result, we recorded an impairment of $628,192 as of March 31, 2020.

Loss from Operations

As a result of the above, we had loss from operations of $7,003,742, as compared to loss from operations of $876,130 a year ago. Our operating margin for the year ended March 31, 2020 and 2019 was (6.0)% and (0.8)%, respectively.

Other Income (Expense), Net

In the year ended March 31, 2020, other income is $(204,064) as compared to other income of $(93,311) in the year ended March 31, 2019.

Income Taxes

Our income tax expense decreased by $118,505 period over period due to a decrease in the effective rate resulting from a decline in profits in several business lines.

Net Loss

As a result of the foregoing, net loss is $6,457,677 in the year ended March 31, 2020 as compared to a net loss of $1,317,769 in the year ended March 31, 2019.

Accounts receivable

Accounts receivable, which are unsecured, are stated at the amount we expect to collect. We continuously monitor collections and payments from our customers (our distributors) and maintain a provision for estimated credit losses. To prepare for potential loss in such accounts, we made corresponding reserves.

Our accounts receivable aging was as follows for the periods described below:

From date of invoice to customer	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total amount
1- 3 months	$7,097,422	$766,988	$541,975	$-	$8,406,385
4- 6 months	77,195	-	1,531,512	-	1,608,707
7- 12 months	10,848	-	3,149	-	13,997
Over one year	1,919,409	60,873	25,355	-	2,005,637
Allowance for doubtful accounts	(1,752,952)	(68,542)	(442,576)	-	(2,264,070)
Total accounts receivable	$7,351,922	$759,319	$1,659,415	$-	$9,770,656

Accounts receivable from our retail business mainly consist of reimbursements from local government health insurance bureaus and commercial health insurance programs. In the year ended March 31, 2020, we wrote off an approximately $212,338 collectible from provincial and Hangzhou City government insurance, as such amounts have been determined by the health insurance bureaus to be unqualified for reimbursement.

Accounts receivables from our online pharmacy business mainly consist of receivables from insurance company and a service company handling with insurance companies. As we continue to expand our business with commercial insurance company, our receivables from them increased. Additionally, certain receivables are from third-party platforms such as JD.com where we sell products. Usually the third-party platforms will collect from customers ordering on their platforms and then reimburse us at a later date, such reimbursement periods times ranging from several days to a month after orders are placed.

Accounts receivable from our drug wholesale business consist of receivables from our customers such as pharmaceutical distributors and local drugstores primarily in Zhejiang Province. In fiscal 2019, we accelerated collection of certain aged accounts from customers which we no longer or rarely sold products to. By doing so, we are able to take better use of our cash. As a result, the overall reserve on wholesale accounts receivables decreased.

Subsequent to March 31, 2020 and through May 31, 2020, we collected approximately $5.3 million in receivables relating to our drugstore business, approximately $0.5 million in receivables relating to our online pharmacy business, approximately $1.7 million relating to our wholesale business, and $0 relating to our herb farming business.

Advances to suppliers

Advances to suppliers are mainly prepayments to secure certain products or services at favorable pricing. The aging of our advances to suppliers is as follows for the periods described below:

From date of cash prepayment to suppliers	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total amount
1- 3 months	$41,889	$-	$480,417	$-	$522,306
4- 6 months	104,131	-	245,407	-	349,538
7- 12 months	198,397	-	300,033	-	498,430
Over one year	82,357	-	746,232	-	828,589
Allowance for doubtful accounts	(140,743)	-	(883,320)	-	(1,024,063)
Total advances to suppliers	$286,031	$-	$888,769	$-	$1,174,800

Since the acquisition of Jiuxin Medicine, we have gradually transferred almost all logistics services of our retail drugstores to Jiuxin Medicine. Jiuzhou Pharmacy only purchases certain non-medical products such as sundry. As a result, our retail chain made few advances to suppliers as of March 31, 2020. At the end of 2019 we had outstanding advances to suppliers with which we have ceased doing business. These advances have been fully reserved.

Advances to suppliers for our drug wholesale business consist of prepayments to our vendors such as pharmaceutical manufacturers and other distributors. We typically receive products from vendors within three to nine months after making prepayments. We continuously monitor delivery from and payments to our vendors while maintaining a provision for estimated credit losses based upon past experience and any supplier-specific issues such as the discontinuation of inventory supply that have been identified. If we are having difficulty receiving products from a vendor, we take the following steps: cease purchasing products from the vendor, ask for return of our prepayment promptly, and if necessary, take legal action. If all of these steps are unsuccessful, management then determines whether or not the prepayments should be reserved or written off. In fiscal 2019, in order to use our cash more efficiently, we accelerated the collection of deposits from quite a few suppliers, especially aged accounts. We chose to only leave deposits with critical suppliers who supply large quantities of merchandise.

As a result, the outstanding advances to suppliers decreased dramatically.

Comparison of the three months ended December 31, 2020 and 2019

The following table summarizes our results of operations for the three months ended December 31, 2020 and 2019:

	Three months ended December 31,
	2020		2019
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$35,538,759	100.0%	$33,363,282	100.0%
Gross profit	$8,087,250	22.8%	$7,283,372	21.8. %
Selling expenses	$8,262,590	23.2%	$5,676,400	17.0%
General and administrative expenses	$6,192,294	17.4%	$1,054,060	3.2%
Loss(gain) from operations	$(6,367,634)	(17.9)%	$552,912	1.7%
Other Income(expense), net	$39,786	0.1%	$(29,635)	(0.1)%
Change in fair value of derivative liability	$36,306	0.1%	$(65,172)	(0.2)%
Income tax expense	$1,976	(0.0)%	$2,184	0.0%
Net loss(gain)	$(6,293,518)	(17.7)%	$455,921	1.4%

Revenue

Due to the growth in our online pharmacy, revenue increased by $2,175,477 or 6.5% for the three months ended December 31, 2020, as compared to the three months ended December 31, 2019.

Revenue by Segment

The following table breaks down the revenue of our four business segments for the three months ended December 31, 2020 and 2019:

	For the three months ended December 31,
	2020		2019
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail drugstores	$20,066,840	56.5%	$21,575,965	64.7%	$(1,509,125)	(7.0)%
Revenue from online sales	6,599,138	18.5%	3,965,023	11.9%	2,634,115	66.4%
Revenue from wholesale business	8,872,781	25.0%	7,822,294	23.4%	1,050,487	13.4%
Revenue from farming business	-	-%	-	-%	-	-%
Total revenue	$35,538,759	100.0%	$33,363,282	100.0%	$2,175,477	6.5%

Retail drugstores sales, which accounted for approximately 56.5% of total revenue for the three months ended December 31, 2020, decreased by $1,509,125, or 7.0% compared to the three months ended December 31, 2019, to $20,066,840. After removing the impact of exchange rate fluctuation, the retail drugstores sales decreased by 12.6%. Same-store sales decreased by approximately $2,382,523, or 11.4%, while new stores contributed approximately $859,525 in revenue in the three months ended December 31, 2020.

The decrease in our retail drugstore sales is primarily due the negative effect on the overall economy from COVID-19, and also to our strategic decision to cease selling certain low-profit margin products that are eligible for reimbursement by National Healthcare Security Administration (“NHSA” hereafter) since September 1, 2020.

In the first half of 2020, to boost our sales, we promoted sale of DTP (Direct-to-Patient) drugs. DTP drugs are usually new medicines not sold at hospitals with low profit margin. As part of the PRC’s recent medical reform package, local governments require public hospitals to reduce their revenue percentage from drug sales. In order to achieve such goal, public hospitals first cease to sell low-profit-margin DTP products. As the biggest local drugstore network in Hangzhou City, Jiuzhou Pharmacy has a few stores located adjacent to local hospitals. Additionally, we have actively contacted local vendors for certain DTP products that we were previously not selling and were able to sell these DTP products in our stores. By setting special counters selling DTP products at our stores, our sales have increased especially in the first half of Calendar 2020. However, sales of a few DTP drugs are reimbursed by local NHSA. If we continue to sell large quantity of products reimbursed by the NHSA, the agency may refuse to pay us due to its limited budget. As a result, we chose to actively control sales of certain low-profit margin products covered by NHSA.

In order to further balance its budget, the local NHSA announced to eliminate a variety of medicines, including nutritional supplements, from its list of reimbursed drugs beginning from September 1, 2020. Certain eliminated items are quite popular at the market. As these products are not reimbursed by their insurance program, customers usually choose to order less on these products. As a result, our overall sales were affected. However, as we quickly searched for substitute products favored by our customers, we expect to recover our sales in the future.

Although local economy has quickly recovered from COVID-19, the economy growth has slowed down in general. Local people have become more conservative in consumption. It appears that COVID-19 has become more contagious in the winter. Once the spread of COVID-19 is effectively controlled, we expect the local consumption will surge again in the future.

Our online pharmacy sales increased by approximately $2,634,115, or 66.4% for the three months ended December 31, 2020, as compared to the three months ended December 31, 2019. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. In the past, prescription drugs cannot be sold online due to safety concern. However, because the nation has lifted the ban order, online prescription drug sales become popular. As a result, the sale of prescription drugs was $2,227,332 in the three months ended December 31, 2020 as compared to none in the three month ended December 31, 2019. Additionally, we maintained a membership care program targeted at chronic disease customers. We have closely interacted with our members via WeChat by providing healthcare knowledge and reminding our customers to refill medicine. By implementing a personalized customer care program, we were able to promote our sales.

Wholesale revenue increased by $1,050,487 or 13.4%. The sale of our wholesale business may vary based on customer’s need. Usually we resell certain products, which our retail stores made large order on, to other vendors. As our retail drugstores achieved large quantity sales of certain brand name products, we were able to bargain for lower purchase prices on these merchandises. As a result, vendors who were unable to obtain a better price than ours, turned to us for these products. On the other hand, hospitals are still the dominant drug retailers in China. Local hospitals usually have strong ties with their existing suppliers and we have not been able to make significant progress in becoming a major supplier to local hospitals.

In the three months ended December 31, 2020 and 2019, we have not generated revenue from our farming business. We planted ginkgo and maidenhair trees during the year ended March 31, 2013, more than seven years ago. A ginkgo tree may have a growth period of up to twenty years before it is mature enough for harvest. Usually, the longer a ginkgo tree grows the more valuable it becomes. Therefore, we have not yet harvested our ginkgo trees. We plan to continue cultivating the trees in order to maximize their market value in the future. We will continue to grow ginkgo trees in the future.

Gross Profit

Gross profit increased by $803,878 or 11.0% period over period primarily as a result of an increase in gross profit provided by retail pharmacy business and online pharmacy sales, which increased significantly in the three months ended December 31, 2020. At the same time, gross margin increased slightly from 21.8% to 22.8% due to lower online pharmacy profit margins. The average gross margins for each of our four business segments are as follows:

	For the three months ended December 31,
	2020	2019
Average gross margin for retail drugstores	32.6%	28.7%
Average gross margin for online sales	8.1%	8.2%
Average gross margin for wholesale business	11.4%	9.9%
Average gross margin for farming business	N/A	N/A

Retail gross margins increased primarily because of the control on sale of low profit margin products reimbursed by NHSA, introducing certain popular products with high profit margin, and renegotiating prices with our suppliers continuously. As described above, in order to meet the NHSA budget, we chose to actively control sales of certain low-profit margin products covered by NHSA. In order to promote our sales and profits, we specifically selected a series of popular products, which we believe are suitable to local community. As a result, we were able to keep up with our sales profit margin. Additionally, we continuously renegotiate with our vendors and press price down to acceptable levels. For example, we explore more suppliers to search for lower prices. We also try to directly purchase from manufacturers instead of local vendors to cut off middle-man expenses. We expect to keep our profit margin at a reasonable level in the future.

Gross margin of online pharmacy sales decreased primarily due to intense market competition. We conduct our business either through certain e-commerce platforms such as Tmall and JD.com or via our own official online pharmacy website, www.dada360.com. The online prices of healthcare products are transparent as customers can easily compare prices from websites. In order to promote our sales through e-commerce platforms, we have to lower our prices leading to lower profit margin. As a way to retain new customers from insurance companies, we also kept low prices on our official online pharmacy websites. As a result, our profit margin for online sales decreased.

Wholesale gross margin increased primarily due to various products with different profit margin we carried and sold to certain pharmaceutical vendors. Although we have attempted to market our products to major local hospitals and other pharmacies, we have not been able to make significant progress. Until we are able to obtain status as a provincial or national exclusive sale agent for certain popular drugs or have sales access to large local hospitals, we may have to maintain low profit margins in order to drive sales on our wholesale business.

Selling and Marketing Expenses

Selling and marketing expenses increased by $2,586,190, or 45.6%, as compared to the same period of last fiscal year, primarily due to increase in annual employee compensation and online sales service fee as a result of sale increase in our online pharmacy. To cope with intense competition in retail pharmacy business, it is important to retain key operation staff such as store managers and marketing and merchandise analysts. In addition, our fast growing online pharmacy business requires more experienced staff. To retain these staff, we incurred $1.6 million more labor expenses. On the other side, our online pharmacy sales increased more than 60% in the three months ended December 31, 2020 as compared to the same period last year. As a result, we incurred additional service fee of $0.5 million from third-party platforms such as Tmall and JD.com, which usually charge their fee based on a proportion of our sales via their platforms. Overall, such expenses as a percentage of our revenue were 23.2% and 17.0% respectively, in the three months ended December 31, 2020 and 2019.

General and Administrative Expenses

General and administrative expenses increased by $5,138,234, or 487.5%, as compared to the same period of last year. Such expenses as a percentage of revenue increased to 17.4% from 3.2% for the same period of last year. On December 21, 2020, we issued 3,790,000 shares of common stock according to our employee stock reward incentive plan and recorded stock-based compensation of $3,941,600. Additionally, for the three months ended December 31, 2020, bad debt direct write-off and provision amounted to $293,141, an increase of $1,089,429, as compared to reversal of bad debt allowance of $796,288 for the same period a year ago. Excluding such effect, the general and administrative expenses increased by $109,016 period over period, which reflects the increase in staff and administration expense.

Loss (income) from Operations

As a result of the above, we had loss from operations of $6,367,634 in the quarter ended December 31, 2020, as compared to income from operations of $552,912 a year ago. Our operating margin for the three months ended December 31, 2020 and 2019 was (17.9)% and 1.7%, respectively.

Income Taxes

Our income tax expense decreased by $208 period over period due to a decrease in overall profit.

Net Loss (income)

As a result of the foregoing, net loss is $6,293,518 in the three months ended December 31, 2020 as compared to a net income of $455,921 in the three months ended December 31, 2019.

Comparison of the nine months ended December 31, 2020 and 2019

The following table summarizes our results of operations for the nine months ended December 31, 2020 and 2019:

	Nine months ended December 31,
	2020		2019
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$97,435,616	100.0%	$86,997,845	100.0%
Gross profit	$23,080,221	23.7%	$20,038,174	23.0%
Selling expenses	$21,010,509	21.6%	$18,130,799	20.8%
General and administrative expenses	$10,374,019	10.6%	$5,729,607	6.6%
Loss from operations	$(8,304,307)	(8.5)%	$(3,822,232)	(4.4)%
Other Income, net	$71,487	0.1%	$224,042	0.3%
Change in fair value of derivative liability	$64,090	0.1%	$345,248	0.4%
Income tax expense	$40,571	0.0%	$16,274	0.0%
Net loss	$(8,209,301)	(8.4)%	$(3,269,216)	(3.8)%

Revenue

Due to the growth in our retail drugstores business, online pharmacy and wholesale business, revenue increased by $10,437,771 or 12.0% for the nine months ended December 31, 2020, as compared to the nine months ended December 31, 2019.

Revenue by Segment

The following table breaks down the revenue of our four business segments for the nine months ended December 31, 2020 and 2019:

	For the nine months ended December 31,
	2020		2019
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail drugstores	$56,807,810	58.3%	$56,312,226	64.7%	$495,584	0.9%
Revenue from online sales	16,858,984	17.3%	8,759,892	10.1%	8,099,092	92.5%
Revenue from wholesale business	23,768,822	24.4%	21,925,727	25.2%	1,843,095	8.4%
Revenue from farming business	-	-%	-	-%	-	-%

Retail drugstores sales, which accounted for approximately 58.3% of total revenue for the nine months ended December 31, 2020, increased by $495,584, or 0.9% compared to the nine months ended December 31, 2019, to $56,312,226. However, after removing the impact of exchange rate fluctuation, the actual retail drugstores sales decreased 0.8%. Same-store sales decreased by approximately $1,791,766, or 3.3%, while new stores contributed approximately $2,064,353 in revenue in the nine months ended December 31, 2020.

The actual decrease in our retail drugstore sales is primarily due to the negative effect on the overall economy from COVID-19, and also to our strategic decision to cease selling certain low-profit margin products that are eligible for reimbursement by NHSA since September 1, 2020.

In the first half of Calendar 2020, to boost our sales, we promoted sale of DTP (Direct-to-Patient) drugs. DTP drugs are usually new medicines not sold at hospitals with low profit margin. As part of the PRC’s recent medical reform package, local governments require local hospitals to reduce the revenue percentage from drug sales. In order to achieve such goal, the public hospitals first chose to case to sell low-profit-margin DTP products. As the biggest local drugstore network in Hangzhou City, Jiuzhou Pharmacy has a few stores located adjacent to local hospitals. Additionally, we have actively contacted local vendors of certain DTP products that we were previously not selling and were able to sell these DTP products in our stores. By setting special counters selling DTP products at our stores, sales in our drugstores have increased especially in the first half of Calendar 2020. However, sales of a few DTP drugs are reimbursed by local NHSA. If we continue to sell large quantity of products reimbursed by the NHSA, the agency may refuse to pay us due to its limited budget. As a result, we chose to actively control sales of certain low-profit margin products covered by NHSA.

In order to further balance its budget, the local NHSA announced to eliminate a variety of medicines, including nutritional supplements, from its list of reimbursed drugs beginning from September 1, 2020. Certain eliminated items are quite popular at the market. As these products are not reimbursed by their insurance program, customers usually choose to order less on these products. As a result, our overall sales were affected. However, as we quickly searched for substitute products favored by our customers, we expect to recover our sales in the future.

Although local economy has quickly recovered from COVID-19, the economy growth has slowed down in general. Local people have become more conservative in consumption. It appears that COVID-19 has become more contagious in the winter. Once the spread of COVID-19 is effectively controlled, we expect the local consumption will surge again in the future.

Furthermore, from fiscal years 2018 to 2020, we have accelerated our expansion of new stores, which have generated more retail drugstore revenues. Among the new stores, forty-six stores have become qualified for municipal government insurance reimbursement after operation of a year or more. Sales reimbursed from municipal government insurance program usually account for more than 50% of our total sales at maturing stores. As these stores gained such qualifications, their sales increased quickly compared to the previous year. Our store count is 115 at December 31, 2020 and 114 at December 31, 2019.

Our online pharmacy sales increased by approximately $8,099,092, or 92.5% for the nine months ended December 31, 2020, as compared to the nine months ended December 31, 2019. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. In the past, prescription drugs cannot be sold online due to safety concern. However, because the nation has lifted the ban order, online prescription drug sales become popular. As a result, the sale of prescription drugs was $5,855,491 in the nine months ended December 31, 2020 as compared to none in the nine month ended December 31, 2019. Additionally, we maintained a membership care program targeted at chronic disease customers. We have closely interacted with our members via WeChat by providing healthcare knowledge and reminding our customers to refill medicine. By implementing a personalized customer care program, we were able to promote our sales.

Wholesale revenue increased by $1,843,095 or 8.4% primarily as a result of our ability to resell certain products, which our retail stores made large order on, to other vendors. As our retail drugstores achieved large quantity sales of certain brand name products, we were able to bargain for lower purchase prices than the market level on these merchandises. As a result, vendors who were unable to obtain a better price than ours, turned to us for these products, causing the increase in the wholesale volume. Although in August and September, the sales slowed down due to the absence of a key salesperson, we believe the sales volume will recover in the future. However, hospitals are still the dominant drug retailers in China. Local hospitals usually have strong ties with their existing suppliers and we have not been able to make significant progress in becoming a major supplier to local hospitals.

In the nine months ended December 31, 2020 and 2019, we have not generated revenue from our farming business. We planted ginkgo and maidenhair trees during the year ended March 31, 2013, more than seven years ago. A ginkgo tree may have a growth period of up to twenty years before it is mature enough for harvest. Usually, the longer a ginkgo tree grows the more valuable it becomes. Therefore, we have not yet harvested our ginkgo trees. We plan to continue cultivating the trees in order to maximize their market value in the future. We will continue to grow ginkgo trees in the future.

Gross Profit

Gross profit increased by $3,042,047 or 15.2% period over period primarily as a result of an increase in gross profit provided by retail pharmacy business, which increased significantly in the nine months ended December 31, 2020. At the same time, gross margin increased slightly from 23.0% to 23.7% due to higher retail pharmacy profit margins. The average gross margins for each of our four business segments are as follows:

	For the nine months ended December 31,
	2020	2019
Average gross margin for retail drugstores	32.7%	29.8%
Average gross margin for online sales	10.8%	11.3%
Average gross margin for wholesale business	11.4%	10.4%
Average gross margin for farming business	N/A	N/A

Retail gross margins increased primarily because of introducing certain popular products with high profit margin, and renegotiating prices with our suppliers continuously. In order to promote our sales and profits, we specifically selected a series of popular products such as radix bupleuri, which we believe are suitable to local community. As a result, we were able to keep up with our sales profit margin. Additionally, we continuously renegotiate with our vendors and press price down to acceptable levels. For example, we explore more suppliers to search for lower prices. We also try to directly purchase from manufacturers instead of local vendors to cut off middle-man expenses. We expect to keep our profit margin at a reasonable level in the future.

Gross margin of online pharmacy sales decreased primarily due to intense market competition. We conduct our business either through certain e-commerce platforms such as Tmall and JD.com or via our own official online pharmacy website, www.dada360.com. The online prices of healthcare products are transparent as customers can easily compare prices from websites. In order to promote our sales through e-commerce platforms, we have to lower our prices leading to lower profit margin. As a way to retain new customers from insurance companies, we also kept low prices on our official online pharmacy websites. As a result, our profit margin for online sales decreased.

Wholesale gross margin increased primarily due to various products with different profit margin we carried and sold to certain pharmaceutical vendors. Although we have attempted to market our products to major local hospitals and other pharmacies, we have not been able to make significant progress. Until we are able to obtain status as a provincial or national exclusive sale agent for certain popular drugs or have sales access to large local hospitals, we may have to maintain low profit margins in order to drive sales on our wholesale business.

Selling and Marketing Expenses

Selling and marketing expenses increased by $2,879,710, or 15.9%, as compared to the same period of last fiscal year, primarily due to increase in fee charged by various platforms as a result of sale increase in our online pharmacy. To cope with intense competition in retail pharmacy business, it is important to retain key operation staff such as store managers and marketing & merchandise analysts. In addition, our fast-growing online pharmacy business requires more experienced staff. To retain these staff, we incurred $1.0 million more labor expense. On the other hand, our online pharmacy sales increased more than 60% in the three months ended December 31, 2020 as compared to the same period last year. As a result, we incurred additional service fee of $1 million from third-party platforms such as Tmall and JD.com, which usually charge their fee based on a proportion of our sales via their platforms. Overall, such expenses as a percentage of our revenue were 21.6% and 20.8% respectively, in the nine months ended December 31, 2020 and 2019.

General and Administrative Expenses

General and administrative expenses increased by $4,644,412, or 81.1%, as compared to the same period of last year. Such expenses as a percentage of revenue decreased to 10.6% from 6.6% for the same period of last year. On December 21, 2020, we issued 3,790,000 shares of common stock according to our employee stock reward incentive plan and recorded stock-based compensation of $3,941,600. Excluding such an effect, the general and administrative expenses increased by $702,812 period over period, which reflects the increases in staff and administration expense as our online business grew.

Loss from Operations

As a result of the above, we had loss from operations of $8,304,307 in the quarter ended December 31, 2020, as compared to loss from operations of $3,822,232 a year ago. Our operating margin for the nine months ended December 31, 2020 and 2019 was (8.5)% and (4.4)%, respectively.

Income Taxes

Our income tax expense increased by $24,297 period over period due to an increase in overall profit.

Net Loss

As a result of the foregoing, net loss is $8,209,301 in the nine months ended December 31, 2020 as compared to a net loss of $3,269,216 in the nine months ended December 31, 2019.

Accounts receivable

Accounts receivable, which are unsecured, are stated at the amount we expect to collect. We continuously monitor collections and payments from our customers (our distributors) and maintain a provision for estimated credit losses. To prepare for potential loss in such accounts, we made corresponding reserves.

Our accounts receivable aging was as follows for the periods described below:

From date of invoice to customer	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total amount
1- 3 months	$9,872,323	$680,476	$483,786	$-	$11,036,585
4- 6 months	78,816	7,189	343,413	-	429,418
7- 12 months	13,440	61	195,948	-	209,449
Over one year	1,890,196	66,080	383,760		2,340,036
Allowance for doubtful accounts	(1,935,724)	(73,628)	(484,148)		(2,493,500)
Total accounts receivable	$9,919,051	$680,178	$922,759	$-	$11,521,988

Accounts receivable from our retail business mainly consist of reimbursements from government health insurance bureaus and commercial health insurance programs. In the nine months ended December 31, 2020, we wrote off an approximately $71,856 collectible from provincial and Hangzhou City government insurance, as such amount has been determined by the health insurance bureaus to be unqualified for reimbursement.

Accounts receivables from our online pharmacy business mainly consist of receivables from insurance company and a service company handling with insurance companies. As we continue to expand our business with commercial insurance company, our receivables from them increased. Additionally, certain receivables are from third-party platforms such as JD.com where we sell products. Usually the third-party platforms will collect from customers ordering on their platforms and then reimburse us at a later date. Such reimbursement periods range from several days to a month after orders are placed.

Accounts receivable from our drug wholesale business consist of receivables from our customers such as pharmaceutical distributors and local drugstores primarily in Zhejiang Province. In fiscal 2019, we accelerated collection of certain aged accounts from customers who we no longer or rarely sold products to. By doing so, we are able to improve our cash flow. However, as our wholesale business kept growing in a steady rate, receivable from wholesale customers increased accordingly. We usually put reserve on new accounts based on historical collection experience. As a result, the overall reserve on wholesale accounts receivables increased slightly.

Subsequent to December 31, 2020 and through January 31, 2021, we collected approximately $3.1 million in receivables relating to our drugstore business, approximately $0.4 million in receivables relating to our online pharmacy business, approximately $0.8 million relating to our wholesale business, and $0 relating to our herb farming business.

Advances to suppliers

Advances to suppliers are mainly prepayments to secure certain products or services at favorable pricing. The aging of our advances to suppliers is as follows for the periods described below:

From date of cash prepayment to suppliers	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total amount
1- 3 months	$600,873	$-	$3,973,097	$-	$4,573,970
4- 6 months	26,872	-	316,291	-	343,163
7- 12 months	100,320	-	235,579	-	335,899
Over one year	36,343	-	305,816	-	342,159
Allowance for doubtful accounts	(165,025)	-	(918,345)	-	(1,083,370)
Total advances to suppliers	$599,383	$-	$3,912,438	$-	$4,511,821

Since the acquisition of Jiuxin Medicine, we have gradually transferred almost all logistics services of our retail drugstores to Jiuxin Medicine. Jiuzhou Pharmacy only makes purchases of certain non-medical products. As a result, our retail chain had little advances to suppliers as of December 31, 2020. In the nine months ended December 31, 2020, we had outstanding advances to suppliers with which we have ceased doing business. These advances have been fully reserved.

Advances to suppliers for our drug wholesale business consist of prepayments to our vendors such as pharmaceutical manufacturers and other distributors. We typically receive products from vendors within three to nine months after making prepayments. We continuously monitor delivery from and payments to our vendors while maintaining a provision for estimated credit losses based upon past experience and any supplier-specific issues such as the discontinuation of inventory supply that have been identified. If we are having difficulty receiving products from a vendor, we take the following steps: ceasing purchasing products from the vendor, asking for prompt return of our prepayment, and if necessary, taking legal actions. If all of these steps are unsuccessful, management then determines whether or not the prepayments should be reserved or written off.  The increase in advance to suppliers is primarily due to deposits made to purchase Ejiao. Ejiao is a traditional chinese nutritional supplement, which is popular in the local market. In order to retain the sufficient quantity for our stores, we advanced approximately $3.06 million purchase deposits.

Comparison of the nine months ended December 31, 2020 and 2019

The following table summarizes our results of operations for the nine months ended December 31, 2020 and 2019:

	Nine months ended December 31,
	2020		2019
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$97,435,616	100.0%	$86,997,845	100.0%
Gross profit	$23,080,221	23.7%	$20,038,174	23.0%
Selling expenses	$21,010,509	21.6%	$18,130,799	20.8%
General and administrative expenses	$10,374,019	10.6%	$5,729,607	6.6%
Loss from operations	$(8,304,307)	(8.5)%	$(3,822,232)	(4.4)%
Other Income, net	$71,487	0.1%	$224,042	0.3%
Change in fair value of derivative liability	$64,090	0.1%	$345,248	0.4%
Income tax expense	$40,571	0.0%	$16,274	0.0%
Net loss	$(8,209,301)	(8.4)%	$(3,269,216)	(3.8)%

Revenue

Due to the growth in our retail drugstores business, online pharmacy and wholesale business, revenue increased by $10,437,771 or 12.0% for the nine months ended December 31, 2020, as compared to the nine months ended December 31, 2019.

Revenue by Segment

The following table breaks down the revenue of our four business segments for the nine months ended December 31, 2020 and 2019:

	For the nine months ended December 31,
	2020		2019
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail drugstores	$56,807,810	58.3%	$56,312,226	64.7%	$495,584	0.9%
Revenue from online sales	16,858,984	17.3%	8,759,892	10.1%	8,099,092	92.5%
Revenue from wholesale business	23,768,822	24.4%	21,925,727	25.2%	1,843,095	8.4%
Revenue from farming business	-	-%	-	-%	-	-%

Comparison of the nine months ended December 31, 2020 and 2019

The following table summarizes our results of operations for the nine months ended December 31, 2020 and 2019:

	Nine months ended December 31,
	2020		2019
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenue	$97,435,616	100.0%	$86,997,845	100.0%
Gross profit	$23,080,221	23.7%	$20,038,174	23.0%
Selling expenses	$21,010,509	21.6%	$18,130,799	20.8%
General and administrative expenses	$10,374,019	10.6%	$5,729,607	6.6%
Loss from operations	$(8,304,307)	(8.5)%	$(3,822,232)	(4.4)%
Other Income, net	$71,487	0.1%	$224,042	0.3%
Change in fair value of derivative liability	$64,090	0.1%	$345,248	0.4%
Income tax expense	$40,571	0.0%	$16,274	0.0%
Net loss	$(8,209,301)	(8.4)%	$(3,269,216)	(3.8)%

Revenue

Due to the growth in our retail drugstores business, online pharmacy and wholesale business, revenue increased by $10,437,771 or 12.0% for the nine months ended December 31, 2020, as compared to the nine months ended December 31, 2019.

Revenue by Segment

The following table breaks down the revenue of our four business segments for the nine months ended December 31, 2020 and 2019:

	For the nine months ended December 31,
	2020		2019
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail drugstores	$56,807,810	58.3%	$56,312,226	64.7%	$495,584	0.9%
Revenue from online sales	16,858,984	17.3%	8,759,892	10.1%	8,099,092	92.5%
Revenue from wholesale business	23,768,822	24.4%	21,925,727	25.2%	1,843,095	8.4%
Revenue from farming business	-	-%	-	-%	-	-%

Gross Profit

Gross profit increased by $3,042,047 or 15.2% period over period primarily as a result of an increase in gross profit provided by retail pharmacy business, which increased significantly in the nine months ended December 31, 2020. At the same time, gross margin increased slightly from 23.0% to 23.7% due to higher retail pharmacy profit margins. The average gross margins for each of our four business segments are as follows:

	For the nine months ended December 31,
	2020	2019
Average gross margin for retail drugstores	32.7%	29.8%
Average gross margin for online sales	10.8%	11.3%
Average gross margin for wholesale business	11.4%	10.4%
Average gross margin for farming business	N/A	N/A

Retail gross margins increased primarily because of introducing certain popular products with high profit margin, and renegotiating prices with our suppliers continuously. In order to promote our sales and profits, we specifically selected a series of popular products such as radix bupleuri, which we believe are suitable to local community. As a result, we were able to keep up with our sales profit margin. Additionally, we continuously renegotiate with our vendors and press price down to acceptable levels. For example, we explore more suppliers to search for lower prices. We also try to directly purchase from manufacturers instead of local vendors to cut off middle-man expenses. We expect to keep our profit margin at a reasonable level in the future.

Gross margin of online pharmacy sales decreased primarily due to intense market competition. We conduct our business either through certain e-commerce platforms such as Tmall and JD.com or via our own official online pharmacy website, www.dada360.com. The online prices of healthcare products are transparent as customers can easily compare prices from websites. In order to promote our sales through e-commerce platforms, we have to lower our prices leading to lower profit margin. As a way to retain new customers from insurance companies, we also kept low prices on our official online pharmacy websites. As a result, our profit margin for online sales decreased.

Wholesale gross margin increased primarily due to various products with different profit margin we carried and sold to certain pharmaceutical vendors. Although we have attempted to market our products to major local hospitals and other pharmacies, we have not been able to make significant progress. Until we are able to obtain status as a provincial or national exclusive sale agent for certain popular drugs or have sales access to large local hospitals, we may have to maintain low profit margins in order to drive sales on our wholesale business.

Selling and Marketing Expenses

Selling and marketing expenses increased by $2,879,710, or 15.9%, as compared to the same period of last fiscal year, primarily due to increase in fee charged by various platforms as a result of sale increase in our online pharmacy. To cope with intense competition in retail pharmacy business, it is important to retain key operation staff such as store managers and marketing & merchandise analysts. In addition, our fast-growing online pharmacy business requires more experienced staff. To retain these staff, we incurred $1.0 million more labor expense. On the other hand, our online pharmacy sales increased more than 60% in the three months ended December 31, 2020 as compared to the same period last year. As a result, we incurred additional service fee of $1 million from third-party platforms such as Tmall and JD.com, which usually charge their fee based on a proportion of our sales via their platforms. Overall, such expenses as a percentage of our revenue were 21.6% and 20.8% respectively, in the nine months ended December 31, 2020 and 2019.

General and Administrative Expenses

General and administrative expenses increased by $4,644,412, or 81.1%, as compared to the same period of last year. Such expenses as a percentage of revenue decreased to 10.6% from 6.6% for the same period of last year. On December 21, 2020, we issued 3,790,000 shares of common stock according to our employee stock reward incentive plan and recorded stock-based compensation of $3,941,600. Excluding such an effect, the general and administrative expenses increased by $702,812 period over period, which reflects the increases in staff and administration expense as our online business grew.

Loss from Operations

As a result of the above, we had loss from operations of $8,304,307 in the quarter ended December 31, 2020, as compared to loss from operations of $3,822,232 a year ago. Our operating margin for the nine months ended December 31, 2020 and 2019 was (8.5)% and (4.4)%, respectively.

Income Taxes

Our income tax expense increased by $24,297 period over period due to an increase in overall profit.

Net Loss

As a result of the foregoing, net loss is $8,209,301 in the nine months ended December 31, 2020 as compared to a net loss of $3,269,216 in the nine months ended December 31, 2019.

Accounts receivable

Accounts receivable, which are unsecured, are stated at the amount we expect to collect. We continuously monitor collections and payments from our customers (our distributors) and maintain a provision for estimated credit losses. To prepare for potential loss in such accounts, we made corresponding reserves.

Our accounts receivable aging was as follows for the periods described below:

From date of invoice to customer	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total amount
1- 3 months	$9,872,323	$680,476	$483,786	$-	$11,036,585
4- 6 months	78,816	7,189	343,413	-	429,418
7- 12 months	13,440	61	195,948	-	209,449
Over one year	1,890,196	66,080	383,760		2,340,036
Allowance for doubtful accounts	(1,935,724)	(73,628)	(484,148)		(2,493,500)
Total accounts receivable	$9,919,051	$680,178	$922,759	$-	$11,521,988

Accounts receivable from our retail business mainly consist of reimbursements from government health insurance bureaus and commercial health insurance programs. In the nine months ended December 31, 2020, we wrote off an approximately $71,856 collectible from provincial and Hangzhou City government insurance, as such amount has been determined by the health insurance bureaus to be unqualified for reimbursement.

Accounts receivables from our online pharmacy business mainly consist of receivables from insurance company and a service company handling with insurance companies. As we continue to expand our business with commercial insurance company, our receivables from them increased. Additionally, certain receivables are from third-party platforms such as JD.com where we sell products. Usually the third-party platforms will collect from customers ordering on their platforms and then reimburse us at a later date. Such reimbursement periods range from several days to a month after orders are placed.

Accounts receivable from our drug wholesale business consist of receivables from our customers such as pharmaceutical distributors and local drugstores primarily in Zhejiang Province. In fiscal 2019, we accelerated collection of certain aged accounts from customers who we no longer or rarely sold products to. By doing so, we are able to improve our cash flow. However, as our wholesale business kept growing in a steady rate, receivable from wholesale customers increased accordingly. We usually put reserve on new accounts based on historical collection experience. As a result, the overall reserve on wholesale accounts receivables increased slightly.

Subsequent to December 31, 2020 and through January 31, 2021, we collected approximately $3.1 million in receivables relating to our drugstore business, approximately $0.4 million in receivables relating to our online pharmacy business, approximately $0.8 million relating to our wholesale business, and $0 relating to our herb farming business.

Advances to suppliers

Advances to suppliers are mainly prepayments to secure certain products or services at favorable pricing. The aging of our advances to suppliers is as follows for the periods described below:

From date of cash prepayment to suppliers	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total amount
1- 3 months	$600,873	$-	$3,973,097	$-	$4,573,970
4- 6 months	26,872	-	316,291	-	343,163
7- 12 months	100,320	-	235,579	-	335,899
Over one year	36,343	-	305,816	-	342,159
Allowance for doubtful accounts	(165,025)	-	(918,345)	-	(1,083,370)
Total advances to suppliers	$599,383	$-	$3,912,438	$-	$4,511,821

Since the acquisition of Jiuxin Medicine, we have gradually transferred almost all logistics services of our retail drugstores to Jiuxin Medicine. Jiuzhou Pharmacy only makes purchases of certain non-medical products. As a result, our retail chain had little advances to suppliers as of December 31, 2020. In the nine months ended December 31, 2020, we had outstanding advances to suppliers with which we have ceased doing business. These advances have been fully reserved.

Advances to suppliers for our drug wholesale business consist of prepayments to our vendors such as pharmaceutical manufacturers and other distributors. We typically receive products from vendors within three to nine months after making prepayments. We continuously monitor delivery from and payments to our vendors while maintaining a provision for estimated credit losses based upon past experience and any supplier-specific issues such as the discontinuation of inventory supply that have been identified. If we are having difficulty receiving products from a vendor, we take the following steps: ceasing purchasing products from the vendor, asking for prompt return of our prepayment, and if necessary, taking legal actions. If all of these steps are unsuccessful, management then determines whether or not the prepayments should be reserved or written off.  The increase in advance to suppliers is primarily due to deposits made to purchase Ejiao. Ejiao is a traditional chinese nutritional supplement, which is popular in the local market. In order to retain the sufficient quantity for our stores, we advanced approximately $3.06 million purchase deposits.

Liquidity and Capital Resources

Our cash flows for the periods indicated are as follows:

	For the nine months ended December 31,
	2020	2019
Net cash used in operating activities	$(12,448,468)	$(11,274,690)
Net cash used in investing activities	$(1,824,601)	$(1,714,176)
Net cash provided by financing activities	$5,422,085	$12,698,032

For the nine months ended December 31, 2020, cash used in operating activities amounted to $(12,448,468), as compared to $(11,274,690) for the same period a year ago. The change is primarily attributable to a decrease in net loss of $4,940,085, a decrease in cash provided by inventories and biological assets of $4,042,571, a decrease in cash provided by advances to suppliers of $2,827,970 offset by an increase of $3,907,040 in stock compensation, an increase of $1,978,751 in other receivables, and an increase in other current assets of $1,678,682.

For the nine months ended December 31, 2020, net cash used in investing activities amounted to $(1,824,601), as compared to $(1,714,176) provided by investing activities for the same period a year ago. The change is primarily attributable to a decrease in cash provided by investment in a joint venture of $1,458,633, offset by an increase in additions to leasehold improvements and increase intangible assets.

For the nine months ended December 31, 2020, net cash provided by financing activities amounted to $5,422,085, as compared to $12,698,032 net cash used in financing activities for the same period a year ago. The change is primarily due to repayment of notes payable and proceeds from equity financing. Additionally, we borrowed a one-year loan of $727,855 from the Beijing Bank.

As of December 31, 2020, we had cash of approximately $25,041,724. Our total current assets as of December 31, 2020, were $63,085,365 and total current liabilities were $55,875,718, which resulted in a working capital of $7,209,647.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

The following table summarizes our contractual obligations:

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Short-term loan payable	$2,296,155	2,296,155	-	-	-
Notes payable	25,736,161	25,736,161	-	-	-
Long-term loan payable	5,069,907	2,480,264	2,589,643	-	-
Long-Term Debt Obligations	-	-	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	19,643,599	1,650,085	10,443,287	5,073,077	2,477,150
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP*	-	-	-	-	-
Total	$52,745,822	32,162,665	13,032,930	5,073,077	2,477,150

*	This refers to warrants to purchase shares of common stock issued to an institutional investor and a placement agent (See Note 19).

Off-balance Sheet Arrangements

We do not have any outstanding financial guarantees or commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Exchange Rates

Our subsidiaries and affiliated companies in the PRC maintain their books and records in RMB, the lawful currency of the PRC. In general, for consolidation purposes, we translate their assets and liabilities into USD using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of their financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the audited consolidated financial statements or otherwise disclosed in this report were as follows:

	December 31, 2020	March 31, 2020
Balance sheet items, except for the registered and paid-up capital, as of end of period	USD1: RMB 0.1531	USD1: RMB 0.1410

Amounts included in the statement of Operations and statement of cash flows for the period ended	USD1: RMB 0.1456	USD1: RMB 0.1436

Inflation

We believe that inflation has not had a material effect on our operations to date.

RISK FACTORS AND CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In considering whether to consent to the proposal to adopt the Merger Agreement in connection with the Redomicile Merger, you should consider carefully the following risks or investment considerations, in addition to the other information in this proxy statement/prospectus. In addition, please note that this proxy statement/prospectus contains or incorporates by reference “forward-looking statements” and “forward-looking information” under applicable securities laws. These forward-looking statements include, but are not limited to, statements about the Redomicile Merger and our plans, objectives, expectations and intentions with respect to future operations, including the benefits or impact described in this proxy statement/prospectus that we expect to achieve as a result of the Redomicile Merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “intends,” “plans” or similar expressions in this proxy statement/prospectus. Any forward-looking statements in this proxy statement/prospectus reflect only expectations that are current as of the date of this proxy statement/prospectus, are not guarantees of performance, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our ability to control. Further, these forward-looking statements are based on assumptions with respect to business strategies and decisions that are subject to change. Actual results or performance may differ materially from those we express in our forward-looking statements. Except as may be required by applicable securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Set forth below, we have identified the factors, among others, that you should consider before making a decision on whether or not to consent to adopt the Merger Agreement, and we have identified certain of the risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding whether to adopt the Merger Agreement. In addition, you should also review carefully the risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein.

Summary of Risk Factors

Risks Relating to the Redomicile Merger

●	Your rights as a stockholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CJJD Cayman.

●	The laws of the Cayman Islands may not provide CJJD Cayman shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

●	As a result of different shareholder voting requirements in the Cayman Islands relative to Nevada, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have.

●	The expected benefits of the Redomicile Merger may not be realized.

●	CJJD Cayman will continue to be treated as a U.S. corporation for U.S. federal income tax purposes.

●	As a foreign private issuer, CJJD Cayman will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer.

●	If we prepare our financial statements in accordance with IFRS following the Redomicile Merger, there may be a significant effect on our reported financial results.

●	The enforcement of civil liabilities against CJJD Cayman may be more difficult.

Risks Relating to Our Business in General

●	We face significant competition, and if we do not compete successfully against existing and new competitors, our revenue and profitability could be materially and adversely affected.

●	Changes in economic conditions and consumer confidence in China may influence the drugstore industry, consumer preferences and spending patterns.

●	We have significant cash deposits with our suppliers and landlords, which we may not be able to recover in the event of bankruptcy by our suppliers or landlords or other events beyond our control.

●	If we are unable to optimize management of our procurement and distribution activities, we may be unable to meet customer demand while increasing the burden on managing our supply chain.

●	We depend substantially on the continuing efforts of the Key Personnel, and our business and prospects may be severely disrupted if we lose their services.

●	Our retail and wholesale operations require a number of permits and licenses in order to carry on their business.

Risks Relating to Our Pharmacy Operations

●	The continued penetration of counterfeit products into the pharmaceutical market in China may damage our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

●	As a distributor of pharmaceutical and other healthcare products, we are exposed to inherent risks relating to product liability and personal injury claims.

●	We may be subject to fines and penalties if we fail to comply with the applicable PRC laws and regulations governing sales of medicines under China’s National Medical Insurance Program.

Risks Relating to Our Medical Services

●	The provision of medical services is heavily regulated in the PRC and failure to comply with those regulations could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

●	As a provider of medical services, we are exposed to inherent risks relating to malpractice claims.

Risks Related to Our Herb Farming

●	Our herb farming business is subject to the volatility of prices for raw TCM herbs.

●	Unforeseen and severe weather can reduce cultivation activities and lead to a decrease in anticipated harvest.

Risks Related to Our Online Sales

●	The operation results of our online business fluctuates and we cannot assure our efforts for alternative vendors will result in the stable increase in revenues from online pharmacy in the coming years

Risks Related to Our Corporate Structure

●	Chinese regulations limit foreign ownership of any pharmacy operator with thirty (30) or more stores, and limit foreign ownership of medical clinics to Sino-foreign joint venture. The entities that operate our pharmacies and clinics are controlled by us through contractual arrangements. The validity of such contractual arrangements is uncertain.

●	We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of drugstores and the practice of medicine.

●	Our contractual arrangements with HJ Group and the Key Personnel may not be as effective in providing control over these entities as direct ownership.

●	Since we rely on contractual arrangements to control HJ Group and for substantially all of our revenue, the termination of our contractual arrangements to control HJ Group will severely and detrimentally affect our continuing business viability under our current corporate structure.

Risks Related to Doing Business in China

●	We rely on contractual arrangements with our VIE for our operations, which may not be as effective in providing control over these entities as direct ownership.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management based on United States or other foreign laws.

●	We may need to obtain additional governmental approvals to open new drugstores.

●	The advent of recent healthcare reform directives from China’s central government may increase both competition and our cost of doing business.

●	Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service are subject to restrictions on making payments to us.

●	Dividends we receive from our subsidiaries located in the PRC may be subject to PRC withholding tax.

●	We face risks related to disease epidemics and other outbreaks.

●	Our auditor is not permitted to be subject to inspection by Public Company Accounting Oversight Board.

Risks Related to an Investment in Our Securities

●	The market price of our common stock has fluctuated and may continue to fluctuate in the future, and we may not pay dividends on our common stock.

●	Techniques employed by manipulative short sellers in Chinese small-cap stocks may drive down the market price of our common stock.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions.

Risk Factors

Risks Relating to the Redomicile Merger

Your rights as a stockholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of CJJD Cayman under applicable laws and CJJD Cayman’s amended and restated memorandum and articles of association as you were as a stockholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws.

Because of differences between Nevada law and Cayman Islands law and differences between the governing documents of the Company and the constitutional documents of CJJD Cayman, we are unable to adopt governing documents for CJJD Cayman that are identical to the governing documents for the Company, but we have attempted to preserve in the amended and restated memorandum and articles of association of CJJD Cayman the same allocation of material rights and powers between the shareholders and our Board of Directors that exists under the Company’s bylaws and articles of incorporation to the extent permitted by Cayman Islands law. Nevertheless, CJJD Cayman’s amended and restated memorandum and articles of association differ from the Company’s bylaws and article of incorporation, both in form and substance, and your rights as a shareholder will change. For example:

●	Under the Nevada Revised Statutes, a corporation may not engage in a business in combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. However, there is no equivalent provision under the Companies Act or CJJD Cayman’s articles of association prohibiting business combinations with interested stockholders.

●	Under the Nevada Revised Statutes, any stockholder may, upon written demand under oath stating the purpose thereof, inspect the corporation’s books and records for a proper purpose during the usual hours for business. However, shareholders of a Cayman Islands exempted company do not have any general rights to inspect corporate records of a company, and CJJD Cayman’s articles of association provide that the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company may be open to the inspection of shareholders who are not directors.

●	Under the Nevada Revised Statutes, a stockholder may bring a derivative suit provided the requirements to do so under the Nevada Revised Statutes have been met. However, for a Cayman Islands company, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors, rather than the shareholders, and a shareholder of CJJD Cayman would be entitled to bring a derivative action on behalf of CJJD Cayman only in certain limited circumstances.

For a detailed discussion of these and other material differences, please see the comparison chart of your rights as a common stockholder of the Company against your rights as an ordinary shareholder of CJJD Cayman under the section entitled “Comparison of Rights under Nevada and Cayman Islands Laws.”

The laws of the Cayman Islands may not provide CJJD Cayman shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

CJJD Cayman’s corporate affairs are governed by its amended and restated memorandum and articles of association, as amended and restated from time to time, by the Companies Act, and by the common law of the Cayman Islands. The rights of shareholders to take action against CJJD Cayman’s directors, actions by minority shareholders and the fiduciary duties of CJJD Cayman’s directors to CJJD Cayman under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of CJJD Cayman’s shareholders and the fiduciary duties of its directors, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedents in some jurisdictions of the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, CJJD Cayman’s shareholders may have more difficulty in protecting their interests in the face of actions by CJJD Cayman’s management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The Cayman Island courts are also unlikely to impose liability against CJJD Cayman, in original actions brought in the Cayman Islands, based on certain civil liabilities provisions of U.S. securities laws.

As a result of different shareholder voting requirements in the Cayman Islands relative to Nevada, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have.

Under Nevada law and our current bylaws and articles of incorporation, our bylaws and articles of incorporation may be amended by the vote of a majority of shares of common stock entitled to vote on the matter to approve the amendment, unless the articles of incorporation requires the vote of a greater number of shares. Cayman Islands law requires a special resolution of not less than two-thirds of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting for any amendment to the amended and restated memorandum and articles of association of CJJD Cayman. As a result of this Cayman Islands law requirement, situations may arise where the flexibility we now have under Nevada law would have provided benefits to our shareholders that will not be available in the Cayman Islands.

In addition, under Cayman Islands law, certain corporate transactions, such as a merger, require the approval of a special resolution of not less than two-thirds of the votes cast at a general meeting by those shareholders entitled to vote who are present in person or by proxy. By contrast, a merger under Nevada law would only require a simple majority of the outstanding stock of the company entitled to vote thereon. The increased shareholder approval requirements may limit our flexibility to enter into or complete certain business combinations that may be beneficial to shareholders.

For a detailed discussion of the differences in shareholder voting requirements in the Cayman Islands relative to Nevada, please see the section entitled “Comparison of Rights under Nevada and Cayman Islands Laws.”

The expected benefits of the Redomicile Merger may not be realized.

We have presented in this proxy statement/prospectus the anticipated benefits of the Redomicile Merger. Please see the section entitled “Adoption of the Merger Agreement — Background and Reasons for the Redomicile Merger.” We cannot be assured that all of the goals of the Redomicile Merger will be achievable, and some or all of the anticipated benefits of the Redomicile Merger may not occur, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control.

These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers or if we fail to qualify as a foreign private issuer. While we expect the Redomicile Merger will enable us to reduce our operational, administrative, legal and accounting costs over the long term, these benefits may not be achieved.

CJJD Cayman will continue to be treated as a U.S. corporation for U.S. federal income tax purposes.

Based on the Tax Opinion, after the Redomicile Merger, CJJD Cayman, as successor to the Company, will be treated as a U.S. domestic corporation for U.S. federal income tax purposes, will be subject to U.S. federal income taxes as if it were a U.S. domestic corporation, and dividends paid by CJJD Cayman to non-U.S. stockholders will generally be subject to U.S. withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty). While the Redomicile Merger is not anticipated to have any material impact on our effective tax rate, changes in U.S. tax laws could adversely affect our results of operations and profitability. The Tax Opinion does not bind the IRS or prevent the IRS from adopting a contrary position. For a more detailed discussion of U.S. federal income tax considerations with respect to the Redomicile Merger, please see the section entitled “Tax Opinion” beginning on page 81.

As a foreign private issuer, CJJD Cayman will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about CJJD Cayman as you did about the Company and you may not be afforded the same level of protection as a beneficial owner of CJJD Cayman under applicable laws and CJJD Cayman’s amended and restated memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws.

Following the completion of the Redomicile Merger, CJJD Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. CJJD Cayman will remain subject to the mandates of the Sarbanes-Oxley Act. However, as a foreign private issuer, CJJD Cayman will be exempt from certain rules under the Exchange Act that would otherwise apply if CJJD Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

●	CJJD Cayman may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB as issued by the IASB without reconciliation to U.S. GAAP;

●	CJJD Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CJJD Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CJJD Cayman will need to promptly furnish reports on Form 6-K any information that CJJD Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CJJD Cayman will not be required to file its annual report on Form 10-K. As a foreign private issuer, CJJD Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	CJJD Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	CJJD Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC; however, as a Nasdaq listed foreign private issuer, CJJD Cayman will be required to publish on a Form 6-K an interim balance sheet and income statement as of the end of its second quarter no later than six months following the end of such quarter;

●	CJJD Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

●	CJJD Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	CJJD Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Thus, you may not be afforded the same protections or information under applicable laws and CJJD Cayman’s amended and restated memorandum and articles of association which would be made available to you if we remain a U.S. corporation with publicly traded securities.

If CJJD Cayman fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, CJJD Cayman would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

Following completion of the Redomicile Merger, CJJD Cayman is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, CJJD Cayman will be exempt from certain rules under the Exchange Act that would otherwise apply if CJJD Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. As a foreign private issuer, CJJD Cayman will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about CJJD Cayman as you did about the Company and you may not be afforded the same level of protection as a shareholder of CJJD Cayman under applicable laws and CJJD Cayman’s amended and restated memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws. While CJJD Cayman is expected to qualify as a foreign private issuer following the completion of the Redomicile Merger, if CJJD Cayman fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, CJJD Cayman will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

If we prepare our financial statements in accordance with IFRS following the Redomicile Merger, there may be a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with IFRS as issued by IASB. At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS are subject to interpretation by the IASB and the SEC, although the SEC does not publish Staff Accounting Bulletins (SAB’s) on IFRS. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in domestic and foreign laws, including tax law changes, could adversely affect CJJD Cayman, its subsidiaries and its shareholders, and our effective tax rate may increase whether we effect the Redomicile Merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or Cayman Islands, could adversely affect the tax consequences of the Redomicile Merger to CJJD Cayman and its shareholders and/or our effective tax rates (whether associated with the Redomicile Merger or otherwise). While the Redomicile Merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

The enforcement of civil liabilities against CJJD Cayman may be more difficult.

After the Redomicile Merger, substantially all of our executive officers and directors will reside outside of the United States. As a result, it may be difficult to serve legal process within the United States upon any of these persons and it may also be difficult to enforce, both in and outside of the United States, judgments you may obtain in the U.S. courts against these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Because CJJD Cayman is a Cayman Islands company, investors could also experience more difficulty enforcing judgments obtained against CJJD Cayman in U.S. courts than would currently be the case for U.S. judgments obtained against the Company. In addition, it may be more difficult (or impossible) to bring some types of claims against CJJD Cayman in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for CJJD Cayman shares may differ from the market for the Company’s shares.

Although it is expected that the CJJD Cayman ordinary shares will be authorized for listing on NASDAQ under the symbol “CJJD,” as a company incorporated under the laws of the Cayman Islands, shares of CJJD Cayman may appeal to different institutional investors, or impact the level of investment by current investors who may prefer or be required by internal guidelines to invest in companies that are incorporated in the United States. Accordingly, the redomicile may impact our institutional investor base, or the level of their respective investments in our securities, and may result in a change in the market prices, trading volume and volatility of the CJJD Cayman ordinary shares from those of the Company’s shares.

We expect to incur transaction costs and adverse financial consequences in the year of completion of the Redomicile Merger.

We expect to incur significant transaction costs in connection with the Redomicile Merger, which have been and will continue to be expensed as incurred. The substantial majority of these costs will be incurred regardless of whether the Redomicile Merger is completed and prior to your vote on the proposal. We expect to incur costs and expenses, including professional fees, to comply with the Cayman Islands corporate and other laws. In addition, we expect to incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses, solicitation fees and financial printing expenses in connection with the Redomicile Merger, even if the Redomicile Merger is not approved or completed. The Redomicile Merger also may negatively affect us by diverting attention of our management and employees from our operating business during the period of implementation and by increasing other administrative costs and expenses.

Our Board of Directors may choose to defer or abandon the Redomicile Merger.

Completion of the Redomicile Merger may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the deadline to submit consents. While we currently expect the Redomicile Merger to take place promptly after the proposal to adopt the Merger Agreement is approved, our Board of Directors may defer completion or may abandon the Redomicile Merger because of, among other reasons, changes in existing or proposed laws, our determination that the Redomicile Merger would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Redomicile Merger would otherwise be reduced, a dispute with the taxation authorities over the Redomicile Merger (or certain aspects thereof), an unexpected increase in the costs to complete the Redomicile Merger or any other determination by our Board of Directors that the Redomicile Merger would not be in the best interests of the Company or its stockholders or that the Redomicile Merger would have material adverse consequences to the Company or its stockholders.

Risks Relating to Our Business in General

Future acquisitions are expected to be a part of our growth strategy, and could expose us to significant business risks.

We have grown our business, in part, through the acquisition of stores over the years. One of our strategies going forward is to continue our growth by acquiring additional drugstores. However, we cannot provide assurance that we will be able to identify and secure suitable acquisition opportunities. Our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and, to the extent necessary, our ability to obtain any necessary financing for larger acquisitions on terms that are satisfactory to us. Moreover, if an acquisition target is identified, the third parties with whom we seek to cooperate may not select us as a potential partner or we may not be able to enter into arrangements on commercially reasonable terms. The negotiation and completion of potential acquisitions, whether or not ultimately consummated, could also significantly divert management’s time and resources and may potentially disrupt our existing business. Furthermore, we cannot provide any assurance that the expected synergies from future acquisitions will actually materialize. Additionally, future acquisitions could result in the incurrence of additional indebtedness, costs, and contingent liabilities, causing us to significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition or investment, issue common stock that would dilute our current shareholders’ percentage ownership, or incur write-offs and restructuring and other related expenses. Future acquisitions may also expose us to potential risks, including risks associated with:

●	the integration of new operations, services and personnel;

●	unforeseen or hidden liabilities;

●	the diversion of financial or other resources from our existing businesses;

●	difficulties in entering markets or lines of business in which we have no or limited direct prior experience;

●	our inability to generate sufficient revenue to recover costs and expenses of the acquisitions; and

●	potential loss of, or harm to, relationships with employees or customers.

Any of the above could significantly disrupt our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

We face significant competition, and if we do not compete successfully against existing and new competitors, our revenue and profitability could be materially and adversely affected.

Both the drugstore, online pharmacy and wholesale pharmaceutical distribution industries in China are highly competitive, and we expect competition to intensify in the future. Our primary drugstore competitors include other drugstore chains and independent drugstores. Increasingly, we also face competition from discount stores, convenience stores and supermarkets as we expand our offering of non-drug convenience products and services. We compete for customers and revenue primarily on the basis of store location, merchandise selection, price, services offered, and our brand name. Our online pharmacy competitors include other online pharmaceutical vendors. As more large traditional drugstore chain companies entered into the online sales, we face competition ranging from prices to service. Our primary wholesale competitors include regional and national players. In addition, we may be subject to additional competition from new entrants to both industries in China. We could also face increased competition from foreign companies if the Chinese government removes the restrictions on the entry of foreign companies into these industries.

Some of our larger competitors may enjoy competitive advantages, such as:

●	greater financial and other resources;

●	larger variety of products;

●	more extensive and advanced supply chain management systems;

●	greater pricing flexibility;

●	larger economies of scale and purchasing power;

●	more extensive advertising and marketing efforts;

●	greater knowledge of local market conditions;

●	stronger brand recognition; and

●	larger sales and distribution networks.

As a result of the aforementioned advantages, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors, or otherwise respond successfully to competitive pressures. As competition increases in the markets in which we operate, a significant increase in general pricing pressures could occur, which could require us to reevaluate our pricing structures to remain competitive. Our competitors may be able to offer larger discounts on competing products, and we may not be able to profitably match those discounts. Furthermore, our competitors may offer products that are more attractive to our customers or that render our products uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to successfully compete could materially and adversely affect our business, financial condition, results of operation, and prospects.

Changes in economic conditions and consumer confidence in China may influence the drugstore industry, consumer preferences and spending patterns.

Our business and revenue growth primarily depend on the size of the pharmaceutical market in China. As a result, our revenue and profitability may be negatively affected by changes in national, regional or local economic conditions and consumer confidence in China. In particular, as we focus on our expansion of pharmacies in metropolitan markets, where living standards and consumer purchasing power are relatively high, we are especially susceptible to changes in economic conditions, consumer confidence and customer preferences of the urban Chinese population. External factors beyond our control that affect consumer confidence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions, and acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. A decrease in overall consumer spending as a result of changes in economic conditions could adversely affect our front-end and pharmacy sales and negatively impact our profitability. In addition, acts of war or terrorism may cause damage to our facilities, disrupt the supply of the products and services we offer in our stores, or adversely impact consumer demand. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to timely identify or otherwise effectively respond to changing customer preferences, and we may fail to optimize our product offering and inventory position.

The pharmaceutical industry in China is rapidly evolving and is subject to rapidly changing customer preferences that are difficult to predict. Our success depends on our ability to anticipate and identify customer preferences, and adapt our product selection to meet these preferences. In particular, we must optimize our product selection and inventory positions based on sales trends. We cannot provide assurance that our product selection, especially our selection of nutritional supplements and food products, will accurately reflect customer preferences at any given time. If we fail to accurately anticipate either the market for our products or customers’ purchasing habits or fail to respond to customers’ changing preferences promptly and effectively, we may not be able to adapt our product selection to customer preferences or make appropriate adjustments to our inventory positions, which could significantly reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to establish effective advertising, marketing and promotional programs.

Our success depends on our ability to establish effective advertising, marketing and promotional programs, including pricing strategies implemented in response to competitive pressures and/or to drive demand for our products. Our advertisements are designed to promote our brand, our corporate image and the prices of products available for sale in our stores. Our pricing strategies and value propositions must be appropriate for our target customers. If we are not able to maintain and increase the awareness of our pharmacy’s brand and the products and services we provide, we may not be able to attract and retain customers and our reputation may also suffer. We expect to incur substantial expenses in our marketing and promotional efforts to both attract and retain customers. However, our marketing and promotional activities may be less successful than we anticipate, and may not be effective at building our brand awareness and customer base. In addition, the government may impose restrictions on how marketing and promotional activities can be conducted. We cannot provide assurance that our current and proposed budget for marketing activities will be adequate to support our future growth. Failure to successfully execute our advertising, marketing and promotional programs may result in material decreases in our revenue and profitability.

Our ability to grow our business may be constrained by our inability to find suitable new store locations at acceptable prices or by the expiration of our current leases.

Our ability to grow our business may be constrained if suitable new store locations cannot be identified with lease terms or purchase prices that are acceptable to us. We compete with other retailers and businesses for suitable locations for our stores. Local land use regulations and other regulations applicable to the kinds of stores we seek to construct may impact our ability to find suitable locations and influence the cost of constructing our stores. The expiration of leases at existing store locations may adversely affect us if the renewal terms of those leases are unacceptable to us and we are forced to close or relocate stores. Furthermore, changing local demographics at existing store locations could materially and adversely affect revenue and profitability levels at those stores, and overall our business, financial condition, results of operation, and prospects.

We have significant cash deposits with our suppliers and landlords in order to obtain and maintain our inventory and maintain and establish store locations, which we may not be able to recover in the event of bankruptcy by our suppliers or landlords or other events beyond our control.

Our ability to obtain products and maintain inventory at, and to establish and maintain leases for, our pharmacies, is dependent upon our ability to post and maintain significant cash deposits with our suppliers and landlords. Many vendors in China are unwilling to ship merchandise on credit and instead require cash deposits, and landlords may require security deposits consisting of the equivalent of twelve (12) months of rent. As of March 31, 2020, we had approximately $2.2 million deposited with suppliers and approximately $2.8 million deposited with landlords for our pharmacies. If we are unable or unwilling to establish such advances and deposits, our ability to generate sales and expand our business could be adversely affected. In general, we expect the amounts required for advances and deposits to increase as we undertake our expansion plans, complete store openings and expand our business through acquisitions or otherwise. We do not generally receive interest on the deposits made to suppliers or landlords, and such deposits are subject to the risk of loss as a result of the creditworthiness or bankruptcy of the party who holds our funds, as well as the risk from any illegal acts associated with the third party, such as conversion, fraud, theft or dishonesty. If these circumstances were to arise, we could find it difficult or impossible, due to the unpredictability of legal proceedings in China, to recover all or a portion of the amount on deposit with our vendors or landlords.

If we are unable to optimize management of our procurement and distribution activities, we may be unable to meet customer demand while increasing the burden on managing our supply chain.

Since May 2011, we have been using Jiuxin Medicine’s facility as our distribution center for both our retail and wholesale businesses. Starting from March 31, 2018, we outsourced our logistic service to Astro Boy Cloud Pan (Hangzhou) Storage and Logistic Co. Ltd (“Astro Boy Logistic”). As a result, Jiuxin Medicine’s warehouse lease has been terminated. Astro Boy Logistic provides us with a facility with approximately 14,000 square meters located approximately eighteen (18) miles from our headquarters, which served as our central distribution center. Astro Boy Logistic’s staff and vehicles make regular deliveries to our pharmacies and wholesale customers. Our ability to meet customer demand may be significantly limited if we do not successfully and efficiently conduct our distribution activities, or if Astro Boy Logistic’s facility is destroyed or shut down for any reason, including as the result of natural disasters. Any disruption in the operation of our distribution activities could result in higher costs or longer lead times associated with distributing our products. Since it is difficult to predict accurate sales volume in our industry, we may be unable to optimize our distribution activities, which may result in excess or insufficient inventory, warehousing, fulfillment or distribution capacity. Furthermore, failure to effectively control product damage during the distribution process could decrease our operating margins and reduce our profitability.

All product procurement is handled through our corporate headquarters. Such centralization is intended to reduce the cost of goods sold as a result of volume purchase benefits. However, we may be less successful than anticipated in achieving these volume purchase benefits. In addition, such centralization is expected to increase the complexity of tracking inventory and could place additional burdens on the management of our supply chain. If we cannot successfully reduce our costs through centralizing procurement, our profitability and prospects could be materially and adversely affected.

Failure to maintain optimal inventory levels could increase our inventory holding costs or cause us to lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.

We need to maintain sufficient inventory levels to operate both of our retail and wholesale businesses successfully as well as meet customer expectations. However, we must also guard against the risk of accumulating excess inventory. We are exposed to inventory risks as a result of rapid changes in product life cycles, changing consumer preferences, uncertainty of the success of product launches, seasonality, and manufacturer backorders and other vendor-related problems. We cannot provide assurance that we can accurately predict these trends and events and avoid over-stocking or under-stocking products. In addition, demand for products could change significantly between the time product inventory is ordered and the time it is available for sale.

When we begin selling a new product, it is particularly difficult to accurately forecast product demand. The purchase of certain types of inventory may require significant lead-time. As we carry a broad selection of products and maintain significant inventory levels for a substantial portion of our merchandise, we may be unable to sell such inventory in sufficient quantities or during the relevant selling seasons. Carrying excess inventory could increase our inventory holding costs, and failure to have inventory in stock when a customer orders or purchases it could cause us to lose that order or that customer, either of which could have a material adverse effect on our business, financial condition and results of operations.

We rely on computer software and hardware systems in managing our operations, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our integrated information management system to monitor daily operations of our retail and wholesale businesses, and to maintain accurate and up-to-date operating and financial data for the compilation of management information. In addition, we rely on our computer hardware and network for the storage, delivery and transmission of the data of our retail and wholesale systems. If our computer software and hardware systems fail to meet the increasing needs of our expanding operations, our ability to grow may be constrained. Furthermore, any system failure which causes interruptions to the input, retrieval and transmission of data or causes lags in service time could disrupt our normal operations. Although we believe that our computer software and hardware systems are up to date and that our disaster recovery plan is adequate in handling potential failures, we cannot provide assurance that we can effectively carry out this disaster recovery plan and that we will be able to restore our operation within a sufficiently short time frame to avoid our business being disrupted. Furthermore, our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, vandalism, natural disasters, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If any of our computer software and/or hardware systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss or corruption of critical data and interruptions or delays in our ability to perform critical functions. Due to the limited coverage of business interruption insurance policies offered in China, we do not carry business interruption insurance and, as a result, any business disruption or natural disaster could severely disrupt our business and operations and, in turn, significantly decrease our revenue and profitability.

We depend substantially on the continuing efforts of the Key Personnel, and our business and prospects may be severely disrupted if we lose their services.

Our future success is dependent on the continued services of the Key Personnel but we do not maintain key-man insurance. If we lose the services of any one of the Key Personnel, we may not be able to locate suitable or qualified replacements, which could severely disrupt our business and prospects. Each of the Key Personnel has entered into confidentiality and non-competition agreements with us. However, if any disputes arise between us and the Key Personnel, we cannot provide assurance, in light of uncertainties associated with the PRC legal system, that any of these agreements can be enforced in China, the jurisdiction in which the Key Personnel reside and hold some of their assets. See “Risks Related to Doing Business in China - You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.”

We depend on the continued service of, and on the ability to attract, motivate and retain a sufficient number of qualified and skilled personnel for our business.

The implementation of our business strategy and our future success also depend in large part on our continued ability to attract and retain highly qualified and skilled personnel. We cannot provide assurance that we will be able to attract, hire and retain sufficient numbers of skilled personnel necessary to continue to develop and grow our business. We face competition for personnel from both retail and wholesale pharmaceutical distribution operators. This competition could require us to offer higher compensation and other benefits in order to attract and retain qualified individuals, which could materially and adversely affect our financial condition and results of operations. On the other hand, we may be unable to attract or retain the personnel required to achieve our business objectives, and that failure could severely disrupt our business and prospects. The process of hiring suitably qualified personnel is often lengthy. If our recruitment and retention efforts are unsuccessful in the future, it may be more difficult for us to execute our business strategy.

Our retail and wholesale operations require a number of permits and licenses in order to carry on their business.

We are required to obtain certain permits and licenses from various PRC governmental authorities, including a Drug Distribution Permit and a GSP certification. We are also required to obtain food hygiene certificates for the distribution of nutritional supplements and food products. We cannot provide any assurance that we can maintain all required licenses, permits and certifications to carry on our business at all times, and from time to time we may have not been in the past, or may not be in the future, in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for renewal of these licenses, permits and certifications when required by applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew any of these licenses, permits and certifications could severely disrupt our business, and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs, materially reducing our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot provide assurance that we can successfully obtain such licenses, permits or certifications.

We may need additional capital, and the sale of equity securities could result in dilution to our stockholders, while debts may require us to make covenants restricting how we operate.

We believe that the aggregate amount of our current cash, anticipated cash flow from operations, available borrowings under our existing bank facilities, and personal loans from our principal shareholders should be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity securities could result in the dilution of our existing stockholders. We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. Even if we are able to obtain any requisite financing, the incurrence of additional indebtedness would result in increased debt service obligations, and could result in further operating and financing covenants that would restrict our freedom to operate our business, such as conditions that:

●	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

Risks Relating to Our Pharmacy Operations

Our brand names, trade secrets and other intellectual property are valuable assets. If we are unable to protect them from infringement, our business and prospects may be harmed.

We consider our pharmacy brand names to be valuable assets. We may be unable to prevent third parties from using such brand names without authorization, which may adversely affect our business and reputation, including the perceived quality and reliability of our products and services. We have five (5) registered trademarks. We also own three (3) domain names that we actively use in our business.

We rely on trade secrets to protect our know-how and other proprietary information, including pricing, purchasing, promotional strategies, customer lists and/or suppliers lists. As a result, our employees are required to sign employment agreements that contain confidentiality provisions as a condition of their employment with us. However, trade secrets are difficult to protect. While we believe we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. In addition, confidentiality agreements executed by the aforementioned individuals may not be enforceable or provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure.

If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, such efforts could be expensive and time-consuming, and the outcome unpredictable. Additionally, if our competitors independently develop information that is equivalent to our trade secrets or other proprietary information, we have little recourse to enforce our rights, and our business and prospects could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the intellectual property rights of others. However, since the validity, enforceability and scope of protection of intellectual property rights in the PRC are uncertain and still evolving, we may not be successful in prosecuting these cases. In addition, any litigation, proceeding or other efforts to protect our intellectual property rights could result in substantial costs and diversion of our resources, and could seriously harm our business and operating results. Furthermore, the degree of future protection of our proprietary rights is uncertain and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we are unable to protect our trade names, trade secrets and other propriety information from infringement, our business, financial condition and results of operations may be materially and adversely affected.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use our proprietary information and know-how without infringing third party intellectual property rights. As litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of whom have substantial resources, may have or may obtain intellectual property protection that will prevent, limit or interfere with our ability to conduct our business in China. Moreover, the defense of intellectual property suits, including trademark infringement suits and related legal and administrative proceedings, can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

●	pay damage awards;

●	seek licenses from third parties;

●	pay ongoing royalties;

●	redesign our product offerings; or

●	be restricted by injunctions,

Each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase from our stores, which could have a material adverse effect on our financial condition and results of operations.

The continued penetration of counterfeit products into the pharmaceutical market in China may damage our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

Counterfeit products have continued to make their way into the Chinese pharmaceutical market. Counterfeit products are generally sold at lower prices compared to their authentic counterparts due to their low production costs, and in some cases may be very similar in appearance to their authentic counterparts. Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts, and are typically manufactured without proper licenses or approvals as well as fraudulently mislabeled with respect to their content and/or manufacturer. Although China’s central government has been increasingly active in combating counterfeit pharmaceutical and other products, China does not yet have effective regulatory control or an enforcement system over counterfeit pharmaceutical products. Although we have implemented a series of quality control procedures in our procurement process, we cannot provide assurance that we may not be inadvertently selling counterfeit pharmaceutical products. Any unintentional sale of counterfeit products may subject us to negative publicity, fines and/or other administrative penalties, or may even result in litigation against us. Moreover, the increased distribution of counterfeit products and other products in recent years may reinforce the negative image of drug distributors among consumers in China. The continued proliferation of counterfeit products in China could have a material adverse effect on our business financial condition, and results of operation.

As a distributor of pharmaceutical and other healthcare products, we are exposed to inherent risks relating to product liability and personal injury claims.

Distributors of pharmaceutical and other healthcare products are exposed to risks inherent in the packaging and distribution of such products. Such risks include unintentional distribution of counterfeit, mislabeled or contaminated drugs, and, with respect to our pharmacies, improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Errors in the packaging or dispensing of pharmaceuticals could lead to serious injury or death. Furthermore, the applicable PRC laws, rules and regulations require our in-store pharmacists to offer counseling to our customers, without additional charge, about medication, dosage, delivery systems, common side effects, and other information the in-store pharmacists deem significant. Our in-store pharmacists sometimes also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects, and we may be liable for claims arising from any advice given by our in-store pharmacists. Product liability or personal injury claims may be asserted against us with respect to any of the products or pharmaceuticals we sell or services we provide, and we may be required to pay for substantial monetary damages for any successful product liability or personal injury claim against us. We may, however, in product liability claims, have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer any compensation we paid to our customers in connection with such claim. Even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources in the process, which could disrupt our business. Our reputation and our brand names may also suffer as a result of any product liability or personal injury claims against us. Like many other similar companies in China, we do not carry product liability insurance. A product recall or damage to our reputation in the event of a product liability or personal injury claim or judgment against us could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to fines and penalties if we fail to comply with the applicable PRC laws and regulations governing sales of medicines under China’s National Medical Insurance Program.

Eligible participants in China’s national medical insurance program, mainly consisting of urban residents in China, are entitled to buy medicines using their medical insurance cards from an authorized pharmacy, provided that the medicines they purchase have been included in the national or provincial medical insurance catalogs. The pharmacy, in turn, obtains reimbursement from the relevant government social security bureaus. Moreover, the applicable PRC laws, rules and regulations prohibit pharmacies from selling goods other than pre-approved medicines when purchases are made with medical insurance cards. We have established procedures to prohibit our drugstores from selling unauthorized goods to customers who make purchases with medical insurance cards. However, we cannot provide assurance that those procedures will be strictly followed by all of our employees in all of our stores.

Risks Relating to Our Medical Services

If we do not attract and retain qualified physicians and other medical personnel, our ability to provide medical services would be adversely affected.

The success of our medical services will, in part, be dependent upon the number and quality of doctors, nurses and other medical support personnel that we employ and our ability to maintain good relationships with them. Our medical staff may terminate their employment with us at any time. If we are unable to successfully maintain good relationships with them, our ability to provide medical services may be adversely affected.

The provision of medical services is heavily regulated in the PRC and failure to comply with those regulations could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

Healthcare providers in China, as in most other populous countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to: licensing; the conduct of operations; the ownership of facilities; the addition of facilities and services; advertising; confidentiality, maintenance and security issues associated with medical records; billing for services; and prices for services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, further healthcare legislative reform is likely, and could materially and adversely affect our business and results of operations in the event that we do not comply or if the cost of compliance is prohibitive. The above list of certain regulated areas is not exhaustive, and it is not possible to anticipate the exact nature of future healthcare legislative reform in China. Depending on the priorities set by the Chinese Ministry of Health, the political climate at any given time, the continued development of the Chinese healthcare system and many other factors, future legislative reforms may be highly comprehensive, including stringent infection control policies, improved rural healthcare facilities, increased regulation of the distribution of pharmaceuticals, and numerous other policy matters. Consequently, the implications of these future reforms could result in penalties, loss of licensure, additional compliance costs or other adverse consequences we cannot foresee at the present time.

As a provider of medical services, we are exposed to inherent risks relating to malpractice claims.

As a provider of medical services, any misdiagnosis or improper treatment may result in negative publicity regarding us or our services, which would harm our reputation. If we are found liable for malpractice, we may be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against a malpractice claim, we could be required to spend significant management, financial and other resources in the process, which could disrupt our business, and our reputation and brand name may also suffer. Since malpractice claims are not common in China, we do not carry malpractice insurance. As a result, any imposition of malpractice liability could materially harm our business, financial condition and results of operations.

We face competition that could adversely affect our results of operations.

Our clinics compete with a large number and variety of healthcare facilities in their respective markets. There are numerous government-run and private hospitals and clinics available to the general populace. There can be no assurance that these or other clinics, hospitals or other facilities will not commence or expand such operations, which would increase their competitive position. Furthermore, there can be no assurance that a healthcare organization that having greater resources in the provision or management of healthcare services will not decide to engage in operations similar to those being conducted by us in Hangzhou.

Risks Related to Our Herb Farming

Our herb farming business is subject to the volatility of prices for raw TCM herbs.

We currently planted gingko trees in our leased farm land. However, in the future, we may continue to cultivate and sell certain herbs in bulk to third-party vendors, based on local market prices primarily determined by TCM manufacturers and trading companies. Such market prices have increased significantly in recent years in response to changes in the supply of and demand for raw herbs, market uncertainty and a variety of additional factors that are beyond our control, including inflation, changes in weather, disease outbreaks, domestic government regulation, market speculation and overall economic conditions. There can be no assurance that market prices, which historically have fluctuated widely, will continue to increase or remain stable, and any future declines in prices may negatively impact the viability of our herb farming business.

Unforeseen and severe weather can reduce cultivation activities and lead to a decrease in anticipated harvest.

Seasonal climate change and weather variations such as levels of rainfall and temperature may, among other things, affect the quality, overall supply and availability of raw herbs. Sustained adverse weather conditions in Zhejiang Province in general and in Lin’an in particular where our herbs are planted, such as rain, extreme cold or snow, could disrupt or curtail cultivation activities. This in turn could reduce our anticipated harvest yields, delay the timing of our anticipated harvest and distribution, and negatively affect the quality of our harvest. In addition, natural disasters such as fires, earthquakes, snowstorms, floods or droughts, or natural conditions such as crop disease, pests or soil erosion, may also negatively impact our cultivation and harvest.

In addition, the actual climatic conditions of Zhejiang Province and of Lin’an in particular may not conform to historical patterns and may be affected by variations in weather patterns, including any potential impact of climate change. The effects of climate change may produce more unpredictable weather events that may adversely affect our ability to cultivate and harvest successfully.

The occurrence of any of these may materially harm our herb farming business.

We have limited control over the availability and the quality of the local farmers with whom we cooperate because we do not employ them directly.

We rely on local farmers to farm and harvest our herbs, but do not employ them directly. Instead, they are recruited and employed by the local villagers’ committees with whom we negotiate. We have limited control over the availability and the quality of this labor force. A shortage of suitable laborers may adversely affect our harvest yields.

Risks Related to Our Online Sales

We rely on computer software and hardware systems in managing our online sales, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our electronic commerce system to carry out our online sales. Any system failure which causes interruptions to the input, retrieval and transmission of data, or increases in service time could disrupt our normal operations. Although we believe we have a disaster recovery plan that can handle the failure of our computer software and hardware systems, we cannot provide assurance that we can effectively carry out this disaster recovery plan and that we will be able to restore our operation within a sufficiently short time frame to avoid disruption to our business. Any failure in our computer software and/or hardware systems could have a material adverse effect on our business, financial condition and results of operations. In addition, if the capacity of our computer software and hardware systems fails to meet the increasing needs of our operations, our ability to grow may be constrained.

The operation results of our online business fluctuates and we cannot assure our efforts for alternative vendors will result in the stable increase in revenues from online pharmacy in the coming years

Our online pharmacy sales increased by approximately $4,756,756, or 54.1% for the year ended March 31, 2020, as compared to the year ended March 31, 2019. The increase was caused by both an increase in sales via e-commerce platforms such as Tmall and an increase in sales via our official site. Popular products at reasonable prices are key to success in online business. In order to promote our sales, we focused on the selection of medical equipment suitable to local customers. For example, sales of blood glucose meters and contact lens contributed significantly to our revenue in the year ended March 31, 2020 as compared to the same period a year ago. Additionally, we maintained a membership care program which targeted at chronic disease customers. We have closely interacted with our members via WeChat by providing healthcare knowledge and reminding our customers to refill medicine. By implementing a personalized customer care program, we were able to promote our sales. As a result, our sales via these e-commerce platforms increased by 58.3% period over period. The sales via our official website were primarily made by certain pharmacy benefit management providers and insurance companies. There can be of no assurance that our online pharmacy sales will continue to increase in the future despite of our relentless efforts. If our online pharmacy sales do not grow as we expect in the future, our operation results may be materially impacted in a negative manner.

If our online business fails to obtain and maintain the requisite assets, licenses, qualified personnel and approvals required under the complex regulatory environment for Internet-based businesses in China, the business prospects for such business may be materially and adversely affected.

Internet-based businesses in China are highly regulated by China’s central government, and numerous regulatory authorities are empowered to issue and implement regulations governing various aspects of these businesses. Our online business is operated by our PRC subsidiary, Jiuzhou Pharmacy, which is required to obtain and maintain certain assets relevant to its business, such as computers and other electrical equipment, as well as applicable licenses or approvals from different regulatory authorities. These assets and licenses are essential to the operation of an e-commerce business and are generally subject to annual review by the relevant governmental authorities. Furthermore, we may be required to obtain additional licenses. If we fail to obtain or maintain any of the required assets, licenses or approvals, our Internet business may be deemed illegal and it may be subject to various penalties, such as confiscation of illegal income, fines, and/or the discontinuation or restriction of its operations. Any such disruption may materially and adversely affect the prospects of our online business.

Risks Related to Our Corporate Structure

Chinese regulations limit foreign ownership of any pharmacy operator with thirty (30) or more stores, and limit foreign ownership of medical clinics to Sino-foreign joint venture. The entities that operate our pharmacies and clinics are controlled by us through contractual arrangements. The validity of such contractual arrangements is uncertain. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in the relevant Chinese laws and regulations may materially and adversely affect our business.

Current PRC regulations limit foreign ownership of a pharmacy operator to forty nine percent (49%) if such operator owns interests in thirty (30) or more drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers. Since we do not own any equity interests in Jiuzhou Pharmacy (or its subsidiary Jiuxin Medicine), but instead control it through contractual arrangements, we do not believe that the regulations limiting foreign ownership apply to us even if Jiuzhou Pharmacy or Jiuxin Medicine expands beyond thirty (30) stores. In fact, Jiuzhou Pharmacy has expanded to one hundred and eighteen (118) stores as of March 31, 2020.

Similarly, PRC regulations restrict foreign ownership of medical practices in China to Sino-foreign joint ventures. Since we do not have any actual equity interest in Jiuzhou Clinic or Jiuzhou Service, but control these entities through contractual arrangements, we do not believe that such PRC regulations are applicable to us or our structure.

There are, however, uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements. Although the structures for operating our business in China (including our corporate structure and contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic, Jiuzhou Service and the Key Personnel) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot provide assurance that a regulatory authority will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If any such authority determines that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements may become invalid or unenforceable, and we may not be able to consolidate the operations of HJ Group with our results of operations. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. For example, pursuant to the PRC Property Rights Law that became effective on October 1, 2007 (the “Property Law”), the pledge of any equity interests of a PRC private entity shall become effective once it is duly registered with the local branches of the SAIC. Following the promulgation of the Property Law, the SAIC further issued the Administrative Measures for Registrations of Share Pledge on September 1, 2008, which provided detailed procedural guidance for the local SAIC offices to handle the registrations of pledged shares. The Equity Pledge Agreement that forms a part of the contractual arrangements creates a legally binding obligation on the parties upon the execution date; however, the pledge established under such agreement does not become effective until due registration with the local SAIC office. On May 18, 2010, registration of the pledged equity interests in Jiuzhou Pharmacy was completed.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses, and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by the relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot provide assurance that our current ownership and operating structure will not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease the provision of certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If we are determined to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of the HJ Group entities;

●	discontinuing or restricting the operations of the HJ Group entities;

●	imposing conditions or requirements with which we or the HJ Group entities may not be able to comply;

●	requiring us or the HJ Group entities to restructure the relevant ownership structure or operations; and/or

●	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of drugstores and the practice of medicine.

The Chinese government regulates drugstores and the practice of medicine, including foreign ownership and requirements for licenses and permits. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business. We currently only have contractual control over the HJ Group entities, and do not own them due to the restrictions on foreign ownership of such companies. However, changes to laws in the PRC may force us to restructure our ownership structure or our operations, which would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Uncertainties relating to the regulation of drugstores and medical practice in China also extend to evolving licensing practices, which means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business or subject us to sanctions, requirements to increase capital, or other conditions or enforcement. In turn, this could compromise enforceability of related contractual arrangements, or have other harmful effects on us.

Our contractual arrangements with HJ Group and the Key Personnel may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in HJ Group, and rely on contractual arrangements to control and operate the HJ Group companies and their businesses. These contractual arrangements may not be as effective in providing control over these companies as direct ownership. For example, any one of them could fail to take actions required for our business despite its contractual obligation to do so. Under such circumstances, we may have to rely on legal remedies under Chinese law, which may not be effective in providing us any relief. In addition, we cannot provide assurance that the Key Personnel will act in our best interests.

Since we rely on contractual arrangements to control HJ Group and for substantially all of our revenue, the termination of such agreements will severely and detrimentally affect our continuing business viability under our current corporate structure.

Since we do not own equity interests of HJ Group, the termination of our contractual arrangements with them would sever our ability to continue receiving payments from them under our current holding company structure. We cannot provide assurance that there will not be any event or reason that may cause the contractual arrangements to terminate. In the event that the contractual arrangements terminate, we will lose our control over them and their business operations and, as a result, over our primary sources of revenue. This may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment. Should this occur, we may seek to acquire control of HJ Group through other means, although we cannot guarantee that we will do so, nor can we guarantee that we will be successful if we do.

We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely principally on dividends paid by our consolidated PRC operating entities for cash requirements, including the funds required to service any debt we may incur, which are passed on to us through Jiuxin Management. If any of the consolidated operating entities incurs debt in its own name in the future, the instruments governing the debt may restrict dividends or other distributions on our equity interest to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements in a manner that would materially and adversely affect our ability to pay dividends and other distributions on our equity interest.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Under PRC laws, rules and regulations, our consolidated PRC entities are required to set aside at least ten percent (10%) of their after-tax profit each year, based on PRC accounting standards, into their statutory surplus reserve funds until the accumulative amount of such reserves reaches fifty percent (50%) of their respective registered capital. As a result, our consolidated PRC entities are restricted in their ability to transfer a portion of their net income to us whether in the form of dividends, loans or advances. As of March 31, 2020, our restricted reserves totaled $1,309,109(RMB 9,460,695). Our restricted reserves are not distributable as cash dividends. Any limitation on the ability of our consolidated operating entities to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Certain management members of HJ Group have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Mr. Lei Liu, our Chief Executive Officer and Chairman of our Board of Directors, is also the executive director of Jiuzhou Pharmacy, a general partner of Jiuzhou Clinic, and the supervising director of Jiuzhou Service. In addition, Mr. Liu has also lent us money out of his personal funds to help facilitate our payments of expenses in the U.S., as well as to purchase a land use right. Ms. Li Qi, a member of our Board of Directors, is the general manager of each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, and a general partner of Jiuzhou Clinic. Conflicts of interests between their respective duties to our company and HJ Group may arise. As our directors and executive officers, they have a duty of loyalty and care to us under U.S. and Hong Kong law when there are any potential conflicts of interests between our company and HJ Group. We cannot provide assurance, however, that when any conflicts of interest arise, both of them will act completely in our interests or that conflicts of interests will be resolved in our favor. For example, they may determine that it is in HJ Group’s interests to sever the contractual arrangements with Jiuxin Management, irrespective of the effect such action may have on us. In addition, either one of them could violate his or her legal duties by diverting business opportunities from us to others, thereby affecting the amount of payment that HJ Group is obligated to remit to us under the Consulting Services Agreement.

In the event that you believe that your rights have been infringed under securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against HJ Group, or our officers or directors who are members of the management, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of HJ Group and its management, all of which are located in China.

Risks Related to Doing Business in China

We rely on contractual arrangements with our VIE for our operations, which may not be as effective in providing control over these entities as direct ownership.

Our operations and financial results are dependent on our VIEs, Jiuzhou Pharmacy (including its subsidiaries and controlled entities), Jiuzhou Clinic and Jiuzhou Service, in which we have no equity ownership interest and must rely on contractual arrangements to control and operate the businesses of our VIEs. These contractual arrangements are not as effective in providing control over the VIEs as direct ownership. For example, the VIEs may be unwilling or unable to perform its contractual obligations under our commercial agreements. Consequently, we would not be able to conduct our operations in the manner currently planned. In addition, the VIEs may seek to renew its agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control the VIEs, we may not succeed in enforcing our rights under them insofar as our contractual rights and legal remedies under PRC law are inadequate. In addition, if we are unable to renew these agreements on favorable terms when these agreements expire or enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

In January 2015, China’s Ministry of Commerce released draft legislation (“2015 Draft FIL”) that could change how the government regulates corporate structures, especially for VIEs controlled by foreign investments. Instead of looking at “ownership”, the draft law focused on the entities or individuals hold control of a VIE. If a VIE is deemed to be controlled by foreign investors, it may be barred from operating in restricted sectors or the prohibited sectors listed on a “negative list”, where only companies controlled by Chinese nationals could operate, even if structured as VIEs.

In March 2019, the PRC National People’s Congress promulgated the PRC Foreign Investment Law, and in December 2019, the State Council promulgated the Implementing Rules of PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the PRC Foreign Investment Law. The PRC Foreign Investment Law and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the PRC Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The PRC Foreign Investment Law and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure would be deemed as a method of foreign investment. However, the PRC Foreign Investment Law has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the PRC Foreign Investment Law and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the PRC Foreign Investment Law, the possibility cannot be ruled out that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated VIE was deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any “negative list” for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

Policies of the PRC government can have significant effects on economic conditions in China. Our interests may be adversely affected by changes in policies by the PRC government, including:

●	changes in laws, regulations or their interpretation;

●	confiscatory taxation;

●	restrictions on currency conversion, imports or sources of supplies and export tariff; and

●	expropriation or nationalization of private enterprises.

Although the PRC government has been pursuing economic reform policies for more than two (2) decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business through our subsidiaries and controlled companies in the PRC. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to WFOE. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and our management’s attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management based on United States or other foreign laws.

We are a holding company and conduct our business through our subsidiaries and controlled companies in the PRC. In addition, all of our operating assets are located in, and all of our other senior executive officers reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon those of our senior executive officers and directors that do not reside in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may face substantially more difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management located in the United States.

We may need to obtain additional governmental approvals to open new drugstores. Our inability to obtain such approvals will have a material adverse effect on our business and growth.

According to the Measures on the Administration of Foreign Investment in the Commercial Sector (the “Measures”) promulgated by China’s Ministry of Commerce (the “MOC”), which became effective on June 1, 2004, a company that is directly owned by a foreign invested enterprise needs to obtain relevant governmental approvals before it opens new retail stores. However, there are no specific laws, rules or regulations with respect to whether such approvals are necessary for a company that is contractually controlled by a foreign invested enterprise. In addition, the Measures state that the MOC will promulgate a detailed implementation regulation to govern foreign invested enterprises engaging in drug sale. However, such implementation regulation has not yet been promulgated. Therefore, we cannot provide assurance that the MOC will not require such approvals to be obtained, or as to when any regulation of such requirements may be implemented. If additional governmental approvals are deemed to be necessary and we are unable to obtain such approvals on a timely basis or at all, our business, financial condition, results of operations and prospects, as well as the trading price of our common stock, will be materially and adversely affected.

The advent of recent healthcare reform directives from China’s central government may increase both competition and our cost of doing business.

Under the auspices of the Healthy China 2020 program (the “Program”), published by China’s National Development and Reform Commission in October 2008, the central government has set in motion a series of policies in fairly rapid succession aimed to improve China’s healthcare system. Such policies include (1) discouraging hospitals from both prescribing and dispensing medication, (2) the unveiling in April 2009 of formal healthcare reform guidelines aimed at improving the availability of and subsidies for “essential” drugs, and (3) the announcement in August 2009 of China’s National Essential Drugs List (“NEDL”), initially listing approximately three hundred (300) medicines to be sold at government-controlled prices. While an underlying goal of these policies is to make drugs more accessible to China’s poorer population, these policies also serve to create opportunities that in turn will intensify business competition in the Chinese retail drugstore industry, as well as competition for skilled labor and retail spaces. Additionally, we expect the NEDL to result in a rise in the number of government-subsidized community healthcare service centers, which in turn may erode the convenience and price advantage that our drugstores traditionally enjoy against hospitals.

The PRC’s labor law restricts our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008 (the “LC Law”). The LC Law formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, the LC Law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the LC Law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for ten (10) consecutive years or more or has had two (2) consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of implementing rules for the LC Law and the precedents for the enforcement of such a law, the standards and procedures set forth under the LC Law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the LC Law, downsizing of either more than twenty (20) people or more than ten percent (10%) of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract impossible. To date, there has been very little guidance and precedent as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the LC Law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, the LC Law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the value of the Renminbi may have a material and adverse effect on your investment. The change in value of the Renminbi against the U.S. dollar is affected by, among other things, changes in PRC’s political and economic conditions. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from the three (3) HJ Group companies. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries and our PRC affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

From 1995 until July 2005, the People’s Bank of China intervened in the foreign exchange market to maintain an exchange rate of approximately Renminbi 8.3 per U.S. dollar. On July 21, 2005, the PRC government changed this policy and began allowing modest appreciation of the Renminbi versus the U.S. dollar. Under the new policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the Renminbi to appreciate approximately 21.5% against the U.S. dollar over the following three years. As a consequence, the Renminbi has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how it may change again. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from securities offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In August 2015, the PRC Government devalued its currency by approximately 3%, represented the largest yuan depreciation for 20 years. Concerns remain that China’s slowing economy, and in particular its exports, will need a stimulus that can only come from further cuts in the exchange rate.

Fluctuations in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues, costs, and financial assets are mostly denominated in RMB, while our reporting currency is the U.S. dollar. Accordingly, this may result in gains or losses from currency translation on our financial statements. We rely entirely on fees paid to us by our affiliated entities in China. Therefore, any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings, financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would, to the extent that we need to convert U.S. dollars into RMB for such purposes, make any new RMB denominated investments or expenditures more costly to us. An appreciation of RMB against the U.S. dollar would result in foreign currency translation gains for financial reporting purposes when we translate our RMB denominated financial assets into U.S. dollars, as the U.S. dollar is our reporting currency.

In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollars without giving effect to any underlying change in our business or results of operations. The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss, which is recorded as a component of other comprehensive income. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all.

Our management will have broad discretion over the use of the proceeds we receive from our financing activities and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings we may conduct from time to time, and the shareholders will be relying on the judgment of our management regarding the application of these proceeds. Except as described in our offering books, the net proceeds received by us from our offerings will be added to our general funds and will be used for general corporate purposes. Our management might not apply the net proceeds from offerings of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service are subject to restrictions on making payments to us.

We rely substantially on our contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service for our revenue. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if these companies incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual arrangements, we may be unable to pay dividends on our common shares.

Dividends we receive from our subsidiaries located in the PRC may be subject to PRC withholding tax.

The EIT Law provides that a maximum income tax rate of twenty percent (20%) is applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC. However, the State Council has reduced such rate to ten percent (10%) through the implementation regulations. We are a Nevada holding company and substantially all of our income is derived from our subsidiaries and controlled companies located in the PRC. Therefore, dividends paid to us from China may be subject to the ten percent (10%) income tax if we are considered a “non-resident enterprise” under the EIT Law. If we are required to pay income tax for any dividends we receive from our PRC subsidiaries under the EIT Law and its implementation regulations, it may have a material and adverse effect on our net income and materially reduce the amount of dividends, if any, we may pay to our shareholders.

We face risks related to disease epidemics and other outbreaks.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the current outbreak of respiratory illness caused by the novel coronavirus. Any outbreak of contagious diseases, and other adverse public health developments, particularly in China, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to travel or to distribute our products, as well as temporary closures of our facilities or the facilities of our suppliers or customers. Any disruption or delay of our suppliers, manufacturers or customers would likely impact our sales and operating results. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of China and many other countries, resulting in an economic downturn that could affect demand for our products and significantly impact our operating results. Amidst the COVID-19 outbreak, we experienced a decline in the number of customer visits during the first three months of calendar 2020 due to the implementation of the lockdown policy in China. In addition, because some of our employees could not come to the workplace, we were short of staff which slowed down our logistic service and impacted our customer service at stores. However, as China is gradually controlling the spread of COVID-19, we believe these negative impacts are temporary. Currently we are unable to accurately predict the future impact of COVID-19 due to the developing circumstances and uncertainty surrounding this current pandemic, including the ultimate geographic spread of COVID-19, the severity of the disease, the duration of the outbreak, and effectiveness of the actions that may be taken by governmental authorities. The management has been closely monitoring the impact caused by COVID-19 and we will continue to operate our business as steadily and safely as we can.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are required to comply with the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur in the PRC. If our competitors engage in these practices, they may receive preferential treatment in the PRC, giving them an advantage in securing business, which would put us at a disadvantage. We cannot provide assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times in recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between the two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and consequently investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in our annual reports filed with the SEC. Our independent registered public accounting firm’s audit documentation related to their audit reports included in our annual reports is located in China, and audit procedures take place within China’s borders. As auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, work papers located in China are not currently inspected by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. However, the PCAOB is currently unable to inspect an auditor’s audit work related to a company’s operations in China and where such documentation of the audit work is located in China. As a result, our investors may be deprived of the benefits of the PCAOB’s oversight of auditors that are located in China through such inspections.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations outside United States, especially in China. On April 21, 2020, the SEC and the PCAOB issued another joint statement highlighting the significant disclosure, financial reporting and other risks associated with emerging market investments, including the PCAOB’s continued inability to inspect audit work papers in China. These joint statements reflect a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and the PCAOB will take to address the problem and its impact on Chinese companies listed in the United States.

The inability of the PCAOB to conduct inspections of an auditor’s work papers in China makes it more difficult to evaluate the effectiveness of any of our auditor’s audit procedures or quality control procedures that may be located in China as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements.

In June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, and passed requiring the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, which in effect would prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if registrant’s financial statements have, for a period of three years, been audited by an accounting firm branch or office that is not subject to PCAOB inspection. Enactment of any of such legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the stock price could be adversely affected. There is uncertainty as to whether and when these bills or legislations will be enacted in the proposed form, or at all.

The slowing economic growth in China may assert a negative impact on our operation and financial results.

According to several articles published by the Wall Street Journal, CNN, and BBC News in January 2016, after experiencing rapid growth for more than a decade, China’s economy has been hit by shrinking foreign and domestic demand, weak investment, factory overcapacity and oversupply in the property market, and has experienced a painful slowdown in the last two years. In 2016, China’s economy grew by 6.7%, compared with 6.9% a year earlier, marking its slowest growth in a quarter of a century. As the government tried to shift the growth engine away from manufacturing and debt-fueled investment toward the services sector and consumer spending, the outlook of the Chinese economy is uncertain.

In the next two to three years, China’s growth performance could deteriorate because of the overhang of its real estate bubble, massive manufacturing overcapacity, and the lack of new growth engines. The International Monetary Fund expected China’s economy to grow by 6.4% in 2018-2020. If China’s economy slows down further, it may negatively affect our business operation and financial results.

Risks Related to an Investment in Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

NASDAQ may delist our common stock from trading on the NASDAQ Capital Market for failing to maintain a minimum bid price of $1.00, which could limit investors’ ability to effect transactions in our common stock and subject us to additional trading restrictions.

On May 9, 2013, we received a letter from The NASDAQ Stock Market LLC (“NASDAQ”), notifying us of our failure to maintain a minimum closing bid price of $1.00 over the then preceding thirty (30) consecutive trading days for its common stock, as required by NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter stated that the company had until November 5, 2013, to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of ten (10) consecutive trading days. In the meantime, we were included in a list of non-compliant companies posted on NASDAQ’s website commencing on May 16, 2013.

On November 6, 2013, NASDAQ granted us an additional 180-day period, or until May 5, 2014, to remain listed on the NASDAQ Capital Market and to regain compliance with the Bid Price Rule. Under NASDAQ Listing Rules, we were granted this extension because we met the continued listing requirement for market value of publicly held shares and all other applicable NASDAQ listing requirements, except the bid price requirement.

On January 16, 2014, we received a letter from NASDAQ notifying us that we had regained compliance with the Bid Price Rule, as the closing bid price of our common stock had been at or above $1.00 per share for at least 10 consecutive trading days. However, we cannot provide assurance that we will remain compliant with the Bid Price Rule in the future. In the year ended March 31, 2020, our stock prices range from $1.01 to $3.35. If NASDAQ delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Although publicly traded, the trading market in our common stock may be substantially less liquid than the average stock quoted on the NASDAQ Capital Market, and such low trading volume may adversely affect the price of our common stock.

Although our common stock has been listed on the NASDAQ Capital Market since April 22, 2010, the historical trading volume of our common stock has generally been low. Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

The market price for our stock may be volatile, and such volatility may subject us to securities litigation.

The market price for our stock may be volatile and, when compared to seasoned issuers, subject to wide fluctuations in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in the retail pharmacy markets;

●	changes in the economic performance or market valuations of other retail pharmacy operators;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar;

●	intellectual property litigation; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Techniques employed by manipulative short sellers in Chinese small-cap stocks may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from the difference in the sale price of the borrowed securities and the purchase price of the replacement shares. As it is therefore in the short seller’s best interests for the price of the stock to decline, there have been incidents of short sellers publishing, or arranging to publish negative opinions in order to create negative market momentum. While traditionally these disclosed shorts have been limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firms and independent research analysts. These short attacks have, in the past, resulted in the selling of shares in the market, on occasion on a large scale and broad base. Issuers with business operations based in the PRC, that have limited trading volumes and that are susceptible to higher volatility levels than U.S. domestic large-cap stocks can be particularly vulnerable to such short attacks.

These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the SEC in Regulation Analyst Certification and, accordingly, the opinions they express may be based on distortion of the actual facts or, in some cases, fabrication of the facts. In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, oftentimes we are constrained, either by principles of freedom of speech, applicable state law (often called Anti-SLAPP statutes), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller. You should be aware that in light of the relative freedom to operate that such persons enjoy – oftentimes blogging from outside the U.S. with little or no assets or identity requirements – should we be targeted for such an attack and the rumors not dismissed by market participants, our stock will likely suffer from a temporary, or possibly long term, decline in market price.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

As of June 11, 2020, our directors and executive officers collectively controlled approximately 9,433,482 or 28.4% of our outstanding shares of stock entitled to vote on all corporate actions. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit us and our shareholders. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and any costs resulting therefrom may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, potential new accounting pronouncements and higher insurance costs may impact our future financial position and results of operations.

Over the last decade or so, there have been many regulatory changes, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. There may potentially be new accounting pronouncements or regulatory rulings or changes that will have an impact on our future financial position and results of operations. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act, as amended, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. We reported certain material weaknesses involving control activities, specifically internal control weaknesses relating to finance personnel, in light of the continuing lack of sufficient experience by our accounting staff in U.S. GAAP-based reporting and SEC rules and regulations. Such material weaknesses were noted for the past five (5) fiscal years, based on factors including: (i) the number of adjustments proposed by our independent auditors during our quarterly review and annual audit processes; (ii) the significance of the audit adjustments and their impact on the overall financial statements; (iii) how appropriately we complied with U.S. GAAP on transactions; and (iv) how accurately we prepared supporting information to provide to our independent auditors on a quarterly and annual basis. As such, we did not maintain effective controls and did not implement adequate and proper supervisory review to ensure that significant internal control deficiencies could be detected and/or prevented.

Although we believe that we have made significant efforts to address the foregoing weaknesses, we believe that our efforts to date have not yet been sufficient to fully remediate such weaknesses. We will continue our efforts during the current fiscal year, although there can be no assurance that compliance will be achieved in this time frame.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

BUSINESS

Set forth below is a description of the business of the Company. CJJD Cayman does not have any operations or assets. Accordingly, a separate discussion of its business is not included in this proxy statement/prospectus.

Overview

We are a retailer and distributor of pharmaceutical and other healthcare products typically found in retail pharmacies in the People’s Republic of China (“PRC” or “China”). Prior to acquiring Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”) in August 2011 (see “Our Corporate History and Structure - HJ Group” below), we were primarily a retail pharmacy operator. We currently have one hundred and eighteen (118) store locations under the store brand “Jiuzhou Grand Pharmacy” in Hangzhou city and its adjacent town Lin’an. During the year ended March 31, 2020, the Company dissolved eight independent pharmacies. Among the eight dissolved pharmacies, two stores had merged into Jiuzhou Pharmacy, as defined below, and became Jiuzhou Pharmacy stores in Hangzhou. The other six stores’ licenses of government medical insurance, which qualify the stores for reimbursement from government, were transferred to six Jiuzhou Pharmacy stores in Hangzhou City. Additionally, we acquired a local drugstore chain with ten stores in January 2020. Then we dissolved the chain and transferred its certificates to Jiuzhou Pharmacy stores. Furthermore, we closed three stores in calendar 2019 due to their underperformance and opened a new store in April 2020. Amidst the COVID-19 outbreak, we experienced a decline in the number of customer visits during the first three months of calendar 2020 due to the implementation of the lockdown policy in China. However, as China is gradually controlling the spread of COVID-19, we believe these negative impacts are temporary.

We currently operate in four business segments in China: (1) retail drugstores, (2) online pharmacy, (3) wholesale business selling products similar to those we carry in our pharmacies, and (4) farming and selling herbs used for traditional Chinese medicine (“TCM”). All of the above business are performed in China with no other international sales.

Our stores provide customers with a wide variety of pharmaceutical products, including prescription and over-the-counter (“OTC”) drugs, nutritional supplements, TCM, personal and family care products, and medical devices, as well as convenience products, including consumable, seasonal, and promotional items. Additionally, we have doctors licensed in both western medicine and TCM on site for consultation, examination and treatment of common ailments at scheduled hours. Three (3) stores have adjacent medical clinics offering urgent care (to provide treatment for minor ailments such as sprains, minor lacerations, and dizziness that can be treated on an outpatient basis), TCM (including acupuncture, therapeutic massage, and cupping) and minor outpatient surgical treatments (such as suturing). Our stores vary in size, but presently average close to 200 square meters per store. We attempt to tailor each store’s product offerings, physician access, and operating hours to suit the community where the store is located.

We operate our pharmacies (including the medical clinics) through the following companies in China that we control through contractual arrangements (refer to “Contractual Arrangements with HJ Group and the Key Personnel” below in this prospectus regarding the details of contractual arrangements:

●	Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), which we control contractually, operates our “Jiuzhou Grand Pharmacy” stores;

●	Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”), which we control contractually, operates one (1) of our three (3) medical clinics; and

●	Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”), which we control contractually, operates our other medical clinics.

In addition, we operate pharmacies through Lin’An Jiuzhou Pharmacy Co., Ltd (“Lin’An Jiuzhou”), which are directly held by Jiuxin Investments Management Co. Ltd. We have also opened two clinics adjacent to our drugstores under Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd. (“Linjia Medical”), which are controlled by Jiuzhou Pharmacy.

We also offer OTC drugs and nutritional supplements for sale through a website (www.dada360.com) operated by Jiuzhou Pharmacy. For the fiscal year ended March 31, 2020, retail revenue, including pharmacies, medical clinics accounted for approximately 63.1% of our total revenue, while online pharmacy revenue accounted for 11.6% of our total revenue.

Since August 2011, we have operated a wholesale business through Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”), distributing third-party pharmaceutical products (similar to those carried by our pharmacies) primarily to trading companies throughout China. Jiuxin Medicine is wholly owned by Jiuzhou Pharmacy. For the fiscal year March 31, 2020, wholesale revenue accounted for approximately 25.3% of our total revenue.

We also have an herb farming business cultivating and wholesaling herbs used for TCM. This business is conducted through Hangzhou Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”), a wholly-owned subsidiary. During the fiscal year ended March 31, 2020, we generated no revenue from our herb farming business.

Throughout this prospectus, we will sometimes refer to Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, Lin’An Jiuzhou, as well as the subsidiaries of Jiuzhou Pharmacy, collectively as “HJ Group.”

Our Corporate History and Structure

We were incorporated in Nevada on December 19, 2006, under the name “Kerrisdale Mining Corporation,” with a principal business objective to acquire and develop mineral properties. Although we had acquired certain mining claims, we were not operational.

On July 14, 2008, we amended our Articles of Incorporation to increase our authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 500,000,000 shares of common stock, par value $0.001 per share, and authorized the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. With respect to the preferred shares, our Board of Directors has the right to set its designations, preferences, limitations, privileges, qualifications, dividend, conversion, voting, and other special or relative rights.

On September 17, 2009, we acquired control of Renovation Investment (Hong Kong) Co., Ltd., a limited liability company incorporated in Hong Kong on September 2, 2008 (“Renovation”), pursuant to a share exchange agreement.

On September 24, 2009, we amended our Articles of Incorporation to change our name from “Kerrisdale Mining Corporation” to “China Jo-Jo Drugstores, Inc.”

On April 9, 2010, we implemented a 1-for-2 reverse stock split of our issued and outstanding shares of common stock and a proportional reduction of our authorized shares of common stock, by filing a Certificate of Change pursuant to Nevada Revised Statutes 78.209 with the Nevada Secretary of State on April 6, 2010. All share information in this prospectus takes into account this reverse stock split.

On April 28, 2010, we completed a registered public offering of 3,500,000 shares of our common stock at a price of $5.00 per share, resulting in gross proceeds to us, prior to deducting underwriting discounts, commissions and offering expenses, of approximately $17,500,000.

On July 24, 2015, we closed a registered direct offering of 1.2 million shares of common stock at $2.50 per share with gross proceeds of approximately $3 million from our effective shelf registration statement on Form S-3.

On January 23, 2017, we completed a private offering of 4,840,000 shares of the common stock at a price of $2.20 per share with gross proceeds of $10,648,000.

On April 15, 2019, we closed a registered direct offering of 4,000,008 shares of common stock at $2.50 per share with gross proceeds of $10,000,020 from our effective shelf registration statement on Form S-3. In a concurrent private placement we issued to the investors unregistered warrants to purchase up to an aggregate of 3,000,006 shares of common stock at an exercise price of $3.00 per share. The placement agent receives warrants to purchase up to 240,000 shares of the common stock with an exercise price of $3.125 per share.

On June 3, 2020, we closed a registered direct offering of 5,000,004 shares of common stock at $2.00 per share with gross proceeds of $10,000,008 from our effective shelf registration statement on Form S-3. In a concurrent private placement we issued to the investors unregistered warrants to purchase up to an aggregate of 3,750,003 shares of common stock at an exercise price of $2.60 per share. The placement agent receives warrants to purchase up to 300,000 shares of the common stock with an exercise price of $2.57 per share.

Renovation

Renovation was formed by the owners of HJ Group, as defined below, as a special purpose vehicle to raise capital overseas, in accordance with the requirements of China’s State Administration of Foreign Exchange (“SAFE”). SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for Financing and Round-Trip Investment Undertaken by Domestic Residents Through Overseas Special-Purpose Vehicles (“Circular No. 75”) on October 21, 2005. To further clarify the implementation of Circular 75, on May 31, 2007, SAFE issued a supplementary official notice known as Hui ZhongFa [2007] No. 106 (“Circular 106”). Circular 75 and Circular 106 require the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. Accordingly, the owners of HJ Group submitted their applications to SAFE on July 25, 2008. On August 16, 2008, SAFE approved the applications, permitting these Chinese nationals to establish Renovation as an offshore, special purpose vehicle which was permitted to have foreign ownership and participate in foreign capital raising activities. After SAFE’s approval, the owners of HJ Group became holders of one hundred percent (100%) of Renovation’s issued and outstanding capital stock on September 2, 2008. See “Relevant PRC Regulations - SAFE Registration” below.

Jiuxin Management

Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”) was organized in the PRC on October 14, 2008. Since all of its issued and outstanding capital stock is held by Renovation, a Hong Kong company, Jiuxin Management is deemed a “wholly foreign owned enterprise” (“WFOE”) under applicable PRC laws.

Jiutong Medical

Hangzhou Jiutong Medical Technology Co., Ltd. (“Jiutong Medical”) was organized in the PRC on December 20, 2011. Like Jiuxin Management, Jiutong Medical is also deemed a WFOE because it is wholly owned by Renovation. In November 2013, Jiutong Medical acquired the right to use of a piece of land, for which we intended to establish a herb processing plant. However, as our herb business has not grown, we have not started constructing the plant as of March 31, 2020. In the future, we may sell the land.

Shouantang Technology

Shouantang Technology was organized in the PRC on July 16, 2010. Like Jiuxin Management and Jiutong Medical, it is also deemed a WFOE because it is wholly owned by Renovation.

In November 2010, Shouantang Technology acquired one hundred percent (100%) of Quannuo Technology and its wholly-owned subsidiary, Hangzhou Quannuo Grand Pharmacy Co., Ltd. (“Hangzhou Quannuo”), pursuant to an equity ownership transfer agreement. Quannuo Technology was organized in the PRC on July 7, 2009, and Hangzhou Quannuo was established on July 8, 2010. Hangzhou Quannuo has terminated its State Administration of Industry and Commerce (“SAIC”) license in April 2015 and currently has no operations.

In November 2015, we sold all of the equity interests of Quannuo Technology to six individuals for approximately $17,121 (RMB107,074). Quannuo Technology previously provided technical support to our online pharmacy and incurred accumulated losses over the last five years of its operations. After the sale, its technical support function has been transferred back to Jiuzhou Pharmacy, which hosts our online pharmacy.

Qianhong Agriculture

Qianhong Agriculture was organized in the PRC on August 10, 2010 for our herb farming business. We planted ginkgo, also known as maidenhair, trees during the year ended March 31, 2013. A ginkgo tree may have a growth period of up to twenty years before it is mature enough for harvest. Usually, the longer it grows the more valuable it becomes. As of March 31, 2020, we have not harvested or sold any herbs.

Shouantang Bio

On October 11, 2014, the Company, through Jiuzhou Pharmacy, formed Shouantang Bio-technology Co., Ltd. (“Shouantang Bio”) by contributing $0.16 million (RMB1 million) as its registered capital. Shouantang Bio was formed to sell nutritional supplements under its own brand name, Shouantang.

Jiuyi Technology

On September 10, 2015, Renovation set up an entity named Hangzhou Jiuyi Medical Technology Co. Ltd, (“Jiuyi Technology”) with registered capital of $5 million, which was originally intended to provide additional technical support such as webpage development to our online pharmacy business. Later on, we decided to move online technical supports back to Jiuzhou Pharmacy, so Jiuyi Technology had no significant online technical operations. Jiuyi Technology is located in Hangzhou, China. As it now has no operation, we may close it in the future.

Lin’an Jiuzhou

On March 31, 2017, the Company, through Jiuxin Management, formed Lin’an Jiuzhou Grand Pharmacy Co. Ltd, (“Lin’an Jiuzhou”) with registered capital of $725,570 (RMB 5 million), to expand our retail pharmacies in Lin’an City. On February 4, 2021, Lin’an Jiuzhou was sold to a local online medicine operator fora total proceeds of $130,135 (RMB850,000). Lin’An Jiuzhou has suffered an accumulated loss of $833,831 as of January 31, 2021. After spinning off its Lin’an subsidiary, the Company will focus more on its Hangzhou pharmacies.

Linjia Medical

On September 27, 2017, the Company, through Jiuzhou Pharmacy, formed and held 51% of Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd. with registered capital of $2,979,460 (RMB20 million), to expand our clinics network adjacent to our drugstores. After extensive market research, Linjia Medical started operation of its clinics in late calendar year 2018. However, Linjia Medical has not been profitable. As of December 31, 2020, Linjia Medical has ceased its operation.

Ayi Health

On March 29, 2019, the Company, through Jiuzhou Pharmacy, formed and currently holds 51% of the equity of Zhejiang AyiGe Medical Health Management Co., Ltd.(“Ayi Health”), which is intended to provide technical support such as IT and customer support to our health management business in the future. However, as the health management business did not progress as planned, on November 19, 2020, Ayi Health was dissolved.

HJ Group

Jiuzhou Pharmacy is a PRC limited liability company established on September 9, 2003 by Mr. Lei Liu (55%), Mr. Chong’an Jin (23%) and Ms. Li Qi (22%). Hangzhou Kuaileren Grand Pharmacy Co., Ltd. (“Kuaileren”), originally a subsidiary of Jiuzhou Pharmacy, was dissolved on April 9, 2011. Prior to its dissolution, Kuaileren operated a “Kuaileren Grand Pharmacy” store, which is now a “Jiuzhou Grand Pharmacy” store. On July 1, 2014, Mr. Chong’an Jin transferred all of the equity interests he held in Jiuzhou Pharmacy to Mr. Lei Liu and Ms. Li Qi. As a result of this transfer, Mr. Lei Liu held 61% and Ms. Li Qi held 39% equity interests of Jiuzhou Pharmacy. On August 21, 2017, after Mr. Lei Liu transferred certain shares to Ms. Li Qi, Mr. Lei Liu held 56.7% and Ms. Li Qi held 43.3%. On April 25, 2018, Mr. Wei Chen, who is associated with CareRetail Holdings Limited, agreed to invest RMB200,000 and hold 1% of Jiuzhou Pharmacy. As a result, Mr. Lei Liu held 56.13% and Ms. Li Qi has held 42.87% equity interests of Jiuzhou Pharmacy. Mr. Lei Liu and Ms. Li Qi are from time to time referred to in this prospectus as Key Personnel.

Jiuzhou Pharmacy currently has one subsidiary, Jiuxin Medicine, which was organized in the PRC on December 31, 2003. In April 2011, Jiuzhou Pharmacy entered into an equity ownership transfer agreement with the owners of Jiuxin Medicine, and its business license was transferred to Jiuzhou Pharmacy, although no consideration was paid. On August 25, 2011, the acquisition of Jiuxin Medicine was completed for $4.7 million (RMB 30 million).

Jiuzhou Clinic is a PRC general partnership established on October 10, 2003 by Mr. Liu (39%), Mr. Jin (31%) and Ms. Qi (30%). Jiuzhou Clinic is a medical practice currently operating adjacent to the “Jiuzhou Grand Pharmacy” store in Daguan, providing primary, urgent, minor surgical, and traditional medical care services. Additionally, Jiuzhou Clinic’s physicians consult with and examine patients at other “Jiuzhou Grand Pharmacy” stores.

Jiuzhou Service is a PRC limited liability company established on November 2, 2005 by Mr. Liu (39%), Mr. Jin (31%) and Ms. Qi (30%). Jiuzhou Service is licensed as a healthcare management company and currently manages the medical clinic operating adjacent to the “Jiuzhou Grand Pharmacy” stores in Wenhua and Xiasha, providing services similar to those at the Daguan clinic. In November 30, 2017, Mr. Jin transferred his shares to Mr. Liu and Ms. Qi. After the transfer, Mr. Liu owns 56.7% and Ms. Qi owns 43.3% of the Jiuzhou Service.

We control HJ Group through contractual arrangements. See “Contractual Arrangements with HJ Group and the Key Personnel” below.

Contractual Arrangements with HJ Group and the Key Personnel

Our relationships with HJ Group and the Key Personnel are governed by a series of contractual arrangements that they have entered into with Jiuxin Management.

PRC regulations on foreign investment currently permit foreign companies to establish or invest in WFOEs or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. For retail sales, however, these regulations restrict the number and size of pharmacies that a foreign investor may own. If a chain operates more than thirty (30) stores and sells branded pharmaceutical products from different suppliers, a foreign investor may own only up to forty nine percent (49%) of such chain. The contractual arrangements with Jiuzhou Pharmacy render such restrictions inapplicable to us, since neither we nor our subsidiaries own equity interests in Jiuzhou Pharmacy, while at the same time we retain control of its drugstore chain by virtue of the contractual arrangements.

Similarly, PRC regulations place certain restrictions on foreign ownership of medical practices. Foreign investors can only acquire ownership interests through a Sino-foreign joint venture and not through a WFOE. Since we do not have actual equity interests in Jiuzhou Clinic or Jiuzhou Service, and instead control these entities through contractual arrangements, such regulations do not apply to us or our structure.

Under PRC laws, Jiuxin Management, Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic are each independent business entities not exposed or subject to the liabilities incurred by any of the other three (3) entities. The contractual arrangements constitute valid and binding obligations of the parties to such agreements. Each of the contractual arrangements, and the rights and obligations of the parties thereto, are enforceable and valid in accordance with the laws of the PRC. These contractual arrangements, as amended and in effect, include the following:

Consulting Services Agreements. Pursuant to certain exclusive consulting services agreements (the “Consulting Services Agreements”), Jiuxin Management has the exclusive right to provide Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic with general business operation services, including advisory and strategic planning services, as well as consulting services related to their current and future operations (the “Services”). Additionally, Jiuxin Management owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic must each pay a quarterly consulting services fee in RMB to Jiuxin Management that is equal to its profits for such quarter. This agreement is in effect until and unless terminated by written notice of a party to the agreement in the event that: (a) a party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (b) Jiuxin Management terminates its operations; or (c) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement. Jiuxin Management may also terminate the agreement with any of Jiuzhou Pharmacy, Jiuzhou Service or Jiuzhou Clinic if one of them breaches the terms of the agreement, or without cause.

Operating Agreements. Pursuant to certain operating agreements (the “Operating Agreements”), Jiuxin Management agrees to guarantee the contractual performance by Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic of their agreements with any third party. In return, the Key Personnel must appoint designees of Jiuxin Management to the boards of directors and senior management of Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic. In addition, each of Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic agrees to pledge its accounts receivable and all of its assets to Jiuxin Management. Moreover, without the prior consent of Jiuxin Management, Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic cannot engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party, or transfer of any agreements relating to their business operations to any third party. They must also abide by corporate policies set by Jiuxin Management with respect to their daily operations, financial management and employment issues. The term of this agreement is from August 1, 2009 until the maximum period of time permitted by law. Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic cannot terminate this agreement.

Equity Pledge Agreements. Pursuant to certain equity pledge agreements (the “Equity Pledge Agreement”), the Key Personnel have pledged all of their equity interests in Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic to Jiuxin Management in order to guarantee these companies’ performance of their respective obligations under the Consulting Services Agreement. If these companies or the Key Personnel breach their respective contractual obligations, Jiuxin Management, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Key Personnel have also agreed that upon occurrence of any event of default, Jiuxin Management shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Key Personnel to carry out the security provisions of this agreement, and to take any action and execute any instrument that Jiuxin Management may deem necessary or advisable to accomplish the purposes of this agreement. The Key Personnel agree not to dispose of the pledged equity interests or take any actions that would prejudice Jiuxin Management’s interests. This agreement will expire two (2) years after the obligations of Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic under the Consulting Services Agreement have been fulfilled.

Option Agreements. Pursuant to the option agreements, the Key Personnel irrevocably grant Jiuxin Management or its designee an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interests in Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. Jiuxin Management or its designee has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement commenced from August 1, 2009 and continues for the maximum period of time permitted by law.

Voting Rights Proxy Agreements. Pursuant to the voting rights proxy agreements, the Key Personnel irrevocably grant a designee of Jiuxin Management the right to exercise the voting and other ownership rights of the Key Personnel in Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic, including the rights to (i) attend any meeting of the Key Personnel (or participate by written consent in lieu of such meeting) in accordance with applicable laws and each company’s incorporating documents, (ii) sell or transfer all or any of the equity interests of the Key Personnel in these companies, and (iii) appoint and vote for the companies’ directors. The proxy agreement may be terminated by mutual consent of the parties or upon thirty (30) days’ written notice from Jiuxin Management.

Other than as pursuant to the foregoing contractual arrangements, Jiuzhou Pharmacy, Jiuzhou Service and Jiuzhou Clinic cannot transfer any funds generated from their respective operations. The contractual arrangements were originally entered into on August 1, 2009, and amended on October 27, 2009.

Our Current Corporate Structure

The following diagram illustrates our current corporate structure as of March 31, 2021:

China Jo-Jo Drugstores (Nevada)
Renovation (Hong Kong)
Outside Mainland China
Inside Mainland China
Shouantang Technology
Jiuyi Technology
Jiuxin Management
Jiutong Medical
Qianhong Agriculture
Shouantang Bio
Kahamadi Bio
(1)
Jiuzhou Pharmacy
Jiuzhou Clinic
Jiuzhou Service
Jiuxin Medicine
Linjia Medical
(2)
Note:
100% direct ownership
Contractual arrangement
(1) 49% direct ownership
(2) 51% direct ownership

The table below summarizes the status of the registered capital of our PRC subsidiaries and controlled companies as of the date of this prospectus:

Entity Name	Entity Type	Registered Capital	Registered Capital Paid	Due Date for Unpaid Registered Capital
Jiutong Medical	Subsidiary	USD 2,600,000	USD 2,600,000	N/A
Jiuzhou Clinic	VIE	N/A	N/A	N/A
Jiuzhou Pharmacy	VIE	USD 733,500	USD 733,500	N/A
Jiuzhou Service	VIE	USD 73,350	USD 73,350	N/A
Jiuxin Management	Subsidiary	USD 14,500,000	USD 14,500,000	N/A
Jiuxin Medicine	VIE	USD 1,564,000	USD 1,564,000	N/A
Qianhong Agriculture	Subsidiary	USD 1,497,000	USD 1,497,000	N/A
Shouantang Technology	Subsidiary	USD 11,000,000	USD 11,000,000	N/A
Shouantang Bio	Subsidiary	USD 162,900	USD 162,900	N/A
Jiuyi Technology	Subsidiary	USD 5,000,000	USD 2,500,000	September 25, 2026
Lin’an Jiuzhou	Subsidiary	USD 725,570	USD 72,557	March 31, 2027
Linjia Medical	VIE	USD 2,979,460	USD 1,489,730	N/A

Our Business

Pharmacies

As of December 31, 2020, we currently have one hundred and eighteen (115) pharmacies throughout Hangzhou, the provincial capital of Zhejiang and neighborhood cities. Pharmacy sales accounted for approximately 84.5% of our retail revenue, and 63.1% of our total revenue, for the fiscal year ended March 31, 2020. We offer primarily third-party products at our pharmacies, including:

●	Approximately 1,469 prescription drugs (295 of which require a physician’s prescription and the remainder requiring customer personal information registration only), sales of which accounted for approximately 35.2% of our retail revenue for the fiscal year ended March 31, 2020;

●	Approximately 1,704 OTC drugs, sales of which accounted for approximately 42.6% of our retail revenue for the fiscal year ended March 31, 2020;

●	Approximately 482 nutritional supplements, including a variety of healthcare supplements, vitamin, mineral and dietary products, sales of which accounted for approximately 8.1% of our retail revenue for the fiscal year ended March 31, 2020;

●	TCM, including drinkable herbal remedies and pre-packaged herbal mixtures for making soup, sales of which accounted for approximately 7.2% of our retail revenue for the fiscal year ended March 31, 2020;

●	Sundry products (i.e., personal care products such as skin care, hair care and beauty products, convenience products such as soft drinks, packaged snacks, and other consumable, cleaning agents, stationeries, and seasonal and promotional items tailored to local consumer demand for convenience and quality), sales of which accounted for approximately 1.8% of our retail revenue for the fiscal year ended March 31, 2020; and

●	Medical devices (i.e., family planning and birth control products, early pregnancy test products, portable electronic diagnostic apparatus, rehabilitation equipment, and surgical tools such as hemostats, needle forceps and surgical scissors), sales of which accounted for approximately 5.2% of our retail revenue for the fiscal year ended March 31,2020.

We favor retail locations in well-established residential communities with relatively concentrated consumer purchasing power or are located in close proximity to local hospitals, and evaluate potential store sites to assess consumer traffic, visibility and convenience. Depending on its size, each drugstore has between two (2) to twenty-five (25) pharmacists on staff, all of whom are properly licensed. We only accept prescriptions from licensed health care providers, and verify the validity, accuracy, and completeness of all prescriptions. We also ask all prescription customers to disclose their drug allergies, current medical conditions, and current medications. Most pharmacies also maintain a TCM counter staffed by licensed herbalists.

After opening, a location without SHI coverage may take up to one year to achieve our projected revenue goals for that particular location. Various factors influence individual store revenue including, but not limited to: location, nearby competition, local population demographics, square footage, and government insurance coverage.

All of our one hundred and eighteen (118) of our drugstores are located in Hangzhou city and its adjacent town Lin’an.

To enhance our customers’ experience, we have licensed physicians available at several of our “Jiuzhou Grand Pharmacy” locations for consultation, examination and treatment of common ailments at scheduled hours. In addition, our Daguan, Wenhua, Xiasha and Yueming stores have adjoining medical clinics that provide urgent care (for conditions such as sprains, minor lacerations, and dizziness), TCM treatments (including acupuncture, therapeutic massage, moxibustion, and cupping), and minor outpatient surgical treatments (such as suturing).

To ensure quality and personal attention for patients, we employ only licensed doctors and certified nurses and technicians. Patient treatment at our four (4) Jiuzhou Clinics and Jiuzhou Service, and all Linjia Clinics follow nationally established clinical practice guidelines from China’s Ministry of Health. We currently have eighty-two (82) physicians and sixty-one (61) clinic staff. In-store consultations and examinations by our physicians are provided free-of-charge to ensure that customers are being prescribed and taking the appropriate medication for their ailments, and to afford customers convenience.

We view our medical services as more consumer-driven than other health care specialties, because consumers requiring the types of medical services that we provide often seek treatment on their own accord. We have developed our medical services to respond to the public need for convenient access to medical consultations and/or care and the significant savings that we can provide as compared to a more traditional medical setting such as a hospital. Many of our patients often need immediate access to medical services, do not have a regular physician, or may lack suitable alternatives. Patient flow is derived from the physical presence of our drugstores, not from pre-existing doctor-patient relationships or referrals from other healthcare providers.

We generate limited revenue directly from our clinics. However, our clinic brings patients into our stores, where they then purchase medical products.

Online Sales

Since May 2010, we have been retailing OTC drugs and nutritional supplements on the Internet at www.dada360.com. Before November 2015, our subsidiary Quannuo Technology operated and maintained the website pursuant to the Internet Pharmaceutical Transaction Service Qualification Certificate issued by the State Food and Drug Administration (the “SFDA”) of Zhejiang Province, which allows us to engage in online retail pharmaceutical sales throughout China. As we sold all our equity interests in Quannuo Technology in November 2015, we have transferred our online pharmacy operation function to Jiuzhou Pharmacy. We have established payment methods with banks and online intermediaries such as Alipay, and are cooperating with business-to-consumer online vendors such as Taobao. By using Taobao’s platform in addition to our own website as mentioned above, we can be exposed to a wider range of customers.

Online sales accounted for approximately 11.6% of our total revenue, for the fiscal year ended March 31, 2020. Online sales accounted for approximately 10.8% of our retail revenue, and 8.1% of our total revenue, for the fiscal year ended March 31, 2019.

Wholesale

Since acquiring Jiuxin Medicine in August 2011, we have been distributing third-party products primarily to drug distributors throughout China, including:

●	Approximately 1,455 prescription drugs, the sales of which accounted for approximately 83.7% of our wholesale revenue for the fiscal year ended March 31, 2020 as compared to approximately 1,154 prescription drugs, the sales of which accounted for approximately 63.4% of our wholesale revenue for the fiscal year ended March 31, 2019;

●	Approximately 1,662 OTC drugs, the sales of which accounted for approximately 14.1% of our wholesale revenue for the fiscal year ended March 31, 2020 as compared to approximately 1,282 OTC drugs, the sales of which accounted for approximately 33.9% of our wholesale revenue for the fiscal year ended March 31, 2019;

●	Approximately 350 nutritional supplements, the sales of which accounted for approximately 0.7% of our wholesale revenue for the fiscal year ended March 31, 2020 as compared to approximately 307 nutritional supplements, the sales of which accounted for approximately 1.1% of our wholesale revenue for the fiscal year ended March 31, 2019;

●	TCM products, the sales of which accounted for approximately 1.1% of our wholesale revenue for the fiscal year ended March 31, 2020, as compared to TCM products, the sales of which accounted for approximately 1.0% of our wholesale revenue for the fiscal year ended March 31, 2019;

●	Sundry products, the sales of which accounted for approximately 0.1% of our wholesale revenue for the fiscal year ended March 31, 2020 as compared to Sundry products, the sales of which accounted for approximately 0.1% of our wholesale revenue for the fiscal year ended March 31, 2019; and

●	Medical devices, the sales of which accounted for approximately 0.3% and 0.5%, of our wholesale revenue for the fiscal year ended March 31, 2020 and 2019, respectively.

Wholesale revenue increased primarily as a result of our ability to resell certain products, which our retail stores made large orders on, to other vendors. As our retail drugstores achieved large quantity sales of certain brand name merchandise, we were able to negotiate for lower purchase prices than the market level on such merchandise. As a result, certain vendors who were unable to obtain better prices than ours, will turn to us for such merchandise, leading the wholesale volume to grow. On the other side, we have been trying to act as a local agent for well-known health products in Zhejiang Province. For example, we signed a strategic cooperation agreement with Dong’a Gelatin (DEEJ) and act as its local sale agent in Zhejiang Province. Until we can establish a new customer base and secure the status to serve as provincial or national exclusive sale agent for certain popular drugs, we do not expect our wholesale business to increase significantly in the immediate future.

Herb Farming

From 2010 to the third quarter of fiscal 2013, we had been cultivating and harvested ten (10) types of herbs, such as fructusrubi (used in TCM to promote blood circulation), white atractylodes rhizome (used in TCM to treat physical and mental fatigue), atractylodesmacrocephala (used in TCM to control sweating), ginkgo seeds (used in TCM to treat asthma), and ginkgo trees used for TCM on approximately forty eight (48) acres of leased land in Lin’an, approximately thirty (30) miles from Hangzhou.

We planted ginkgo trees during the year ended March 31, 2013. A ginkgo tree may have a growth period of up to twenty years before it is mature enough to harvest. Typically, the longer the plant grows, the more valuable it becomes. We plan to continue cultivating the trees in order to maximize their market value in the future. We may continue growing trees and cultivating other herbs in the future.

Herb farming revenue accounted for no revenue for the fiscal year ended March 31, 2020.

Our Customers

Retail Customers

For the fiscal year ended March 31, 2020, our pharmacies collectively served an average of 13,475 customers per day. We periodically conduct qualitative customer surveys to help us build a stronger understanding of our market position and our customers’ purchasing habits.

Pharmacy customers pay by cash, debit or credit cards, mobile devices or medical insurance cards under Hangzhou and Zhejiang’s medical insurance programs. During the fiscal year ended March 31, 2020, approximately 15% of our pharmacy revenue came from cash sales, 50% from Hangzhou’s medical insurance cards (where most of our pharmacies are located), and 35% from debit and credit cards, Zhejiang’s medical insurance cards, Alipay and other charge cards.

We maintain strict cash control procedures at our pharmacies. Our integrated information management system records the details of each sale, which we control from our headquarters. Depending on each location’s sales activities, cash may be deposited daily or several times per week in designated bank accounts.

For sales made to eligible participants in the national medical insurance program, we generally obtain payments from the relevant government social security bureaus on a monthly basis. See “Relevant PRC Regulations - Reimbursement under the National Medical Insurance Program.” According to relevant regulations, a drugstore usually needs to operate for at least one (1) year before it can apply to be licensed to accept Hangzhou’s medical insurance cards. As of the date of this prospectus, one hundred and five (105) of our one hundred and eighteen (118) “Jiuzhou Grand Pharmacy” stores are licensed to accept medical insurance cards. Those of our stores that accept medical insurance cards are designated as such by clear signage on their storefront windows.

Online Sales Customers

Our online customers consist primarily of consumers between the ages of 20 and 40. While our website is accessible throughout China, approximately thirty percent (30%) of our online sales during the fiscal year ended March 31, 2020, were from Zhejiang and neighboring Jiangsu and Shanghai.

Wholesale Customers

Our wholesale customers are primarily third-party trading companies that purchase from us to resell to pharmacies throughout China. We also supply some hospitals and pharmacies, although they collectively make up less than 10.0% of our wholesale customers currently.

Herb Farming Customers

Our farming customers primarily include local herb vendors. For the fiscal year ended March, 31, 2020, we had not harvested or sold any herbs.

Marketing and Promotion

Our marketing and promotion efforts are focused on our retail segment, specifically, our pharmacies, and our strategy is to build brand recognition, increase customer flow, build strong customer loyalty, maximize repetitive customer visits, and develop incremental revenue opportunities.

Our marketing department designs chain-wide marketing efforts while each store designs local promotions based on local demographics and market conditions. We also launch single store promotional campaigns and community activities in connection with the opening of new stores. Our store managers and staff are also encouraged to propose their own advertising and promotional plans, including holiday promotions, posters and billboards. In addition, we offer special discounts and gift promotions for selected merchandise periodically in conjunction with our suppliers’ marketing programs. We also provide ancillary services such as providing free blood pressure readings in our stores.

Many of our promotional programs are designed to encourage manufacturers to invest resources to market their brands within our stores. We charge manufacturers promotional fees in exchange for the right to promote and display their products in our stores during promotional periods. We also allow manufacturers and distributors to station salespeople in our stores to promote their products, for which we receive a fee. Since manufacturers provide purchasing incentives and information to help customers make informed purchase decisions, we believe that manufacturer-led promotions improve our customers’ shopping experience. We work to maintain strong inventory positions for merchandise featured in our promotions, as we believe this increases the effectiveness of our spending on promotional activities.

We regularly run advertisements in selected newspapers to promote our brands and the products carried in our stores. Under our agreements with certain newspapers, we run one-page weekly and monthly advertisements, as applicable, and the newspapers publish healthcare-related feature articles relating to our advertised products on or around the dates of our advertisements. We also promote our brands and products using billboards and radio and television commercials. Depending on our agreement with a particular manufacturer, advertising expenses are borne either by us, the manufacturer of the products being advertised, or are shared as a joint expense. Our advertisements are designed to promote our brands, our corporate image and the prices of products available for sale in our stores.

As part of our marketing campaign, we offer rewards cards to customers, which provide certain exclusive discounts. After a customer signs up for the rewards card, we communicate via the customer’s preferred method: e-mail, traditional mail or text messages. For the fiscal year ended March 31, 2020, approximately 69.7% of our customers used their rewards cards to make purchases. We intend to further extend this program to enhance the customer experience and for customer retention. For every 10 Yuan spent at our stores, we award 1 membership point. Every 20 points can be exchanged for a 1 Yuan coupon, redeemable towards merchandise purchased at our stores. The reward points never expire, but cannot be applied towards products reimbursed by the local SIC agent. As a result, we recorded unused membership points as accrued expense.

Our clinic staff also regularly offers free seminars and outreach programs covering various health issues that are topical to the communities where our stores are located. Such events are designed not only to raise public health awareness, but to reach potential customers for our drugstores.

To promote our online business, we are cooperating with Taobao, the largest online vendor in China, to help raise awareness among potential customers. Taobao lists our products on its platform, which then directs consumers back to our website to make their purchases.

Logistics

Before March 31, 2018, we used Jiuxin Medicine’s resources to support our logistics needs in Hangzhou. Beginning March 31, 2018, we outsourced our logistics service to Astro Boy Cloud Pan (Hangzhou) Storage and Logistic Co. Ltd (“Astro Boy Logistic”). As a result, Jiuxin Medicine’s warehouse lease has been terminated. Astro Boy Logistic provides us with approximately 14,000 square meters facility located approximately eighteen (18) miles from our headquarters, which served as our central distribution center. Astro Boy Logistics’ staff and vehicles make regular deliveries to our pharmacies and wholesale customers. Jiuxin Medicine, however, continues to negotiate with various suppliers and make orders.

We employ third-party logistics companies for deliveries to wholesale customers outside Hangzhou. We believe that reliable logistics providers are readily available and can be replaced without any material interruptions to our business.

Suppliers

We currently source retail products from approximately 120 suppliers, including trading companies and direct manufacturers. We source wholesale products from approximately 340 suppliers, including many of those that provide our retail products. For the fiscal year ended March 31, 2020, one supplier, HuaDong Pharmaceutical Co., Ltd. accounted for more than twenty-eight and half percent (28.5%) and twenty-six and point two percent (26.2%) of our total purchases and total purchase deposits. The suppliers are neither related to nor affiliated with us. For the fiscal year ended March 31, 2019, one supplier, HuaDong Pharmaceutical Co., Ltd. accounted for more than twenty-two percent (22.0%) and twenty-two and point seven percent (22.7%) of our total purchases and total purchase deposits. The suppliers are neither related to nor affiliated with us.

We believe that competitive sources are readily available for substantially all of the products we require for our retail and wholesale businesses. As such, we believe that we can change suppliers without any material interruption to our business. To date, we have not experienced any significant difficulty in sourcing our suppliers.

Quality Control

We strongly emphasize quality control, which starts with procurement. In addition to their market acceptance and costs, we select products based on Good Manufacturing Practice and Good Supply Practice (“GSP”) compliance status of their suppliers. We also assess product quality based on the manufacturer’s facilities and capabilities, including technology, packaging and logistics. We conduct random quality inspections of each batch of products we procure, and replace any supplier who fails to pass such inspections.

We also enforce strict quality control measures at our distribution center. All products are screened upon their arrival, and those with evidence of defects or damages are immediately rejected. Products that pass the screening process are recorded and stored strictly according to each manufacturer’s temperature and other requirements. Products (for both our pharmacies and wholesale customers) are verified against the appropriate delivery orders prior to leaving the facility. We use vehicles with cold-temperature storage to make deliveries as necessary.

All of our pharmacy employees participate in a mandatory thirty-six (36) hour training program regarding quality control annually, and we regularly dispatch quality inspectors to our stores to monitor the service quality of our staff.

Competition

The drugstore industry in China is intensely competitive, rapidly evolving and highly fragmented. We compete on the basis of store location, merchandise selection, prices and brand recognition. Many of our competitors include large, national drugstore chains that may have more financial resources, stronger brand strength, and management expertise than us, including China Nepstar Chain Drugstore Ltd., LBX Pharmacy, and TianTianHao Grand Pharmacy. Other competitors include local and independent drugstores and government-operated pharmacies, as well as discount stores, convenience stores, and supermarkets with respect to sundry and other non-medicinal products that we carry.

The wholesale pharmaceutical distribution industry in China is likewise competitive and highly fragmented. We compete with regional distributors, such as Zhengchen Pharmaceutical Co., Ltd. and Hangzhou Xiaoran Pharmaceutical Co., Ltd., as well as national operators such as Fengwoda Pharmaceutical Co., Ltd. and Jiuzhoutong Pharmaceutical Co., Ltd. These competitors have substantially greater logistics capacities and more financial resources, as well as more industry-relevant experience, than us.

The online pharmacy is an emerging business in China. We are competing with other online vendors that may be supported by major drugstore chains or initiated by smaller local drugstore chains. In order to compete effectively, we are cooperating with Taobao, the largest online vendor in China. We also invest significant resources in selecting products we believe are most suitable for online sales, such as those we have the exclusive right to sell. We have invested significant resources identifying popular products that we believe can drive sales, while simultaneously controlling costs. In fiscal 2020, we have continued working with large insurance companies in China such as the People’s Insurance Company (Group) of China Limited and Yingda Taihe Life Insurance Co., Ltd., which sell online products to their enrolled insurance customers. Commercial health insurance has expanded rapidly in recent years in China, especially after the government began restricting its Social Health Insurance (“SHI”) budget. We expect the close cooperation with commercial insurance companies and active strategy on e-commerce platforms will drive up our online sales.

China’s herb market is highly specialized. We have not incurred any herb sales in fiscal 2020.

Intellectual Property

We currently have the following trademarks registered with the Trademark Office of the SAIC:

●	“Jiuzhou Tongxin” is a Classes 5 and 35 trademark (for pharmaceuticals and advertisement) issued on February 14, 2011 and March 7, 2013 respectively, registered under Jiuzhou Pharmacy, which we plan to use to brand certain products that we may sell in our stores;

●	“Jiuzhou” is a Classes 5, 35 and 44 trademark (for medical services) issued in April and May 2012, registered under Jiuzhou Pharmacy, which we plan to use to brand our medical services;

●	“Shouantang” a Classes 5, 10, 30, 35 and 44 trademark (for pharmaceuticals, construction, food, advertisement and medical services) issued on October 2011, and a Classes 3、42、6、19、20、24、31、26、32 and 29 (for oil, diary and others) trademark issued in August and October 2015, registered under Jiuzhou Pharmacy, which we are using to brand certain products that we sell in our stores; and

●	“Jinyuliangyan” is a Class 29 trademark (for food and oil) issued in June 2011, registered under Jiuzhou Pharmacy, which we are using to brand certain products that we sell in our stores; and

●	“Jiuying” is a Classes 5, 35 and 44 trademark (for healthcare and nutritional supplement) issued in December 2012 and February 2013, registered under Jiuzhou Service, which we are using to brand our service and products that we sell in our clinics.

We own and operate the following websites: www.dada360.com (for online sales), www.jiuzhou-drugstore.com (our corporate website used in China), and www.jiuzhou360.com (our English-language corporate website). We also own two (2) inactive domain names. We do not own any patents, nor do we have any pending patent applications, and we are not a beneficiary of any licenses, franchises, concessions or royalty agreements.

All of our employees are required to enter into written employment agreements with us, pursuant to which they are subject to confidentiality obligations.

Employees

As of January 31, 2021, we had 1,025 employees combined in our retail and wholesale operations, consisting of 995 full-time and 30 part-time employees. The number of employees for each area of operations, and such employees as a percentage of our total workforce, are as follows:

	As of January 31, 2021
	Employees	Percentage
Non-pharmacist store staff	472	46.0%
Pharmacists	263	25.7%
Management - non-pharmacists	94	9.2%
Physicians	54	7.6%
Non-physician clinic staff	52	5.7%
Wholesale - non-warehouse	40	2.9%
Online pharmacy - technicians	2	0.2%
Online pharmacy - non-technicians	48	4.7%
Total	1,025	100.00%

We strongly emphasize the quality of our employees at all levels, including in-store pharmacists and store staff who directly interact with our customers. We provide extensive training for newly recruited employees in the first three (3) months of their employment. The training is designed to encompass a number of areas, such as knowledge of our products and effective customer service. In addition, we regularly carry out training programs on medicinal information, nutritional information, and selling skills for our store staff and in-store pharmacists. We believe these programs have played an important role in strengthening the capabilities of our employees.

Various drug manufacturers also pay us to have their representatives in our drugstores, and accordingly, we train them under our store policies and procedures.

Relevant PRC Regulations

SAFE Registration

In October 2005, SAFE issued Circular 75. Circular 75 regulates foreign exchange matters in relation to the use of a special purpose vehicle by PRC residents to seek offshore equity financing and conduct “round trip investment” in China. The Key Personnel, who are PRC residents, are in compliance with Circular 75 and its implementing circulars.

Dividend Distribution

Under current applicable laws and regulations, each of our consolidated PRC entities, including WFOEs and domestic companies, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our consolidated PRC entities is required to deposit at least ten percent (10%) of its after-tax profit based on PRC accounting standards each year into its statutory surplus reserve fund until the accumulative amount of such reserve reaches fifty percent (50%) of its registered capital. These reserves are not distributable as cash dividends. As of March 31, 2020 the accumulated balance of our statutory reserve funds reserves amounted to $1.31 million, and the accumulated losses of our consolidated PRC entities amounted to $20.94 million.

Taxation

The current PRC Enterprise Income Tax Law (the “EIT Law”), and the implementation regulations for the EIT Law issued by China’s State Council, became effective as of January 1, 2008. Under the EIT Law, enterprises are classified as either resident or non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law defines a “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China. Due to the relatively short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of entities organized under the laws of foreign jurisdictions on a case-by-case basis.

If the PRC tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of twenty five percent (25%) on our respective worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although the EIT Law provides that “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” is exempted income, and the implementing rules of the EIT Law refer to “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” as the investment proceeds obtained by a resident enterprise from its direct investment in another resident enterprise, it is still unclear whether the dividends we receive from Jiuxin Management would be classified as “dividends between qualified resident enterprises” and therefore qualify for tax exemption.

If we are treated as a non-resident enterprise under the EIT Law, any dividends that we receive from Jiuxin Management (assuming such dividends are deemed to be sourced from within the PRC) (i) may be subject to a five percent (5%) PRC withholding tax, provided that we own more than twenty five percent (25%) of the registered capital of Jiuxin Management incessantly within twelve (12) months immediately prior to obtaining such dividends from Jiuxin Management, and if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Arrangement”) is applicable, or (ii) if the Arrangement does not apply (i.e. the PRC tax authorities may deem us to be a conduit not entitled to treaty benefits), may be subject to a ten percent (10%) PRC withholding tax. Similarly, if we are treated as a non-resident enterprise, and Renovation is treated as a resident enterprise, then any dividends that we receive from Renovation (assuming such dividends were considered sourced within the PRC) may be subject to a ten percent (10%) PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, that we could pay to our shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a ten percent (10%) PRC tax is imposed on dividends we pay to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a ten percent (10%) PRC income tax if such gain is regarded as income derived from sources within China. In such event, we may be required to withhold a ten percent (10%) PRC tax on any dividends paid to our investors that are non-resident enterprises. Our investors that are non-resident enterprises also may be responsible for paying PRC tax at a rate of ten percent (10%) on any gain realized from the sale or transfer of our common shares in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain.

Moreover, the State Administration of Taxation issued the Notice on Strengthening the Administration of Enterprise Income Tax on Share Transfer Income of Non-Resident Enterprises No. 698 (“Circular 698”) on December 10, 2009, which reinforces taxation on transfer of non-listed shares by non-resident enterprises through overseas holding vehicles. Circular 698 applies retroactively and was deemed to be effective as of January 2008. Pursuant to Circular 698, where (i) a foreign investor who indirectly holds equity interest in a PRC resident enterprise through an offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and (ii) the offshore holding company is located in a jurisdiction where the effective tax rate is lower than twelve and a half percent (12.5%) or where the offshore income of its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that PRC resident enterprise with certain relevant information within thirty (30) days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and there is no reasonable commercial purpose other than avoidance of PRC enterprise income tax, the tax authorities will have the power to conduct a substance-over-form re-assessment of the nature of the equity transfer. A reasonable commercial purpose may be established when the overall offshore structure is set up to comply with the requirements of supervising authorities of international capital markets. If the State Administration of Taxation’s challenge of a transfer is successful, they will deny the existence of the offshore holding company that is used for tax planning purposes. Since Circular 698 has a brief history, there is uncertainty as to its application.

General PRC Government Approval

As a wholesale distributor and retailer of pharmaceutical products, we are subject to regulation and oversight by different levels of the food and drug administration in China, in particular, the SFDA. The Drug Administration Law of the PRC, as amended, provides the basic legal framework for the administration of the production and sale of pharmaceutical products in China and governs the manufacturing, distributing, packaging, pricing, and advertising of pharmaceutical products in China. The corresponding implementation regulations set out detailed rules with respect to the administration of pharmaceuticals in China. We are also subject to other PRC laws and regulations that are applicable to business operators, retailers, and foreign-invested companies.

Distribution of Pharmaceutical Products

A distributor of pharmaceutical products must obtain a distribution permit from the relevant provincial or designated municipal- or county-level SFDA. The grant of such permit is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel, and equipment. The distribution permit is valid for five (5) years, and the holder must apply for renewal of the permit within six (6) months prior to its expiration. In addition, a pharmaceutical product distributor needs to obtain a business license from the relevant administration for industry and commerce prior to commencing its business. All of our consolidated entities that engage in the retail pharmaceutical business have obtained necessary pharmaceutical distribution permits, and we do not expect to face any difficulties in renewing these permits and/or certifications.

In addition, under the Supervision and Administration Rules on Pharmaceutical Product Distribution, promulgated by the SFDA on January 31, 2007, and effective May 1, 2007, a pharmaceutical product distributor is responsible for its procurement and sales activities and is liable for the actions of its employees or agents in connection with their conduct of distribution on behalf of the distributor. A retail distributor of pharmaceutical products is not allowed to sell prescription pharmaceutical products or Tier A OTC pharmaceutical products listed in the national or provincial medical insurance catalogs without the presence of a certified in-store pharmacist. See “Reimbursement under the National Medical Insurance Program.”

Restrictions on Foreign Ownership of Wholesale or Retail Pharmaceutical Business in China

PRC regulations on foreign investment currently permit foreign companies to establish or invest in WFOEs or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China. For retail sales, these regulations restrict the number and size of pharmacies that a foreign investor may establish. If a foreign investor owns more than thirty (30) stores that sell a variety of branded pharmaceutical products sourced from different suppliers, the foreign investor’s ownership interests in the stores are limited to forty nine percent (49%).

In lieu of equity ownership, our WFOE, Jiuxin Management, has entered into contractual arrangements with Jiuzhou Pharmacy and the Key Personnel.

Good Supply Practice Standards

GSP standards regulate wholesale and retail pharmaceutical product distributors to ensure the quality of distribution of pharmaceutical products in China. All wholesale and retail pharmaceutical product distributors are required to apply for GSP certification within thirty (30) days after obtaining drug distribution permits. The current applicable GSP standards require pharmaceutical product distributors to implement strict controls on the distribution of medicine products, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management, and quality control. Specifically, the warehouse must be able to store the pharmaceutical products at various required temperatures and humidity, and handle transport, warehouse entries, delivery, and billing by computerized logistics management systems. The GSP certificate is usually valid for five (5) years. Currently, Jiuzhou Pharmacy, and Jiuxin Medicine are all GSP certified.

Prescription Administration

Under the Rules on Administration of Prescriptions promulgated by the SFDA, effective May 1, 2007, doctors are required to include the chemical ingredients of the medicine they prescribe in their prescription and are not allowed to include brand names in their prescription. This regulation is designed to provide consumers with choices among different pharmaceutical products that contain the same chemical ingredients.

Advertisement of Pharmaceutical Products

Under the Advertising Law of PRC, the contents of an advertisement must be true, lawful, without falsehood, and must neither deceive nor mislead consumers. Accordingly, advertisement must be examined by the competent authority prior to its publication or broadcast through any form of media. In addition, advertisement of pharmaceutical products may only be based on a drug’s approved indication of use statement, and may not contain any assurance of a product’s efficiency, treatment efficiency, curative rate, or any other information prohibited by law. Advertisement for certain drugs should include an admonishment to seek a doctor’s advice before purchasing and application. Advertising is prohibited for certain drugs such as anesthetics and psychotropic drugs.

To further prevent misleading advertising of pharmaceutical products, the SAIC and the SFDA jointly promulgated the Standards for Examination and Publication of Advertisements of Pharmaceutical Products and Measures for Examination of Advertisement of Pharmaceutical Products in March 2007. Under these regulations, an approval must be obtained from the provincial level of food and drug administration before a pharmaceutical product may be advertised. In addition, once approved, an advertisement’s content may not be altered without further approval. Such approval, once obtained, is valid for one (1) year.

Product Liability and Consumers Protection

Product liability claims may arise if the products sold have any harmful effect on consumers. The injured party may make a claim for damages or compensation. The General Principles of the Civil Law of the PRC, which became effective in January 1987, state that manufacturers and sellers of defective products causing property damage or injury shall incur civil liabilities for such damage or injuries.

The Product Quality Law of the PRC was enacted in 1993 and amended in 2000 to strengthen the quality control of products and protect consumers’ rights and interests. Under this law, manufacturers and distributors who produce or sell defective products may be subject to confiscation of earnings from such sales, revocation of business licenses, imposition of fines, and, in severe circumstances, may be subject to criminal liability.

The Administrative Measures for Drug Recalls was issued by the SFDA in December 2007, and covers two (2) types of drug recalls, namely voluntary recalls and compulsory recalls. Under such regulation, wholesalers are obliged to assist drug manufacturers with any drug recall. In addition, a wholesaler must immediately cease to sell any drug that the wholesaler learns has any safety issues, and must immediately notify the manufacturer or its supplier as well as report the matter to the SFDA.

The Law of the PRC on the Protection of the Rights and Interests of Consumers was promulgated on October 31, 1993 and became effective on January 1, 1994 to protect consumers’ rights when they purchase or use goods or services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers. In extreme situations, pharmaceutical product manufacturers and distributors may be subject to criminal liability if their goods or services lead to the death or injuries of customers or other third parties.

The Tort Law of the PRC was promulgated on December 26, 2009 and went into effect on July 1, 2010. The Tort Law provides that manufacturers and distributors who produce or sell defective products shall be responsible for the damage caused by the defective products.

Reimbursement under the National Medical Insurance Program

Eligible participants in the national medical insurance program, consisting primarily of urban residents, are entitled to purchase medicine when presenting their medical insurance cards in an authorized pharmacy, provided that the medicine they purchase has been included in the national or provincial medical insurance catalogs. Depending on relevant local regulations, authorized pharmacies can either (i) sell medicine on credit and obtain reimbursement from relevant government social security bureaus on a monthly basis, or (ii) receive payments from the participants at the time of their purchases, and the participants in turn obtain reimbursement from relevant government social security bureaus.

Medications included in the national and provincial medical insurance catalogs are divided into two (2) tiers. Purchases of Tier A pharmaceutical products are generally fully reimbursable, except that certain Tier A pharmaceutical products are only reimbursable to the extent the medications are used specifically for the purposes stated in the medical insurance catalogs. Purchasers of Tier B pharmaceutical products, which are generally more expensive than those in Tier A, are required to make a certain percentage of co-payments, with the remaining amount being reimbursable. The percentage of reimbursement for Tier B OTC products varies in different regions in the PRC. Factors that affect the inclusion of medicine in the medical insurance catalogs include whether the medicine is consumed in large volumes and commonly prescribed for clinical use in China and whether it is considered to be important in meeting the basic healthcare needs of the general public.

China’s Ministry of Labor and Social Security, together with other government authorities, has the power to determine which medicines are included in the national medical insurance catalog every two (2) years, under which of the two (2) tiers the included medicine falls, and whether an included medicine should be removed from the catalog.

Sales of Nutritional Supplements and other Food Products

A distributor of nutritional supplements and other food products must obtain a food circulation permit from its local Administration of Industry and Commerce. The grant of such permit is subject to an inspection of the distributor’s facilities, warehouses, hygienic environment, quality control systems, personnel, and equipment. The food circulation permit is valid for three (3) years, and the holder must apply for renewal of the certificate within thirty (30) days prior to its expiration. Currently, Jiuxin Medicine, Jiuzhou Pharmacy, and our drugstores all hold a valid Food Circulation Permit, except for our Lin’an store and Ren’airu store, which do not sell food products and therefore is not required to hold such a permit. Currently all of our stores hold valid permits.

Medical Practice

Healthcare providers in China are required to comply with many laws and regulations at the national and local government levels. The laws and regulations applicable to our medical practice include the following:

●	We must register with and maintain an operating license from the local public health authority for each clinic that we operate, each of which is subject to annual review by the public health authority;

●	The Licensed Physician Act requires that we only hire PRC licensed physicians;

●	All waste material from our clinics must be properly collected, sterilized, deposited, transported and disposed of, and we are required to keep records of the origin, type and amount of all waste materials that we generate for at least three (3) years;

●	We must have at least three (3) physicians, five (5) nurses and one (1) technician on staff at each clinic; and

●	We must establish and follow protocols to prevent medical malpractice, which require us to: (i) insure that patients are adequately informed before they consent to medical operations or procedures; (ii) maintain complete medical records which are available for review by the patient, physicians and the courts; (iii) voluntarily report any event of malpractice to a local government agency; and (iv) support and justify the medical services we provide in any administrative investigation or litigation. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our license to operate.

Interim Regulations on Administration of Sino-Foreign Joint Venture and Cooperative Medical Institutions

As per China’s commitments to the World Trade Organization, “Foreign service suppliers are permitted to establish joint venture hospitals or clinics with local Chinese partners with quantitative limitations in line with China’s needs. Foreign majority ownership is permitted.” In accordance with the Interim Regulations on Administration of Sino-Foreign Joint Venture and Cooperative Medical Institutions issued jointly by the Ministry of Health (“MOH”) and the Ministry of Commerce (“MOFCOM”) in 2000, the Chinese party of Sino-foreign joint ventures and cooperative medical institutions shall hold no less than thirty percent (30%) of shares and legal rights or interest, which also mean foreign investors are allowed to hold a maximum stake of seventy percent (70%). Such regulations also specify that the establishment of Sino-foreign joint venture and cooperative medical institutions should be approved respectively by MOH and MOFCOM. In other words, foreigners are allowed to run hospitals or clinics in the form of equity or co-operative joint ventures with an equity interest of up to seventy percent (70%) lasting up to twenty (20) years.

Internet Pharmaceutical Sales

China’s central government regulates Internet access, the distribution of online information and the conduct of online commerce through strict business licensing requirements and other government regulations. Companies which sell pharmaceutical products to consumers through the Internet are required to obtain: (1) a drug distribution permit; (2) an Internet pharmaceutical information provider qualification certificate, renewable every five (5) years; (3) an Internet pharmaceutical transaction service qualification certificate, renewable every five (5) years; (4) a value-added telecommunication operation permit; and (5) registration with the Administration of Information Industry. Internet pharmacies are not allowed to distribute prescription drugs. The websites that sell pharmaceutical products must ensure transaction security and enable the consumers to consult with licensed pharmacists. Also, an Internet-based business in China is required to obtain and maintain certain assets relevant to its business, such as delivery and storage facilities. Jiuzhou Pharmacy obtained all above-mentioned certificates and registrations and launched www.dada360.com in May 2010 and renewed the certificates in 2015. During the year ended March 31, 2020, the Company also sold pharmaceutical and other products via certain third-party platforms such as Tmall and JD.com.

TCM Manufacturing

The SFDA has adopted a non-mandatory licensing process for TCM manufacturers according to Good Agricultural Practice (“GAP”) for Chinese Crude Drugs. Manufacturers who meet the government-set requirements will be granted a GAP certificate. Since we do not process the herbs that we harvest and the GAP certification is not mandatory, we have not applied for such certification, and currently have no plan of doing so.

Environmental Matters

Our drugstore and wholesale operations do not involve any activities subject to specific PRC environmental regulations. Our medical clinics are in compliance with applicable regulations regarding the administration of medical wastes, including collections, temperate storage, and packaging and labeling of medical wastes. Pursuant to such regulations, we contract with DadiWeikang Medical Wastes Disposal Center to dispose of all medical wastes generated by our clinics.

Principal Executive Office

Our principal executive office is located at 6th Floor, Hai Wai Hai Tongxin Mansion, Gong Shu District, Hangzhou City, Zhejiang Province, China. Our main telephone number is +86-571-88219579, and fax number is +86-571-8821-9579.

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our current executive officers and directors as of the date of this proxy/prospectus, their respective offices and positions, and their respective dates of election or appointment:

Name	Age(1)	Position	Date of Appointment
Lei Liu	57	Chief Executive Officer and Chairman of the Board of Directors	September 17, 2009
Ming Zhao	45	Chief Financial Officer	August 1, 2011
Li Qi	48	Director	October 23, 2009
Caroline Wang (2) (3) (4)	33	Director	March 29, 2017
Jiangliang He (2) (3) (4)	58	Director	September 4, 2018
Genghua Gu (2) (3) (4)	71	Director	March 28, 2014
Pingfan Wu (4)	56	Director	October 26, 2018

(1)	As of the date of this prospectus.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating Committee.

Biographical Information of Our Current Directors and Executive Officers

Lei Liu has served as our Chief Executive Officer and Chairman of our Board of Directors since September 17, 2009. Mr. Liu is one of the three founders of Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Service & Public Health Service Co., Ltd. (“Jiuzhou Service”) (Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, as well as the subsidiaries of Jiuzhou Pharmacy, collectively as “HJ Group”), and has been the executive director of Jiuzhou Pharmacy since September 2003 and the supervising director of Jiuzhou Service since November 2005. From December 1997 to August 2003, Mr. Liu worked in Tai He Drugstore as a general manager. From September 1992 to November 1997, Mr. Liu was an administration official of Hangzhou Medical Junior College, his alma mater, where he was also a researcher and an anatomy instructor from September 1983 to July 1992. Mr. Liu has been a licensed researcher in the PRC since September 1988. As the founder and CEO responsible for our vision and direction, Mr. Liu is invaluable to us and our Board of Directors.

Ming Zhao has served as our Chief Financial Officer since August 2011. From September 2010 to July 2011, Mr. Zhao was a senior manager at CFO Oncall, Inc., a financial consulting firm providing CFO services to U.S.-listed, China-based publicly traded companies. From December 2006 through August 2010, Mr. Zhao was a senior auditor at Sherb & Co., LLP. From January through June 2003, Mr. Zhao worked as a financial analyst at Microsoft Corporation. Mr. Zhao is a licensed certified public accountant. He graduated with a bachelor’s degree in accounting from Central University of Finance and Economic in Beijing in July 1999, and obtained a master’s degree in professional accounting from the University of Washington in December 2002.

Li Qi is one of the three founders of HJ Group. Ms. Qi has served as our secretary since October 23, 2009 to September 4, 2018, and is currently the general manager of both Jiuzhou Pharmacy and Jiuzhou Service. From January 2000 to June 2003, Ms. Qi worked in Zhejiang Yikang Drugstore as a general manager. From October 1991 to January 2000, Ms. Qi worked in the Branch Hospital of Hangzhou No. 1 People’s Hospital as a nurse. Ms. Qi is a licensed TCM pharmacist in the PRC and is a 1991 graduate of Hangzhou Nurse School. As the founder and secretary overseeing our day-to-day corporate operations, Ms. Qi is highly qualified to serve on our Board of Directors.

Caroline Wang has been a member of our Board since March 29, 2017. Ms. Wang has been a project manager with JC Group, a comprehensive industrial financial group which serves the “city management”, performing internal audit and projects management for a variety of financial products since October 2015. Prior to that, Ms. Wang served as a CFO assistant of Kandi Technologies Group, Inc. (NASDAQ:KNDI), a company engaged in the research, development, manufacturing, and sales of vehicle products. She was mainly responsible for consolidation of financial reports and internal control audits. From 2012 to 2015, Ms. Wang was an audit department assistant manager with KPMG Huazhen LLP Hangzhou Branch, conducting financial report audits and internal control audits for listing companies and also providing audit services to pre-IPO companies. None of these companies are related to or affiliated with the registrant. Ms. Wang holds a master’s degree in public administration from the London School of Economics and Political Science, and a bachelor’s degree in finance from Beijing Language and Culture University. The Board has determined that Ms. Wang has the qualification to serve as a member of the Board given her extensive financial, accounting and auditing experience, as well as her English and Chinese bilingual capabilities to facilitate the Board’s supervision of the management.

Jiangliang He, has extensive experience as a professional attorney. He has served as a partner in Dentons China, a large law firm with a presence in approximately 45 cities in China, since August 2008. From July 1997 to July 2008, he was a partner in the Zhejiang Jiuyao law firm. From July 1984 to June 1997, he was a professor at Hangzhou School of Law. Mr. He received his bachelor’s degree in law from Beijing University.

Genghua Gu is a retired physician, professor and published scientific researcher in the field of stomatology. From 2003 to 2013, Dr. Gu was a member of the Standing Committee of Zhejiang Province Political Consultative Conference. From 2000 to 2009, Dr. Gu was the Vice President of the Women’s Hospital of Zhejiang University’s School of Medicine (the “School of Medicine”), where, in addition to being a chief physician, professor and researcher, he was also in charge of logistics and financial control as part of the hospital’s management. From 1998 to 2000, Dr. Gu was the Vice President of the Second Affiliate Hospital of the School of Medicine (the “Affiliate Hospital”), where, in addition to his medical, teaching and research duties, he was also in charge of the hospital’s logistics. From 1995 to 1998, Dr. Gu served as the Deputy Magistrate with the Shuichang County Government in Zhejiang Province, in charge of the county’s culture, education and hygiene programs. From 1988 to 1995, Dr. Gu was the Head of the Medical Department at the Affiliate Hospital and was involved in planning and management of the medical department. Dr. Gu served as an oral surgeon from 1977 to 1988 at the Affiliate Hospital. Dr. Gu graduated from Shanghai Jiaotong University’s School of Medicine, Department of Stomatology in 1977. The Board has determined that Dr. Gu should serve as a director given his extensive medical and scientific research experience, as well as his government and hospital management and logistics experience.

Pingfan Wu graduated from Jiangxi Medical College with a major in clinical medicine. After graduation, she worked in a hospital for eight years as a physician and an attending physician. After that, she joined Sino-American Shike/GlaxoSmithKline for 18 years until 2014. From sales representative to GSK China Sales/Strategy Director, Ms. Wu was responsible for the sale of multiple prescription drugs/OTC products in Chinese hospitals, retail markets, government cooperation projects and mergers and acquisitions. Since 2014 Ms. Wu has been working at Cardinal Health China Pharmaceutical Co., Ltd., which is among the top three largest U.S./foreign drug distribution companies in China (“Cardinal China”). She served as its retail COO, responsible for retail channel branding/sales of the distribution products in China and online/offline business strategy planning and operation management for its Direct-to-Patient (“DTP”) pharmacy. The DTP pharmacy is mainly a hospital-side pharmacy and the products are primarily high-value drugs.

Family Relationships

There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten (10) years.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. The Reporting Persons are also required by SEC rules to furnish us with copies of Section 16(a) forms they file. Based upon a review of the filings made on their behalf during the fiscal year ended March 31, 2020, as well as an examination of the SEC’s EDGAR system Form 3, 4, and 5 filings (including amendments to such forms) and our records, we believe that, for the fiscal year ended March 31, 2020, our directors, executive officers and holders of ten percent (10%) or more of our common stock complied with Section 16(a) filing requirements applicable to them.

CORPORATE GOVERNANCE

Our Board currently consists of six members. Our bylaws provide that our directors will hold office until the Annual Meeting of shareholders or until their successors have been elected and qualified. Our Board is responsible for the business and affairs of the Company and considers various matters that require its approval.

Independence of the Board

We are required to comply with The NASDAQ Stock Market (“NASDAQ”) listing standards, under which a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determination are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following directors are independent directors within the meaning of the NASDAQ listing standards: Ms. Caroline Wang, Mr. Jiangliang He, Dr. Genghua Gu, and Ms. Pingfan Wu are independent directors. Mr. Lei Liu and Ms. Li Qi are not independent directors.

Code of Ethics and Business Conduct

Our Code of Ethics, which applies to all officers, directors and employees, was adopted by the Board on March 15, 2010. The Code of Ethics was filed as Exhibit 14 to our Current Report on Form 8-K filed with the SEC on March 23, 2010, a copy of which is available on our website at http://www.chinajojodrugstores.com under the tabs “Investor” – “Corporate Governance” – “Documents”.

Meetings of the Board

During the fiscal year ended March 31, 2020, the Board met one time and took action by unanimous written consent three times.

Information regarding Committees of the Board

The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The following table provides membership and meeting information for these committees for the fiscal year ended March 31, 2020:

Name	Audit		Compensation		Nominating
Caroline Wang (2)	X	(1)	X		X
Jiangliang He	X		X	(1)	X
Genghua Gu	X		X		X	(1)
Pingfan Wu					X

Total meetings in year ended March 31, 2020	1		1		1

Total actions by unanimous written consent in year ended March 31, 2020	1		1		1

(1)	Committee chairperson.

(2)	“Audit committee financial expert” within the meaning of Item 407(d)(5)(ii) and (iii) of Regulation S-K promulgated under the Exchange Act. Effective March 29, 2017, Caroline Wang was elected as a member of the Board and is qualified as audit committee financial expert within the meaning under Regulation S-K.

Below is a description of each committee as it is presently constituted. The Board has determined that each current member of each committee meets the applicable SEC and NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates under a written charter, a copy of which is available on our website at http://www.jiuzhou360.com under the tabs “For Investor” – “Corporate Governance” -“Committee Charters”, and is composed of our three (3) independent directors. Our Board of Directors has determined, based on information furnished by Ms. Caroline Wang and other available information, that she meets the requirements of an “audit committee financial expert” as that term is defined in the rules promulgated under the Securities Act and the Exchange Act, and has accordingly designated her as such. Our Board of Directors has also appointed her the chairperson of the committee.

The Audit Committee assists the Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor, and prepares the report that the SEC requires to be included in the Company’s annual proxy statement.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee operates under a written charter approved by the Board. The charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

●	reviewed and discussed the audited financial statements with management;

●	discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence; and

●	based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as filed with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee of the Board

/s/ Caroline Wang, Chairperson of the Audit Committee

/s/ Jiangliang He, Member of the Audit Committee

/s/ Genghua Gu, Member of the Audit Committee

The foregoing Audit Committee Report does not constitute soliciting material or to be “filed” with the Commission or subject to Regulation 14A or 14C (17 CFR 240.14a-1 through 240.14b-2 or 240.14c-1 through 240.14c-101), other than as provided in Item 407 of Regulation S-K, or to the liabilities of section 18 of the Exchange Act (15 U.S.C. 78r) and shall not be deemed filed or incorporated by reference into any other filing of our company under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

Compensation Committee

Our Compensation Committee operates under a written charter, a copy of which is available on our website at http://www.jiuzhou360.com under the tabs “For Investor” – “Corporate Governance” – “Committee Charters”, and is made up of our three (3) independent directors. Mr. Jiangliang He chairs our Compensation Committee, leading it to oversee and, as appropriate, make recommendations to the Board regarding the annual salaries and other compensation of our executive officers and our employees, and other employee policies. The committee also provides assistance and recommendations with respect to our compensation policies and practices.

Nominating Committee

Our Nominating Committee operates under a written charter, a copy of which is available on our website at http://www.jiuzhou360.com under the tabs “For Investor” – “Corporate Governance” – “Committee Charters”, and is made up of our four (4) independent directors. Mr. Genghua Gu is the chairperson of the committee. Our Nominating Committee assists the Board in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our Board of Directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices.

Each of the six nominees for election as a director named in this proxy statement were unanimously recommended by the Nominating Committee for submission to the shareholders of the Company as the Board’s nominees.

Shareholder Communications with the Board

Due to the infrequency of communications from shareholders to the Board, our Board has not adopted a formal process by which shareholders may communicate with the Board. Nevertheless, shareholders or other interested parties may write to the Company’s Secretary at Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, Zhejiang Province, P. R. China, 310008, and should prominently indicate on the outside of the envelope that it is intended for the Board or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our principal executive officer and principal financial officer during the last two (2) fiscal years. No other executive officer received compensation in excess of $100,000 during the fiscal year ended March 31, 2021.

Summary Compensation Table
Name and Principal Position	Fiscal Year ended March 31,	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lei Liu,	2021	90,000	-0-	-	-0-	-0-	-0-	-0-	90,000
CEO (2)	2020	68,910	-0-	-	-0-	-0-	-0-	-0-	68,910

Ming Zhao,	2021	88,000	-0-	-	-0-	-0-	-0-	-0-	88,000
CFO	2020	88,000	-0-	-	-0-	-0-	-0-	-0-	88,000

(1)	Reflects the full fair value of stock issued during the applicable fiscal year for financial statement reporting purposes.

(2)	Salary as reported is based on interbank exchange rate of RMB 6.9656 to $1.00 on March 31, 2020 and RMB 6.5536 to $1.00 on March 31, 2021.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Agreement with Ming Zhao

We entered into an employment agreement with Mr. Zhao dated as of August 1, 2011, under which Mr. Zhao is serving as our Chief Financial Officer for a term of two years commencing August 1, 2011, for annual compensation of $100,000, payable in monthly installments, as well as a one-time grant of 40,000 shares of our common stock (the “Shares”) under our 2010 Equity Incentive Plan. The term of his employment was extended verbally for another two (2) years with an amended annual compensation of $88,000 starting from October 2012. The term of this employment was extended verbally for another one (1) year automatically (unless providing prior notice otherwise) with an annual compensation of $88,000 starting from October 2015. Mr. Zhao is also entitled to expense reimbursement. During his employment, Mr. Zhao is subject to certain restrictive covenants, including (i) prohibition against engaging in any work that competes with us and our business and soliciting our customers, potential customers and employees, and (ii) requirement to maintain our confidential information.

Mr. Zhao’s employment agreement terminates upon his death or disability. If Mr. Zhao is unable to perform his duties for 60 days during any 12 month period, we may terminate the employment agreement upon 30-day written notice. We may also terminate the employment agreement for cause, upon notice if at any time Mr. Zhao commits (a) fraudulent, unlawful or grossly negligent conduct in connection with his employment duties; (b) willful misconduct; (c) willful and continued failure to perform his duties; (d) any felony or any crime involving moral turpitude; (e) any violation of any of our material policies; or (f) any material breach of any written agreement with us. Mr. Zhao may terminate his employment agreement immediately upon written notice if we breach our agreement with him.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2021

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable	Equity incentive plan awards: number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Lei Liu	-	-	180,000	2.50	Nov.18, 2022	-	-	-	$-
Ming Zhao	-	-	30,000	2.50	Nov.18, 2022	-	-	-	$-
Li Qi	-	-	125,000	2.50	Nov.18, 2022	-	-	-	$-

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	967,000	2.50	3,230,000
Equity compensation plans not approved by security holders	-	-	-
TOTAL	967,000	2.50	3,230,000

Discussion of Summary Compensation and Grants of Plan-based Awards Tables

A summary of certain material terms of our existing compensation plans and arrangements is set forth below.

On September 21, 2010, our Board of Directors approved a stock incentive plan for officers, directors, employees, and consultants entitled “China Jo-Jo Drugstores, Inc. 2010 Equity Incentive Plan” (the “Plan”). The maximum number of shares that may be issued under the Plan is 2,025,000 shares of our common stock. The Plan was approved by our shareholders at our annual meeting held on November 2, 2010. On February 24, 2015, our Board of Directors adopted and approved Amendment No. 1 to the Plan to increase the number of shares of the Company’s common stock available for issuance thereunder from 2,025,000 share limit to 4,325,000 shares. Amendment No. 1 was approved by the stockholders at the annual shareholders meeting on March 23, 2015. On January 27, 2016, our Board of Directors adopted and approved Amendment No. 2 to the Plan to increase the number of shares of the Company’s common stock available for issuance thereunder from 4,325,000 share limit to 7,175,000 shares. Amendment No. 2 was approved by the stockholders at the annual shareholders meeting on March 23, 2016. Under the Plan, the Company may issue common stock and/or options to purchase common stock to our officers, directors, employees and consultants. The Plan is administered either by our Board of Directors or a committee that it designates comprising of at least two (2) “non-employee” directors. The board (or the committee, if one is designated) has full and complete authority, in its discretion, but subject to the express provisions of the Plan, to grant awards, to determine the number of awards to be granted and the time or times at which awards shall be granted; to establish the terms and conditions upon which awards may be exercised; to remove or adjust any restrictions and conditions upon awards; to specify, at the time of grant, provisions relating to exercisability of awards and to accelerate or otherwise modify the exercisability of any awards; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. On February 14, 2017, our Board of Directors adopted and approved Amendment No. 3 to the Plan to increase the number of shares of the Company’s common stock available for issuance thereunder from 7,175,000 share limit to 9,696,468 shares. Amendment No. 3 was approved by the stockholders at the annual shareholders meeting on March 29, 2017. On March 26, 2018, the shareholders of the Company approved the Amendment No. 4 to the Plan which increased the total shares of common stock available for issuance thereunder to 12,196,468. On June 30, 2018, the Compensation Committee of the Board approved the Amendment No. 5 to the Plan as The Tax Cuts and Jobs Act of 2017 removed the 162(m) qualified performance based compensation exemption to the $1 million cap on deductions for compensation to covered executives. Section 1.3.2 was in the Plan to permit grants under the Plan to fit within that exemption. As that exemption no longer applies for grants made in 2018 or thereafter, the Plan had been amended to remove the provisions intended to comply with that exemption, including the one in Section 1.3.2. of the Plan. On March 5, 2020, the shareholders of the Company approved the Amended and Restated 2010 Equity Incentive Plan, which in addition to the incorporation of the Amendment No. 4 and Amendment No. 5 to the Plan, clarified the term of the Plan in order to render the Plan being available for incentive stock options grants in the future and approved the proposal of adding a ten-year term to the Plan. The Plan, effective since November 2, 2010, shall terminate automatically on January 14, 2030 (the tenth anniversary of the Board’s approval of this Plan), unless terminated earlier by the Board, except with respect to Awards then outstanding. The Plan, as amended and restated, has authorized, with the stockholders’ approval previously obtained, to reserve a total of 12,196,468 shares of our common stock for issuance under the Plan. As of March 31, 2021, there were 2,550,546 shares of our common stock available for future issuance under the Plan.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended March 31, 2021:

Director Compensation Table
Name	Fiscal Year ended March 31,	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lei Liu (2)	2021	90,000	--	-0-	-0-	-0-	-0-	90,000
Li Qi (2)	2021	68,000	-0-	-0-	-0-	-0-	-0-	68,000
Caroline Wang	2021	11,813	-0-	-0-	-0-	-0-	-0-	11,813
Genghua Gu	2021	6,000	-0-	-0-	-0-	-0-	-0-	6,000
Jiangliang He	2021	5,316	-0-	-0-	-0-	-0-	-0-	5,316
Pingfan Wu	2021	8,614	-0-	-0-	-0-	-0-	-0-	8,614

(1)	Reflects dollar amount expensed by the Company during the applicable fiscal year for financial statement reporting purposes.

(2)	Compensation is reflected in the Summary Compensation Table on page 69 above.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity, although we have entered into certain agreements with some of our directors as described below. We intend to develop such a policy in the near future.

Agreement with Genghua Gu

On December 9, 2013, we entered into an agreement with Dr. Gu in the form of a director offer letter, pursuant to which we have agreed to compensate him $6,000 annually for his services, payable in monthly installments on the last day of each month. Additionally, he is entitled to be included as an insured under our directors and officers insurance policy.

Agreement with Caroline Wang

As of March 29, 2017, we entered into an agreement with Ms. Wang in the form of a director offer letter pursuant to which we agreed to compensate her $11,813 (RMB80,000) annually for her services. Additionally, she is entitled to be included as an insured under our directors and officers insurance policy.

Agreement with Jiangliang He

As of September 4, 2018, we entered into an agreement with Mr. He in the form of a director offer letter pursuant to which we agreed to compensate her $5,316 (RMB36,000) annually for her services. Additionally, she is entitled to be included as an insured under our directors and officers insurance policy.

Agreement with Pingfan Wu

As of October 26, 2018, we entered into an agreement with Ms. Wu in the form of a director offer letter pursuant to which we agreed to compensate her $8,860 (RMB60,000) annually for her services. Additionally, she is entitled to be included as an insured under our directors and officers insurance policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding our common stock beneficially owned on March 31, 2021, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Common Stock Beneficially Owned
Executive officers and directors: (1)	Number of Shares beneficially owned (2)	Percentage of class beneficially owned (3)
Lei Liu, Chief Executive Officer and Chairman of the Board of Directors (4)	8,825,482	21.1%
Ming Zhao, Chief Financial Officer	199,000	*	%
Li Qi, Director (4)	6,409,000	15.4%

Caroline Wang, Director (5)	-	*	%
Genghua Gu, Director (6)	30,000	*	%
Jiangliang, He, Director	-	*	%
Pingfan Wu, Director	-	*	%
All directors and executive officers as a group (7 persons)	9,433,482	22.6%

5% Shareholders: (1)
CareRetail Holdings Limited (7)	4,840,000	11.6%
Super Marvel Limited (4)	6,030,000	14.4%

*	Less than 1%.
(1)	Unless otherwise noted, the address for each of the named beneficial owners is: 6th Floor, Hai Wai Hai Tongxin Mansion, Gong Shu District, Hangzhou City, Zhejiang Province, China, 310008.
(2)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(3)	Unless otherwise noted, the number and percentage of outstanding shares of common stock is based upon 41,751,790 shares outstanding as of March 31, 2021.
(4)	The address of Super Marvel Limited (“Super Marvel”) is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The owners of Super Marvel are Lei Liu (56.7%) and Li Qi (43.3%). They are also its directors. As such, they are deemed to have or share investment control over Super Marvel’s portfolio. According to Rule 13d-5, when two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for purposes of sections 13(d) and (g) of the Exchange Act, as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons. As a result, 6,030,000 shares of common stock held by Super Marvel reported herein as beneficially owned by each of Mr. Liu, Ms. Qi and Mr. Jin, which they in turn own indirectly through their respective ownership of Super Marvel.
(5)	Ms. Wang’s address is: 3601B The Center, Changle Road, Xuhui District, Shanghai, China.
(6)	Dr. Gu’s address is: No.1, Xueshi Road, Hangzhou, China.
(7)	The address of CareRetail Holdings Limited is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008. Hillhouse Capital Management, Ltd., an exempted Cayman Islands company (“Hillhouse Capital”) is hereby deemed to be the sole beneficial owner of, and to control the voting power of, the shares of our common stock held by CareRetail. The directors of Hillhouse Capital are Jun Shen and Colm O’Connell. Mr. Shen and Mr. O’Connell are employees of Hillhouse Capital and Mr. Lei Zhang is the President and Chief Investment Officer of Hillhouse Capital.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Officers and Directors’ Relationship with Us, Our Subsidiaries and VIE

We operate our pharmacies (including the medical clinics) through the following companies in China that we control through contractual arrangements:

●	Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), which we control contractually, operates our “Jiuzhou Grand Pharmacy” stores;

●	Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”), which we control contractually, operates one (1) of our three (3) medical clinics; and

●	Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”), which we control contractually, operates our other medical clinics.

In addition, we operate pharmacies through “Lin’An Jiuzhou”, which are directly held by Jiuxin Investments Management Co. Ltd. We also operates nine stores, which are held by Jiuzhou Pharmacy. We tend to expand our clinics network adjacent to our drugstores through Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd. (“Linjia Medical”), which are controlled by Jiuzhou Pharmacy.

We control HJ Group (Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, Lin’An Jiuzhou, as well as the subsidiaries of Jiuzhou Pharmacy) through contractual arrangements between Jiuxin Management, our wholly-owned subsidiary, and each of Jiuzhou Pharmacy, Jiuzhou Medical and Jiuzhou Clinic. HJ Group is owned by Mr. Lei Liu, Ms. Li Qi and Mr. Chong’an Jin (the “Key Personnel”), two (2) of whom also hold positions as our executive officers and/or directors. Because the Key Personnel also collectively own a substantial amount of our issued and outstanding common stock, we believe that our interests are aligned with those of HJ Group and the Key Personnel.

Other Related Party Transactions

	March 31, 2020	March 31, 2019
Due to a director and CEO (1):	490,218	795,179

(1)	Due to foreign exchange restrictions, the Company’s director and CEO, Mr. Lei Liu personally lent U.S. dollars to the Company to facilitate its payments of expenses in the United States.

The Company leases a retail space from Mr. Lei Liu. The lease will expire in September 2020. The rent for the year ended March 31, 2020 has not been paid to Mr. Liu as of March 31, 2020.

On April 28, 2018, 10% of Jiuxin Medicine was sold to Hangzhou Kangzhou Biotech Co. Ltd. for a total proceeds of approximately $75,643(RMB507,760). Mr. Lei Liu owns 51% of Hangzhou Kangzhou Biotech Co. Ltd.

PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

The Merger Agreement and the Plan of Merger

The following includes a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Agreement and the Plan of Merger in their entirety for a more complete description of the Redomicile Merger. In the event of any discrepancy between the terms of the Merger Agreement and the Plan of Merger and the following summary, the Merger Agreement and the Plan of Merger will control.

Introduction

The Merger Agreement and the Plan of Merger you are being asked to adopt and approve provides for a Redomicile Merger that would result in each share of common stock of the Company being converted into the right to receive one ordinary share in the capital of CJJD Cayman, an exempted company incorporated under the laws of the Cayman Islands. Under the Merger Agreement, the Company will merge with and into CJJD Cayman, with CJJD Cayman as the surviving company and changing its name to China Jo-Jo Drugstores, Inc. upon the Redomicile Merger becoming effective. If the Merger Agreement and the Plan of Merger are adopted by the stockholders, we anticipate that the Redomicile Merger will become effective promptly following such approval. Following the Redomicile Merger, CJJD Cayman, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. Immediately following the Redomicile Merger, you will own an interest in CJJD Cayman, which will be managed by substantially the same board of directors and executive officers that managed the Company immediately prior to the Redomicile Merger. Additionally, the consolidated assets and liabilities of CJJD Cayman will be the same as those of the Company immediately prior to the Redomicile Merger.

The Parties to the Redomicile Merger

China Jo-Jo Drugstores, Inc. (a Nevada corporation) The Company is a retailer and distributor of pharmaceutical and other healthcare products typically found in retail pharmacies in the PRC. The Company currently has one hundred and eighteen (118) store locations under the store brand “Jiuzhou Grand Pharmacy” in Hangzhou city and its adjacent town Lin’an. The Company currently operates in four business segments in China: (1) retail drugstores, (2) online pharmacy, (3) wholesale business selling products similar to those we carry in our pharmacies, and (4) farming and selling herbs used for traditional Chinese medicine (“TCM”). All of the above business are performed in China with no other international sales.

China Jo-Jo Drugstores Holdings, Inc., or CJJD Cayman ( CJJD Cayman is a newly formed exempted company incorporated under the laws of the Cayman Islands and currently a wholly-owned subsidiary of the Company. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Companies Act of the Cayman Islands, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands upon satisfying certain requirements of the Companies Act as it pertains to continuation and/or deregistration. CJJD Cayman does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company and CJJD Cayman are located at Hai Wai Hai Tongxin Mansion Floor 6, Gong Shu District, Hangzhou City, People’s Republic of China 310008; Telephone: +86 571-88219579. The registered office for CJJD Cayman is in the Cayman Islands located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and the phone number of the registered office is +1 345 945 3901.

Background and Reasons for the Redomicile Merger

We believe the Redomicile Merger, which would redomicile our entity from Nevada to the Cayman Islands, is consistent with our corporate strategy of focusing on the China plasma market, including expanding our business in China, and would allow us to reduce operational, administrative, legal and accounting costs over the long term. Our strategy has been focused on our core strengths and aligned with favorable long-term market trends relating to plasma-related products in China.

The biopharmaceutical industry in China is strictly regulated and officially or unofficially may favor companies that are incorporated in jurisdictions that are not politically and economically perceived to be in competition with China. In addition, our assets and operations have been primarily based in China. Nearly 100% of our sales in 2019 and 2020 were attributable to China and almost all of our long-lived assets, consisting of property, plant and equipment and our full-time employees were located in China as of December 31, 2020. We currently have no operations in the United States and we believe that there is no particular business reason to remain incorporated in the United States. Furthermore, we believe that most overseas incorporated companies whose assets and operations are primarily in China have adopted a corporate holding structure similar to the structure we propose to adopt in the Redomicile Merger. Therefore, we believe by reorganizing our structure we will be better able to compete with our competitors.

We have chosen to redomicile under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services.

●	We believe that by reincorporating to a jurisdiction outside the United States, which is in line with the Company’s current business and operations which are almost all conducted outside of the United States, CJJD Cayman will be able to qualify as a “foreign private issuer” under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. CJJD Cayman will remain subject to the mandates of the Sarbanes-Oxley Act. As a foreign private issuer, CJJD Cayman also will be exempt from certain rules under the Exchange Act that would otherwise apply if CJJD Cayman were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example: CJJD Cayman may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

●	CJJD Cayman will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CJJD Cayman will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CJJD Cayman will need to promptly furnish reports on Form 6-K any information that CJJD Cayman (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CJJD Cayman will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CJJD Cayman will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	CJJD Cayman will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	CJJD Cayman will not be required to conduct advisory votes on executive compensation;

●	CJJD Cayman will be exempt from filing quarterly reports under the Exchange Act with the SEC;however, as a Nasdaq listed foreign private issuer, CJJD Cayman will be required to publish on a Form 6-K an interim balance sheet and income statement as of the end of its second quarter no later than six months following the end of such quarter;

●	CJJD Cayman will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

●	CJJD Cayman will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	CJJD Cayman will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

CJJD Cayman expects to take advantage of these exemptions if the Redomicile Merger is effected. Accordingly, after the completion of the Redomicile Merger, if you hold CJJD Cayman securities, you may receive less information about CJJD Cayman and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

Additionally, as a foreign private issuer, CJJD Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain exchange corporate governance standards, such as the following NASDAQ corporate governance standards requiring that:

●	the majority of the board of directors be comprised of independent directors;

●	executive compensation be determined by independent directors or a committee of independent directors;

●	director nominees be selected, or recommended for selection by the board of directors, by independent directors or a committee of independent directors;

●	an audit committee be comprised of at least three members, each of whom is an independent director and one of whom has finance and accounting experience; and

●	all related party transactions be reviewed by the audit committee or another independent body of the board of directors.

Conyers Dill Pearman, our Cayman Islands counsel, has advised us that there are no comparable Cayman Islands laws related to the above corporate governance standards.

Concurrent with the process of the Redomicile Merger and thereafter, it is the intent of CJJD Cayman to list its ordinary shares on the NASDAQ Capital Market.

We believe the Redomicile Merger will enhance shareholder value for the reasons discussed above. However, in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business, we cannot predict what impact, if any, the Redomicile Merger will have in the long term when these factors change.

For a discussion of the risk factors associated with the Redomicile Merger, please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger.”

There are certain disadvantages that accompany redomicile in the Cayman Islands, including:

●	The Cayman Islands has a different body of securities laws and corporate laws as compared to the United States and may provide significantly less protection to investors;

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States;

●	CJJD Cayman’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between it and our officers, directors and shareholders be arbitrated; and

●	CJJD Cayman will continue to be treated as a U.S. corporation for U.S. federal income tax purposes.

CJJD Cayman’s corporate affairs are governed by CJJD Cayman’s amended and restated memorandum and articles of association, as amended and restated from time to time, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors and officers of CJJD Cayman, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedent in some jurisdictions in the United States.

Additionally, a significant portion of our operations are conducted in the PRC, and a significant portion of our assets are located in the PRC. After the Redomicile Merger, substantially all of CJJD Cayman’s directors and executive officers will continue to reside outside of the United States, and all or a substantial portion of such persons’ assets are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon CJJD Cayman or such persons, or to enforce against them in courts of the United States, Cayman Islands or PRC, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The Redomicile Merger

The steps that have been taken to date, and that will be taken, to complete the Redomicile Merger are:

●	CJJD Cayman was incorporated with the Company holding the one (and only) ordinary share issued by CJJD Cayman.

●	Following the Special Meeting, provided that we have obtained the requisite stockholder approval of the Merger Agreement and the Plan of Merger and related transaction including the Redomicile Merger, as of the Effective Time (i) the Company will merge with and into CJJD Cayman, with CJJD Cayman as the surviving company changing its name to China Jo-Jo Drugstores, Inc., and (ii) each share of the Company’s common stock will be converted into the right to receive one ordinary share in the capital of CJJD Cayman and CJJD Cayman shall issue to each holder of such right that number of ordinary shares in CJJD Cayman to which each such holder is entitled.

●	At the Effective Time, CJJD Cayman will cancel the one ordinary share issued to the Company prior to the Redomicile Merger and all common stock of the Company will be cancelled.

At the Effective Time, all existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by CJJD Cayman. Each outstanding option and other equity award issued under our equity compensation plans for the purchase or receipt of, or payment based on, each share of the Company’s common stock will represent the right to purchase or receive, or receive payment based on, one ordinary share in the capital of CJJD Cayman on substantially the same terms.

Additionally, at the Effective Time, CJJD Cayman will adopt and assume the obligations of the Company under or with respect to certain contracts or agreements as described in the Merger Agreement. The contracts and agreements will become the obligations of CJJD Cayman and will be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

The Merger Agreement and the Plan of Merger may be amended, modified or supplemented at any time before or after it is adopted by the stockholders of the Company. However, after adoption by the stockholders, no amendment, modification or supplement that requires further approval by the Company’s stockholders may be made or effected without obtaining that approval.

Possible Abandonment

Pursuant to the Merger Agreement, the board of directors of the Company may exercise its discretion to terminate the Merger Agreement, and therefore abandon the Redomicile Merger, at any time prior to the Effective Time, including after the adoption of the Merger Agreement by the Company’s stockholders. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger — Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Additional Agreements

CJJD Cayman expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including those of its subsidiaries) who currently have indemnification agreements with the Company. The CJJD Cayman indemnification agreements will be substantially similar to the Company’s existing indemnification agreements and will generally require that CJJD Cayman indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s current or past association with CJJD Cayman, any subsidiary of CJJD Cayman or another entity where he or she is or was serving at CJJD Cayman’s request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan.

The indemnification agreements also provide for the advancement of defense expenses by CJJD Cayman. Please also see the section entitled “Comparison of Rights under Nevada and Cayman Islands Laws — Indemnification of Directors and Officers” for a description of indemnification of directors and officers under Cayman Islands law and CJJD Cayman’s amended and restated memorandum and articles of association.

Conditions to Completion of the Redomicile Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the Redomicile Merger:

●	the Merger Agreement and the Plan of Merger have been approved and adopted by the requisite vote of stockholders of the Company;

●	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Redomicile Merger;

●	the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order is in effect;

●	the CJJD Cayman ordinary shares to be issued pursuant to the Redomicile Merger have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance and satisfaction of other standard conditions;

●	the Company and CJJD Cayman receive an opinion from our tax counsel, Pryor Cashman LLP, that the Redomicile Merger will qualify as a reorganization with the meaning of Section 368(a) of the Code;

●	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of the Company, CJJD Cayman or their subsidiaries to consummate the Redomicile Merger have been obtained or made; and

●	the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects.

Our board of directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of the Company and our stockholders and that such change to the terms of the Redomicile Merger does not make the disclosure provided to our stockholders materially misleading (for example, if a representation in the Merger Agreement is not true but there is otherwise no harm to the Company or our stockholders), our board of directors will not resolicit stockholder approval of the Redomicile Merger. If a waiver of any condition listed above would make the disclosure provided to our stockholders materially misleading, our board of directors will resolicit shareholder approval of the Redomicile Merger. Additionally, our board of directors reserves the right to defer or abandon the Redomicile Merger as well for the reasons described under “Risk Factors and Caution Regarding Forward-Looking Statements — Risks Relating to the Redomicile Merger — Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Stock Compensation and Benefit Plans and Programs

As part of the Redomicile Merger, CJJD Cayman has agreed to assume all of the Company’s rights and obligations under the Company’s stock-based benefit and compensation plans and programs at the Effective Time. All rights to purchase or receive, or receive payment based on, each share of the Company’s common stock arising under our equity compensation plans will entitle the holder to purchase or receive, or receive payment based on, as applicable, one CJJD Cayman ordinary share.

Warrants, Convertible Debentures or Convertible Securities

In addition, as part of the Redomicile Merger, CJJD Cayman has agreed to assume all of the Company’s rights and obligations of any warrants, convertible debentures or other convertible securities that may convert into the Company’s common stock at the Effective Time. All rights to purchase or receive, or receive payment based on, each share of the Company’s common stock arising under our warrants, convertible debentures or other convertible securities will entitle the holder thereof to purchase or receive, or receive payment based on, as applicable, one CJJD Cayman ordinary share.

Effective Time

Provided that we have obtained the requisite stockholder approval, we anticipate that the Redomicile Merger will become effective promptly following such approval. Our board of directors will have the right, however, to defer or abandon the Redomicile Merger at any time if it concludes that completion of the Redomicile Merger would not be in the best interests of the Company or our stockholders.

Management of CJJD Cayman

Immediately prior to the Effective Time, the directors and officers of the Company at such time will be elected or appointed as the directors and officers of CJJD Cayman (to the extent the directors and officers of CJJD Cayman and the Company are not already identical), each such person to have the same office(s) with CJJD Cayman (and the same committee memberships in the case of directors) as he or she held with the Company, with the directors to serve until the earlier of the next meeting of CJJD Cayman’s shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is required to approve and adopt the Merger Agreement and the Plan of Merger. Our board of directors believes that the Redomicile Merger, to be effected by the Merger Agreement and the Plan of Merger, is advisable and in the best interests of the Company and our stockholders.

ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REDOMICILE MERGER AND THE MERGER AGREEMENT AND THE PLAN OF MERGER. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the Redomicile Merger are compliance with U.S. federal and state securities laws and Nevada corporate law (including the filing with the Secretary of State of the State of Nevada of articles of merger).

Rights of Dissenting Stockholder

Under the Nevada Revised Statutes, the stockholders will not have appraisal or dissenting rights in connection with the Redomicile Merger.

Ownership in CJJD Cayman

Each share of the Company’s common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive one ordinary share in the capital of CJJD Cayman and such ordinary share will be registered in your name (or your broker’s name, as applicable) in CJJD Cayman’s register of members upon completion of the Redomicile Merger, without any further action on your part. Upon completion of the Redomicile Merger, only registered shareholders reflected in CJJD Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CJJD Cayman ordinary shares registered in their respective names. Any attempted transfer of the Company’s stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in CJJD Cayman’s register of members upon completion of the Redomicile Merger.

If you hold the Company’s common stock in an account with a broker or other securities intermediary, you will receive delivery of ordinary shares in your account with that same broker or securities intermediary without any action on your part. If you hold the Company’s common stock in certificated form, you may exchange your stock certificates for new CJJD Cayman share certificates following the Redomicile Merger. We will request that all Company stock certificates be returned to our exchange agent following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from our exchange agent. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates of the Company for new CJJD Cayman share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CJJD Nevada’s current transfer agent is American Stock Transfer & Trust Company, LLC, which is expected to continue to serve as the transfer agent for CJJD Cayman ordinary shares after the Effective Time.

Stock Exchange Listing

The Company’s common stock is currently listed on NASDAQ under the symbol “CJJD.” There is currently no established public trading market for CJJD Cayman’s ordinary shares. However, it is a condition to the completion of the Redomicile Merger that the shares of CJJD Cayman will be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions. As such, we expect that as of the Effective Time, CJJD Cayman’s ordinary shares will be authorized for listing on NASDAQ, and we expect that such shares will be traded on the exchange under the symbol “CJJD.”

It is anticipated that CJJD Cayman will qualify as a foreign private issuer in the U.S. following the Redomicile Merger. As a foreign private issuer, CJJD Cayman will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain NASDAQ corporate governance standards. However, we do not intend to initially rely on any NASDAQ exemptions or accommodations for foreign private issuers following the Redomicile Merger.

Accounting Treatment of the Redomicile Merger

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, no business combination has occurred and all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Taxation

The following discussion of the material Cayman Islands, People’s Republic of China and U.S. federal income tax consequences of the Redomicile Merger is based upon laws and relevant interpretations thereof effective as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to the Redomicile Merger or otherwise, such as the tax consequences under laws of countries other than the Cayman Islands, the People’s Republic of China and the United States or under state and local tax laws.

Cayman Islands Taxation

The Cayman Islands government (or any other taxing authority in the Cayman Islands) currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the Cayman Islands in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to CJJD Cayman levied by the government of the Cayman Islands except for stamp duty which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of any of the documents relating the proposed Redomicile Merger or the performance or enforcement of any of them, unless they are executed in or thereafter brought within the jurisdiction of the Cayman Islands for enforcement purposes or otherwise. We do not intend that any documents relating the proposed Redomicile Merger be executed in or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the Corporate Income Tax Law of the People’s Republic of China (the “CIT Law”) and its implementation rules, both effective on January 1, 2008, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC enterprises to their foreign shareholders will be subject to a withholding tax at a rate of 10% if the foreign investors are considered as non-resident enterprises without any establishment or place within the PRC or if the dividends payable have no connection with the establishment or place of the foreign investors within the PRC, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate. In accordance with Caishui (2008) No. 1 issued by the Ministry of Finance, or MOF, and SAT on February 22, 2008, the accumulative undistributed profits of foreign investment companies generated before January 1, 2008, and distributed to foreign investors after year 2008, shall be exempt from withholding tax.

The CIT Law has introduced the concept of “resident enterprises” and corresponding tax liability on resident enterprises’ worldwide income, whilst “non-resident enterprises” without any place or establishment in the PRC are required to pay 10% income tax on their passive incomes from sources within China only. A resident enterprise refers to an enterprise that (i) was established/incorporated within the PRC, or (ii) was established/incorporated under the laws of a foreign jurisdiction but has its “de facto management body” in the PRC. A non-resident enterprise refers to an enterprise which was established/incorporated under the laws of a foreign jurisdiction and does not have its “de facto management body” in the PRC, but has an establishment or place in the PRC, or has China-sourced income even though it does not have any establishment or place in the PRC.

Under the implementation rules of the CIT Law, “de facto management body” is defined as an organization that has material and overall management and control over the business, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a Notice on Issues Relating to Determination of PRC-Controlled Offshore Enterprises as PRC Resident Enterprises Based on “De Facto Management Body” Test, or SAT Circular No. 82, under which, an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group will be characterized as a “resident enterprise” due to the fact that its “de facto management body” is located within the PRC, if all of the following conditions are met at the same time: (i) the senior management personnel responsible for its daily operations and the place where the senior management departments discharge their responsibilities are located primarily in the PRC, (ii) its finance and human resources related decisions are made by or are subject to the approval of institutions or personnel located in the PRC, (iii) its major assets, books and records, company seals and minutes of its board of directors and shareholder meetings are located or kept in the PRC, and (iv) senior management personnel or 50% or more of the members of its board of directors with voting power of the enterprise reside in the PRC. SAT Circular No. 82 further specifies that the principle of “substance over form” shall be adopted in determining whether the “de facto management body” is located within China.

We currently are not treated as a PRC resident enterprise by the Chinese tax authority and as a result, we have not withheld PRC income taxes from our foreign investors and as a non-resident enterprise, we are subject to PRC withholding tax if we receive dividends directly from our PRC subsidiaries paid by them using funds out of their profits generated on and after January 1, 2008.

Nevertheless, a significant portion of our operations are currently based in the PRC and are likely to remain based in the PRC after the Redomicile Merger. Moreover, a significant portion of our management team, who are in charge of finance and human resources related decisions, will perform their duties mainly in the PRC, and over 50% of our board members habitually reside in the PRC. Our main properties, accounting books and records, company seals and minutes of board meetings are maintained in China.

However, the rules regarding the determination of the “de facto management body” are relatively new and whether such rules may apply to us is unclear. Due to lack of further written clarification by the SAT, there is still a uncertainty around the interpretation of each of the four conditions as specified in SAT Circular No. 82 and the principle of “substance over form” and the implementation of SAT Circular No. 82 by Chinese tax authorities in practice. It also remains unclear what percentage of shares of an offshore enterprise must be held by a PRC entity or group in order for the offshore enterprise to be deemed as an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group, and whether shares held by PRC resident individuals are counted pursuant to SAT Circular No. 82.

Due to the lack of clear guidance on the determination of our tax residency under the CIT Law, it remains unclear whether the PRC tax authorities will treat us as a PRC resident enterprise either before or after the Redomicile Merger or what effect, if any, the Redomicile Merger will have on the determination. As a result, we cannot express an opinion as to the likelihood that we will be subject to the tax applicable to resident enterprises or non-resident enterprises under the CIT Law. If CJJD Cayman is treated as a PRC resident enterprise, it will be subject to PRC tax on its worldwide income at the 25% uniform tax rate, but the dividends distributed from its subsidiaries that are or deemed to be PRC resident enterprises should be tax-exempt income. In addition, if CJJD Cayman is considered a PRC resident enterprise, the dividends paid by it to the non-PRC shareholders may be regarded as income from sources within the PRC pursuant to SAT Circular No. 82, and therefore the non-PRC institutional shareholders may be subject to a 10% withholding tax, and the non-PRC individual shareholders may be subject to a 20% withholding tax unless they are able to claim a lower tax rate pursuant to applicable tax treaties.

Furthermore, if CJJD Cayman is treated as a PRC resident enterprise, there is a possibility that the capital gains realized by its non-PRC shareholders from the transfer of their shares may be regarded as income from sources within the PRC for PRC tax purposes. If such capital gains are taxed in China, the applicable income tax rate would be 10% for non-PRC institutional shareholders, and 20% for non-PRC individual shareholders. If the non-PRC shareholders are U.S. residents that are eligible for PRC-US Tax Treaty benefits, whether capital gains should be taxed in China is unclear.

Pursuant to Paragraph 5 of Article 12 of the PRC-US Tax Treaty, gains from the alienation of shares of a company which is a PRC resident other than those mentioned in paragraph 4 (which refers to shares of a company the property of which consists principally of real property in the PRC) and representing a participation of at least 25% may be taxed in China. Paragraph 6 of Article 12 of the PRC-US Tax Treaty further specifies that “[G]ains derived by a resident of a Contracting State from the alienation of any property other than that referred to in paragraphs 1 through 5 and arising in the other Contracting State may be taxed in that other Contracting State.” By virtue of this provision, the capital gains realized by U.S. residents may be taxed in the PRC if the capital gains are considered as “arising in” the PRC. Under the CIT Law and its implementing rules, the capital gains from transfer of shares may be considered as “arising in” the PRC if the enterprise whose shares are transferred is “located in” China. If CJJD Cayman is considered a PRC resident enterprise, and if the Chinese tax authorities take the position that a PRC resident enterprise is deemed to be located in China, the capital gains realized by the U.S. residents from transfer of their shares may be taxed in the PRC depending on how the PRC-US Tax Treaty is interpreted and implemented by the Chinese tax authorities.

United States Taxation

The following are the material U.S. federal income tax consequences of the Redomicile Merger to beneficial owners of Company common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of shares of Company common stock held as capital assets. It does not address all aspects of U.S. federal income taxation that may be important to a beneficial owner in light of his or her particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or tax consequences that may apply to a beneficial owner subject to special rules, such as:

●	a financial institution or insurance company;

●	a tax-exempt organization;

●	a dealer or broker in securities, commodities or foreign currencies;

●	a shareholder that holds Company common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;

●	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

●	a shareholder that beneficially owns five percent or more of Company common stock;

●	a shareholder that acquired Company common stock pursuant to the exercise of compensatory options or otherwise as compensation.

If a partnership holds shares of Company common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Company common stock should consult its tax advisor regarding the tax consequences of the Redomicile Merger.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Redomicile Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax, non-U.S. tax, or state or local tax consequences. Accordingly, each Company shareholder should consult its own tax advisor to determine the particular U.S. federal, state, and local income tax or non-U.S. income tax, or other tax consequences to it of the Redomicile Merger.

Tax Opinion

Based on certain representations and assumptions described below, all of which must continue to be true and accurate in all material respects as of the effective time of the Redomicile Merger, it is the opinion of Pryor Cashman LLP, our tax counsel, that the Redomicile Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of the Company to complete the Redomicile Merger that counsel confirm its opinion as of the closing date of the Redomicile Merger. The Company does not intend to waive this condition.

The opinion described above has relied, and the confirmation opinion as of the closing date of the Redomicile Merger (the “closing date opinion”) will rely, on representations made by the Company and CJJD Cayman, including those contained in a certificate of an officer of the Company and CJJD Cayman. In addition, the opinion has assumed, and our tax counsel’s ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date of the Redomicile Merger. If any of those representations or assumptions is inaccurate, our tax counsel may not be able to provide the required closing date opinion or the tax consequences of the Redomicile Merger could differ from those described herein and in the opinions that our tax counsel have delivered. An opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. The Company does not intend to obtain a ruling from the IRS on the tax consequences of the Redomicile Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Based on the opinion and subject to the qualifications set forth above, in the opinion of our tax counsel the material U.S. federal income tax consequences of the Redomicile Merger are set forth below.

U.S. Federal Income Tax Consequences of the Redomicile Merger to the Company and CJJD Cayman

Neither the Company nor CJJD Cayman will recognize any gain or loss for U.S. federal income tax purposes as a result of the Redomicile Merger.

Pursuant to Section 7874(b) of the Code, CJJD Cayman will be treated as a U.S. corporation for all purposes under the Code because after the Redomicile Merger, (i) CJJD Cayman will have acquired substantially all of the properties held directly or indirectly by the Company, (ii) CJJD Cayman will not have substantial business activities in the Cayman Islands, and (iii) the former holders of the Company’s common stock will hold, by reason of owning shares of the Company’s common stock, at least 80% or more of the CJJD Cayman ordinary shares.

U.S. Federal Income Tax Consequences of the Redomicile Merger to U.S. Holders

This section applies to beneficial owners of Company common stock that are U.S. Holders. Generally, a U.S. Holder is a beneficial owner of Company common stock that is for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that is subject to the supervision of a court within the U.S. and the control of one (1) or more U.S. Persons. For purposes of this discussion, “U.S. Person” shall have the meaning ascribed to it by Section 7701(a)(30) of the Code.

A U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes solely due to the receipt of CJJD Cayman ordinary shares in the Redomicile Merger. A U.S. Holder’s adjusted tax basis in the CJJD Cayman ordinary shares received in the Redomicile Merger will be the same as such U.S. Holder’s adjusted tax basis in the Company common stock surrendered in the Redomicile Merger. Such U.S. Holder’s holding period in the CJJD Cayman ordinary shares received in the Redomicile Merger will include such U.S. Holder’s holding period in the Company common stock surrendered in the Redomicile Merger. Provided, however, that if a U.S. Holder acquired different blocks of Company common stock at different times or at different prices, the CJJD Cayman ordinary shares received in the Redomicile Merger will be allocated pro rata to each block of Company common stock, and the basis and holding period of each block of CJJD Cayman ordinary shares received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Company common stock exchanged for such block of CJJD Cayman ordinary shares.

The U.S. federal income tax consequences of owning and disposing of CJJD Cayman ordinary shares received in the Redomicile Merger will be the same as the U.S. federal income tax consequences of owning and disposing of Company common stock before the Redomicile Merger. Each U.S. Holder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the ownership and disposition of CJJD Cayman ordinary shares.

U.S. Federal Income Tax Consequences of the Redomicile Merger to Non-U.S. Holders

This section applies to beneficial owners of Company common stock that are Non-U.S. Holders. Generally, a Non-U.S. Holder is a beneficial owner of Company common stock that is for U.S. federal income tax purposes:

●	a nonresident alien individual;

●	a corporation that is not U.S. Holder;

●	an estate that is not a U.S. Holder; or

●	a trust that is not a U.S. Holder.

Special tax rules may apply to individual beneficial owners who are former citizens or former residents of the United States. Such individuals should consult their tax advisors regarding the U.S. federal income tax consequences of the Redomicile Merger and of owning or disposing of CJJD Cayman ordinary shares.

The receipt of CJJD Cayman ordinary shares in exchange for Company common stock will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes.

The U.S. federal income tax consequences of owning and disposing of CJJD Cayman ordinary shares received in the Redomicile Merger will be the same as the U.S. federal income tax consequences of owning and disposing of Company common stock before the Redomicile Merger, including that dividends paid by CJJD Cayman to Non-U.S. Holders will generally be subject to U.S. federal withholding tax at a 30% rate (or a reduced rate specified by an applicable income tax treaty). Each Non-U.S. Holder should consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the ownership and disposition of CJJD Cayman ordinary shares.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, CJJD Cayman may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, CJJD Cayman may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

CJJD Cayman reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, CJJD Cayman may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

CJJD Cayman also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Privacy Notice

Scope

The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands’ Data Protection Act, 2017 or the “DPA,” which came into effect in the Cayman Islands on 30 September 2019.

This privacy notice puts investors in CJJD Cayman on notice that through your investment into CJJD Cayman you may provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). CJJD Cayman collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. CJJD Cayman will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of CJJD Cayman on an ongoing basis or to comply with legal and regulatory obligations to which CJJD Cayman is subject. CJJD Cayman will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to CJJD Cayman.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into CJJD Cayman, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPA, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils CJJD Cayman’s obligation in this respect. Individuals have rights under the DPA in certain circumstances.

These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that CJJD Cayman cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with CJJD Cayman’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting CJJD Cayman

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through the address and telephone number of our principal executive office. Our principal website is           . The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Economic Substance

The Cayman Islands has recently enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision), or the Cayman Economic Substance Act. CJJD Cayman is required to comply with the Cayman Economic Substance Act. As CJJD Cayman is a Cayman Islands company, compliance obligations include filing annual notifications for CJJD Cayman, which need to state whether CJJD Cayman is carrying out any relevant activities and if so, whether CJJD Cayman has satisfied economic substance tests to the extent required under the Cayman Economic Substance Act. As it is a new regime, it is anticipated that the Cayman Economic Substance Act will evolve and be subject to further clarification and amendments. CJJD Cayman may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject CJJD Cayman to penalties under the Cayman Economic Substance Act.

Compensation of Directors and Officers

Under Cayman Islands law, CJJD Cayman is not required to disclose compensation paid to our senior management on an individual basis and CJJD Cayman have not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of CJJD Cayman receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

Cayman Islands Selling Restrictions

This prospectus does not constitute a public offer of the common shares, whether by way of sale or subscription, in the Cayman Islands. The common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.”  When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for CJJD Cayman.

DESCRIPTION OF SHARE CAPITAL OF CJJD CAYMAN

The following description of the material terms of CJJD Cayman’s ordinary shares following the Redomicile Merger includes a summary of specified provisions of the amended and restated memorandum and articles of association of CJJD Cayman that will be in effect upon such time that the Redomicile Merger has been completed. Such amended and restated memorandum and articles of association of CJJD Cayman are attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part of and incorporated herein by reference. You are encouraged to read the relevant provisions of the Companies Act and CJJD Cayman’s amended and restated memorandum and articles of association as they relate to the following summary.

Authorized Share Capital

CJJD Cayman is authorized to issue 500,000,000 shares of a par value of US$0.001 each. The board of directors of CJJD Cayman is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

As of the close of business on April 19, 2021, CJJD Cayman had one ordinary share issued and outstanding and no preferred shares issued and outstanding. Upon the completion of the Redomicile Merger, CJJD Cayman will issue approximately 41,751,790 ordinary shares in the Redomicile Merger and the one ordinary share issued and outstanding prior to the Redomicile Merger will be cancelled.

Ordinary Shares

General

All of CJJD Cayman’s issued and outstanding ordinary shares will be issued credited as fully paid and non-assessable. CJJD Cayman’s ordinary shares are issued in registered form, and are issued when registered in CJJD Cayman’s register of members. CJJD Cayman’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of CJJD Cayman’s ordinary shares are entitled to such dividends as may be declared by CJJD Cayman’s board of directors, subject to the Companies Act and the amended and restated memorandum and articles of association of CJJD Cayman. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may CJJD Cayman pay a dividend if this would result in CJJD Cayman being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, CJJD Cayman must keep a register of members and there shall be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of CJJD Cayman is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this Redomicile Merger, the register of members shall be immediately updated to reflect the issue of ordinary shares by CJJD Cayman to the Company’s stockholders. Once CJJD Cayman’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the ordinary shares set against their name in the register of members.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of CJJD Cayman’s board of directors or by any one or more shareholders holding at least one-tenth of the votes attaching to the issued and outstanding ordinary shares in CJJD Cayman entitled to vote at general meetings, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares in CJJD Cayman entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Act or CJJD Cayman’s amended and restated memorandum and articles of association, CJJD Cayman expects to hold shareholders’ meetings annually and such meetings may be convened by CJJD Cayman’s board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 25 percent in par value of CJJD Cayman’s issued shares that carry the right to vote at general meetings. An extraordinary general meeting may also be called by the Chairman of the Board or the President of the Company. Advance notice of at least 10 days is required for the convening of CJJD Cayman’s annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of CJJD Cayman, as permitted by the Companies Act and the amended and restated memorandum and articles of association of CJJD Cayman. A special resolution will be required for important matters such as change of name or making further changes to the amended memorandum and articles of association of CJJD Cayman.

Transfer of Ordinary Shares

Subject to the restrictions of CJJD Cayman’s amended articles of association, as applicable, any of CJJD Cayman’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by CJJD Cayman’s board.

CJJD Cayman’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which CJJD Cayman have a lien. CJJD Cayman’s directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with CJJD Cayman, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as CJJD Cayman’s board of directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of ordinary shares;
●	the instrument of transfer is properly stamped, if required;
●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or
●	the ordinary shares transferred are free of any lien in favor of CJJD Cayman.

If CJJD Cayman’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as CJJD Cayman’s board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of CJJD Cayman, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CJJD Cayman for unpaid calls or otherwise. If CJJD Cayman’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

CJJD Cayman’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

CJJD Cayman may issue shares on terms that are subject to redemption, at CJJD Cayman’s option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by CJJD Cayman’s board of directors or by a special resolution of CJJD Cayman’s shareholders. CJJD Cayman may also repurchase any of its shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by its amended and restated memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of CJJD Cayman’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if CJJD Cayman can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, CJJD Cayman may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied either with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of CJJD Cayman’s ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of CJJD Cayman’s list of shareholders or its corporate records. However, CJJD Cayman will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Changes in Capital

CJJD Cayman may from time to time by ordinary resolution:

●	increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

●	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●	sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by the amended and restated memorandum and articles of association; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to Companies Act and confirmation by the Grand Court of the Cayman Islands on an application by CJJD Cayman for an order confirming such reduction, CJJD Cayman may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Preferred Shares

CJJD Cayman’s amended and restated memorandum and articles of association authorizes CJJD Cayman’s board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

CJJD Cayman’s amended and restated memorandum and articles of association authorizes CJJD Cayman’s board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;
●	the number of shares of the series;
●	the dividend rights, dividend rates, conversion rights, voting rights; and
●	the rights and terms of redemption and liquidation preferences.

CJJD Cayman’s board of directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

CJJD Cayman is an exempted company duly incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company, the objects of which are to conduct business mainly outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges, including (a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, (b) an exempted company is not required to open its register of members for inspection, (c) an exempted company does not have to hold an annual general meeting, (d) an exempted company may issue no par value, negotiable or bearer shares, € an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands, (f) an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance), (g) an exempted company may register as a limited duration company and (h) an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Transfer Agent

The transfer agent and registrar for CJJD Cayman’s ordinary shares is expected to be American Stock Transfer & Trust Company, LLC.

COMPARISON OF RIGHTS UNDER NEVADA AND CAYMAN ISLANDS LAWS

Your rights as a stockholder of the Company are governed by the Nevada Revised Statutes (the “NRS”) and the Company’s articles of incorporation and bylaws, as amended and restated to date. After the Redomicile Merger, you will become a shareholder of CJJD Cayman and your rights will be governed by the Companies Act and CJJD Cayman’s amended and restated memorandum and articles of association.

The principal attributes of the Company’s common stock and CJJD Cayman ordinary shares are similar. However, there are differences between your rights under the NRS and under the Companies Act. In addition, there are differences between the Company’s articles of incorporation and bylaws and CJJD Cayman’s amended and restated memorandum and articles of association. The following discussion is a summary of certain material differences in your rights that would result from the Redomicile Merger. As such, this summary does not cover all the differences between Companies Act and the NRS affecting corporations and their shareholders or all of the differences between the Company’s articles of incorporation and bylaws and CJJD Cayman’s amended and restated memorandum and articles of association. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of the Companies Act, the NRS, the Company’s articles of incorporation and bylaws and CJJD Cayman’s amended and restated memorandum and articles of association. CJJD Cayman’s amended and restated memorandum and articles of association will be effective prior to the completion of the Redomicile Merger and will replace its existing memorandum and articles of association in their entirety. A copy of CJJD Cayman’s amended and restated memorandum of association and articles of association that will become effective prior to the consummation of the Redomicile Merger is attached hereto as an exhibit to this Registration Statement on Form F-4 of which this proxy statement/prospectus is a part. We encourage you to read the laws and documents referenced above. The reference of “Memorandum of Association and Articles of Association” in the compare table below refers to the amended and restated memorandum and articles of association.

	NRS / CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Stockholder Approval of Business Combinations; Fundamental Changes

Generally, under the NRS, approval of mergers and consolidations and sales, leases or exchanges of all of the property or assets of a corporation requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

The NRS does not contain a procedure comparable to a scheme of arrangement under the Companies Act.

There are a number of mechanisms for acquiring a Cayman Islands company including: (1) a court-approved “scheme of arrangement” under the Companies Act; (2) through a tender offer by a third party; and (3) through a merger or consolidation between the Cayman Islands company and another company incorporated in the Cayman Islands or another jurisdiction (provided that the merger or consolidation is allowed by the laws of that other jurisdiction).

A scheme of arrangement with one or more class or series of shareholders requires the sanction of the scheme of arrangement by the Cayman Islands court and the approval of a majority in number of the registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting excluding any shares held by the acquiring party. If a scheme of arrangement receives the approval of shareholders of a company and is subsequently sanctioned by the Cayman Islands court, all holders of ordinary shares of the company will be bound by the terms of the scheme of arrangement.

The Companies Act provides that when an offer is made for shares of any class or series of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of those such class or series accept the offer, the offeror may, for two months after that four-month period, require the remaining shareholders of the relevant class or series to transfer their shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince a Cayman Islands court to order otherwise.

	NRS/ CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association

Authorization of a merger or consolidation requires: (a) the passing of a special resolution by the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in each such company’s constitutive documents. In addition, the consent of each holder of a fixed or floating security of a constituent company must be obtained, unless the court waives such requirement.

Under CJJD Cayman’s amended and restated articles of association and the Companies Act, there is no requirement for shareholder approval for a sale of all or substantially all of CJJD Cayman’s assets.

Under CJJD Cayman’s articles of association and the Companies Act, there is no requirement for shareholder approval for a sale of all or substantially all of CJJD Cayman’s assets.

Special Vote Required for Combinations with Interested Shareholders	The NRS provides generally that a Nevada corporation is prohibited from engaging in mergers, dispositions of 5% or more of the aggregate value of its assets or the disposition of assets representing 10% or more of the earning power or net income of the corporation, certain issuances of stock and other transactions (“business combinations”) with a person that owns 10% or more of the voting power of the outstanding voting shares of the corporation (an “interested shareholder”) for a period of three years after the interested stockholder first held 10% or more of the voting power of the outstanding shares. These restrictions on transactions involving an interested stockholder do not apply to (a) a combination approved by the board of directors before that person first became an interested stockholder, (b) a combination with an interested shareholder that resulted in that person becoming an interested stockholder that was approved by the board of directors before that person became an interested stockholder, or (c) a combination that was approved, no earlier than three years after the date that person first became an interested stockholder, by the affirmative vote of holders of at least a majority of the voting power (other than stock owned by the interested shareholder) at a meeting called for that purpose.	There is no provision in the Companies Act or CJJD Cayman’s amended and restated articles of association prohibiting business combinations with interested shareholders.

	NRS / CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Dissenter Rights; Rights to Dissent; Compulsory Acquisition	With respect to mergers and business combination transactions, under Nevada law, registered holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger of the corporation by demanding payment in cash for the shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, at a fair value determined by agreement between the dissenting stockholder(s) and the corporation, or if an agreement cannot be reached and an action is timely brought by the corporation, then the court may utilize the services of an appraiser to recommend a decision as to the fair value of such shares. Nevada law further provides that dissenters’ rights or appraisal rights are not available in a merger to holders of shares of any class or series listed on a U.S. based national securities exchange or held of record by more than 2,000 shareholders, unless the articles of incorporation of the corporation issuing the shares provide otherwise; or the holders of the class or series of stock are required under the plan of merger or exchange to accept for their shares anything except cash, owner’s interests or owners interests and cash in lieu of fractional owner’s interests of (a) the surviving or acquiring entity, (b) any other entity which at the effective date of the plan of merger or exchange were either listed on a national securities exchange or held of record by at least 2,000 shareholders or (c) some combination of the above. In addition, dissenters’ rights are not available to any holders of shares of the surviving domestic corporation if the plan of merger did not require the vote of the stockholders of the surviving corporation

The Companies Act and CJJD Cayman’s articles of association do not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman Islands company as described under “Shareholder Approval of Business Combinations; Fundamental Changes,” a minority shareholder may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

In connection with a merger or a consolidation, dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures set out in the Companies Act, subject to certain exceptions.

Shareholder Consent to Action Without Meeting	Under Nevada law and CJJD’s bylaws, stockholders may take any action required or permitted to be taken at a stockholders’ meeting without a meeting if a written consent thereto is consented to in writing by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required under Nevada law for such an action at a meeting, then that proportion of written consents is required.	CJJD Cayman’s articles of association permits resolutions, including special resolutions, to be effected by an unanimous written resolution. A special resolution is a resolution that is either (a) passed by a majority of not less than two-thirds of shareholders as, being entitled to do so, vote in person or by proxy at a general meeting, or (b) signed by all the shareholders entitled to vote on that resolution.

	NRS / CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Distributions and Dividends; Repurchases and Redemptions

Under Nevada law, the Board of Directors, subject to any restrictions in the corporation’s articles of incorporation, may declare and make distributions (including the payment of a dividend) generally out of: (1) operating surplus of the corporation, which is defined as net assets less statutory capital; or (2) if no operating surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year; subject to criteria set forth in the NRS; provided, however, the Board of Directors may not make distributions to its stockholders if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business; or, except as set forth in the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus that amount needed if the corporation were dissolved at the time of distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Under Nevada law, if provided in the articles of incorporation or in a Board resolution, a corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares subject to restrictions on the declaration and making of distributions as set forth above. If a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more series, or one or more classes, which shares together must have full voting power and together are entitled to receive the net assets of the corporation upon dissolution of the corporation.

However, at any time, a corporation may purchase or redeem any of its shares that are redeemable pursuant to the articles of incorporation or by a Board resolution which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital stock of the corporation.

Under the Companies Act, the board of directors may declare the payment of dividends to holders of ordinary shares out of CJJD Cayman’s (1) profits available for distribution, or (2) “share premium account”, which represents the excess of the price paid to CJJD Cayman’s on the issue of its shares over the par or “nominal” value of those shares and is similar to the U.S. law concept of additional paid in capital.

However, no dividends may be paid if, after payment, CJJD Cayman would not be able to pay its debts as they come due in the ordinary course of business.

Dividends on ordinary shares, if any, are at the discretion of the directors and depend on, among other things, CJJD Cayman’s results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the directors deems relevant, as well as CJJD Cayman’s ability to pay dividends in compliance with the Cayman Islands law. Under the Cayman Islands law, CJJD Cayman is not required to present proposed dividends or distributions to its shareholders for approval or adoption. CJJD Cayman may pay dividends in any currency.

The directors are also entitled to issue shares with preferred rights to participate in dividends declared by CJJD Cayman. The holders of such preference shares may, depending on their terms, rank senior to the ordinary shares with respect to dividends.

Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

CJJD Cayman’s articles of association provide that CJJD Cayman may make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

Removal of Directors; Terms of Directors

Nevada law provides that a director may be removed with or without cause by the holders of not less than two-thirds of the voting power of the shares entitled to vote at an election of directors, except that: (1) members of a classified Board of Directors may be removed by a vote of the holders of that class or series, unless the articles of incorporation provides otherwise; and (2) directors may not be removed in certain situations in the case of a corporation having cumulative voting except with the vote of stockholders owning sufficient shares to prevent the director’s election to office at the time of removal.

CJJD does not have a classified board and does not have cumulative voting.

Under CJJD Cayman’s articles of association, the directors of CJJD Cayman are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by a resolution of the board of directors.

In addition, the office of any director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to CJJD Cayman, or (iv) the board of directors resolves that his office be vacated.

Directors may be elected by a resolution of the board of directors, or by an ordinary resolution of the shareholders.

	NRS / CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Inspection of Books and Records

Nevada law allows any stockholder of record for at least six months preceding the demand to inspect, or any person holding, or authorized by those holding, at least 5% of all of the corporation’s outstanding shares, upon five days written demand, may inspect and make copies during usual business hours, in person or by an agent or attorney, of the following: (1) the corporation’s stock ledger, including a list of its stockholders and their stock holdings; (2) a copy of the corporation’s articles of incorporation, and amendments thereto, certified by the Secretary of State of Nevada; and (3) a copy of the corporation’s bylaws, and amendments thereto, certified by an officer of the corporation.

In addition, Nevada law allows any stockholder of record who owns, or has been authorized by the holders of, at least 15% of the outstanding shares of the corporation, upon at least five days’ written demand, to inspect, during usual business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records.

Shareholders of a Cayman Islands exempted company do not have any general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges and the memorandum and articles of association). Under CJJD Cayman’s articles of association, the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company or any of them shall be open to the inspection of members who are not directors.

The Companies Act requires that the register of mortgages and charges of a corporation be open to inspection by any shareholder or creditor of the company at all reasonable times.

	NRS/ CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Amendment of Governing Documents

Under Nevada law, unless the articles of incorporation requires a greater vote, an amendment to the articles of incorporation requires: (1) the Board of Directors must adopt a resolution setting forth the amendment proposed and submit the resolution to the stockholders entitled to vote on the amendment at a special meeting or the next annual meeting; (2) the affirmative vote by stockholders having at least a majority of the voting power entitled to vote thereon, and (3) if the amendment would adversely affect the rights or change any preference of any class or series of outstanding shares, then in addition to the affirmative vote otherwise required, the affirmative vote of a majority of the voting power of each class that is adversely affected by the amendment entitled to vote thereon as a class.

Under Nevada law, stockholders may adopt the bylaws and, in the absence of doing so or in the absence of reserving the right of doing so to the stockholders, the Board of Directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The articles of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors of the corporation. The bylaws of CJJD provide that the bylaws can be altered, amended or repealed by the Board of Directors.

The Companies Act and CJJD Cayman’s articles of association provide that CJJD Cayman’s memorandum of association and articles of association may only be amended by passing a special resolution of its shareholders to effect such amendment.

	NRS/ CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Indemnification of Directors and Officers

Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

CJJD’s articles of incorporation and bylaws provide generally that CJJD shall indemnify, to the fullest extent authorized by the NRS, each director and officer, as well as persons serving at the request of our company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

CJJD Cayman’s articles of association provide that its directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages and liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of CJJD Cayman’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning CJJD Cayman or its affairs in any court whether in the Cayman Islands or elsewhere.

	NRS / CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Limited Liability of Directors	Except as specifically provided in the NRS, or if the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (2) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Cayman Islands law, in certain circumstances, permits a company to limit the liability of a director to the company. The considerations under Cayman Islands law with regard to the limitation of a director’s liability are similar to those that apply to the enforcement of provisions relating to the indemnification of directors discussed above under “Indemnification of Directors and Officers.” A Cayman Islands court will enforce such a limitation except to the extent that enforcement of the relevant provision may be held to be contrary to public policy.

CJJD Cayman’s articles of association provide that no current or former director and officer of the company shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through such person’s own dishonesty, willful default or fraud.

	NRS / CJJD’s Articles of Incorporation and Bylaws	Companies Act/CJJD Cayman’s Amended and Restated Memorandum and Articles of Association
Shareholder Lawsuits	Under Nevada law, a stockholder may bring a derivative action on behalf of CJJD to enforce the rights of CJJD. An individual also may commence a lawsuit separately or bring a class action suit on behalf of such individual and other similarly situated stockholders where the requirements for maintaining a class action under Nevada law have been met. A person may generally institute and maintain such suits only if such person was a stockholder at the time of the transaction which is the subject of the derivative suit or became a stockholder by operation of law from one who was a shareholder at the time of the transaction. Nevada law also requires that the derivative plaintiff must make a demand on the Board of Directors to assert the claim or take suitable actions, and the demand to be refused by the board, before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile (and if futile, the derivative plaintiff must make clear the reasons why such demand would be futile).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of CJJD Cayman. However, the consideration of such suits has been limited. In this regard, the Cayman Islands courts ordinarily would permit a claim to be brought by a minority shareholder, in respect of a cause of action vested in a Cayman Islands company, in the name of and seeking relief on behalf of the company only (1) in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of a company; (2) where the act complained of is illegal or alleged to constitute a fraud against the company or against any minority shareholder; or (3) where the act is beyond the corporate power of the company or otherwise requires approval by a greater percentage of the company’s shareholders than actually approved it; and, in each case, where the act complained of is not capable of subsequent ratification by any majority of the company’s shareholders at a general meeting. The cause of action may be against the director, another person or both.

A shareholder may also be permitted to bring an action in his or her own name against a Cayman Islands company, a director or any other person in respect of any direct loss suffered by such shareholder as a result of any negligence, default, breach of duty or breach of trust. In any such action, however, a loss suffered by the company will not be regarded as a direct loss suffered by the individual shareholder. A shareholder may also be permitted to bring an action on the basis that the company’s affairs are being, or have been, conducted in a manner that is unfairly prejudicial to the interests of shareholders generally or to some shareholders in particular.

ENFORCEABILITY OF CIVIL LIABILITIES

CJJD Cayman is an exempted company incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of CJJD Cayman’s assets are located outside the United States. In addition, a majority of CJJD Cayman’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon CJJD Cayman or these persons, or to bring an action against CJJD Cayman or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against CJJD Cayman and its officers and directors. CJJD Cayman has appointed Pryor Cashman LLP as its agent to receive service of process in the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against CJJD Cayman or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against CJJD Cayman or its directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, (e) is not inconsistent with a Cayman Islands judgement of the same matter, (f) is not impeachable on grounds of fraud, and (g) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

It is our understanding that the PRC does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts and that there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of United States courts against CJJD Cayman or the directors or officers of CJJD Cayman predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Additionally, it is our understanding that it may be difficult for you to bring an original action against us or against our directors and officers who are nationals or residents of countries other than the United States in a PRC court in the event that you believe that your rights have been infringed under the U.S. federal securities laws, PRC laws, Cayman Islands laws or otherwise because we are incorporated under the laws of the Cayman Islands and it may be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC as required by the PRC Civil Procedures Law in order for a PRC court to have jurisdiction.

LEGAL MATTERS

The validity of the ordinary shares of CJJD Cayman being offered hereby will be passed upon by Conyers Dill & Pearman, our counsel as to the Cayman Islands laws. Certain legal matters in connection with the Redomicile Merger and as to U.S. federal law have been passed upon for the Company by Pryor Cashman LLP.

EXPERTS

The consolidated financial statements of China Jo-Jo Drugstores, Inc. as of March 31, 2020 and 2019, and for each of the years in the two-year period ended March 31, 2020, have been included herein in reliance on the report of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington, D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov).

The Company has filed with the SEC a registration statement on Form F-4 under the Securities Act to register the CJJD Cayman ordinary shares to be issued in connection with the Redomicile Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CJJD Cayman in addition to being a consent solicitation of the Company shareholders.

You should rely only on the information contained in this proxy statement/prospectus for your consent of the shareholders of the Company. Neither the Company nor CJJD Cayman has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated June 2, 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of CJJD Cayman ordinary shares in the Redomicile Merger shall create any implication to the contrary.

Information on Website

Information on the Company’s website is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve of the proposal described in this proxy statement/prospectus unless that information is also in this proxy statement/prospectus.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board has no knowledge of any business which will be presented for consideration at the Special Meeting other than the adoption of the Merger Agreement. Should any other matters be properly presented, it is intended that the enclosed proxy card will be voted in accordance with the best judgment of the persons voting the proxies.

June 2, 2021	By Order of the Board of Directors

/s/ Lei Liu
Lei Liu Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors

China Jo-Jo Drugstores, Inc.

Carson City, Nevada

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of China Jo-Jo Drugstores, Inc. (the “Company”) as of March 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, effective April 1, 2019, the Company has changed its method of accounting for leases due to the adoption of ASC 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO China Shu Lun Pan Certified Accountants LLP

We have served as the Company’s auditor since year 2015.

Shanghai, People’s Republic of China

July 10, 2020

PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,176,318	$9,322,463
Restricted cash	14,806,288	15,422,739
Financial assets available for sale	157,159	180,928
Notes receivable	57,005	177,278
Trade accounts receivable	9,770,656	8,692,514
Inventories	12,247,004	13,955,202
Other receivables, net	5,069,442	4,438,230
Advances to suppliers	1,174,800	1,950,252
Other current assets	1,528,540	2,063,375
Total current assets	60,987,212	56,202,981

PROPERTY AND EQUIPMENT, net	7,633,740	8,727,358

OTHER ASSETS
Long-term investment	2,544,451	24,243
Farmland assets	742,347	825,259
Long term deposits	1,456,384	2,157,275
Other noncurrent assets	1,046,763	1,196,197
Operating lease right-of-use assets	21,711,376	-
Intangible assets, net	3,393,960	3,597,323
Total other assets	30,895,281	7,800,297

Total assets	$99,516,233	$72,730,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	1,410,130	-
Accounts payable, trade	21,559,494	23,106,230
Notes payable	26,605,971	25,951,673
Other payables	2,522,330	3,197,221
Other payables - related parties	490,218	795,179
Customer deposits	708,140	771,942
Taxes payable	119,247	125,859
Accrued liabilities	753,612	1,264,182
Long-term loan payable-current portion	2,287,742	-
Current portion of operating lease liabilities	981,090	-
Total current liabilities	57,437,974	55,212,286

Long-term loan payable	4,115,958	-
Long term operating lease liabilities	19,049,575	-
Employee Deposits	70,507	81,935
Purchase option and warrants liability	64,090	465,248
Total liabilities	80,738,104	55,759,469

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 32,936,786 and 28,936,778 shares issued and outstanding as of March 31, 2020 and March 31, 2019	32,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of March 31, 2020 and March 31, 2019	-	-
Additional paid-in capital	54,209,301	44,905,664
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(36,400,837)	(30,587,468)
Accumulated other comprehensive income	1,440,424	2,508,964
Total stockholders’ equity	20,590,934	18,165,206
Noncontrolling interests	(1,812,805)	(1,194,039)
Total equity	18,778,129	16,971,167
Total liabilities and stockholders’ equity	$99,516,233	$72,730,636

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended March 31,
	2020	2019
REVENUES, NET	$117,327,689	$107,551,012

COST OF GOODS SOLD	91,801,259	82,442,969

GROSS PROFIT	25,526,430	25,108,043

SELLING EXPENSES	23,793,603	24,265,184
GENERAL AND ADMINISTRATIVE EXPENSES	8,108,377	1,718,989
IMPAIRMENT OF LONG-LIVED ASSETS	628,192	-
TOTAL OPERATING EXPENSES	32,530,172	25,984,173

LOSS FROM OPERATIONS	(7,003,742)	(876,130)

OTHER INCOME (EXPENSE):
INTEREST INCOME	1,063,747	112,887
INTEREST EXPENSE	(698,518)	-
OTHER	(204,064)	(93,311)
CHANGE IN FAIR VALUE OF PURCHASE OPTION AND WARRANTS LIABILITY	401,158	(326,452)

LOSS BEFORE INCOME TAXES	(6,441,419)	(1,183,006)

PROVISION FOR INCOME TAXES	16,258	134,763

NET LOSS	(6,457,677)	(1,317,769)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(644,308)	(391,491)

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(5,813,369)	(926,278)

OTHER COMPREHENSIVE LOSS
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(1,068,540)	(1,077,496)

COMPREHENSIVE LOSS	(7,526,217)	(2,395,265)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	32,816,567	28,936,778
Diluted	32,816,567	28,936,778

LOSS PER SHARES:
Basic	$(0.18)	$(0.03)
Diluted	$(0.18)	$(0.03)

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

						Accumulated
	Common Stock		Additional	Retained Earnings		other	Non-
	Number of		paid-in	Statutory	Accumulated	comprehensive	controlling
	shares	Amount	capital	reserves	deficit	income/(loss)	interest	Total
BALANCE, March 31, 2018.	28,936,778	$28,937	43,599,089	1,309,109	(29,661,190)	3,586,460	-	$18,862,405

Stock based compensation	-	-	197,100	-	-	-	-	197,100
Increase in capital of Jiuzhou Pharmacy	-	-	7,529	-	-	-	-	7,529
Start-up of Linjia Medical	-	-	-	-	-	-	223,629	223,629
Sale of 10% of Jiuxin Medicine	-	-	1,101,946	-	-	-	(1,027,082)	74,864
Net loss	-	-	-	-	(926,278)	-	(391,491)	(1,317,769)
Foreign currency translation loss	-	-	-	-	-	(1,077,496)	905	(1,076,591)
BALANCE, March 31, 2019.	28,936,778	28,937	44,905,664	1,309,109	(30,587,468)	2,508,964	(1,194,039)	16,971,167
Stock based compensation	-	-	34,560	-	-	-	-	34,560
Sale of stock and warrants	4,000,008	4,000	9,269,077	-	-	-	-	9,273,077
Net loss	-	-	-	-	(5,813,369)	-	(644,308)	(6,457,677)
Foreign currency translation loss	-	-	-	-	-	(1,068,540)	25,542	(1,042,998)
BALANCE, March 31, 2020.	32,936,786	32,937	54,209,301	1,309,109	(36,400,837)	1,440,424	(1,812,805)	18,778,129

The accompanying notes are an integral part of these consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(6,457,677)	$(1,317,769)
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt direct write-off and provision	446,354	(3,357,851)
Depreciation and amortization	2,082,817	1,676,413
Impairment of long lived assets	628,192	-
Stock based compensation	34,560	197,100
Change in fair value of purchase option derivative liability	(401,158)	326,452
Change in operating assets:
Accounts receivable, trade	(1,567,774)	(116,810)
Notes receivable	112,803	83,910
Inventories and biological assets	979,935	(1,390,823)
Other receivables	(1,010,722)	(1,308,437)
Advances to suppliers	148,638	3,612,453
Long term deposit	596,209	183,841
Other current assets	(1,278,833)	(83,372)
Other noncurrent assets	87,065	(23,511)
Change in operating liabilities:
Accounts payable, trade	(317,755)	(528,353)
Other payables and accrued liabilities	(967,751)	(328,473)
Customer deposits	(22,963)	(3,011,194)
Taxes payable	115	(216,792)
Net cash used in operating activities	(6,907,945)	(5,603,216)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	14,356	87,290
Purchase of financial assets available for sale	-	(104,360)
Acquisition of equipment and building	(656,297)	(5,450,934)
Investment in a joint venture	(2,567,083)	-
Increase intangible assets	(871,145)	(29,817)
Additions to leasehold improvements	(756,444)	(1,828,360)
Net cash used in investing activities	(4,836,613)	(7,326,181)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	1,435,620	-
Proceeds from third parties loan	7,178,100	-
Repayment of third parties loan	(658,645)	-
Proceeds from notes payable	48,974,772	42,030,521
Repayment of notes payable	(46,896,917)	(34,018,811)
Increase in financial liability	(7,178)	81,997
Proceeds from sale of stock and warrants	9,273,077	7,529
Repayment of other payables-related parties	(285,123)	(22,655)
Net cash provided by financing activities	19,013,706	8,078,581

EFFECT OF EXCHANGE RATE ON CASH	(1,031,744)	(1,856,174)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	6,237,404	(6,706,989)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of year	24,745,202	31,452,191

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of year	$30,982,606	$24,745,202

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$17,198	$56,422
Cash paid for interest	108,098	-

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), was incorporated in Nevada on December 19, 2006, originally under the name “Kerrisdale Mining Corporation”. On September 24, 2009, the Company changed its name to “China Jo-Jo Drugstores, Inc.” in connection with a share exchange transaction as described below.

On September 17, 2009, the Company completed a share exchange transaction with Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”), whereby 7,900,000 shares of common stock were issued to the stockholders of Renovation in exchange for 100% of the capital stock of Renovation. The completion of the share exchange transaction resulted in a change of control. The share exchange transaction was accounted for as a reverse acquisition and recapitalization and, as a result, the consolidated financial statements of the Company (the legal acquirer) are, in substance, those of Renovation (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. Renovation has no substantive operations of its own except for its holdings of Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), Zhejiang Shouantang Medical Technology Co., Ltd. (“Shouantang Technology”) and Hangzhou Jiutong Medical Technology Co., Ltd (“Jiutong Medical”), Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”), its wholly-owned subsidiaries.

The Company is an online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China (“China” or the “PRC”). The Company’s offline retail business is comprised primarily of pharmacies, which are operated by Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), a company that the Company controls through contractual arrangements. On March 31, 2017, Jiuxin Management established a subsidiary, Lin’An Jiuzhou Pharmacy Co., Ltd (“Lin’An Jiuzhou”) to operates drugstores in Lin’an City.

During the year ended March 31, 2020, the Company dissolved eight independent pharmacies. Among the eight dissolved pharmacies, two stores have merged into Jiuzhou Pharmacy and became Jiuzhou Pharmacy stores in Hangzhou. The other six stores’ licenses of government medical insurance, which qualify the stores for government reimbursement, were transferred to six Jiuzhou Pharmacy stores in Hangzhou City.

On January 9, 2020, in order to continue expanding and strengthening its local drugstore network, the Company acquired a local drugstores chain with ten stores at a price of $0.14 (RMB 1). The acquired chain agreed to cease their stores’ business and liquidate all of the stores ‘accounts after Jiuzhou Pharmacy acquired them. In March 2020, the chain was dissolved and its government insurance reimbursement certificates have been transferred to Jiuzhou Pharmacy.

The Company’s offline retail business also includes four medical clinics through Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”), both of which are also controlled by the Company through contractual arrangements. In May 2014, Shouantang Technology established Hangzhou Shouantang Bio-technology Co., Ltd. (“Shouantang Bio”). In May 2016, Shouantang Bio set up and held 49% of Hangzhou Kahamadi Bio-technology Co., Ltd. (“Kahamadi Bio”), a joint venture specializing in brand name development for nutritional supplements. In 2018, Jiuzhou Pharmacy invested a total of $741,540 (RMB5,100,000) in and held 51% of Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd (“Linjia Medical”), which operates two new clinics in Hangzhou as of March 31, 2020. On March 29, 2019, Jiuzhou Pharmacy formed and currently holds 51% of the equity of Zhejiang AyiGe Medical Health Management Co., Ltd. (“Ayi Health”), which is intended to provide technical support such as IT and customer support to our health management business in the future.

The Company currently conducts its online retail pharmacy business through Jiuzhou Pharmacy, which holds the Company’s online pharmacy license. On September 10, 2015, Renovation set up Jiuyi Technology to provide additional technical support such as webpage development to our online pharmacy business. In November 2015, the technical support function was transferred back to Jiuzhou Pharmacy, which hosts our online pharmacy.

The Company’s wholesale business is primarily conducted through Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”), which is licensed to distribute prescription and non-prescription pharmaceutical products throughout China. Jiuzhou Pharmacy acquired Jiuxin Medicine on August 25, 2011. On April 20, 2018, 10% of Jiuxin Medicine shares were sold to Hangzhou Kangzhou Biotech Co. Ltd. for a total proceeds of $79,625 (RMB 507,760).

The Company’s herb farming business is conducted by Hangzhou Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”), a wholly-owned subsidiary of Jiuxin Management. Due to the complexity of the cultivation business, Qianhong Agriculture has not grown herbs in fiscal 2020.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Entity Name	Background	Ownership
Renovation	● Incorporated in Hong Kong SAR on September 2, 2008	100%

Jiuxin Management	● Established in the PRC on October 14, 2008 ● Deemed a wholly foreign owned enterprise (“WFOE”) under PRC law ● Registered capital of $14.5 million fully paid	100%

Shouantang Technology	● Established in the PRC on July 16, 2010 by Renovation with registered capital of $20 million ● Registered capital requirement reduced by the SAIC to $11 million in July 2012 and is fully paid ● Deemed a WFOE under PRC law ● Invests and finances the working capital of Quannuo Technology	100%

Qianhong Agriculture	● Established in the PRC on August 10, 2010 by Jiuxin Management ● Registered capital of RMB 10 million fully paid ● Carries out herb farming business	100%

Jiuzhou Pharmacy (1)	● Established in the PRC on September 9, 2003 ● Registered capital of RMB 5 million fully paid ● Operates the “Jiuzhou Grand Pharmacy” stores in Hangzhou	VIE by contractual arrangements (2)

Jiuzhou Clinic (1)	● Established in the PRC as a general partnership on October 10, 2003 ● Operates a medical clinic adjacent to one of Jiuzhou Pharmacy’s stores	VIE by contractual arrangements (2)

Jiuzhou Service (1)	● Established in the PRC on November 2, 2005 ● Registered capital of RMB 500,000 fully paid ● Operates a medical clinic adjacent to one of Jiuzhou Pharmacy’s stores	VIE by contractual arrangements (2)

Jiuxin Medicine	● Established in PRC on December 31, 2003 ● Acquired by Jiuzhou Pharmacy in August 2011 ● Registered capital of RMB 10 million fully paid ● Carries out pharmaceutical distribution services	VIE by contractual arrangements as a wholly-owned subsidiary of Jiuzhou Pharmacy (2)

Jiutong Medical	● Established in the PRC on December 20, 2011 by Renovation ● Registered capital of $2.6 million fully paid ● Currently has no operation	100%

Entity Name	Background	Ownership
Shouantang Bio	● Established in the PRC in October, 2014 by Shouantang Technology ● 100% held by Shouantang Technology ● Registered capital of RMB 1,000,000 fully paid ● Sells nutritional supplements under its own brand name	100%

Jiuyi Technology	● Established in the PRC on September 10, 2015 ● 100% held by Renovation ● Technical support to online pharmacy	100%

Kahamadi Bio	● Established in the PRC in May 2016 ● 49% held by Shouantang Bio ● Registered capital of RMB 10 million ● Develop brand name for nutritional supplements	49%

Lin’An Jiuzhou	● Established in the PRC in March 31, 2017 ● 100% held by Jiuxin Management ● Registered capital of RMB 5 million ● Explore retail pharmacy market in Lin’An City	100%

Linjia Medical	● Established in the PRC in September27, 2017 ● 51% held by Jiuzhou Pharmacy ● Registered capital of RMB 20 million ● Operates local clinics	VIE by contractual arrangements as a controlled subsidiary of Jiuzhou Pharmacy (2)

Ayi Health	● Established in the PRC in March 29, 2019 ● 51% held by Jiuzhou Pharmacy ● Registered capital of RMB 10 million ● Provide technical Support for medial service	VIE by contractual arrangements as a controlled subsidiary of Jiuzhou Pharmacy (2)

(1)	Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service had been under the common control of Mr. Lei Liu and Ms. Li Qi, the three shareholders (the “Owners”) since their respective establishment dates, pursuant to agreements among the Owners to vote their interests in concert as memorialized in a voting rights agreement. Based on such voting agreement, the Company has determined that common control exists among these three companies. The Owners have operated these three companies in conjunction with one another since each company’s respective establishment date. Jiuxin Medicine is also deemed under the common control of the Owners as a subsidiary of Jiuzhou Pharmacy.

(2)	To comply with certain foreign ownership restrictions of pharmacy and medical clinic operators, Jiuxin Management entered into a series of contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service on August 1, 2009. These contractual arrangements are comprised of five agreements: a consulting services agreement, operating agreement, equity pledge agreement, voting rights agreement and option agreement. Because such agreements obligate Jiuxin Management to absorb all of the risks of loss from the activities of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, and enable the Company (through Jiuxin Management) to receive all of their expected residual returns, the Company accounts for each of the three companies (as well as subsidiaries of Jiuzhou Pharmacy) as a variable interest entity (“VIE”) under the accounting standards of the Financial Accounting Standards Board (“FASB”). Accordingly, the financial statements of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, as well as the subsidiaries under the control of Jiuzhou Pharmacy, Jiuxin Medicine and Shouantang Bio are consolidated into the financial statements of the Company.

Note 2 – LIQUIDITY

The Company’s accounts have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) on a going concern basis. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon aligning its sources of funding (debt and equity) with its expenditure requirements and repayment of the short-term debts as and when they become due.

The drug retail business is a highly competitive industry in the PRC. Several large drugstore chains and a variety of single stores operate in Hangzhou City and Zhejiang Province. In order to increase the Company’s competitive advantages and gain more local retail pharmacy market share, from fiscal year 2018, we opened fifty-nine new stores in Hangzhou. As a result, the Company incurred significant incremental expense related to rental, labor hiring and training, and marketing activities. As the retail pharmaceutical market becomes more competitive in recent years, a new store usually cannot make profit in its operation until a year later. In fact, the Company incurred significant expenses with limited incremental revenue in the period it opened new stores. At their openings, except for four stores, almost all of the new stores were without government insurance reimbursement certificates. In fact, it usually takes more than one year for a new store to apply for and obtain the local government insurance reimbursement certificate. As of March 31, 2020, the Company had obtained thirty-six reimbursement certificates for stores opened in fiscal 2018 and thereafter. Historically in a mature store, more than half of the total revenue were collected from the individual customers’ government insurance program. The Company is in the process of actively applying certificates for all of its new stores. In the future, as more and more stores obtain certificates, the Company expect its new store revenue to increase and eventually contribute positive operating cash flow.

The Company’s principal sources of liquidity consist of existing cash, equity financing, bank facilities from local banks as well as personal loans from its principal shareholders if necessary. On April 15, 2019, the Company closed a registered direct offering of 4,000,008 shares of common stock at $2.50 per share with gross proceeds of $10,000,020 from its effective shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement dated April 11, 2019 (the “2019 Securities Purchase Agreement”), by and among the Company and the investors named therein. On June 3, 2020, the Company closed a registered direct offering of 5,000,004 shares of common stock at $2.00 per share with gross proceeds of $10,000,008 from its effective shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement dated June 1, 2020 (the “2020 Securities Purchase Agreement”), by and among the Company and the investors named therein.

The Company has a credit line agreement from a local bank as displayed in detail in Note 14. As of March 31, 2020, approximately $0.53 million of the aforementioned bank credit line was available for further borrowing. Additionally, Jiuzhou Pharmacy obtained a credit line of approximately $7,175,000 (RMB50,000,000) from Haihui Commercial Factoring (Tianjin) Co. Ltd. (“Haihui Commercial”) for three years beginning July 26, 2019. As of March 31, 2020, the full amount has been borrowed from Haihui Commercial. Any borrowing thereunder is guaranteed by a third-party guarantor company, and secured by the Company’s assets pursuant to a collateral agreement, as well as personal guarantees of some of its principal shareholders.

The Company has also obtained additional government insurance reimbursement certificates for its stores opened in the last two years. As the sales reimbursed from the government account for more than half of sales in a mature store, the certificates may significantly increase the sales of these stores in the next 12 months. Additionally, with the proceeds from the registered direct financing closed on April 15, 2019 and June 3, 2020, and increased credit line, the Company believes it can support its operations for at least the next 12 months.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and VIEs. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Consolidation of variable interest entities

In accordance with accounting standards regarding consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The Company has concluded, based on the contractual arrangements, that Jiuzhou Pharmacy (including its subsidiaries and controlled entities), Jiuzhou Clinic and Jiuzhou Service are each a VIE and that the Company’s wholly-owned subsidiary, Jiuxin Management, absorbs a majority of the risk of loss from the activities of these companies, thereby enabling the Company, through Jiuxin Management, to receive a majority of their respective expected residual returns.

Control and common control are defined under the accounting standards as “an individual, enterprise, or immediate family members who hold more than 50 percent of the voting ownership interest of each entity.” Because the Owners collectively own 100% of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, and have agreed to vote their interests in concert since the establishment of each of these three companies as memorialized in the voting rights agreement, the Company believes that the Owners collectively have control and common control of the three companies. Accordingly, the Company believes that Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service were constructively held under common control by Jiuxin Management as of the time the Contractual Agreements were entered into, establishing Jiuxin Management as their primary beneficiary. Jiuxin Management, in turn, is owned by Renovation, which is owned by the Company.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company has significant cash deposits with suppliers in order to obtain and maintain inventory. The Company’s ability to obtain products and maintain inventory at existing and new locations is dependent upon its ability to post and maintain significant cash deposits with its suppliers. In the PRC, many vendors are unwilling to extend credit terms for product sales that require cash deposits to be made. The Company does not generally receive interest on any of its supplier deposits, and such deposits are subject to loss as a result of the creditworthiness or bankruptcy of the party who holds such funds, as well as the risk from illegal acts such as conversion, fraud, theft or dishonesty associated with the third party. If these circumstances were to arise, the Company would find it difficult or impossible, due to the unpredictability of legal proceedings in China, to recover all or a portion of the amount on deposit with its suppliers.

Members of the current management team own controlling interests in the Company and are also the Owners of the VIEs in the PRC. The Company only controls the VIEs through contractual arrangements which obligate it to absorb the risk of loss and to receive the residual expected returns.  As such, the controlling shareholders of the Company and the VIEs could cancel these agreements or permit them to expire at the end of the agreement terms, as a result of which the Company would not retain control of the VIEs.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the accompanying consolidated financial statements relate to the assessment of the carrying values of accounts receivable, advances to suppliers and related allowance for doubtful accounts, useful lives of property and equipment, inventory reserve and fair value of its purchase option derivative liability. Because of the use of estimates inherent in the financial reporting process, actual results could materially differ from those estimates.

Fair value measurements

The Company establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial assets and liabilities, which include financial instruments as defined by FASB ASC 820, include cash and cash equivalents, restricted cash, financial assets available for sales, accounts receivable, notes receivables, other receivable, accounts payable, notes payable, other payable, long-term debt and derivatives. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, notes receivables, and accounts payable are a reasonable approximation of fair value due to the short maturities of these instruments (Level 1). The carrying amount of notes payable approximates fair value based on borrowing rates of similar bank loan currently available to the Company (Level 2) (See Note 16). The carrying amount of Long-term loan payable approximates fair value based on borrowing rates of similar bank loan currently available to the Company (Level 2) (See Note 17).The carrying amount of the Company’s derivative instruments is recorded at fair value and is determined based on observable inputs that are corroborated by market data (Level 2) (See Note 21). The carrying amount of the financial assets available for sale is recorded at fair value and is determined based on unobservable inputs (Level 3) (See Note 4). The carrying amount of the financial liability is recorded at fair value and is determined based on unobservable inputs (Level 3) (See Note 22).

	Active Market for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Carrying Value
Cash, cash equivalents and restricted cash	$30,982,606	-	-	30,982,606
Financial assets available for sale	-	-	157,159	157,159
Account receivable	9,770,656			9,770,656
Notes receivable	57,005			57,005
Other receivable	5,069,442			5,069,442
Accounts payable	21,559,494			21,559,494
Notes payable	-	26,605,971	-	26,605,971
Other payable	2,522,330			2,522,330
Long-term loan payable		6,403,700		6,403,700
Financial liability			70,507	70,507
Warrants liability	-	64,090	-	64,090

Total	$69,961,533	33,073,761	227,666	103,262,960

Revenue recognition

Effective March 31, 2018, the Company began recognizing revenue under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. The impact of adopting the new revenue standard was not material to the Company’s consolidated financial statements. The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

●	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company’s revenue is net of value added tax (“VAT”) collected on behalf of the PRC tax authorities with respect to the sales of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Certain contract liabilities primarily represent the Company’s obligation to transfer additional goods or services to a customer for which the Company has received consideration, for example, membership points. The consideration received remains a contract liability until goods or services have been provided to the retail customer. The estimated amount based on accrued membership points was deducted from sales revenue.

The following is a discussion of the Company’s revenue recognition policies by segment under the new revenue recognition accounting standard:

Pharmacy retail sales

The physical pharmacies sell prescription drugs, over-the-counter (“OTC”) drugs, traditional Chinese medicine, nutritional supplements, medical devices and sundry products. Revenue from sales of prescription medicine at drugstores is recognized when the prescription is filled and the customer picks up and pays for the prescription. Revenue from sales of other merchandise at drugstores is recognized at the point of sale, which is when a customer pays for and receives the merchandise. Usually the majority merchandise, such as prescription and OTC drugs, are not refundable after the customers leave the counter. Returns of other products, such as sundry products, are minimal. Sales of drugs reimbursed by the local government medical insurance agency and receivables from the agency are recognized when a customer pays for the drugs at a store. The Company based on historical experience, a reserve for potential losses from denial of reimbursement on certain unqualified drugs is made to the receivables from the government agency. Additionally, several onsite clinics adjacent to pharmacies provide limited medical services. Revenue from medical services is recognized after the service has been rendered to a customer. As revenue from medical services is minimal compared to pharmacy retail sales, it is included as part of the pharmacy retail sales.

The Company deduct the membership rewards directly from the retail revenue, and present such amounts in net sales as opposed to the current reduction of operation expense classification. Membership rewards, usually membership points, are accumulated by customers based on their historical spending levels. The Company has determined that there is an additional performance obligation to those customers at the time of the initial transaction. The customers can then redeem these points against the prices of merchandises they purchase in the future. At the end of each period, unredeemed membership rewards are reflected as a contract liability.

Online pharmacy sales

The online pharmacy sells various health products except for prescription drugs. Revenue from online pharmacy sales is recognized when merchandise is shipped to customers. While most deliveries take one day, certain deliveries may take longer depending on a customer’s location. Any loss caused in a shipment will be reimbursed by the Company’s courier company. The Company’s sales policy allows for the return of certain merchandises without reason within seven days after a customer’s receipt of the applicable merchandise. Historically, sales returns seven days after merchandise receipts have been minimal.

Wholesale

Jiuxin Medicine purchases medicine in quantity and distributes products primarily to local pharmacies and medical products dealers. Revenue from sales of merchandise to non-retail customers is recognized when the merchandise is transferred to customers. Historically, sales returns have been minimal.

The Company’s revenue is net of VAT collected on behalf of PRC tax authorities in respect to the sales of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by major source in each segment for the years ended March 31, 2020 and 2019:

For the year ended March 31	2020	2019
Retail drugstores
Prescription drugs	$26,045,423	$23,516,046
OTC drugs	31,532,248	31,401,328
Nutritional supplements	6,013,622	6,354,108
TCM	5,325,008	6,529,790
Sundry products	1,312,293	941,491
Medical devices	3,852,643	3,591,646
Total retail revenue	$74,081,237	$72,334,409
Online pharmacy
Prescription drugs	$1,447,469	$-
OTC drugs	5,721,638	3,127,976
Nutritional supplements	742,809	737,315
TCM	266,638	74,262
Sundry products	2,082,601	2,736,070
Medical devices	3,280,060	2,108,836
Total online revenue	$13,541,215	$8,784,459
Drug wholesale
Prescription drugs	$24,857,708	$16,745,862
OTC drugs	4,196,841	8,964,587
Nutritional supplements	205,881	290,534
TCM	314,769	271,280
Sundry products	43,854	24,846
Medical devices	86,184	135,035
Total wholesale revenue	$29,705,237	$26,432,144
Total revenue	$117,327,689	$107,551,012

Contract Balances

Contract liabilities primarily represent the Company’s obligation to transfer additional goods or services to a customer for which the Company has received consideration, for example membership points and membership rewards. The consideration received remains a contract liability until goods or services have been provided to the retail customer.

The following table provides information about receivables and contract liabilities from contracts with customers:

	March 31, 2020	March 31, 2019
Trade receivable(included in accounts receivable, net)	$9,770,656	$8,692,514
Contract liabilities (included in accrued expenses)	1,106,982	1,689,099

Restricted cash

The Company’s restricted cash consists of cash and long-term deposits in a bank as security for its notes payable. The Company has notes payable outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. The notes payable are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

The following represents a reconciliation of cash and cash equivalents in the Consolidated Condensed Balance Sheets to total cash, cash equivalents and restricted cash in the Consolidated Condensed Statements of Cash Flows as of March 31, 2020 and March 31, 2019:

	March 31, 2020	March 31, 2019
Cash and cash equivalents	$16,176,318	$9,322,463
Restricted cash	14,806,288	15,422,739
Cash, cash equivalents and restricted cash	$30,982,606	$24,745,202

Accounts receivable

Accounts receivable represents the following: (1) amounts due from banks relating to retail sales that are paid or settled by the customers’ debit or credit cards, (2) amounts due from government social security bureaus and commercial health insurance programs relating to retail sales of drugs, prescription medicine, and medical services that are paid or settled by the customers’ medical insurance cards, (3) amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms and (4) amounts due from non-retail customers for sales of merchandise.

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as necessary. In the Company’s retail business, accounts receivable mainly consist of reimbursements due from the government insurance bureaus and commercial health insurance programs and are usually collected within two or three months. The Company directly writes off delinquent account balances, which it determines to be uncollectible after confirming with the appropriate bureau or program each month. Additionally, the Company also makes estimated reserves on related outstanding accounts receivable based on historical trends.

In the Company’s online pharmacy business, accounts receivable primarily consist of amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms. To purchase pharmaceutical products from an e-commerce platforms such as Tmall, customers are required to submit payment to certain non-bank third party payment instruments, such as Alipay, which, in turn, reimburse the Company within seven days to a month. Except for customer returns of sold products, the receivables from these payments instruments are rarely uncollectible.

In its wholesale business, the Company uses the aging method to estimate the allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages are determined by management, based on historical experience and the current economic climate, are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate.

Advances to suppliers

Advances to suppliers consist of prepayments to its vendors, such as pharmaceutical manufacturers and other distributors. Since the acquisition of Jiuxin Medicine, the Company have transferred almost all logistics services of its retail drugstores to Jiuxin Medicine. Jiuzhou Pharmacy only directly purchases certain non-medical products, such as certain nutritional supplements. As a result, almost all advances to suppliers are made by Jiuxin Medicine.

Advances to suppliers for its drug wholesale business consist of prepayments to its vendors, such as pharmaceutical manufacturers and other distributors. The Company typically receive products from vendors within three to nine months after making prepayments. The Company continuously monitor delivery from, and payments to, its vendors while maintaining a provision for estimated credit losses based upon historical experience and any specific supplier issues, such as discontinuing of inventory supply, that have been identified.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in first out (FIFO) method. The Company carries out physical inventory counts on a monthly basis at each store and warehouse location. Herbs that the Company farms are recorded at their cost, which includes direct costs such as seed selection, fertilizer, labor costs that are spent in growing herbs on the leased farmland, and indirect costs such as amortization of farmland development cost. All costs are accumulated until the time of harvest and then allocated to harvested herbs costs when the herbs are sold. The Company periodically reviews its inventory and records write-downs to inventories for shrinkage losses and damaged merchandise that are identified. The Company provides a reserve for estimated inventory obsolescence or excess quantities on hand equal to the difference, if any, between the cost of the inventory and its estimated realizable value.

Farmland assets

Herbs that the Company farms are recorded at their cost, which includes direct costs such as seed selection, fertilizer, and labor costs that are spent in growing herbs on the leased farmland, and indirect costs such as amortization of farmland development costs. Since April 2014, amortization of farmland development costs has been expensed instead of allocated into inventory due to unpredictable future market value of planted gingko trees.

All related costs described in the above are accumulated until the time of harvest and then allocated to harvested herbs when they are sold.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Leasehold improvements are amortized over the shorter of lease term or remaining lease period of the underlying assets. Following are the estimated useful lives of the Company’s property and equipment:

Estimated Useful Life
Leasehold improvements	3-10 years
Motor vehicles	3-5 years
Office equipment & furniture	3-5 years
Buildings	35 years

Maintenance, repairs and minor renewals are charged to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Intangible assets

Intangible assets are acquired individually or as part of a group of assets, and are initially recorded at their fair value.  The cost of a group of assets acquired in a transaction is allocated to the individual assets based on their relative fair values.

The estimated useful lives of the Company’s intangible assets are as follows:

Estimated Useful Life
Land use rights	50 years
Software	3 years
license	Infinite

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired.

Impairment of long lived assets

The Company evaluates long lived tangible and intangible assets for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the assets’ net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. In the year ended March 31, 2020, the Company evaluated the licenses of insurance applicable drugstores acquired in the past based on their discounted positive cash value. Due to the stricter government insurance policy in fiscal year 2021, the value of these licenses has declined. As a result, The Company recorded an impairment of $628,192 as of March 31, 2020.

Notes payable

During the normal course of business, the Company regularly issues bank acceptance bills as a payment method to settle outstanding accounts payables with various material suppliers. The Company records such bank acceptance bills as notes payable. Such notes payable are generally short term in nature due to their short maturity period of six to nine months.

Income taxes

The Company follows FASB ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The accounting standards clarify the accounting and disclosure requirements for uncertain tax positions and prescribe a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. The accounting standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. No significant penalties, uncertain tax provisions or interest relating to income taxes were incurred during the periods ended March 31, 2020 and 2019.

Value added tax

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products are sold in the PRC and are subject to a VAT on the gross sales price. The VAT rates range up to 17%, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable net of payments in the accompanying financial statements.

Stock based compensation

The Company follows the provisions of FASB ASC 718, “Compensation — Stock Compensation,” which establishes accounting standards for non-employee and employee stock-based awards. Under the provisions of FASB ASC 718, the fair value of stock issued is used to measure the fair value of services received as the Company believes such approach is a more reliable method of measuring the fair value of the services. For non-employee stock-based awards, fair value is measured based on the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is calculated and then recognized as compensation expense over the requisite performance period. For employee stock-based awards, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense with graded vesting on a straight–line basis over the requisite service period for the entire award.

Advertising and promotion costs

Advertising and promotion costs are expensed as incurred and amounted to $262,553 and $1,023,461 for the years ended March 31, 2020 and 2019, respectively. Such costs consist primarily of print and promotional materials such as flyers to local communities.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes. The Company’s subsidiaries and VIEs maintain their books and records in their functional currency the Renminbi (“RMB”), the currency of the PRC.

In general, for consolidation purposes, the Company translates the assets and liabilities of its subsidiaries and VIEs into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statements of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements of the subsidiaries and VIEs are recorded as accumulated other comprehensive income.

The balance sheet amounts, with the exception of equity, at March 31, 2020 and 2019 were translated at 1 RMB to 0.1410 USD and at 1 RMB to 0.1490 USD, respectively. The average translation rates applied to income and cash flow statement amounts for years ended March 31, 2020 and 2019 were at 1 RMB to 0.1436 USD and at 1 RMB to 0.1491 USD, respectively.

Concentrations and credit risk

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash and restricted cash. The Company has cash balances at financial institutions located in Hong Kong and PRC. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. Since March 31, 2015, balances at financial institutions and state-owned banks within the PRC are covered by insurance up to RMB 500,000 (USD 79,600) per bank. As of March 31, 2020 and March 31, 2019, the Company had deposits totaling $30,974,714 and $24,730,736 that were covered by such limited insurance, respectively. Any balance over RMB 500,000 (USD 79,600) per bank in PRC will not be covered. To date, the Company has not experienced any losses in such accounts.

For the fiscal year ended March 31, 2020, two vendors collectively accounted for 50.4% of the Company’s total purchases and two suppliers accounted for more than 10% of total advances to suppliers. For the fiscal year ended March 31, 2019, two vendors collectively accounted for 40.3% of the Company’s total purchases and two suppliers accounted for more than 10% of total advances to suppliers.

For the fiscal year ended March 31, 2020, no customer accounted for more than 10% of the Company’s total sales and more than 10% of total accounts receivable. For the fiscal year ended March 31, 2019, no customer accounted for more than 10% of the Company’s total sales or more than 10% of total accounts receivable.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a front-loaded expense pattern (similar to capital leases under the prior accounting standard). Lessor accounting is similar to the prior model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue standard, ASU 2014-9.

The Company adopted this new accounting standard on April 1, 2019 on a modified retrospective basis and applied the new standard to all leases through a cumulative-effect adjustment to beginning retained earnings. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which includes, among other things, the ability to carry forward the existing lease classification. On April 1, 2019, the Company recorded an after-tax transition adjustment to increase retained earnings by approximately $422,354. The new standard had a material impact on the unaudited condensed consolidated balance sheet, but did not materially impact the Company’s consolidated operating results and had no impact on the Company’s cash flows. The following is a discussion of the Company’s lease policy under the new lease accounting standard:

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives.

The Company leases premises for retail drugstores, and offices under non-cancellable operating leases. Operating lease payments are expensed over the term of lease using straight line method. A majority of the Company’s retail drugstore leases have a 3 to 10 year term. Usually within one to three months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restriction or covenants. If both parties agree to continue, a new lease contract with new lease terms has to been signed by both parties. Usually the rent may increase year by year based on the lease contract. Sublease is typically not allowed. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee. The Company does not have any leases entered into but which have not yet commenced. The Company has historically been able to renew a majority of its drugstores leases. The weighted average remaining lease term is 3 years and the weighted average discount rate is 4.19%. Under the terms of the lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the leases. See Note 14 “Leases” for additional information.

Impact of New Lease Standard on Balance Sheet Line Items

As a result of applying the new lease standard using a modified retrospective method, the following adjustments were made to accounts on the condensed consolidated balance sheet as of April 1, 2019:

	Impact of Change in Accounting Policy
	As Reported		Adjusted
	March 31, 2019	Adjustments	April 1, 2019
Other current assets	2,063,375	(717,414)	1,345,961
Total current assets	56,202,981	(717,414)	55,485,567
Operating lease right-of-use assets	-	15,276,388	15,276,388
Total assets	72,730,636	14,558,974	87,289,610

Current portion of operating lease liabilities	-	4,718,610	4,718,610
Total current liabilities	55,212,286	4,718,610	59,930,896
Long-term operating lease liabilities	-	9,418,011	9,418,011
Total liabilities	55,759,469	14,136,621	69,896,090

Retained earnings	(30,587,468)	422,354	(30,165,114)
Total shareholders’ equity	18,165,206	422,354	18,587,560
Total equity	16,971,167	422,354	17,393,521

Recent Accounting Pronouncements

Accounting pronouncements adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” providing financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The FASB has voted to defer the effective date for public companies that are smaller reporting companies to fiscal years beginning after December 15, 2022. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13 Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds, and modifies certain disclosure requirements for fair value measurements under ASC 820. This ASU is to be applied on a prospective basis for certain modified or new disclosure requirements, and all other amendments in the standard are to be applied on a retrospective basis. The new standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. ASU 2018-13 has no impact on its consolidated financial statements.

Accounting pronouncements not yet effective to adopt

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception”. Part I of this Update addresses the complexity of accounting for certain financial instruments with down round features. Part II of this Update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification®. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. ASU No. 2017-11 has no impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. Public business entity that is a U.S. Securities and Exchange Commission filer should adopt the amendments in this ASU for its annual or any interim goodwill impairment test in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-4 has no impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company do not expect that the requirements of ASU 2019-12 will have a material impact on its consolidated financial statements.

NOTE 4 – FINANCIAL ASSETS AVAILABLE FOR SALE

As of March 31, 2020 and March 31, 2019, financial assets available for sale amounted to $157,159 (RMB 1,114,500) and $180,928 (RMB 1,214,500), respectively. As of March 31, 2020, the fair value of an investment in a limited partner (LP) in a private equity fund (PE fund), which is intended to invest in retail pharmaceutical business, is $72,551 (RMB514,500). Additionally, the Company has invested in Inter Mongolia Songlu Pharmaceutical Co. (“Songlu Pharmaceutical”). As of March 31, 2020, the fair value of the investment is $84,608 (RMB600,000), which accounts for 0.5% shares of Songlu Pharmaceutical. The Company has also invested a total of $14,538 (RMB100,000) in a mutual fund, which has been liquidated in the year ended March 31, 2020.

NOTE 5 – TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consisted of the following:

	March 31, 2020	March 31, 2019
Accounts receivable	$12,034,726	$11,939,364
Less: allowance for doubtful accounts	(2,264,070)	(3,246,850)
Trade accounts receivable, net	$9,770,656	$8,692,514

For the years ended March 31, 2020 and 2019, $212,338 and $146,593 in accounts receivable were directly written off, respectively. As of March 31, 2020, $627,055 were pledged as collateral for borrowings from financial institutions. As of March 31, 2019, no trade accounts receivables were pledged as collateral for borrowings from financial institutions.

Note 6 – OTHER CURRENT ASSETS

Other current assets consisted of the following:

	March 31, 2020	March 31, 2019
Prepaid rental expenses (1)	$1,364,975	$1,979,852
Prepaid and other current assets	163,565	83,523
Total	$1,528,540	$2,063,375

(1)	The balance as of March 31, 2020 includes short-term refundable rental security deposits only, while the balance as of March 31, 2019 includes security deposits of $1,444,026 and prepaid rental of $535,826.

Note 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	March 31, 2020	March 31, 2019
Building	$5,880,627	$6,436,297
Leasehold improvements	9,209,136	8,944,025
Farmland development cost	1,686,430	1,781,627
Office equipment and furniture	5,632,955	5,470,084
Motor vehicles	504,327	551,927
Total	22,913,475	23,183,960
Less: Accumulated depreciation	(13,059,852)	(12,111,409)
Impairment*	(2,219,883)	(2,345,193)
Property and equipment, net	$7,633,740	$8,727,358

*	The variance of impairment from March 31, 2020 to March 31, 2019 is solely caused by exchange rate variance.

Total depreciation expense for property and equipment was $1,828,514 and $1,221,520 for the year ended March 31, 2020 and 2019, respectively. There were no fixed assets impaired in the years ended March 31, 2020 and December 31, 2019.

Note 8 – LONG-TERM INVESTMENT

Long-term investment consists of the following:

	March 31, 2020		March 31, 2019
Kahamadi Bio (1)	$6,217	*	$24,243	*
Zhetong Medical (2)	2,538,234		-
Advance to suppliers, net	$2,544,451		$24,243

(1) It represents 49% investment in Kahamadi Bio. The investment is recorded using equity method. Kahamadi Bio suffered loss in the year ended March 31, 2020.

(2) It represents 39% investment in Zhejiang Zhetong Medical Co., Ltd. Zhetong Medical is established in March 2020 and targeted to acquire or cooperate with potential local pharmacies. By attracting more funds from local investors, the Company expects to continue growing its local network in the future.

Note 9 – ADVANCES TO SUPPLIERS

Advances to suppliers consist of deposits, with or advances to, outside vendors for future inventory purchases. Most of the Company’s suppliers require a certain amount of money to be deposited with them as a guarantee that the Company will receive its purchase on a timely basis. This amount is refundable and bears no interest.  As of March 31, 2020 and March 31, 2019, advance to suppliers consist of the following:

	March 31, 2020		March 31, 2019
Advance to suppliers	$2,198,863	*	$2,477,226	*
Less: allowance for doubtful accounts	(1,024,063	)*	(526,974	)*
Advance to suppliers, net	$1,174,800		$1,950,252

*	For the years ended March 31, 2020 and 2019, none of the advances to suppliers were written off against previous allowance for non-refundable advances, respectively.

Note 10 – INVENTORY

Inventory consisted of finished goods, valued at $12,247,004 and $13,955,202 as of March 31, 2020 and March 31, 2019, respectively. The Company constantly monitors its potential obsolete products and is allowed to return products close to their expiration date to its suppliers. Any loss on damaged items is immaterial and will be recognized immediately. As a result, no reserves were made for inventory as of March 31, 2020 and March 31, 2019.

Note 11 – FARMLAND ASSETS

Farmland assets consist of ginkgo trees planted in 2012 and expected to be harvested and sold in several years. As of March 31, 2020 and March 31, 2019, farmland assets are valued as follows:

	March 31,	March 31,
	2020	2019
Farmland assets	$2,177,606	$2,341,537
Less: Impairment*	(1,435,259)	(1,516,278)
Farmland assets, net	$742,347	$825,259

*	As of March 31, 2018, the book value of the Ginkgo trees planted in Qianhong Agriculture’s farmland, including their cultivation cost and land lease amortization expense, is approximately $2,416,839. Based on an independent appraisal report, the value of the Ginkgo trees is approximately $796,286. As a result, the Company recorded an agricultural inventory impairment of $1,620,553 as of March 31, 2018. There are no leasehold impairment expense in fiscal 2019 and 2020.

Note 12 – LONG TERM DEPOSITS, LANDLORDS

As of March 31, 2020 and March 31, 2019, long term deposits amounted to $1,456,384 and $2,157,275, respectively. Long term deposits are sums deposited with, or advanced to, landlords for the purpose of securing retail store leases that the Company does not anticipate applying or being returned within the next twelve months. Most of the Company’s landlords require a minimum payment of nine months’ rent, paid up front, plus additional deposits.

Note 13 – OTHER NONCURRENT ASSETS

Other noncurrent assets consisted of the following:

	March 31, 2020	March 31, 2019
Forest land use rights*	$994,558	$1,103,235
Others	52,205	92,962
Total	$1,046,763	$1,196,197

*	The prepayment for lease of forest land use rights is made to a local government in connection with an operating land lease agreement. The land is currently used to cultivate Ginkgo trees. The forest rights certificate from the local village extends the life of the lease to January 31, 2060.

The amortization of the prepayment for the lease of land use right was approximately $26,975 and $28,071 for the years ended March 31, 2020 and 2019, respectively.

The Company’s amortizations of the prepayment for lease of land use right for the next five years and thereafter are as follows:

Years ending March 31,	Amount
2020	$26,975
2021	26,975
2022	26,975
2023	26,975
2024	26,975
Thereafter	859,683

Note 14 – Leases

The Company leases most of its retail stores and corporate offices under operating leases, typically with initial terms of 3 to 10 years. Usually within one to three months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restriction or covenants. If both parties agree to continue, a new lease contract with new lease terms has to been signed by both parties. Usually the rent may increase year by year based on the lease contract. Sublease is typically not allowed. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee. The Company does not have any leases entered into but which have not yet commenced. The net lease cost for the year ended March 31, 2020 is $5,471,063. The Company does not have finance lease according to the definition of ASU 2016-02, Leases (Topic 842). Supplemental cash flow information related to leases for the year ended March 31, 2020 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows paid for operating leases	$5,471,063
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	-

Supplemental balance sheet information related to leases as of March 31, 2020 is as follows:

Operating leases:
Operating lease right-of-use assets	$21,711,376

Current portion of operating lease liabilities	$981,090
Long-term operating lease liabilities	19,049,575
Total operating lease liabilities	$20,030,665

Weighted average remaining lease term
Operating leases	3.00

Weighted average discount rate
Operating leases	4.19%

The following table summarizes the maturity of lease liabilities under operating leases as of March 31, 2020:

Operating
For the year ending March 31,	Leases
2020	$1,023,767
2021	6,687,126
2022	5,292,371
2023	3,748,801
2024	2,531,061
Thereafter	3,209,053
Total lease payments	22,492,179
Less: imputed interest	(2,461,514)
Total lease liabilities	$20,030,665

Note 15 – INTANGIBLE ASSETS

Net intangible assets consisted of the following at:

	March 31, 2020	March 31, 2019
License (1)	$2,220,512	$1,909,700
Software(2)	1,083,024	676,336
Land use rights (3)	1,375,095	1,452,718
Total intangible assets	4,678,631	4,038,754
Less: accumulated amortization	(667,633)	(441,431)
Less: impairment(4)	(617,038)	-
Intangible assets, net	$3,393,960	$3,597,323

Amortization expense of intangibles amounted to $254,303 and $228,046 for the years ended March 31, 2020 and 2019, respectively.

(1)	This represents the fair value of the licenses of insurance applicable drugstores acquired from a variety of drugstores such as Sanhao Pharmacy and several local stores. The licenses allow patients to pay by using insurance cards at stores. The stores are reimbursed from the Human Resource and Social Security Department of Hangzhou City. In 2014, the Company acquired Sanhao Pharmacy, a drugstore chain. In September 2017, the Company acquired several new stores for the purpose of the Municipal Social Medical Reimbursement Qualification Certificates. On January 9, 2020, the Company acquired a local drugstore chain. The acquired drugstores ceased their stores’ business and liquidate all of the stores’ accounts after Jiuzhou Pharmacy acquired them. In March 2020, the drugstore chain has dissolved and its certificates were transferred to new stores opened at the same time.

(2)	They are primarily the SAP ERP system, the Internet Clinic Diagnosis Terminal system and the Chronic Disease Management system. In 2017, we have installed a leading ERP system, SAP from Germany. SAP is a well-known management system used by many fortune 500 companies. It is being amortized over three years since its installation. In 2020, we have installed an internet Clinic Diagnosis System used to strengthen our ability to perform online diagnosis which may increase more customer spending and a Chronic Disease Management System used to better manage and monitor our members’ health. As of March 31, 2020, the SAP system has a net value of $228,133 (RMB1,617,816),the internet Clinic Diagnosis System has a net value of approximately $379,143 (RMB2,688,709), the Chronic Disease Management System has a net value of approximately $16,411 (RMB 116,379).

(3)	In July 2013, the Company purchased the land use rights of a plot of land in Lin’an, Hangzhou, intended for the establishment of an herb processing plant in the future. However, as the Company’s farming business in Lin’an has not grown, the Company does not expect completion of the plant in the near future.

(4)	In the year ended March 31, 2020, the company evaluated the licenses of insurance applicable drugstores acquired in the past based on the discounted positive cash value. Due to the stricter government insurance policy in fiscal year 2021, the value of these licenses has declined. As a result, the company recorded an impairment.

Note 16 – NOTES PAYABLE

The Company has credit facilities with Hangzhou United Bank (“HUB”), Zhejiang Tailong Commercial Bank (“ZTCB”), Bank of Hangzhou (“BOH”), and China Merchant Bank (“CMB”) that provided working capital in the form of the following bank acceptance notes at March 31, 2020 and March 31, 2019:

		Origination	Maturity	March 31,	March 31,
Beneficiary	Endorser	date	date	2020	2019
Jiuzhou Pharmacy(1)	HUB	11/06/18	05/06/19	-	500,857
Jiuzhou Pharmacy(1)	HUB	12/12/18	06/12/19	-	2,236,559
Jiuzhou Pharmacy(1)	HUB	12/20/18	06/20/19	-	1,072,606
Jiuzhou Pharmacy(1)	HUB	12/29/18	06/29/19	-	5,504,943
Jiuzhou Pharmacy(1)	HUB	02/14/18	08/14/19	-	2,587,331
Jiuzhou Pharmacy(1)	HUB	03/06/18	09/06/19	-	6,600,727
Jiuxin Medicine(1)	HUB	10/11/18	04/11/19	-	4,461,531
Jiuxin Medicine(1)	HUB	11/06/18	05/06/19	-	2,987,119
Jiuzhou Pharmacy(1)	HUB	10/09/19	04/09/20	3,478,259
Jiuzhou Pharmacy(1)	HUB	11/06/19	05/06/20	164,582
Jiuzhou Pharmacy(1)	HUB	12/05/19	06/05/20	3,106,474	-
Jiuzhou Pharmacy(1)	HUB	12/31/19	06/30/20	2,289,308	-
Jiuzhou Pharmacy(1)	HUB	01/06/20	07/06/20	129,457	-
Jiuzhou Pharmacy(1)	HUB	02/19/20	08/19/20	5,105,096	-
Jiuzhou Pharmacy(1)	HUB	03/10/20	09/10/20	5,324,871	-
Jiuxin Medicine(1)	HUB	12/26/19	06/26/20	1,371,992	-
Jiuxin Medicine(1)	HUB	12/31/19	06/30/20	3,943,776	-
Jiuxin Medicine(1)	HUB	03/31/20	09/30/20	1,692,156	-
Total				$26,605,971	$25,951,673

(1)	As of March 31, 2019, the Company had $25,951,673 (RMB 174,203,868) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $15,114,740 (RMB 101,459,590) with HUB as collateral against these bank notes. Included in the restricted cash is a total of $10,446,381 three-year deposit (RMB 70,122,647) deposited into HUB as a collateral for current and future notes payable from HUB. As of March 31, 2020, the Company had $26,605,971 (RMB 188,677,437) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $14,596,179 (RMB 103,509,456) with HUB as collateral against these bank notes. Included in the restricted cash is a total of $8,763,958 three-year deposit (RMB 62,150,000) deposited into HUB as a collateral for current and future notes payable from HUB.

As of March 31, 2020, the Company had a credit line of approximately $12.55 million in the aggregate from HUB. By putting up a three-year deposit of $8.76 million and the restricted cash of $5.83 million deposited in the banks, the total credit line was $27.14 million. As of March 31, 2020, the Company had approximately $26.61 million of bank notes payable and approximately $0.53 million bank credit line was still available for further borrowing. The bank notes are secured by three shops of Jiuzhou Pharmacy and guaranteed by the Company’s major shareholders.

Note 17 – Loan Payable

On August 2, 2019 and December 11, 2019, the Company borrowed $717,810 and $6,460,290 from Haihui Commercial, respectively. After deducting processing fee and deposits which are refundable at the end of loan period, the Company received $617,317 and $5,878,864 respectively. The Company is required to pledge accounts receivable of three drugstores to Haihui Commercial. As of March 31, 2020, the remaining loan balance is $6,403,700. The Company is scheduled to make monthly repayments, among which $2,287,742 is due within a year. The Company has an option to pay off the debts earlier than the repayment schedule upon approval from Haihui Commercial.

Note 18 – TAXES

Income tax

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carry forwards. Deferred tax assets and liabilities are calculated using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Valuation allowances are provided against deferred income tax assets for amounts which are not considered “more likely than not” to be realized.

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Entity	Income Tax Jurisdiction
Jo-Jo Drugstores	United States
Renovation	Hong Kong, PRC
All other entities	Mainland, PRC

For the years ended March 31, 2020 and 2019, the components of income tax expense consist of the following:

	For the year ended
	March 31,
	2020	2019
Current:
Federal	-	-
State	-	-
Foreign	16,258	134,763
	16,258	134,763

Deferred:
Federal	-	-
State	-	-
Foreign	-	-
	-	-
Provision for income taxes	16,258	134,763

A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

	For the year
	Ended March 31,
	2020	2019
U.S. Statutory rates	21.0%	21.0%
Foreign income not recognized in the U.S.	(21.0)	(21.0)
China income taxes	25.0	25.0
Change in valuation allowance (1)	(25.0)	(25.0)
Non-deductible expenses-permanent difference (2)	(0.3)	(11.4)
Effective tax rate	(0.3)%	(11.4)%

(1)	Represents a non-taxable expense reversal due to overall decrease in allowance for accounts receivable and advances to suppliers.

(2)	The (0.3)% and (11.4)% rate adjustments for the years ended March 31, 2020 and 2019 represent expenses that primarily include stock option expenses and other expenses incurred by the Company that are not deductible for PRC income tax.

The components of the Company’s net deferred tax assets are as follows:

	As of 3/31/2020	As of 3/31/2019

Allowance	948,951	986,665
Long-lived assets impairment	709,230	586,298
Accrued expense	1,443,191	1,569,683
Net operating loss carry forward	1,157,900	1,164,735
Foreign Tax Credit Carryover	195,000	195,000
Total deferred tax assets (liabilities):	4,454,272	4,502,381

Valuation allowance	(4,454,272)	(4,502,381)
Net deferred tax assets (liabilities)	-	-

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. We weigh all available positive and negative evidence, including earnings history and results of recent operations, scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Assumptions used to forecast future taxable income often require significant judgment. More weight is given to objectively verifiable evidence. In the event we determine that we would not be able to realize all or part of our net deferred tax assets in the future, a valuation allowance will be established against deferred tax assets in the period in which we make such determination. The need to establish a valuation allowance against deferred tax assets may cause greater volatility in our effective tax rate.

As of March 31, 2020 and March 31, 2019, the estimated net operating loss carry forwards for U.S. income tax purposes amounted to $816,908, which may be available to reduce future years’ taxable income. These carry forwards will expire if not utilized by 2032. In addition, the Company carries a foreign tax credit of $195,000. As of March 31, 2020 and March 31, 2019, the estimated net operating loss carry forwards for Hong Kong income tax purposes amounted to $2,248,203 and $1,960,933, which may be available to reduce future years’ taxable income. As of March 31, 2020 and March 31, 2019, the estimated net operating loss carry forwards for China income tax purposes amounted to $2,461,582 and $2,678,523, which may be available to reduce future years’ taxable income. These carry forwards will expire if not utilized in the next five years.

The Company recorded net unrecognized tax benefits of $0.0 million as of March 31, 2020. It is our policy to classify accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes.

Audit periods remain open for review until the statute of limitations has passed, which in the PRC is usually 5 years as the Company’s most significant tax jurisdiction. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Note 19 – POSTRETIREMENT BENEFITS

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution for each employee is based on a percentage of the employee’s current compensation as required by the local government. The Company contributed $1,341,167 and $1,423,449 in employment benefits and pension for the years ended March 31, 2020 and 2019, respectively.

Note 20 – RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Amounts payable to related parties are summarized as follows:

	March 31, 2020	March 31, 2019
Due to a director and CEO (1) :	490,218	795,179

(1)	Due to foreign exchange restrictions, the Company’s director and CEO, Mr. Lei Liu personally lent U.S. dollars to the Company to facilitate its payments of expenses in the United States.

The Company leases a retail space from Mr. Lei Liu. The lease expires in September 2020. Rent expenses totaled $26,582 and $27,605 for the twelve months ended March 31, 2020 and 2019, respectively. The amounts owed under the lease for the twelve months ended December 31, 2020 and 2019 were not paid to Mr. Liu as of March 31, 2019.

On April 28, 2018, 10% of Jiuxin Medicine was sold to Hangzhou Kangzhou Biotech Co. Ltd. for a total proceeds of approximately $75,643 (RMB507, 760). Mr. Lei Liu owns 51% of Hangzhou Kangzhou Biotech Co. Ltd.

Note 21 – WARRANTS

In connection with the registered direct offering closed on July 19, 2015, the Company issued to an investor a warrant to purchase up to 600,000 shares of common stock at an exercise price of $3.10 per share. The warrant became exercisable on January 19, 2016 and will expire on January 18, 2021. In connection with the offering, the Company also issued a warrant to its placement agent of this offering, pursuant to which the agent may purchase up to 6% of the aggregate number of shares of common stock sold in the offering, i.e. 72,000 shares. Such warrant has the same terms as the warrant issued to investor in the offering.

The fair value of the warrants issued to purchase 672,000 shares as described above was estimated by using the binominal pricing model with the following assumptions:

	Common Stock Warrants	Common Stock Warrants
	March 31, 2020(1)	March 31, 2019

Stock price	$1.77	$2.62
Exercise price	$3.10	$3.10
Annual dividend yield	-%	-%
Expected term (years)	0.81	1.80
Risk-free interest rate	0.71%	2.27%
Expected volatility	62.08%	67.69%

(1)	As of March 31, 2020, the warrants had not been exercised.

Upon evaluation, the warrants meet the definition of a derivative under FASB ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the warrants was classified as a liability of $465,248 as of March 31, 2019. For the year ended March 31, 2020, the Company recognized a gain of $401,158 for the investor warrant and placement agent warrant, from the change in fair value of the warrant liability, respectively. As a result, the warrant liability is carried on the consolidated balance sheets at the fair value of $64,090 for the investor warrant and placement agent warrant, collectively, as of March 31, 2020.

Note 22 – Employee Deposits

To encourage operating team, which consists of doctors and nurses, to devote their efforts to run clinics, Linjia Medical allows them to put deposits in the clinic where doctors and nurses work, and take shares in any profit of the clinic. The principal amounts of these deposits are refundable in the event the doctors and nurses leave the clinic. In order to properly reflect Linjia Medical’s liabilities, the Company reclassified the deposit of $70,507 (RMB500,000) as financial liability as of March 31, 2020.

Note 23 – STOCKHOLDER’S EQUITY

Common stock

On January 23, 2017, the Company closed a private offering with one institutional investor (the “Investor”) pursuant to which the Company sold to the Investor, and the Investor purchased from the Company, an aggregate of 4,840,000 shares of the common stock, par value $0.001 per share, of the Company, at a purchase price of $2.20 per share, for aggregate gross proceeds to the Company of $10,648,000 (the “Private Placement”).

Stock warrants

Concurrent with the registered direct offering of common stock that closed on April 15, 2019, the Company issued to several investors in a private placement warrants to purchase up to 3,000,006 shares of common stock. In connection with the offering, the Company also issued a warrant to its placement agent of this offering, pursuant to which the agent may purchase up to 6% of the aggregate number of shares of common stock sold in the offering, i.e. 240,000 shares at an exercise price of $3.125 per share. The warrant became exercisable on October 11, 2019 and will expire on April 11, 2024.

Upon evaluation, the warrants issued in April 2019 meet the definition of an equity under FASBASC 815. Accordingly, the fair value of the warrants recorded as a part of additional paid-in capital.

Stock-based compensation

The Company accounts for share-based payment awards granted to employees and directors by recording compensation expense based on estimated fair values. The Company estimates the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. Share-based awards are attributed to expenses using the straight-line method over the vesting period. The Company determines the value of each option award that contains a market condition using a Monte Carlo Simulation valuation model, while all other option awards are valued using the Black-Scholes valuation model as permitted under FASB ASC 718 “Compensation - Stock Compensation.” The assumptions used in calculating the fair value of share-based payment awards represent the Company’s best estimates. The Company’s estimates of the fair values of stock options granted and the resulting amounts of share-based compensation recognized may be impacted by certain variables including stock price volatility, employee stock option exercise behaviors, additional stock option modifications, estimates of forfeitures, and the related income tax impact.

On March 30, 2018, the Company granted a total of 3,947,100 shares of restricted common stock to its key employees in its retail drugstores and online pharmacy under the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”). The stock awards vested on the grant date. On June 28, 2018, the compensation committee of the Company canceled 225,000 shares granted to the CEO in order to conform aggregate issuances to the 675,000 share limitation set forth in the Plan. The Tax Cuts and Jobs Act of 2017 removed the 162(m) qualified performance based compensation exemption to the $1 million cap on deductions for compensation to covered executives. Section 1.3.2 was in the Plan to permit grants under the Plan to fit within that exemption. As that exemption no longer applies for grants made in 2018 or thereafter, the Plan has been amended to remove the provisions intended to comply with that exemption, including the one in Section 1.3.2 of the Plan. All $5,328,585 of such expense has been recorded as a service compensation expense in the year ended March 31, 2018.

Stock option

On November 18, 2014, the Company granted a total of 967,000 shares of stock options under the Plan to a group of a total of 46 grantees including directors, officers and employees. The exercise price of the stock option is $2.50. The option vests on November 18, 2017, provided that the grantees are still employed by the Company on such a date. The options will be exercisable for five years from the vesting date, or November 18, 2017 until November 17, 2022. For the years ended March 31, 2020 and 2019, $0 and $0 were recorded as compensation expenses. As of March 31, 2020, all compensation costs related to stock option compensation arrangements granted have been recognized.

Statutory reserves

Statutory reserves represent restricted retained earnings. Based on their legal formation, the Company is required to set aside 10% of its net income as reported in their statutory accounts on an annual basis to the Statutory Surplus Reserve Fund (the “Reserve Fund”). Once the total amount set aside in the Reserve Fund reaches 50% of the entity’s registered capital, further appropriations become discretionary. The Reserve Fund can be used to increase the entity’s registered capital upon approval by relevant government authorities or eliminate its future losses under PRC GAAP upon a resolution by its board of directors. The Reserve Fund is not distributable to shareholders, as cash dividends or otherwise, except in the event of liquidation.

Appropriations to the Reserve Fund are accounted for as a transfer from unrestricted earnings to statutory reserves. During the years ended March 31, 2020 and 2019, the Company did not make appropriations to statutory reserves.

There are no legal requirements in the PRC to fund the Reserve Fund by transfer of cash to any restricted accounts, and the Company does not do so.

Note 24 – LOSS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution, but includes vested restricted stocks and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period.  Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The following is a reconciliation of the basic and diluted earnings per share computation:

	The year ended March 31,
	2020	2019
Net income attributable to controlling interest	$(5,813,369)	$(926,278)
Weighted average shares used in basic computation	32,816,567	28,936,778
Diluted effect of stock options and warrants
Weighted average shares used in diluted computation	32,816,567	28,936,778
Income per share – Basic:
Net income before noncontrolling interest	$(0.18)	$(0.03)
Add: Net loss attributable to noncontrolling interest	$-	$-
Net income attributable to controlling interest	$(0.18)	$(0.03)
Loss per share – Diluted:
Net income before noncontrolling interest	$(0.18)	$(0.03)
Add: Net income attributable to noncontrolling interest	$-	$-
Net income attributable to controlling interest	$(0.18)	$(0.03)

For the year ended March 31, 2020, 967,000 shares underlying employee stock options and 600,000 shares underlying outstanding purchase options to an investor, and 72,000 shares underlying outstanding purchase option to an investment placement agent were excluded from the calculation of diluted loss per share as the options were anti-dilutive.

Note 25 – SEGMENTS

The Company operates within four main reportable segments: retail drugstores, online pharmacy, drug wholesale and herb farming.  The retail drugstores segment sells prescription and over-the-counter (“OTC”) medicines, TCM, dietary supplements, medical devices, and sundry items to retail customers. The online pharmacy sells OTC drugs, dietary supplements, medical devices and sundry items to customers through several third-party platforms such as Alibaba’s Tmall, JD.com and Amazon.com, and the Company’s own platform all over China. The drug wholesale segment includes supplying the Company’s own retail drugstores with prescription and OTC medicines, TCM, dietary supplement, medical devices and sundry items (which sales have been eliminated as intercompany transactions), and also selling them to other drug vendors and hospitals. The Company’s herb farming segment cultivates selected herbs for sales to other drug vendors. The Company is also involved in online sales and clinic services that do not meet the quantitative thresholds for reportable segments and are included in the retail drugstores segment. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest and income taxes not including nonrecurring gains and losses.

The Company’s reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they require different operations and markets to distinct classes of customers.

The following table presents summarized information by segment of the continuing operations for the year ended March 31, 2020:

	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming		Total
Revenue	$74,081,237	$13,541,215	$29,705,237		$-	$117,327,689
Cost of goods	53,244,302	12,106,510	26,450,447		-	91,801,259
Gross profit	$20,836,935	$1,434,705	$3,254,790		$-	$25,526,430
Selling expenses	19,434,860	2,148,709	2,210,034		-	23,793,603
General and administrative expenses	5,505,303	243,283	2,359,791			8,108,377
Impairment of long-lived assets	628,192	-			-	628,192
Loss from operations	$(4,731,420)	$(957,287)	$(1,315,035)	$		$(7,003,742)
Depreciation and amortization	$2,042,951	$-	$39,866		$-	$2,082,817
Total capital expenditures	$1,406,470	$-	$3,176		$-	$1,409,646

The following table presents summarized information by segment of the continuing operations for the year ended March 31, 2019:

	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming		Total
Revenue	$72,334,409	$8,784,459	$26,432,144		$-	$107,551,012
Cost of goods	51,246,983	7,748,519	23,447,467		-	82,442,969
Gross profit	$21,087,426	$1,035,940	$2,984,677		$-	$25,108,043
Selling expenses	18,930,118	1,735,966	3,599,100		-	24,265,184
General and administrative expenses	4,072,500	347,516	(2,701,027)			1,718,989
Impairment of long-lived assets	-	-			-
Loss from operations	$(1,915,192)	$(1,047,542)	$2,086,604	$		$(876,130)
Depreciation and amortization	$1,476,903	$-	$7,644		$-	$1,484,547
Total capital expenditures	$7,267,847	$-	$1,434		$-	$7,269,281

The Company does not have long-lived assets located outside the PRC. In accordance with the enterprise-wide disclosure requirements of FASB’s accounting standard, the Company’s net revenue from external customers through its retail drugstores by main product category for the years ended March 31, 2020 and 2019 were as follows:

	For the year ended
	March 31,
	2020	2019
Prescription drugs	$26,045,423	$23,516,046
OTC drugs	31,532,248	31,401,328
Nutritional supplements	6,013,622	6,354,108
TCM	5,325,008	6,529,790
Sundry products	1,312,293	941,491
Medical devices	3,852,643	3,591,646
Total	$74,081,237	$72,334,409

The Company’s net revenue from external customers through online pharmacy by main product category is as follows:

	For the year ended
	March 31,
	2020	2019
Prescription drugs	$1,447,469	$-
OTC drugs	5,721,638	3,127,976
Nutritional supplements	742,809	737,315
TCM	266,638	74,262
Sundry products	2,082,601	2,736,070
Medical devices	3,280,060	2,108,836
Total	$13,541,215	$8,784,459

The Company’s net revenue from external customers through wholesale by main product category is as follows:

	For the years ended
	March 31,
	2020	2019
Prescription drugs	$24,857,708	$16,745,862
OTC drugs	4,196,841	8,964,587
Nutritional supplements	205,881	290,534
TCM	314,769	271,280
Sundry products	43,854	24,846
Medical devices	86,184	135,035
Total	$29,705,237	$26,432,144

Note 26 – SUBSEQUENT EVENTS

On May 29, 2020, an Investor exercised part of its warrants by purchasing 25,000 shares of common stocks at $3.10 per share. Total proceeds to the Company is $77,500.

On June 3, 2020, the Company closed a registered direct offering of 5,000,004 shares of common stock at $2.00 per share with gross proceeds of $10,000,008 from its effective shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement dated June 1, 2020 (the “2020 Securities Purchase Agreement”), by and among the Company and the investors named therein. Concurrently, the Company issued unregistered warrants to the investors in a private placement to purchase up to an aggregate of 3,750,003 shares of common stock at an exercise price of $2.60 per share (the “2020 Warrants”). The 2020 Warrants shall be initially exercisable six months following issuance and expire five and one-half years from the issuance date. H.C. Wainwright & Co., LLC (the “Placement Agent”) (or its designees) shall also receive warrants to purchase such number of shares of common stock as is equal to 6.5% of the aggregate number of shares of common stock sold in the offering, or 300,000 warrants, with substantially the same terms as the 2020 Warrants being issued to the investors, except that, among other things, the Placement Agent’s warrants will expire on June 1, 2025 and warrants’ exercise price shall be $2.57.

The recent outbreak of COVID-19, which was declared as a pandemic by the World Health Organization on March 11, 2020, has led to an adverse impacts on the World’s economy. At the outbreak of COVID-19, the company has reduced the store hours, supply and customer service. To stay safe, people tend not to shop and entertain as much as in the past. The retail business such as restaurants, hotels and cinema have declined. The peak is in February 2020. However, as the spread of COVID-19 is effectively controlled in China, the business has come back to normal.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2020	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,116,508	$16,176,318
Restricted cash	12,925,216	14,806,288
Financial assets available for sale	170,604	157,159
Notes receivable	-	57,005
Trade accounts receivable	11,521,988	9,770,656
Inventories	14,933,245	12,247,004
Other receivables, net	5,084,145	5,069,442
Advances to suppliers	4,511,821	1,174,800
Other current assets	1,821,838	1,528,540
Total current assets	63,085,365	60,987,212

PROPERTY AND EQUIPMENT, net	6,727,485	7,633,740

OTHER ASSETS
Long-term investment	4,295,979	2,544,451
Farmland assets	830,595	742,347
Long term deposits	1,551,248	1,456,384
Other noncurrent assets	1,136,261	1,046,763
Operating lease right-of-use assets	21,389,539	21,711,376
Intangible assets, net	3,541,672	3,393,960
Total other assets	32,745,294	30,895,281

Total assets	$102,558,144	$99,516,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	$2,296,155	1,410,130
Accounts payable, trade	18,064,997	21,559,494
Notes payable	25,736,161	26,605,971
Other payables	2,744,874	2,522,330
Other payables - related parties	689,274	490,218
Customer deposits	841,686	708,140
Taxes payable	690,906	119,247
Accrued liabilities	681,316	753,612
Long-term loan payable-current portion	2,480,264	2,287,742
Current portion of operating lease liabilities	1,650,085	981,090
Total current liabilities	55,875,718	57,437,974

Long-term loan payable	2,589,643	4,115,958
Long-term operating lease liabilities	17,993,514	19,049,575
Employee Deposits	15,308	70,507
Purchase option and warrants liability	-	64,090
Total liabilities	76,474,183	80,738,104

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 41,751,790 and 32,936,786 shares issued and outstanding as of December 31, 2020 and March 31, 2020, respectively	41,752	32,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31 and March 31, 2020, respectively	-	-
Additional paid-in capital	67,506,686	54,209,301
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(44,382,384)	(36,400,837)
Accumulated other comprehensive income	3,649,357	1,440,424
Total stockholders’ equity	28,124,520	20,590,934
Noncontrolling interests	(2,040,559)	(1,812,805)
Total equity	26,083,961	18,778,129
Total liabilities and stockholders’ equity	$102,558,144	$99,516,233

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2020	2019	2020	2019

REVENUES, NET	$35,538,759	$33,363,282	$97,435,616	$86,997,845

COST OF GOODS SOLD	27,451,509	26,079,910	74,355,395	66,959,671

GROSS PROFIT	8,087,250	7,283,372	23,080,221	20,038,174

SELLING EXPENSES	8,262,590	5,676,400	21,010,509	18,130,799
GENERAL AND ADMINISTRATIVE EXPENSES	6,192,294	1,054,060	10,374,019	5,729,607
TOTAL OPERATING EXPENSES	14,454,884	6,730,460	31,384,528	23,860,406

INCOME (LOSS) FROM OPERATIONS	(6,367,634)	552,912	(8,304,307)	(3,822,232)

OTHER INCOME (EXPENSE):
INTEREST INCOME	193,207	272,773	544,462	661,160
INTEREST EXPENSE	(109,896)	-	(354,975)	-
OTHER	(43,525)	(302,408)	(118,000)	(437,118)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	36,306	(65,172)	64,090	345,248

INCOME (LOSS) BEFORE INCOME TAXES	(6,291,542)	458,105	(8,168,730)	(3,252,942)

PROVISION FOR INCOME TAXES	1,976	2,184	40,571	16,274

NET INCOME (LOSS)	(6,293,518)	455,921	(8,209,301)	(3,269,216)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(37,199)	(75,861)	(227,754)	(441,084)

NET INCOME (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(6,256,319)	531,782	(7,981,547)	(2,828,132)

Foreign currency translation adjustments	1,083,903	358,868	2,208,933	(582,705)

COMPREHENSIVE GAIN (LOSS)	$(5,209,615)	$814,789	$(6,000,368)	$(3,851,921)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	41,339,834	32,936,786	40,462,971	32,776,786
Diluted	41,339,834	32,936,786	40,462,971	32,776,786

EARNINGS (LOSS) PER SHARE
Basic	$(0.15)	$0.02	$(0.20)	$(0.09)
Diluted	$(0.15)	$0.02	$(0.20)	$(0.09)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

						Accumulated
	Common Stock		Additional	Retained Earnings		other	Non-
	Number of		Paid-in	Statutory	Accumulated	comprehensive	controlling
	shares	Amount	capital	reserves	deficit	income/(loss)	interest	Total
BALANCE, March 31, 2019.	28,936,778	28,937	44,905,664	1,309,109	(30,587,468)	2,508,964	(1,194,039)	16,971,167

Stock based compensation	-	-	34,560	-	-	-	-	34,560
Sale of stock and warrants	4,000,008	4,000	9,269,077	-	-	-	-	9,273,077
Net loss	-	-	-	-	(2,134,951)	-	(243,219)	(2,378,170)
Foreign currency translation loss	-	-	-	-	-	(403,620)		(403,620)
BALANCE, June 30, 2019.	32,936,786	32,937	54,209,301	1,309,109	(32,722,419)	2,105,344	(1,437,258)	23,497,014
Net loss	-	-	-	-	(1,224,963)	-	(122,004)	(1,346,967)
Foreign currency translation gain	-	-	-	-	-	(526,630)	-	(526,630)
BALANCE, September 30, 2019.	32,936,786	32,937	54,209,301	1,309,109	(33,947,382)	1,578,714	(1,559,262)	21,623,417
Net income(loss)	-	-	-	-	531,782	-	(75,861)	455,921
Foreign currency translation gain	-	-	-	-	-	348,128	-	348,128
BALANCE, December 31, 2019.	32,936,786	32,937	54,209,301	1,309,109	(33,415,600)	1,926,842	(1,635,123)	22,427,466

BALANCE, March 31, 2020.	32,936,786	32,937	54,209,301	1,309,109	(36,400,837)	1,440,424	(1,812,805)	18,778,129
Exercise of warrants	25,000	25	77,475	-	-	-	-	77,500
Sale of stock and warrants	5,000,004	5,000	9,282,100	-	-	-	-	9,287,100
Net loss	-	-	-	-	(231,509)	-	(157,083)	(388,592)
Foreign currency translation gain	-	-	-	-	-	93,569		93,569
BALANCE, June 30, 2020.	37,961,790	37,962	63,568,876	1,309,109	(36,632,346)	1,533,993	(1,969,888)	27,847,706
Net loss	-	-	-	-	(1,493,719)	-	(33,472)	(1,527,191)
Foreign currency translation gain	-	-	-	-	-	1,031,461	-	1,031,461
BALANCE, September 30, 2020.	37,961,790	37,962	63,568,876	1,309,109	(38,126,065)	2,565,454	(2,003,360)	27,351,976
Issuance of incentive common stocks award	3,790,000	3,790	3,937,810	-	-	-	-	3,941,600
Net loss	-	-	-	-	(6,256,319)	-	(37,199)	(6,293,518)
Foreign currency translation gain	-	-	-	-	-	1,083,903	-	1,083,903
BALANCE, December 31, 2020.	41,751,790	41,752	67,506,686	1,309,109	(44,382,384)	3,649,357	(2,040,559)	26,083,961

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,209,301)	$(3,269,216)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	7,065	(29,038)
Depreciation and amortization	1,657,001	1,572,925
Stock based compensation	3,941,600	34,560
Change in fair value of purchase option derivative liability	(64,090)	(345,248)
Changes in operating assets and liabilities：
Accounts receivable, trade	(1,203,132)	(2,581,208)
Notes receivable	58,848	122,175
Inventories and biological assets	(1,558,139)	2,484,432
Other receivables	625,207	(1,353,544)
Advances to suppliers	(3,050,898)	(222,928)
Other current assets	(79,851)	(1,758,533)
Long term deposit	28,275	597,084
Other noncurrent assets	52	17,744
Accounts payable, trade	(5,077,172)	(6,397,104)
Other payables and accrued liabilities	(118,323)	(917,398)
Customer deposits	69,385	458,415
Taxes payable	525,005	312,192

Net cash used in operating activities	(12,448,468)	(11,274,690)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	-	14,370
Acquisition of equipment	(41,565)	(561,677)
Purchases of intangible assets	(62,644)	(461,013)
Investment in a joint venture	(1,458,633)	-
Additions to leasehold improvements	(261,759)	(705,856)
Net cash used in investing activities	(1,824,601)	(1,714,176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	727,855
Proceeds from third parties’ loan	-	7,085,406
Repayment of third parties’ loan	(1,789,379)	-
Proceeds from notes payable	39,320,707	36,537,832
Repayment of notes payable	(42,312,460)	(39,784,592)
Decrease in Employee Deposits	(58,228)	(7,185)
Exercise of warrants	77,500	-
Net Proceeds from equity financing	9,287,100	9,273,077
Repayment of other payables-related parties	168,990	(406,506)
Net cash provided by financing activities	5,422,085	12,698,032

EFFECT OF EXCHANGE RATE ON CASH	2,910,102	(559,998)

(DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(5,940,882)	(850,832)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	30,982,606	24,745,202

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$25,041,724	$23,894,370

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	354,975	-
Cash paid for income taxes	$35,954	$17,215

The accompanying notes are an integral part of these condensed consolidated financial statements.

Note 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), was incorporated in Nevada on December 19, 2006, originally under the name “Kerrisdale Mining Corporation”. On September 24, 2009, the Company changed its name to “China Jo-Jo Drugstores, Inc.” in connection with a share exchange transaction as described below.

On September 17, 2009, the Company completed a share exchange transaction with Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”), whereby 7,900,000 shares of common stock were issued to the stockholders of Renovation in exchange for 100% of the capital stock of Renovation. The completion of the share exchange transaction resulted in a change of control. The share exchange transaction was accounted for as a reverse acquisition and recapitalization and, as a result, the consolidated financial statements of the Company (the legal acquirer) are, in substance, those of Renovation (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. Renovation has no substantive operations of its own except for its holdings of Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Management”), Zhejiang Shouantang Medical Technology Co., Ltd. (“Shouantang Technology”), Hangzhou Jiutong Medical Technology Co., Ltd (“Jiutong Medical”), and Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”), its wholly-owned subsidiaries.

The Company is an online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China (“China” or the “PRC”). The Company’s offline retail business is comprised primarily of pharmacies, which are operated by Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), a company that the Company controls through contractual arrangements. On March 31, 2017, Jiuxin Management established a subsidiary, Lin’An Jiuzhou Pharmacy Co., Ltd (“Lin’An Jiuzhou”) to operate drugstores in Lin’an City.

On January 9, 2020, in order to continue expanding and strengthening its local drugstore network, Jiuzhou Pharmacy acquired a local drugstores chain with ten stores at a price of $0.14 (RMB 1). The acquired chain agreed to cease all business and liquidate all accounts of the stores that were acquired. In March 2020, the chain was dissolved, and its government insurance reimbursement certificates have been transferred to new stores owned by Jiuzhou Pharmacy.

The Company’s offline retail business includes four medical clinics through Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”), both of which are controlled by the Company through contractual arrangements. In May 2014, Shouantang Technology established Hangzhou Shouantang Bio-technology Co., Ltd. (“Shouantang Bio”). In May 2016, Shouantang Bio set up and held 49% of Hangzhou Kahamadi Bio-technology Co., Ltd. (“Kahamadi Bio”), a joint venture specializing in brand name development for nutritional supplements. In 2018, Jiuzhou Pharmacy invested a total of $741,540 (RMB5,100,000) in and held 51% of Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd (“Linjia Medical”), which has ceased its operation as of December 31, 2020. On March 29, 2019, Jiuzhou Pharmacy formed and held 51% of the equity of Zhejiang AyiGe Medical Health Management Co., Ltd. (“Ayi Health”), which was intended to provide technical support such as IT and customer support to our health management business. However, as the health management business did not progress as planned, on November 19, 2020, Ayi Health was dissolved.

The Company currently conducts its online retail pharmacy business through Jiuzhou Pharmacy, which holds the Company’s online pharmacy license. On September 10, 2015, Renovation set up Jiuyi Technology to provide additional technical support such as webpage development to our online pharmacy business. In November 2015, the technical support function was transferred back to Jiuzhou Pharmacy, which hosts our online pharmacy.

The Company’s wholesale business is primarily conducted through Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”), which is licensed to distribute prescription and non-prescription pharmaceutical products throughout China. Jiuzhou Pharmacy acquired Jiuxin Medicine on August 25, 2011. On April 20, 2018, 10% of Jiuxin Medicine shares were sold to Hangzhou Kangzhou Biotech Co. Ltd. for total proceeds of $79,625 (RMB 507,760).

The Company’s herb farming business is conducted by Hangzhou Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”), a wholly-owned subsidiary of Jiuxin Management. Due to the complexity of the cultivation business, Qianhong Agriculture has not grown herbs in the nine months ended December 31, 2020.

The accompanying condensed consolidated financial statements reflect the activities of the Company and each of the following entities:

Entity Name	Background	Ownership
Renovation	● Incorporated in Hong Kong SAR on September 2, 2008	100%

Jiuxin Management	● Established in the PRC on October 14, 2008 ● Deemed a wholly foreign owned enterprise (“WFOE”) under PRC law ● Registered capital of $23.5 million fully paid	100%

Shouantang Technology	● Established in the PRC on July 16, 2010 by Renovation with registered capital of $20 million ● Registered capital requirement reduced by the SAIC to $11 million in July 2012 and is fully paid ● Deemed a WFOE under PRC law ● Invests and finances the working capital of Quannuo Technology	100%

Qianhong Agriculture	● Established in the PRC on August 10, 2010 by Jiuxin Management ● Registered capital of RMB 10 million fully paid ● Carries out herb farming business	100%

Jiuzhou Pharmacy (1)	● Established in the PRC on September 9, 2003 ● Registered capital of RMB 5 million fully paid ● Operates the “Jiuzhou Grand Pharmacy” stores in Hangzhou	VIE by contractual arrangements (2)

Jiuzhou Clinic (1)	● Established in the PRC as a general partnership on October 10, 2003 ● Operates a medical clinic adjacent to one of Jiuzhou Pharmacy’s stores	VIE by contractual arrangements (2)

Jiuzhou Service (1)	● Established in the PRC on November 2, 2005 ● Registered capital of RMB 500,000 fully paid ● Operates a medical clinic adjacent to one of Jiuzhou Pharmacy’s stores	VIE by contractual arrangements (2)

Jiuxin Medicine

●     Established in PRC on December 31, 2003

●     Acquired by Jiuzhou Pharmacy in August 2011

●     10% of shares sold On April 20, 2018

●     Registered capital of RMB 10 million fully paid

●     Carries out pharmaceutical distribution services

		VIE by contractual arrangements as a wholly-owned subsidiary of Jiuzhou Pharmacy (2)

Jiutong Medical	● Established in the PRC on December 20, 2011 by Renovation ● Registered capital of $2.6 million fully paid ● Currently has no operation	100%

Entity Name	Background	Ownership
Shouantang Bio	● Established in the PRC in October, 2014 by Shouantang Technology ● 100% held by Shouantang Technology ● Registered capital of RMB 1,000,000 fully paid ● Sells nutritional supplements under its own brand name	100%

Jiuyi Technology	● Established in the PRC on September 10, 2015 ● 100% held by Renovation ● Currently has no operation	100%

Kahamadi Bio	● Established in the PRC in May 2016 ● 49% held by Shouantang Bio ● Registered capital of RMB 10 million ● Develop brand name for nutritional supplements	49%

Lin’An Jiuzhou	● Established in the PRC on March 31, 2017 ● 100% held by Jiuxin Management ● Registered capital of RMB 5 million ● Explore retail pharmacy market in Lin’An City	100%

Linjia Medical	● Established in the PRC on September 27, 2017 ● 51% held by Jiuzhou Pharmacy ● Registered capital of RMB 20 million ● Operates local clinics	VIE by contractual arrangements as a controlled subsidiary of Jiuzhou Pharmacy (2)

(1)

Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service have been under the common control of Mr. Lei Liu, Ms. Li Qi, and another shareholder (the “Owners”) since their respective establishment dates, pursuant to agreements among the Owners to vote their interests in concert as memorialized in a voting rights agreement. Based on such voting rights agreement, the Company has determined that these three entities are under the common control of the Owners. The Owners have operated these three companies in conjunction with one another since each company’s respective establishment date. Jiuxin Medicine is also deemed under the common control of the Owners as a subsidiary of Jiuzhou Pharmacy.

(2)	To comply with certain foreign ownership restrictions of pharmacy and medical clinic operators, Jiuxin Management entered into a series of contractual arrangements with Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service on August 1, 2009. These contractual arrangements are comprised of five agreements: a consulting services agreement, an operating agreement, an equity pledge agreement, a voting rights agreement and an option agreement. Because such agreements obligate Jiuxin Management to absorb all of the risks of loss from the activities of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, and enable the Company (through Jiuxin Management) to receive all of their expected residual returns, the Company accounts for each of the three companies (as well as subsidiaries of Jiuzhou Pharmacy) as a variable interest entity (“VIE”) under the accounting standards of the Financial Accounting Standards Board (“FASB”). Accordingly, the financial statements of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, as well as the subsidiaries under the control of Jiuzhou Pharmacy, Jiuxin Medicine and Shouantang Bio are consolidated into the financial statements of the Company.

Note 2 – LIQUIDITY

The Company’s accounts have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) on a going concern basis. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon aligning its sources of funding (debt and equity) with its expenditure requirements and repayment of the short-term debts as and when they become due.

The drug retail business is a highly competitive industry in the PRC. Several large drugstore chains and a variety of single stores operate in Hangzhou City and Zhejiang Province. In order to increase the Company’s competitive advantages and gain more local retail pharmacy market share, from fiscal year 2018, we opened fifty-nine new stores in Hangzhou. As a result, the Company incurred significant incremental expense related to rental, labor hiring and training, and marketing activities. As the retail pharmaceutical market becomes more competitive in recent years, a new store usually cannot make profit in its operation until a year later. In fact, the Company incurred significant expenses with limited incremental revenue in the period it opened new stores. At their openings, except for four stores, almost all of the new stores were without government insurance reimbursement certificates. In fact, it usually takes more than one year for a new store to apply for and obtain the local government insurance reimbursement certificate. As of December 31, 2020, the Company had obtained forty-six reimbursement certificates for stores opened in fiscal 2018 and thereafter. Historically in a mature store, more than half of the total revenue were generated from the individual customers’ government insurance program. The Company is in the process of actively applying certificates for all of its new stores. In the future, as more and more stores obtain certificates, the Company expect the income of its new stores to increase and eventually contribute positive operating cash flow.

The Company’s principal sources of liquidity consist of existing cash, equity financing, and bank facilities from local banks as well as personal loans from its principal shareholders when necessary. On April 15, 2019, the Company closed a registered direct offering of 4,000,008 shares of common stock at $2.50 per share with gross proceeds of $10,000,020 from its effective shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement dated April 11, 2019 (the “2019 Securities Purchase Agreement”), by and among the Company and the investors named therein. On June 3, 2020, the Company closed a registered direct offering of 5,000,004 shares of common stock at $2.00 per share with gross proceeds of $10,000,008 from its effective shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement dated June 1, 2020 (the “2020 Securities Purchase Agreement”), by and among the Company and the investors named therein.

The spread of COVID-19 in the winter has negatively impacted the local economy. In order to relieve the operation difficulty, the Government has continued its tax cut policy such as lower certain tax rate. On the other side, local banks are encouraged to provide low interest rate loans to local enterprises. The Company has a credit line agreement from a local bank as described in detail in Note 16. As of December 31, 2020, approximately $0.57 million of the aforementioned bank credit line was available for further borrowing. Additionally, Jiuzhou Pharmacy obtained a credit line of approximately $7,653,850 (RMB50,000,000) from Haihui Commercial Factoring (Tianjin) Co. Ltd. (“Haihui Commercial”) for three years beginning July 26, 2019. As of December 31, 2020, the full amount has been borrowed from Haihui Commercial. Any borrowing thereunder is guaranteed by a third-party guarantor company and secured by the Company’s assets pursuant to a collateral agreement, as well as personal guarantees of some of its principal shareholders.

The Company has also obtained additional government insurance reimbursement certificates for its stores opened in the last two years. In a mature store, more than half of the revenue are generated by customers utilizing the government insurance program. With these certificates, mature stores are able to attract more customers who are eligible for the insurance program, and its sales may significantly increase in the next 12 months. Additionally, with the proceeds from the registered direct financing closed on April 15, 2019 and June 3, 2020, and the increased credit line, the Company believes it can support its operations for at least the next 12 months ended December 31, 2021.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and VIEs. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Consolidation of variable interest entities

In accordance with accounting standards regarding consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The Company has concluded, based on the contractual arrangements, that Jiuzhou Pharmacy (including its subsidiaries and controlled entities), Jiuzhou Clinic and Jiuzhou Service are each a VIE and that the Company’s wholly-owned subsidiary, Jiuxin Management, absorbs a majority of the risk of loss from the activities of these companies, thereby enabling the Company, through Jiuxin Management, to receive a majority of their respective expected residual returns.

Control and common control are defined under the accounting standards as “an individual, enterprise, or immediate family members who hold more than 50 percent of the voting ownership interest of each entity.” Because the Owners collectively own 100% of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, and have agreed to vote their interests in concert since the establishment of each of these three companies as memorialized in the voting rights agreement, the Company believes that the Owners collectively have control and common control of the three companies. Accordingly, the Company believes that Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service were constructively held under common control by Jiuxin Management as of the time the contractual agreements were entered into, establishing Jiuxin Management as their primary beneficiary. Jiuxin Management, in turn, is owned by Renovation, which is owned by the Company.

Risks and Uncertainties

The Company operates in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s financial performance may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company has significant cash deposits with suppliers in order to obtain and maintain inventory. The Company’s ability to obtain products and maintain inventory at existing and new locations is dependent upon its ability to post and maintain significant cash deposits with its suppliers. In the PRC, many vendors are unwilling to extend credit terms for product sales that require cash deposits to be made. The Company does not generally receive interest on any of its supplier deposits, and such deposits are subject to loss as a result of the creditworthiness or bankruptcy of the party who holds such funds, as well as the risk from illegal acts such as conversion, fraud, theft or dishonesty associated with the third party. If these circumstances were to arise, the Company would find it difficult or impossible, due to the unpredictability of legal proceedings in China, to recover all or a portion of the amount on deposit with its suppliers.

Members of the current management team own controlling interests in the Company and are also the Owners of the VIEs in the PRC. The Company only controls the VIEs through contractual arrangements which obligate it to absorb the risk of loss and to receive the residual expected returns.  As such, the controlling shareholders of the Company and the VIEs could cancel these agreements or permit them to expire at the end of the agreement terms, as a result of which the Company would not retain control of the VIEs.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the accompanying consolidated financial statements relate to the assessment of the carrying values of accounts receivable, advances to suppliers and related allowance for doubtful accounts, useful lives of property and equipment, inventory reserve and fair value of its purchase option derivative liability. Because of the use of estimates inherent in the financial reporting process, actual results could materially differ from those estimates.

Fair value measurements

The Company establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial assets and liabilities, which include financial instruments as defined by FASB ASC 820, include cash, cash equivalents and restricted cash, financial assets available for sales, trade accounts receivable, notes receivables, other receivable, accounts payable, other payable, notes payable, long-term loan payable, employee deposits and warrants liability. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, notes receivables, and accounts payable are a reasonable approximation of fair value due to the short maturities of these instruments (Level 1). The carrying amount of notes payable approximates fair value based on borrowing rates of similar bank loan currently available to the Company (Level 2) (See Note 16). The carrying amount of Long-term loan payable approximates fair value based on borrowing rates of similar bank loan currently available to the Company (Level 2) (See Note 17). The carrying amount of the Company’s derivative instruments is recorded at fair value and is determined based on observable inputs that are corroborated by market data (Level 2) (See Note 21). The carrying amount of the financial assets available for sale is recorded at fair value and is determined based on unobservable inputs (Level 3) (See Note 4). The carrying amount of the employee deposits is recorded at fair value and is determined based on unobservable inputs (Level 3) (See Note 22).

(amount in absolute value)	Active Market for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Carrying Value
Cash, cash equivalents and restricted cash	$25,041,724	-	-	$25,041,724
Financial assets available for sale	-	-	170,604	170,604
Trade accounts receivable	11,521,988	-	-	11,521,988
Notes receivable	-	-	-	-
Other receivable	5,084,145	-	-	5,084,145
Accounts payable	18,064,997	-	-	18,064,997
Notes payable	-	25,736,161	-	25,736,161
Other payable	2,744,874	-	-	2,744,874
Long-term loan payable	-	5,069,907	-	5,069,907
Employee Deposits	-	-	15,308	15,308
Warrants liability	-	-	-	-

Total	$62,457,728	30,806,068	185,912	$93,449,708

Revenue recognition

Effective March 31, 2018, the Company began recognizing revenue under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. The impact of adopting the new revenue standard was not material to the Company’s consolidated financial statements. The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

●	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company’s revenue is net of value added tax (“VAT”) collected on behalf of the PRC tax authorities with respect to the sales of merchandise. VAT collected from customers, and net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Certain contract liabilities primarily represent the Company’s obligation to transfer additional goods or services to a customer for which the Company has received consideration, for example, membership points. The consideration received remains a contract liability until goods or services have been provided to the retail customer. The estimated amount based on accrued membership points was deducted from sales revenue.

The following is a discussion of the Company’s revenue recognition policies by segment under the new revenue recognition accounting standard:

Pharmacy retail sales

The physical pharmacies sell prescription drugs, over-the-counter (“OTC”) drugs, traditional Chinese medicine, nutritional supplements, medical devices and sundry products. Revenue from sales of prescription medicine at drugstores is recognized when a prescription is filled and a customer picks up and pays for the prescription. Revenue from sales of other merchandise at drugstores is recognized at the point of sale, which is when a customer pays for and receives the merchandise. Usually the majority merchandise, such as prescription and OTC drugs, are not refundable after customers leave the counter. Returns of other products, such as sundry products, are minimal. Sales of drugs reimbursed by the local government medical insurance agency and receivables from the agency are recognized when a customer pays for the drugs at a store. Based on historical experience, the Company made a reserve for potential losses from denial of reimbursement on certain unqualified drugs to the receivables from the government agency. Additionally, several onsite clinics adjacent to pharmacies provide limited medical services. Revenue from medical services is recognized after the service has been rendered to a customer. As revenue from medical services is minimal compared to pharmacy retail sales, it is included as part of the pharmacy retail sales.

The Company deducts the membership rewards directly from the retail revenue, and presents such amounts in net sales as opposed to the current reduction of operation expense classification. Membership rewards, usually membership points, are accumulated by customers based on their historical spending levels. The Company determines if there is an additional performance obligation to the customers at the time of the initial transaction. The customers can then redeem these points during their future purchase. At the end of each quarter and fiscal year, unredeemed membership rewards are reflected as a contract liability.

Online pharmacy sales

The online pharmacy segment sells various health products except for prescription drugs. Revenue from online pharmacy sales is recognized when merchandise is shipped to customers. While most deliveries take one day, certain deliveries may take longer depending on a customer’s location. Any loss caused in a shipment will be reimbursed by the Company’s courier company. The Company’s sales policy allows for return of certain merchandises without reason within seven days after a customer’s receipt of the applicable merchandise. Historically, sales returns beyond seven days of the receipt of merchandise have been minimal.

Wholesale

Jiuxin Medicine purchases medicine in quantity and distributes products primarily to local pharmacies and medical products dealers. Revenue from sales of merchandise to non-retail customers is recognized when the merchandise is transferred to customers. Historically, sales returns have been minimal.

Disaggregation of Revenue

The following tables disaggregate the Company’s revenue by major source in each segment for the three and nine months ended December 31, 2020 and 2019:

For the three months ended December 31	2020	2019
Retail drugstores
Prescription drugs	$7,013,958	$7,496,469
OTC drugs	8,451,389	10,260,883
Nutritional supplements	1,624,313	1,602,407
TCM	1,191,877	1,416,126
Sundry products	301,658	188,484
Medical devices	1,483,645	611,597
Total retail revenue	$20,066,840	$21,575,966
Online pharmacy
Prescription drugs	$2,227,332	$-
OTC drugs	2,415,029	1,981,871
Nutritional supplements	318,869	245,249
TCM	174,476	42,331
Sundry products	548,018	729,179
Medical devices	915,414	966,393
Total online revenue	$6,599,138	$3,965,023
Drug wholesale
Prescription drugs	$7,450,847	$6,358,031
OTC drugs	1,326,118	1,310,927
Nutritional supplements	15,452	47,736
TCM	57,244	67,507
Sundry products	2,530	19,789
Medical devices	20,590	18,303
Total wholesale revenue	$8,872,781	$7,822,293
Total revenue	$35,538,759	$33,363,282

For the nine months ended December 31	2020	2019
Retail drugstores
Prescription drugs	$20,403,438	$19,214,689
OTC drugs	22,887,032	24,964,312
Nutritional supplements	4,636,347	4,510,514
TCM	3,195,267	4,474,676
Sundry products	1,062,321	777,432
Medical devices	4,623,405	2,370,604
Total retail revenue	$56,807,810	$56,312,227
Online pharmacy
Prescription drugs	$5,855,491	$-
OTC drugs	5,720,874	4,133,128
Nutritional supplements	747,962	488,956
TCM	270,024	77,981
Sundry products	1,506,232	1,542,372
Medical devices	2,758,401	2,517,455
Total online revenue	$16,858,984	$8,759,892
Drug wholesale
Prescription drugs	$19,267,262	$18,054,557
OTC drugs	3,804,608	3,433,730
Nutritional supplements	102,397	104,475
TCM	164,544	247,465
Sundry products	23,887	30,809
Medical devices	406,124	54,690
Total wholesale revenue	$23,768,822	$21,925,726
Total revenue	$97,435,616	$86,997,845

Contract Balances

Contract liabilities primarily represent the Company’s obligation to transfer additional goods or services to a retail customer for which the Company has received consideration, for example membership points and membership rewards. The consideration received remains a contract liability until goods or services have been provided to the retail customer.

The following table provides information about receivables and contract liabilities from contracts with customers:

	December 31, 2020	March 31, 2020
Trade receivable (included in accounts receivable, net)	$11,521,988	$9,770,656
Contract liabilities (included in accrued expenses)	1,138,349	1,106,982

Restricted cash

The Company’s restricted cash consists of cash and long-term deposits in a bank as security for its notes payable. The Company has notes payable outstanding with a bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. Notes payable are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

The following represents a reconciliation of cash and cash equivalents in the Consolidated Condensed Balance Sheets to total cash, cash equivalents and restricted cash in the Consolidated Condensed Statements of Cash Flows as of December 31, 2020 and March 31, 2020:

	December 31, 2020	March 31, 2020
Cash and cash equivalents	$12,116,508	$16,176,318
Restricted cash	12,925,216	14,806,288
Cash, cash equivalents and restricted cash	$25,041,724	$30,982,606

Accounts receivable

Accounts receivable represents the following: (1) amounts due from banks relating to retail sales that are paid or settled by the customers’ debit or credit cards, (2) amounts due from government social security bureaus and commercial health insurance programs relating to retail sales of drugs, prescription medicine, and medical services that are paid or settled by the customers’ medical insurance cards, (3) amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms and (4) amounts due from non-retail customers for sales of merchandise.

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as necessary. In the Company’s retail business, accounts receivable mainly consist of reimbursements due from the government insurance bureaus and commercial health insurance programs and are usually collected within two or three months. The Company directly writes off delinquent account balances, which it determines to be uncollectible after confirming with the appropriate bureau or program each month. Additionally, the Company also makes estimated reserves on related outstanding accounts receivable based on historical trends.

In the Company’s online pharmacy business, accounts receivable primarily consist of amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms. To purchase pharmaceutical products from e-commerce platforms such as Tmall, customers are required to submit payments to certain non-bank third party payment instruments, such as Alipay, which, in turn, reimburse the Company within seven days to a month. Except for customer returns of sold products, the receivables from these payment instruments are rarely uncollectible.

In its wholesale business, the Company uses the aging method to estimate the allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages are determined by management, based on historical experience and the current economic climate, are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate.

For the three months ended December 31, 2020, bad debt direct write-off and provision in cash flows amounted to $293,141, an increase of $1,089,429, as compared to reversal of bad debt allowance of $796,288 for the same period a year ago. For the nine months ended December 31, 2020, bad debt direct write-off and provision in cash flows amounted to $7,065, an increase of $36,103, as compared to reversal of bad debt allowance of $29,038 for the same period a year ago.

Advances to suppliers

Advances to suppliers consist of prepayments to vendors, such as pharmaceutical manufacturers and other distributors. Since the acquisition of Jiuxin Medicine, the Company has transferred almost all logistics services of its retail drugstores to Jiuxin Medicine. Jiuzhou Pharmacy only directly purchases certain non-medical products, such as nutritional supplements. As a result, almost all advances to suppliers are made by Jiuxin Medicine.

Advances to suppliers for our drug wholesale business consist of prepayments to vendors, such as pharmaceutical manufacturers and other distributors. The Company typically receives products from vendors within three to nine months after making prepayments. The Company continuously monitors delivery from, and payments to, its vendors while maintaining a provision for estimated credit losses based upon historical experience and any specific supplier issues, such as discontinuing of inventory supply, that have been identified.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in first out (FIFO) method. The Company carries out physical inventory counts on a monthly basis at each store and warehouse location. Herbs that the Company farms are recorded at their cost, which includes direct costs such as seed selection, fertilizer, labor costs that are spent in growing herbs on the leased farmland, and indirect costs such as amortization of farmland development cost. All costs are accumulated until the time of harvest and then allocated to harvested herbs costs when the herbs are sold. The Company periodically reviews its inventory and records write-downs to inventories for shrinkage losses and damaged merchandise that are identified. The Company provides a reserve for estimated inventory obsolescence or excess quantities on hand equal to the difference, if any, between the cost of the inventory and its estimated realizable value.

Farmland assets

Herbs that the Company farms are recorded at their cost, which includes direct costs such as seed selection, fertilizer, and labor costs that are spent in growing herbs on the leased farmland, and indirect costs such as amortization of farmland development costs. Since April 2014, amortization of farmland development costs has been expensed instead of allocated into inventory due to unpredictable future market value of planted gingko trees.

All related costs described in the above are accumulated until the time of harvest and then allocated to harvested herbs when they are sold.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Leasehold improvements are amortized over the shorter of lease term or remaining lease period of the underlying assets. Following are the estimated useful lives of the Company’s property and equipment:

Estimated Useful Life
Leasehold improvements	3-10 years
Motor vehicles	3-5 years
Office equipment & furniture	3-5 years
Buildings	35 years

Maintenance, repairs and minor renewals are charged to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Intangible assets

Intangible assets are acquired individually or as part of a group of assets, and are initially recorded at their fair value.  The cost of a group of assets acquired in a transaction is allocated to the individual assets based on their relative fair values.

The estimated useful lives of the Company’s intangible assets are as follows:

Estimated Useful Life
Land use rights	50 years
Software	3 years
License	Infinite

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired.

Impairment of long-lived assets

The Company evaluates long lived tangible and intangible assets for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the assets’ net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. There were no fixed assets and farmland assets impaired for the nine months ended December 31, 2020 and 2019.

Notes payable

During the normal course of business, the Company regularly issues bank acceptance bills as a payment method to settle outstanding accounts payables with various material suppliers. The Company records such bank acceptance bills as notes payable. Such notes payable are generally short term in nature due to their short maturity period of six to nine months.

Income taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2020 and March 31, 2020, the Company did not have a liability for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

Under ASC 740-270, entities calculate the income tax provision for an interim period by distinguishing between elements recognized in the income tax provision through (1) applying an estimated annual effective tax rate (ETR) to a measure of year-to-date operating results referred to as “ordinary income (or loss),” and (2) discretely recognizing specific events (referred to as “discrete items”) as they occur. Entities should revise the ETR, as necessary, as of the end of each successive interim period during its fiscal year based on changes to any of these estimates and judgments.

The ETR expected to apply for the full fiscal year is applied to year-to-date ordinary income (or loss) at the end of each interim period to compute the year-to-date income tax (or benefit) applicable to ordinary income or loss. Income tax expense (or benefit) related to each discrete item is individually determined and recognized in the interim period when the discrete item occurs. As a result, the income tax provision (or benefit) for an interim period might include elements that apply to ordinary income or loss, as well as elements related to discrete items. Discrete items include significant items that are unusual or that occur infrequently. Determining which items are unusual or infrequent often requires a significant degree of judgment.

Under ASC 740-270-30-36, entities subject to income taxes in multiple jurisdictions should apply one overall ETR instead of separate ETRs for each jurisdiction when calculating the interim-period income tax or benefit related to consolidated ordinary income (or loss) for the year-to-date interim period, except in certain circumstances. The income tax provision or benefit for each interim period is the difference between the year-to-date amount for the current period and the year-to-date amount for the prior period.

Value added tax

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products are sold in the PRC and are subject to a VAT on the gross sales price. The VAT rates range up to 13%, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable net of payments in the accompanying financial statements.

Stock based compensation

The Company follows the provisions of FASB ASC 718, “Compensation — Stock Compensation,” which establishes accounting standards for non-employee and employee stock-based awards. Under the provisions of FASB ASC 718, the fair value of stock issued is used to measure the fair value of services received as the Company believes such approach is a more reliable method of measuring the fair value of the services. For non-employee stock-based awards, fair value is measured based on the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is calculated and then recognized as compensation expense over the requisite performance period. For employee stock-based awards, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense with graded vesting on a straight–line basis over the requisite service period for the entire award.

Advertising and promotion costs

Advertising and promotion costs are expensed as incurred and amounted to $91,703 and $60,781 for the three months ended December 31, 2020 and 2019, respectively. Advertising and promotion costs are expensed as incurred and amounted to $229,079 and $217,768 for the nine months ended December 31, 2020 and 2019, respectively. Such costs consist primarily of print and promotional materials such as flyers to local communities.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes. The Company’s subsidiaries and VIEs maintain their books and records in their functional currency the Renminbi (“RMB”), the currency of the PRC.

In general, for consolidation purposes, the Company translates the assets and liabilities of its subsidiaries and VIEs into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statements of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements of the subsidiaries and VIEs are recorded as accumulated other comprehensive income.

The balance sheet amounts, with the exception of equity, at December 31, 2020 and at March 31, 2020 were translated at 1 RMB to 0.1531 USD and at 1 RMB to 0.1410 USD, respectively. The average translation rates applied to income and cash flow statement amounts for the nine months ended December 31, 2020 and 2019 were at 1 RMB to 0.1456 USD and at 1 RMB to 0.1437 USD, respectively.

Concentrations and credit risk

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash and restricted cash. The Company has cash balances at financial institutions located in Hong Kong and PRC. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. Since March 31, 2015, balances at financial institutions and state-owned banks within the PRC are covered by insurance up to RMB 500,000 (USD 76,550) per bank. As of December 31, 2020, and March 31, 2020, the Company had deposits totaling $25,001,532 and $30,974,714 that were covered by such limited insurance, respectively. Any balance over RMB 500,000 (USD 76,550) per bank in PRC will not be covered. To date, the Company has not experienced any losses in such accounts.

For the three months ended December 31, 2020, two largest vendors accounted for 44.8% of the Company’s total purchases and one vendor accounted for 24.4% of the Company’s total advances to suppliers. For the three months ended December 31, 2019, two largest vendors accounted for 45.1% of the Company’s total purchases and one vendor accounted for 24.4% of the Company’s total advances to suppliers.

For the nine months ended December 31, 2020, two vendors accounted for 32.8% of the Company’s total purchases and two vendors accounted for more than 10% of total advances to suppliers. For the nine months ended December 31, 2019, two vendors accounted for 48.7% of the Company’s total purchases and two vendors accounted for more than 10% of total advances to suppliers.

For the three months ended December 31, 2020 and 2019, no customer accounted for more than 10% of the Company’s total sales and more than 10% of total accounts receivable. For the nine months ended December 31, 2020 and 2019, no customer accounted for more than 10% of the Company’s total sales or more than 10% of total accounts receivable.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a front-loaded expense pattern (similar to capital leases under the prior accounting standard). Lessor accounting is similar to the prior model, but updated to align with certain changes to the lessee model (e.g., certain definitions, such as initial direct costs, have been updated) and the new revenue standard, ASU 2014-9.

The Company adopted this new accounting standard on April 1, 2019 on a modified retrospective basis and applied the new standard to all leases through a cumulative-effect adjustment to beginning retained earnings. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which includes, among other things, the ability to carry forward the existing lease classification. On April 1, 2019, the Company recorded an after-tax transition adjustment to increase retained earnings by approximately $422,354. The new standard had a material impact on the unaudited condensed consolidated balance sheet, but did not materially impact the Company’s consolidated operating results and had no impact on the Company’s cash flows. The following is a discussion of the Company’s lease policy under the new lease accounting standard:

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives.

The Company leases premises for retail drugstores, and offices under non-cancellable operating leases. Operating lease payments are expensed over the term of lease using straight line method. A majority of the Company’s retail drugstore leases have a 3 to 10 year term. Usually within one to three months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restriction or covenants. If both parties agree to continue, a new lease contract with new lease terms has to been signed by both parties. Usually, the rent may increase year by year based on the lease contract. Sublease is typically not allowed. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee. The Company does not have any leases entered into that have not yet commenced. The Company has historically been able to renew a majority of its drugstores’ leases. The weighted average remaining lease term is 2.6 years and the weighted average discount rate is 4.19%. Under the terms of its lease agreements, the Company has no legal or contractual asset retirement obligations at the end of the leases. Due to the spread of COVID-19, the Company was able to renegotiate with certain landlords and was able to lower its rent payment. However, the reduction in rent is immaterial. .If any reduction is successfully implemented, as the amount is immaterial, the Company simply adjusts rent expense as reduced payments are made.

Recent Accounting Pronouncements

Accounting pronouncements adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” providing financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The FASB has voted to defer the effective date for public companies that are smaller reporting companies to fiscal years beginning after December 15, 2022. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact of the adoption of ASU 2016-13 on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13 Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds, and modifies certain disclosure requirements for fair value measurements under ASC 820. This ASU is to be applied on a prospective basis for certain modified or new disclosure requirements, and all other amendments in the standard are to be applied on a retrospective basis. The new standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. ASU 2018-13 has no impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. Public business entity that is a U.S. Securities and Exchange Commission filer should adopt the amendments in this ASU for its annual or any interim goodwill impairment test in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted ASU 2017-04 on January 1, 2020. The adoption of the ASU 2017-04 did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements not yet effective to adopt

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect that the requirements of ASU 2019-12 will have a material impact on its consolidated financial statements.

Note 4 – FINANCIAL ASSETS AVAILABLE FOR SALE

As of December 31, 2020 and March 31, 2020, financial assets available for sale amounted to $170,604 (RMB 1,114,500) and $157,159 (RMB 1,114,500), respectively. As of December 31, 2020, the fair value of an investment in a limited partner (LP) in a private equity fund (PE fund), which is intended to invest in retail pharmaceutical business, is $78,758 (RMB 514,500). Additionally, the Company has invested in Inner Mongolia Songlu Pharmaceutical Co. (“Songlu Pharmaceutical”). As of December 31, 2020, the fair value of the investment is $91,846 (RMB 600,000), which accounts for 0.5% shares of Songlu Pharmaceutical.

Note 5 – TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consisted of the following:

	December 31, 2020	March 31, 2020
Accounts receivable	$14,015,488	$12,034,726
Less: allowance for doubtful accounts	(2,493,500)	(2,264,070)
Trade accounts receivable, net	$11,521,988	$9,770,656

For the three months ended December 31, 2020 and 2019, $16,433 and $47,110 in accounts receivable were written off, respectively. For the nine months ended December 31, 2020 and 2019, $71,856 and $184,838 in accounts receivable were written off, respectively. As of December 31, 2020, $813,567 were pledged as collateral for borrowings from financial institutions. As of March 31, 2020, $627,055 were pledged as collateral for borrowings from financial institutions.

Note 6 – OTHER CURRENT ASSETS

Other current assets consisted of the following:

	December 31, 2020	March 31, 2020
Rental deposits (1)	$1,488,133	$1,364,975
Prepaid and other current assets	333,705	163,565
Total	$1,821,838	$1,528,540

(1)	The balance as of December 31, 2020 and March 31, 2020 includes short-term refundable rental security deposits.

Note 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2020	March 31, 2020
Building	$6,383,729	$5,880,627
Leasehold improvements	9,827,485	9,209,136
Farmland development cost	1,830,708	1,686,430
Office equipment and furniture	6,006,533	5,632,955
Motor vehicles	378,704	504,327
Total	24,427,159	22,913,475
Less: Accumulated depreciation	(15,296,761)	(13,059,852)
Impairment*	(2,402,913)	(2,219,883)
Property and equipment, net	$6,727,485	$7,633,740

*	The variance of impairment from March 31, 2020 to December 31, 2020 is solely caused by exchange rate variance.

Depreciation expenses for property and equipment totaled $350,544 and $413,411 for the three months ended December 31, 2020 and 2019, respectively. Depreciation expenses for property and equipment totaled $1,458,703 and $1,352,400 for the nine months ended December 31, 2020 and 2019, respectively. There were no fixed assets impaired in the nine months ended December 31, 2020 and December 31, 2019.

Note 8 – LONG-TERM INVESTMENT

Long-term investment consists of the following:

	December 31, 2020		March 31, 2020
Kahamadi Bio (1)	$9,823	*	$6,217	*
Zhetong Medical (2)	4,286,156		2,538,234
Long-term investment	$4,295,979		$2,544,451

(1)	It represents 49% investment in Kahamadi Bio. The investment is recorded using the equity method. Kahamadi Bio made a profit of $2,923 in the nine months ended December 31, 2020.

(2)

It represents 39% investment in Zhejiang Zhetong Medical Co., Ltd. (“Zhetong Medical”). Zhetong Medical was established in March 2020 to target potential acquisitions or to cooperate with local pharmacies. By attracting more funds from local investors, the Company expects to continue growing its local network in the future. In the nine months ended December 31, 2020, Jiuzhou Pharmacy injected funds of approximately $1,747,922 into Zhetong Medical. The investment is recorded based on equity method.

Note 9 – ADVANCES TO SUPPLIERS

Advances to suppliers consist of deposits, with or advances to, outside vendors for future inventory purchases. Most of the Company’s suppliers require a certain amount of money to be deposited with them as a guarantee that the Company will receive its purchase on a timely basis. This amount is refundable and bears no interest. As of December 31, 2020 and March 31, 2020, advance to suppliers consist of the following:

	December 31, 2020	March 31, 2020
Advance to suppliers	$5,595,191	$2,198,863
Less: reserve for vendor non-performance on advances	(1,083,370)	(1,024,063)
Advance to suppliers, net	$4,511,821	$1,174,800

For the nine months ended December 31, 2020 and 2019, none of the advances to suppliers were written off against previous allowance for unrefundable advances, respectively. The increase in advance to suppliers is primarily due to deposits made to purchase Ejiao. Ejiao is a traditional chinese nutritional supplement, which is popular in the local market. In order to retain the sufficient quantity of Ejiao for our stores, we advanced approximately $3.06 million to suppliers.

Note 10 – INVENTORY

Inventory consisted of finished goods, valued at $14,933,245 and $12,247,004 as of December 31, 2020 and March 31, 2020, respectively. The Company constantly monitors its potential obsolete products and is allowed to return products close to their expiration dates to its suppliers. Any loss on damaged items is immaterial and will be recognized immediately. As a result, no reserves were made for inventory as of December 31, 2020 and March 31, 2020.

Note 11 – FARMLAND ASSETS

Farmland assets consist of ginkgo trees planted in 2012 and expected to be harvested and sold in several years. As of December 31, 2020 and March 31, 2020, farmland assets are valued as follows:

	December 31,	March 31,
	2020	2020
Farmland assets	$2,388,644	$2,177,606
Less: Impairment*	(1,558,049)	(1,435,259)
Farmland assets, net	$830,595	$742,347

*	The difference between the recorded impairment loss as of December 31, 2020 and March 31, 2020 is primarily due to the exchange rate variance over years. There is no leasehold impairment expense in the nine months ended December 31, 2020 and 2019.

Note 12 – LONG TERM REFUNDABLE DEPOSITS, LANDLORDS

As of December 31, 2020 and March 31, 2020, long term deposits amounted to $1,551,248 and $1,456,384, respectively. Long term deposits are money deposited with, or advanced to, landlords for the purpose of securing retail store leases that the Company does not anticipate being returned within the next twelve months. Most of the Company’s landlords require a minimum payment of nine months’ rent, paid up front, plus additional deposits.

Note 13 – OTHER NONCURRENT ASSETS

Other noncurrent assets consisted of the following:

	December 31, 2020	March 31, 2020
Forest land use rights*	$1,039,159	$994,558
Others	97,102	52,205
Total	$1,136,261	$1,046,763

*	The prepayment for lease of forest land use rights is a payment made to a local government in connection with entering into an operating land lease agreement. The land is currently used to cultivate Ginkgo trees. The forest rights certificate from the local village extends the life of the lease to January 31, 2060.

The amortization of the prepayment for the lease of forest land use right was approximately $12,834 and $12,652 for the three months ended December 31, 2020 and 2019, respectively. The amortization of the prepayment for the lease of forest land use right was approximately $38,501 and $37,957 for the nine months ended December 31, 2020 and 2019, respectively.

The Company’s amortizations of the prepayment for lease of land use right for the next five years and thereafter are as follows:

For the year ending December 31,	Amount
2021	$51,335
2022	51,335
2023	51,335
2024	51,335
2025	51,335
Thereafter	$782,484

Note 14 – LEASES

The Company leases most of its retail stores and corporate offices under operating leases, typically with initial terms of 3 to 10 years. Usually within one to three months prior to the expiration date of a lease, the Company is required to notify the lessor and has a priority to continue renting the lease property if a lessor intends to lease property. The lease itself does not have restriction or covenants. If both parties agree to continue, a new lease contract with new lease terms has to been signed by both parties. Usually, the rent may increase year by year based on the lease contract. Sublease is typically not allowed. Any damage, if made by the lessee, to the property and equipment within the property has to been fixed or reimbursed by the lessee. The Company does not have any leases entered into that have not yet commenced. The net lease cost for the nine months ended December 31, 2020 is $4,875,040. The Company does not have any finance lease according to the definition of ASU 2016-02, Leases (Topic 842). Supplemental cash flow information related to leases for the nine months ended December 31, 2020 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows paid for operating leases	$4,875,040
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	-

Supplemental balance sheet information related to leases as of December 31, 2020 is as follows:

Operating leases:
Operating lease right-of-use assets	$21,389,539

Current portion of operating lease liabilities	$1,650,085
Long-term operating lease liabilities	17,993,514
Total operating lease liabilities	$19,643,599

Weighted average remaining lease term
Operating leases	2.6

Weighted average discount rate
Operating leases	4.77%

The following table summarizes the maturity of lease liabilities under operating leases as of December 31, 2020:

Operating
For the year ending December 31,	Leases
2021	$1,637,434
2022	6,561,458
2023	4,664,506
2024	3,389,697
2025	2,063,584
Thereafter	2,662,802
Total lease payments	20,979,481
Less: imputed interest	(1,335,882)
Total lease liabilities	$19,643,599

Note 15 – INTANGIBLE ASSETS

Net intangible assets consisted of the following at:

	December 31, 2020	March 31, 2020
License (1)	$2,441,250	$2,220,512
Software(2)	1,210,785	1,083,024
Land use rights (3)	1,492,738	1,375,095
Total intangible assets	5,144,773	4,678,631
Less: accumulated amortization	(933,273)	(667,633)
Less: impairment(4)	(669,828)	(617,038)
Intangible assets, net	$3,541,672	$3,393,960

Amortization expense of intangibles amounted to $48,301 and $107,666 for the three months ended December 31, 2020 and 2019, respectively. Amortization expense of intangibles amounted to $198,298 and $210,555 for the nine months ended December 31, 2020 and 2019, respectively.

(1)	This represents the fair value of the licenses of insurance applicable drugstores acquired previously, such as Sanhao Pharmacy and several local stores. If a store has such license, patients are allowed pay by using insurance cards at that store. The stores are then reimbursed from the Human Resource and Social Security Department of Hangzhou City. In 2014, the Company acquired Sanhao Pharmacy, a drugstore chain. In September 2017, the Company acquired several new stores for the purpose of the Municipal Social Medical Reimbursement Qualification Certificates. On January 9, 2020, Jiuzhou Pharmacy acquired a local drugstore chain. The acquired drugstores ceased all business and liquidated all accounts after being acquired. In March 2020, the drugstore chain has dissolved and its certificates were transferred to new stores owned by Jiuzhou Pharmacy.

(2)	These balances primarily include the SAP ERP system, the Internet Clinic Diagnosis Terminal system and the Chronic Disease Management system. In 2017, the Company installed a leading ERP system, SAP from Germany. SAP is a well-known management system used by many fortune 500 companies. It is being amortized over three years since its installation. In 2020, the Company installed an internet Clinic Diagnosis System for online diagnosis which may increase customer spending, and a Chronic Disease Management System to better manage and monitor its members’ health. As of December 31, 2020, the SAP system has a net value of $769,881 (RMB 5,029,372), the internet Clinic Diagnosis System has a net value of approximately $411,580 (RMB 2,688,709), and the Chronic Disease Management System has a net value of approximately $17,815 (RMB 116,379).

(3)	In July 2013, the Company purchased the land use rights of a plot of land in Lin’an, Hangzhou, intended to establish an herb processing plant in the future. However, as the Company’s farming business in Lin’an has not grown, the Company does not expect to complete this project in the near future.

(4)	In the year ended March 31, 2020, the Company evaluated the licenses of insurance applicable drugstores acquired in the past based on the discounted positive cash value. Due to the stricter government insurance policy in the fourth quarter of fiscal year 2020, the value of these licenses has declined. As a result, the Company recorded an impairment in the fourth quarter of fiscal 2020. There are no impairment expenses in the nine months ended December 31, 2020 and 2019.

Note 16 – NOTES PAYABLE

The Company has credit facilities with Hangzhou United Bank (“HUB”) that provided working capital in the form of the following bank acceptance notes at December 31, 2020 and March 31, 2020:

		Origination	Maturity	December 31,	March 31,
Beneficiary(1)	Endorser	date	date	2020	2020
Jiuzhou Pharmacy	HUB	10/09/19	04/09/20	-	3,478,259
Jiuzhou Pharmacy	HUB	11/06/19	05/06/20	-	164,582
Jiuzhou Pharmacy	HUB	12/05/19	06/05/20	-	3,106,474
Jiuzhou Pharmacy	HUB	12/31/19	06/30/20	-	2,289,308
Jiuzhou Pharmacy	HUB	01/06/20	07/06/20	-	129,457
Jiuzhou Pharmacy	HUB	02/19/20	08/19/20	-	5,105,096
Jiuzhou Pharmacy	HUB	03/10/20	09/10/20	-	5,324,871
Jiuxin Medicine	HUB	12/26/19	06/26/20	-	1,371,992
Jiuxin Medicine	HUB	12/31/19	06/30/20	-	3,943,776
Jiuxin Medicine	HUB	03/31/20	09/30/20	-	1,692,156
Jiuzhou Pharmacy	HUB	08/11/20	02/11/21	4,359,247
Jiuzhou Pharmacy	HUB	08/31/20	03/01/21	474,539
Jiuzhou Pharmacy	HUB	09/08/20	03/08/21	3,848,532	-
Jiuzhou Pharmacy	HUB	10/10/20	04/10/21	824,202	-
Jiuzhou Pharmacy	HUB	11/09/20	05/09/21	5,739,133	-
Jiuzhou Pharmacy	HUB	12/17/20	06/17/21	1,238,393
Jiuzhou Pharmacy	HUB	12/25/20	06/25/21	995,001
Jiuzhou Pharmacy	HUB	12/30/20	06/30/21	1,305,535
Jiuzhou Pharmacy	HUB	12/07/20	06/07/21	2,429,269
Jiuxin Medicine	HUB	12/30/20	06/30/21	4,522,310	-
Total				$25,736,161	$26,605,971

(1)	As of December 31, 2020, the Company had $25,736,161 (RMB 168,125,591) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $12,683,907 (RMB 82,859,654) with HUB as collateral against these bank notes. Included in the restricted cash is a total of $6,888,465 three-year deposit (RMB 45,000,000) deposited into HUB as a collateral for current and future notes payable from HUB. As of March 31, 2020, the Company had $26,605,971 (RMB 188,677,437) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $14,596,179 (RMB 103,509,456) with HUB as collateral against these bank notes. Included in the restricted cash is a total of $8,763,958 three-year deposit (RMB 62,150,000) deposited into HUB as a collateral for current and future notes payable from HUB.

As of December 31, 2020, the Company had a credit line of approximately $13.62 million in the aggregate from HUB. By putting up a three-year deposit of $6.89 million and the additional short-term deposits of $5.80 million deposited in the banks, the total credit line was $26.31 million. As of December 31, 2020, the Company had approximately $25.74 million of bank notes payable and approximately $0.57 million bank credit line was still available for further borrowing. The bank notes are secured by three drugstores of Jiuzhou Pharmacy and guaranteed by the Company’s major shareholders.

Note 17 – LONG-TERM LOAN PAYABLE

On August 2, 2019 and December 11, 2019, the Company borrowed $717,810 and $6,460,290 from Haihui Commercial Factoring (Tianjin) Co. Ltd. (“Haihui Commercial”), respectively. After deducting processing fee and deposits which are refundable at the end of loan period, the Company received $617,317 and $5,878,864 respectively. The Company is required to pledge accounts receivable of three drugstores to Haihui Commercial. As of December 31, 2020, the remaining loan balance is $5,069,907. The Company is scheduled to make monthly repayments, among which $2,480,264 is due within a year. The Company has an option to pay off the debts earlier than the repayment schedule upon approval from Haihui Commercial.

Note 18 – TAXES

Income tax

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

The effective tax rate based on forecasted annual results for the FYE 2021 is (1.1)%. The effective tax rates on income before income taxes for the nine months ended December 31, 2020 was (0.5)%. The (0.5)% rate adjustments for the nine months ended December 31, 2020 represent expenses that primarily include stock option expenses and legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax. The effective tax rate is based on forecasted annual results and these amounts may fluctuate significantly through the rest of the year as a result of the unpredictable impact of COVID-19 on the Company’s operating activities.

The effective tax rate on income before income taxes for the nine months ended December 31, 2019 was (0.5)%. The (0.5)% rate adjustments for the nine months ended December 31, 2019 represent expenses that primarily include stock option expenses and legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax.

A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

	For the nine months Ended December 31
	2020	2019
U.S. Statutory rates	21.0%	21.0%
Foreign income not recognized in the U.S.	(21.0)	(21.0)
China income taxes	25.0	25.0
Change in valuation allowance	(25.0)	(25.0)
Non-deductible expenses-permanent difference	(0.5)	(0.5)
Effective tax rate	(0.5)%	(0.5)%

The Company has recorded $0 unrecognized benefit as of December 31, 2020. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

Note 19 – POSTRETIREMENT BENEFITS

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution for each employee is based on a percentage of the employee’s current compensation as required by the local government. The Company contributed $309,950 and $364,477 in employment benefits and pension for the three months ended December 31, 2020 and 2019, respectively. The Company contributed $769,740 and $1,045,798 in employment benefits and pension for the nine months ended December 31, 2020 and 2019, respectively.

Note 20 – RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Amounts payable to related parties are summarized as follows:

	December 31, 2020	March 31, 2020
Due to a director and CEO (1) :	$689,274	$490,218

(1)	Due to foreign exchange restrictions, the Company’s director and CEO, Mr. Lei Liu personally lent U.S. dollars to the Company to facilitate its payments of expenses in the United States.

The Company leases from Mr. Lei Liu a retail space; the lease expires in September 2022. Rent expenses totaled $6,993 and $6,572 for the three months ended December 31, 2020 and 2019, respectively. Rent expenses totaled $20,216 and $19,956 for the nine months ended December 31, 2020 and 2019, respectively. The amounts owed under the lease for the nine months ended December 31, 2020 and 2019 were not paid to Mr. Liu as of December 31, 2020.

On April 28, 2018, 10% of Jiuxin Medicine was sold to Hangzhou Kangzhou Biotech Co. Ltd. for a total proceed of approximately $75,643 (RMB507, 760). Mr. Lei Liu owns 51% of Hangzhou Kangzhou Biotech Co. Ltd.

Note 21 – WARRANTS

In connection with the registered direct offering closed on July 19, 2015, the Company issued to an investor a warrant to purchase up to 600,000 shares of common stock at an exercise price of $3.10 per share. The warrant became exercisable on January 19, 2016 and expired on January 18, 2021. In connection with the offering, the Company also issued a warrant to its placement agent of this offering, pursuant to which the agent may purchase up to 6% of the aggregate number of shares of common stock sold in the offering, i.e. 72,000 shares. Such warrant has the same terms as the warrant issued to the investor in the offering.

On June 1, 2020, one investor exercised 25,000 warrants at the price of $3.10 per share in cash. As of December 31, 2020, 647,000 warrants had not been exercised. The fair value of the warrants issued to purchase 647,000 and 672,000 shares as of December 31, 2020 and March 31, 2020, as described above was estimated by using the binominal pricing model with the following assumptions:

	Common Stock Warrants	Common Stock Warrants
	December 31, 2020	March 31, 2020

Stock price	$1.01	$1.77
Exercise price	$3.10	$3.10
Annual dividend yield	-%	-%
Expected term (years)	0.05	0.81
Risk-free interest rate	0.08%	0.71%
Expected volatility	86.36%	62.08%

Upon evaluation, the warrants meet the definition of a derivative under FASB ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the warrants was classified as a liability of $64,090 as of March 31, 2020. For the three months ended December 31, 2020 and December 31, 2019, the Company recognized a gain of $36,306 and a loss of $65,172 for the investor warrant and placement agent warrant, from the change in fair value of the warrant liability. For the nine months ended December 31, 2020 and December 31, 2019, the Company recognized a gain of $64,090 and a gain of $345,248 for the investor warrant and placement agent warrant, from the change in fair value of the warrant liability. As a result, the warrant liability is carried on the consolidated balance sheets at the fair value of $0 and $64,090 for the investor warrant and placement agent warrant, collectively, as of December 31, 2020 and March 31, 2020.

Note 22 – EMPLOYEE DEPOSITS

To encourage the operating team, which consists of doctors and nurses, to devote their efforts to run clinics, Linjia Medical allows them to put deposits in the clinic where doctors and nurses work, and take shares in any profit of the clinic. The principal amounts of these deposits are refundable in the event the doctors and nurses leave the clinic. In order to properly reflect Linjia Medical’s liabilities, the Company reclassified the deposit of $15,308 (RMB100,000) and $70,507 (RMB500,000) as financial liability as of December 31, 2020 and March 31, 2020.

Note 23 – STOCKHOLDER’S EQUITY

Common stock

On April 15, 2019, the Company closed a registered direct offering of 4,000,008 shares of common stock at $2.50 per share with gross proceeds of $10,000,020 from its effective shelf registration statement.

On June 1, 2020, an investor exercised 25,000 warrants at the price of $3.10 per share in cash. The Company issued 25,000 shares of common stock as a result.

On June 3, 2020, the Company closed a registered direct offering of 5,000,004 shares of common stock at $2.00 per share with gross proceeds of $10,000,008 from its effective shelf registration statement.

Stock warrants

Concurrent with the registered direct offering of common stock that closed on April 15, 2019, the Company issued to several investors in a private placement warrants to purchase up to 3,000,006 shares of common stock. In connection with the offering, the Company also issued a warrant to its placement agent of this offering, pursuant to which the agent may purchase up to 6% of the aggregate number of shares of common stock sold in the offering, i.e. 240,000 shares at an exercise price of $3.125 per share. The warrant became exercisable on October 11, 2019 and will expire on April 11, 2024.

Concurrent with the registered direct offering of common stock that closed on June 3, 2020, the Company issued to several investors in a private placement warrants to purchase up to 3,750,003 shares of common stock. In connection with the offering, the Company also issued warrants to its placement agent of this offering, pursuant to which the agent may purchase up to 6.5% of the aggregate number of shares of common stock sold in the offering, i.e. 300,000 shares at an exercise price of $2.57 per share. The warrant becomes exercisable on December 2, 2020 and will expire on June 2, 2025.

Upon evaluation, both the warrants issued in April 2019 and June 2020 meet the definition of an equity transaction under FASBASC 815. Accordingly, the fair value of the warrants is recorded as a part of additional paid-in capital.

Stock-based compensation

The Company accounts for share-based payment awards granted to employees and directors by recording compensation expense based on estimated fair values. The Company estimates the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. Share-based awards are attributed to expenses using the straight-line method over the vesting period. The Company determines the value of each option award that contains a market condition using a Monte Carlo Simulation valuation model, while all other option awards are valued using the Black-Scholes valuation model as permitted under FASB ASC 718 “Compensation - Stock Compensation.” The assumptions used in calculating the fair value of share-based payment awards represent the Company’s best estimates. The Company’s estimates of the fair values of stock options granted and the resulting amounts of share-based compensation recognized may be impacted by certain variables including stock price volatility, employee stock option exercise behaviors, additional stock option modifications, estimates of forfeitures, and the related income tax impact. On December 31, 2020, the Company granted a total of 3,790,000 shares of restricted common stock to its key employees in its retail drugstores and online pharmacy under the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”). The stock awards vested on the grant date. All $3,941,600 of such expense has been recorded as a service compensation expense in the quarter ended December 31, 2020.

Stock option

On November 18, 2014, the Company granted a total of 967,000 shares of stock options under the Plan to a group of a total of 46 grantees including directors, officers and employees. The exercise price of the stock option is $2.50. The option vested on November 18, 2017, provided that the grantees are still employed by the Company on such a date. The options are exercisable for five years from the vesting date, or November 18, 2017 until November 17, 2022. For the nine months ended December 31, 2020 and 2019, none was recorded as compensation expense. As of December 31, 2020, all compensation costs related to stock option compensation arrangements granted have been recognized.

Statutory reserves

Statutory reserves represent restricted retained earnings. Based on their legal formation, the Company is required to set aside 10% of its net income as reported in their statutory accounts on an annual basis to the Statutory Surplus Reserve Fund (the “Reserve Fund”). Once the total amount set aside in the Reserve Fund reaches 50% of the entity’s registered capital, further appropriations become discretionary. The Reserve Fund can be used to increase the entity’s registered capital upon approval by relevant government authorities or eliminate its future losses under PRC GAAP upon a resolution by its board of directors. The Reserve Fund is not distributable to shareholders, as cash dividends or otherwise, except in the event of liquidation.

Appropriations to the Reserve Fund are accounted for as a transfer from unrestricted earnings to statutory reserves. During the nine months ended December 31, 2020 and 2019, the Company did not make appropriations to statutory reserves.

There are no legal requirements in the PRC to fund the Reserve Fund by transfer of cash to any restricted accounts, and the Company does not do so.

Note 24 – LOSS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution, but includes vested restricted stocks and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The following is a reconciliation of the basic and diluted (loss) earnings per share computation:

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Net Loss(income) attributable to controlling interest	$(6,256,319)	$531,782	$(7,981,547)	$(2,828,132)
Weighted average shares used in basic computation	41,339,834	32,936,786	40,462,971	32,776,786
Diluted effect of purchase options and warrants	-	-	-	-
Weighted average shares used in diluted computation	41,339,834	32,936,786	40,462,971	32,776,786
Loss(income) per share – Basic:
Net loss(income) attributable to controlling interest	$(0.15)	$0.02	$(0.20)	$(0.09)
Loss(income) per share – Diluted:
Net loss (income) attributable to controlling interest	$(0.15)	$0.02	$(0.20)	$(0.09)

For the three and nine months ended December 31, 2020, 967,000 shares underlying employee stock options and 575,000 shares underlying outstanding purchase options to an investor, and 72,000 shares underlying outstanding purchase option to an investment placement agent were excluded from the calculation of diluted loss per share as the options were anti-dilutive.

Note 25 – SEGMENTS

The Company operates within four main reportable segments: retail drugstores, online pharmacy, drug wholesale and herb farming. The retail drugstores segment sells prescription and over-the-counter (“OTC”) medicines, TCM, dietary supplements, medical devices, and sundry items to retail customers. The online pharmacy sells OTC drugs, dietary supplements, medical devices and sundry items to customers through several third-party platforms such as Alibaba’s Tmall, JD.com and Amazon.com, and the Company’s own platform all over China. The drug wholesale segment includes supplying the Company’s own retail drugstores with prescription and OTC medicines, TCM, dietary supplement, medical devices and sundry items (which sales have been eliminated as intercompany transactions), and also selling them to other drug vendors and hospitals. The Company’s herb farming segment cultivates selected herbs for sales to other drug vendors. The Company is also involved in online sales and clinic services that do not meet the quantitative thresholds for reportable segments and are included in the retail drugstores segment. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest and income taxes not including nonrecurring gains and losses.

The Company’s reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they require different operations and markets to distinct classes of customers.

The following table presents summarized information by segment of the continuing operations for the three months ended December 31, 2020.

	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total
Revenue	$20,066,840	$6,599,138	8,872,781	-	35,538,759
Cost of goods	13,525,740	6,065,897	7,859,872	-	27,451,509
Gross profit	$6,541,100	$533,241	1,012,909	-	8,087,250
Selling expenses	6,864,838	790,595	607,157	-	8,262,590
General and administrative expenses	5,557,075	64,983	570,236	-	6,192,294
Income (Loss) from operations	$(5,880,813)	$(322,337)	(164,484)	-	(6,367,634)
Depreciation and amortization	$384,166	$-	14,679	-	398,845
Total capital expenditures	$68,367	$-	-	-	68,367

The following table presents summarized information by segment of the continuing operations for the three months ended December 31, 2019.

	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total
Revenue	$21,575,965	$3,965,023	7,822,294	-	33,363,282
Cost of goods	15,388,580	3,639,995	7,051,335	-	26,079,910
Gross profit	$6,187,385	$325,028	770,959	-	7,283,372
Selling expenses	4,836,140	507,393	332,867	-	5,676,400
General and administrative expenses	1,403,350	61,193	(410,483)	-	1,054,060
Income (Loss) from operations	$(52,105)	$(243,558)	848,575	-	552,912
Depreciation and amortization	$459,184	$-	36,402	-	495,586
Total capital expenditures	$277,480	$-	-	-	277,480

The following table presents summarized information by segment of the continuing operations for the nine months ended December 31, 2020.

	Retail drugstores	Online Pharmacy	Drug wholesale	Herb farming	Total
Revenue	$56,807,810	$16,858,984	23,768,822	-	97,435,616
Cost of goods	38,254,501	15,039,033	21,061,861	-	74,355,395
Gross profit	$18,553,309	$1,819,951	2,706,961	-	23,080,221
Selling expenses	17,278,931	2,117,354	1,614,224	-	21,010,509
General and administrative expenses	8,097,483	186,104	2,090,432	-	10,374,019
Loss from operations	$(6,823,105)	$(483,507)	(997,695)	-	(8,304,307)
Depreciation and amortization	$1,626,020	$-	30,980	-	1,657,000
Total capital expenditures	$387,223	$-	-	-	387,223

The following table presents summarized information by segment of the continuing operations for the nine months ended December 31, 2019.

	Retail drugstores	Online pharmacy	Drug wholesale	Herb farming	Total
Revenue	$56,312,226	$8,759,892	21,925,727	-	86,997,845
Cost of goods	39,542,348	7,769,309	19,648,014	-	66,959,671
Gross profit	$16,769,878	$990,583	2,277,713	-	20,038,174
Selling expenses	15,067,432	1,442,927	1,620,440	-	18,130,799
General and administrative expenses	4,396,589	176,792	1,156,226	-	5,729,607
Loss from operations	$(2,694,143)	$(629,136)	(498,953)	-	(3,822,232)
Depreciation and amortization	$1,495,216	$-	67,740	-	1,562,956
Total capital expenditures	$1,267,614	$-	-	-	1,267,614

The Company does not have long-lived assets located outside the PRC. In accordance with the enterprise-wide disclosure requirements of FASB’s accounting standard.

The Company’s net revenue from external customers through its retail drugstores by main product categories for the three and nine months ended December 31, 2020 and 2019 were as follows:

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Prescription drugs	$7,013,958	$7,496,469	$20,403,438	$19,214,689
OTC drugs	8,451,389	10,260,883	22,887,032	24,964,312
Nutritional supplements	1,624,313	1,602,407	4,636,347	4,510,514
TCM	1,191,877	1,416,126	3,195,267	4,474,676
Sundry products	301,658	188,484	1,062,321	777,432
Medical devices	1,483,645	611,597	4,623,405	2,370,604
Total	$20,066,840	$21,575,966	$56,807,810	$56,312,227

The Company’s net revenue from external customers through online pharmacy by main product categories is as follows:

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Prescription drugs	$2,227,332	$-	$5,855,491	$-
OTC drugs	2,415,029	1,981,871	5,720,874	4,133,128
Nutritional supplements	318,869	245,249	747,962	488,956
TCM	174,476	42,331	270,024	77,981
Sundry products	548,018	729,179	1,506,232	1,542,372
Medical devices	915,414	966,393	2,758,401	2,517,455
Total	$6,599,138	$3,965,023	$16,858,984	$8,759,892

The Company’s net revenue from external customers through wholesale by main product categories is as follows:

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Prescription drugs	$7,450,847	$6,358,031	$19,267,262	$18,054,557
OTC drugs	1,326,118	1,310,927	3,804,608	3,433,730
Nutritional supplements	15,452	47,736	102,397	104,475
TCM	57,244	67,507	164,544	247,465
Sundry products	2,530	19,789	23,887	30,809
Medical devices	20,590	18,303	406,124	54,690
Total	$8,872,781	$7,822,293	$23,768,822	$21,925,726

Note 26 – Subsequent Events

On February 4, 2021, Jiuxin Investments sold Lin’An Jiuzhou, its subsidiary, to a local online medicine operator for a total proceeds of $130,135 (RMB850,000). Lin’An Jiuzhou has suffered an accumulated loss of $833,831 as of January 31, 2021. After spinning off its Lin’An subsidiary, the Company will focus more on its Hangzhou pharmacies. The disposal of Lin’an Jiuzhou’s operation is insignificant to our pharmacy business.

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 14, 2021, by and among China Jo-Jo Drugstores, Inc., a Nevada corporation (“CJJD”), and China Jo-Jo Drugstores Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of CJJD (“CJJD Cayman”).

RECITALS

1. The Boards of Directors of each of CJJD and CJJD Cayman have unanimously determined that it is advisable and in the best interests of their respective shareholders or stockholders to reorganize so that CJJD will merge with and into CJJD Cayman (the “Merger”), with CJJD Cayman surviving and changing its name to China Jo-Jo Drugstores, Inc., an exempted company incorporated under the laws of the Cayman Islands;

2. The respective Boards of Directors of CJJD and CJJD Cayman have each unanimously approved the Merger, this Agreement, the Plan of Merger (as defined below) and, to the extent applicable, the other transactions described herein, pursuant to which CJJD Cayman will be the surviving company of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and whereby each issued and outstanding share of common stock, par value $0.001 per share, of CJJD (“CJJD Common Stock”), shall be converted into the right to receive one ordinary share, par value US$0.001 per share, of CJJD Cayman (a “CJJD Cayman Ordinary Share”);

3. The Merger requires, among other things, the approval of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of CJJD Common Stock; and

4. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”) and the Cayman Islands Companies Act (the “Act”), at the Effective Time (as defined in Section 1.02), CJJD shall be merged with and into CJJD Cayman in accordance with this Agreement and the Plan of Merger, and the separate corporate existence of CJJD shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the NRS and the Act, (i) CJJD Cayman shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), (ii) the corporate identity, existence, powers, rights and immunities of CJJD Cayman as the Surviving Company shall continue unimpaired by the Merger, and (iii) CJJD Cayman shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of CJJD, all without further act or deed.

Section 1.02. Filing Plan of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.01, CJJD Cayman and CJJD shall cause a plan of merger (the “Plan of Merger”) in the form set out in Annex A to be properly executed and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in accordance with the Act and otherwise make all other filings, submissions or recordings as required by the NRS and the Act. The Merger shall become effective upon the date on which the Plan of Merger is registered by the Cayman Registrar (or on such later date as may be specified in the Plan of Merger) in accordance with the Act (the “Effective Time”).

ARTICLE II
Memorandum and Articles of Association,
Directors and Officers of Surviving Company, and Certain Representations

Section 2.01. Name of Surviving Company. The name of the Surviving Company shall be “China Jo-Jo Drugstores, Inc.”

Section 2.02. Memorandum and Articles of Association of Surviving Company. At the Effective Time, in accordance with the terms of the Plan of Merger, the Surviving Company will adopt the memorandum and articles of association in the form set out in Annex B, as the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association.

Section 2.03. Directors of Surviving Company. From and after the Effective Time, the directors of CJJD Cayman immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.04. Officers of Surviving Company. From and after the Effective Time, the officers of CJJD Cayman immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.05. Directors and Officers of CJJD Cayman. Immediately prior to the Effective Time, CJJD, in its capacity as the sole shareholder of CJJD Cayman, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of CJJD immediately prior to the Effective Time to be elected or appointed as the directors and officers of CJJD Cayman (to the extent the officers and directors of CJJD Cayman and CJJD are not already identical), each such person to have the same office(s) with CJJD Cayman (and the same class designations and committee memberships in the case of directors) as he or she held with CJJD, with the directors to serve until the earlier of the next meeting of the CJJD Cayman shareholders at which an election of directors is required for the class to which they have been elected or until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.06. Representation of CJJD. CJJD hereby represents and warrants that it is the owner of all of the outstanding share capital of CJJD Cayman, free and clear of any adverse claims.

ARTICLE III
Conversion, Issuance and Repurchase of Shares

Section 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either CJJD or CJJD Cayman:

(a) Conversion of CJJD Share; Issuance of CJJD Cayman Ordinary Share. Each issued and outstanding share of CJJD Common Stock shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable CJJD Cayman Ordinary Share, and CJJD Cayman shall issue to each holder of such right that number of CJJD Cayman Ordinary Shares, credited as fully paid, to which each such holder is entitled. Each treasury share of CJJD Common Stock shall be automatically converted into a treasury share of CJJD Cayman.

(b) Cancellation of CJJD Capital Stock. The certificates for CJJD Common Stock exchanged for CJJD Cayman Ordinary Shares will be cancelled.

(c) Cancellation of CJJD Cayman Ordinary Share. The one CJJD Cayman Ordinary Share that was held by CJJD prior to the Merger shall be cancelled, and no consideration shall be paid or payable to the holder of such CJJD Cayman Ordinary Share.

(d) Stock-Based Compensation Plans. CJJD shall assign, and CJJD Cayman shall assume, CJJD’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of CJJD and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by CJJD, as the sole shareholder of CJJD Cayman, shall be deemed, as of the Effective Time, to constitute approval of the members of CJJD Cayman for purposes of Section 422(b) of the Code.

(e) Convertible Securities. CJJD shall assign, and CJJD Cayman shall assume, CJJD’s rights and obligations under its securities, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into CJJD Common Stock.

Section 3.02. Exchange of CJJD Cayman Shares.

(a) Uncertificated Shares. At the Effective Time, each outstanding share of CJJD Common Stock held in uncertificated, book entry form will be exchanged for one CJJD Cayman Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form in CJJD's register of members by CJJD Cayman’s transfer agent.

(b) Certificated Shares. At the Effective Time, each outstanding share of CJJD Common Stock held in certificated form will be converted into the right to receive one CJJD Cayman Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of CJJD. Following the consummation of the Merger, CJJD’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s CJJD Common Stock certificates in exchange for share certificates representing CJJD Cayman Ordinary Shares.

(c) Shareholder Rights at Effective Time. At the Effective Time, holders of CJJD Common Stock will cease to be, and will have no rights as, stockholders of CJJD, other than the right to receive any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by CJJD on such shares of CJJD Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of CJJD Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in CJJD Cayman’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CJJD Cayman Ordinary Shares registered in their respective names in the register of members.

Section 3.03. Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of CJJD Common Stock under the Nevada Revised Statutes or under the Act in connection with the Merger.

ARTICLE IV
Employee Benefit and Compensation Plans and Agreements; Other Contracts

Section 4.01. Assumption of Equity Plans. At the Effective Time, CJJD shall assign, and CJJD Cayman shall assume, the rights and obligations of CJJD under each Stock Plan. To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, CJJD Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, CJJD Cayman Ordinary Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of CJJD Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of CJJD Cayman Ordinary Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.02. Assumption of Benefit Plans. At the Effective Time, the obligations of CJJD under or with respect to every plan, trust, program and benefit then in effect or administered by CJJD for the benefit of the directors, officers and employees of CJJD or any of its subsidiaries (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of CJJD Cayman and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CJJD Cayman hereby expressly adopts and assumes all obligations of CJJD under the Assumed Plans.

Section 4.03. Assumption of Contracts. At the Effective Time, the obligations of CJJD under or with respect to contracts or agreements (collectively, the “Assumed Contracts”) shall become the lawful obligations of CJJD Cayman and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CJJD Cayman hereby expressly adopts and assumes all obligations of CJJD under the Assumed Contracts.

Section 4.04. Other Actions. Such amendments or other actions that are deemed necessary or appropriate by CJJD and CJJD Cayman to effect the Merger, including to facilitate the assumption by CJJD Cayman of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that CJJD and CJJD Cayman shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other change in control arrangements between the CJJD and its executive officers and key employees.

ARTICLE V
Conditions Precedent

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of CJJD Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of CJJD.

(b) No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c) Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by CJJD Cayman in connection with the offer and issuance of the CJJD Cayman Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d) NASDAQ Listing. The CJJD Cayman Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance and satisfaction of other standard conditions.

(e) Consents and Authorizations. Other than the filing of the Plan of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CJJD, CJJD Cayman, or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(f) Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

(g) Opinion. CJJD shall have received an opinion of Pryor Cashman LLP in form and substance reasonably satisfactory to CJJD, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to use commercially reasonable efforts to make such representations as are requested by such counsel for the purpose of rendering such opinion.

ARTICLE VI
Termination, Amendment and Waiver

Section 6.01. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of CJJD, by action of the Board of Directors of CJJD.

Section 6.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CJJD or CJJD Cayman.

Section 6.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of CJJD of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.04. Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
Covenants

Section 7.01. Rule 16b-3 Approval. CJJD and CJJD Cayman shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.01 and any other dispositions of CJJD equity securities (including derivative securities) or acquisitions of CJJD Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of CJJD, or (ii) at the Effective Time, is or will become a director or officer of CJJD Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.02. CJJD Cayman Vote. Prior to or concurrent with seeking the approval and adoption of this Agreement by the stockholders owning a majority of the outstanding shares of CJJD Common Stock, CJJD in its capacity as the sole shareholder of CJJD Cayman shall pass shareholder resolutions of CJJD Cayman which approve and adopt this Agreement and which approve and authorize the Merger and the Plan of Merger.

Section 7.03. Further Assurances. CJJD Cayman shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII
General Provisions

Section 8.01. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.02. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.03. Governing Law. To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

Section 8.04. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.05. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.06. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, CJJD and CJJD Cayman have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

China Jo-Jo Drugstores, Inc., a Nevada corporation	China Jo-Jo Drugstores Holdings, Inc., a Cayman Islands company

By:	/s/ Lei Liu		By:	/s/ Lei Liu
	Name:	Lei Liu		Name:	Lei Liu
	Title:	Chief Executive Officer		Title:	President

Form of Plan of Merger

The Companies Act (2021 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date], 2021 between China Jo-Jo Drugstores Holdings, Inc., a Cayman Islands exempted company (the “Surviving Company”), and China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Merging Company”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (2021 Revision) (the “Act”).

Whereas the Merging Company is a Nevada corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Act.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date], 2021 and made between the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Act) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Act) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Conyers Trust Company (Cayman) Limited, Cricket Square, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and the registered office of the Merging Company is c/o National Registered Agents, Inc., 701 S CARSON ST STE 200, Carson City, NV, 89701.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$510,000 divided into 500,000,000 ordinary shares of a par value of US$0.001 each and 10,000,000 preferred shares of a par value of US$0.001 each and the Surviving Company will have one ordinary share in issue.

5	Immediately prior to the Effective Date (as defined below), the number of the authorized capital stock of the Merging Company will be 250,000,000 shares of common stock with a par value of US$0.001 each, and 10,000,000 shares of preferred stock with a par value of US$0.001 each, and the Merging Company will have 41,751,790 shares of common stock in issue.

6	The date on which it is intended that the Merger is to take effect is _______, 2021 (the “Effective Date”).

7	Upon the Effective Date, the Surviving Company will change its name to “China Jo-Jo Drugstores, Inc.”

8	The terms and conditions of the Merger are such that, on the Effective Date:

8.1	each share of common stock issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one ordinary share in the Surviving Company (which shall be issued by the Surviving Company credited as fully paid) and each ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be cancelled, and no consideration shall be paid or payable to the holder of such share;

9	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

11	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names of each director of the surviving company (as defined in the Act) are:

13.1	Lei Liu;

13.2	Li Qi;
13.3	Caroline Wang;
13.4	Jiangliang He;
13.5	Genghua Gu; and
13.6	Pingfan Wu.

Unless otherwise indicated, the address for each of the director listed above is c/o China Jo-Jo Drugstores, Inc., Hai Wai Hai Tongxin Mansion Floor 6 Gong Shu District, Hangzhou City, Zhejiang Province, People’s Republic of China, 310008.

14	This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Act.

15	This Plan of Merger has been authorized by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Act.

16	All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to the Nevada Revised Statutes.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[remainder of page intentionally left blank; signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)	Liu Lei

Duly authorized for	)

and on behalf of	)	Chief Executive Officer

China Jo-Jo Drugstores, Inc., a Nevada corporation	)

SIGNED by	)	Liu Lei
Duly authorized for	)

and on behalf of	)	President

China Jo-Jo Drugstores Holdings, Inc., a Cayman Islands exempted company	)

Annexure 1

Merger Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association

Annex B

Form of Amended and Restated Memorandum and Articles of Association

of

China Jo-Jo Drugstores Holdings, Inc.

The Companies Act (Revised)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHINA JO-JO DRUGSTORES HOLDINGS, INC.

(adopted by a Special Resolution of the Shareholders of the Company dated 12 May 2021

Grand Cayman

Cayman Islands

conyers.com

THE COMPANIES ACT (REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA JO-JO DRUGSTORES HOLDINGS, INC.

(adopted by a Special Resolution of the Shareholders of the Company dated 12 May 2021)

1.	The name of the Company is China Jo-Jo Drugstores Holdings, Inc.

2.	The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited at SIX, Cricket Square, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$510,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.001 each and 10,000,000 preferred shares of a par value of US$0.001 each, with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9.	The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

THE COMPANIES ACT (REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA JO-JO DRUGSTORES HOLDINGS, INC.

(adopted by a Special Resolution of the Shareholders of the Company dated 12 May 2021)

TABLE A

1. The regulations in Table A in the Schedule to the Companies Act (Revised) do not apply to the Company.

INTERPRETATION

2. (1) In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING

“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 100) hereof, or any successor audit committee.

“Auditor”	the independent auditor of the Company which shall be a firm of independent accountants.

“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.

“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.

“capital”	the share capital from time to time of the Company.

“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	China Jo-Jo Drugstores Holdings, Inc.

“Compensation Committee”	the compensation committee of the Company formed by the Board pursuant to Article 100 hereof, or any successor audit committee.

“competent regulatory	a competent regulatory authority in the territory
authority” where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“debenture” and	include debenture stock and debenture
“debenture holder”	stockholder respectively.

“Designated Stock	the NASDAQ Stock Market.
“Exchange”

“dollars” and “$”	dollars, the legal currency of the United States of America.

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended.

“Electronic”	as that term defined in the Electronic Transactions Act (Revised).

“Electronic Record”	as that term defined in the Electronic Transactions Act (Revised).

“Electronic Signature”	as that term defined in the Electronic Transactions Act (Revised).

“financial year”	fiscal year of the Company ended March 31.

“FINRA”	Financial Industry Regulatory Authority in the United States.

“FINRA Rules” the rules set forth by FINRA.

“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

“Law”	The Companies Act, Cap. 22 (Act 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Member”	a duly registered holder from time to time of the shares in the capital of the Company, including any shareholders holding shares through brokers’ accounts and registered under CEDE & Co.

“month”	a calendar month.

“Nomination Committee”	the nomination committee of the Company formed by the Board pursuant to Article 100 hereof, or any successor audit committee.

“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.

“Office”	the registered office of the Company for the time being.

“ordinary resolution”	a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting duly called and held in accordance with these Articles.

Ordinary Shares	an ordinary share of US$0.0001 par value in the capital of the Company having the rights attaching to it set out herein.

“paid up”	paid up or credited as paid up.

“preferred share”	any preferred share(s) issued as a separate class or in separate classes to the Ordinary Shares, the terms of which and the rights attaching thereto being at the absolute discretion of the Directors as they see fit.

“Register”	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”	in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.

“SEC”	the United States Securities and Exchange Commission.

“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.

“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“special resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting duly called and held in accordance with these Articles.

a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.

“Statutes”	the Law and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.

“year”	a calendar year.

(2)	In these Articles, unless there is something within the subject or context inconsistent with such construction:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include both gender and the neuter;

(c)	words importing persons include companies, associations and bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive;

(ii)	“shall” or “will” shall be construed as imperative;

(e)	expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, provided that both the mode of service of the relevant document or notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f)	references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(g)	save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(h)	references to a document being executed include references to it being executed under hand or under seal or by Electronic Signature or by any other method and references to a notice or document include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not.

SHARE CAPITAL

3. (1) The share capital of the Company at the date on which these Articles come into effect shall be US$510,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.001 each and 10,000,000 preferred shares of a par value of US$0.001 each.

(2) Subject to the Law, the Company’s Memorandum and Articles of Association and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company shall have the power to purchase or otherwise acquire its own shares and such power shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorised by these Articles for purposes of the Law.

(3) No share shall be issued to bearer.

ALTERATION OF CAPITAL

4. The Company may from time to time by ordinary resolution in accordance with the Law alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b)	consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(c)	without prejudice to the powers of the Board under Article 12, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Company’s Memorandum of Association (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; and

(e)	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the last preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6. The Company may from time to time by special resolution, subject to any confirmation or consent required by the Law, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

7. Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles. The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

SHARE RIGHTS

8. Subject to the provisions of the Law, the rules of the Designated Stock Exchange and the Company’s Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 12 hereof, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit. The Board may make calls on the Members in respect of any monies unpaid on their shares including any premium and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made), pay to the Company the amount called on his shares. Members registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten (10) percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

9. Subject to the Law, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by ordinary resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws.

VARIATION OF RIGHTS

10. Subject to the Law and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value of the issued voting shares of that class;

(b)	every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(c)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

11. The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

12. (1) Subject to the Law, these Articles and, where applicable, the rules of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount, except in accordance with the provisions of Law. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

(2) Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever.

(3) The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

13. The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Law. Subject to the Law, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

14. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

15. Subject to the Law and these Articles, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

16. If shares are issued in the form of a physical share certificate, every share certificate shall be issued under the Seal or a facsimile thereof or with the Seal printed thereon and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon. Alternatively, shares can be issued via book-entry form evidenced by a Statement of Account duly maintained and recorded by the Company’s transfer agent.

17. (1) In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2) Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

18. Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled, upon payment of such fee as the Directors may from time to time determine, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate of such fee as the Directors may from time to time determine.

19. Where applicable, share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

20. Upon every transfer of shares the certificate (if any) held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and, subject to Article 18, a new certificate shall be issued to the transferee in respect of the shares transferred to him. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

21. If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

REGISTER OF MEMBERS

22. (1) The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register; and

(c)	the date on which any person ceased to be a Member.

(2) The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

23. The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or Registration Office or such other place at which the Register is kept in accordance with the Law. The Register including any overseas or local or other branch register of Members may, subject to compliance with any notice requirement of the Designated Stock Exchange, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

24. For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of Members, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If corporate action without a general meeting is to be taken, the record date for determining the Members entitled to express consent to such corporate action in writing, when no prior action by the Board is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its head office. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

TRANSFER OF SHARES

25. Subject to these Articles and the requirements of the Designated Stock Exchange, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by Electronic Signature or by such other manner of execution as the Board may approve from time to time.

26. The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to the last preceding Article, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

27. (1) The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share made in accordance with Article 46 but only where such share is not a fully paid up share (and being transferred to a person of whom it does not approve), or any share issued under any share incentive scheme for employees or pursuant to any other agreement, contract or other such arrangement, upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders.

(2) The Board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

(3) Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine, and which agreement the Board shall, without giving any reason therefore, be entitled in its absolute discretion to give or withhold), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Law.

28. Without limiting the generality of the last preceding Article, the Board may decline to recognise any instrument of transfer unless:-

(a)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of share;

(c)	the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

(d)	if applicable, the instrument of transfer is duly and properly stamped; and

(e)	the transfer is not to more than four joint holders;

29. If the Board refuses to register a transfer of any share, it shall, within one month after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

30. The registration of transfers of shares or of any class of shares may, on fourteen (14) days’ calendar notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as the Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any year.

TRANSMISSION OF SHARES

31. If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

32. Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

33. A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 75(2) being met, such a person may vote at meetings.

UNTRACEABLE MEMBERS

34. (1) Without prejudice to the rights of the Company under paragraph (2) of this Article, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(2) The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(3) To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

35. An annual general meeting of the Company shall be held at any such time, place and with such regularity as may be determined by the Board.

36. Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. Extraordinary general meetings may be held at such times and in any location in the world as may be determined by the Board. To the extent that Members hold in aggregate less than thirty percent (30%) of the outstanding voting shares in the Company, they cannot:

(a)	Call general meetings or annual general meetings; and

(b)	Include matters for consideration at shareholder meetings.

37. (1) Only a majority of the Board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

(2) The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than thirty percent (30%) of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

(3) If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

NOTICE OF GENERAL MEETINGS

38. (1) Any general meeting (whether an annual general meeting or an extraordinary general meeting) may be called by not less than (i) ten (10) clear days’ Notice in the case of an annual general meeting or (ii) fourteen (14) clear days’ Notice in the case of an extraordinary general meeting, save that any such annual or extraordinary general meeting may be called by shorter notice, subject to the Law, if it is so agreed:

(a)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than twenty five per cent. (25%) in nominal value of the issued shares giving that right.

(2) The Notice shall specify the time and place of the meeting and, in the case of special business, the general nature of the business to be conducted and further, in the case of any matter for which approval by special resolution shall be required, the intention to propose such a special resolution. The Notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditors.

(3) A Member may give notice to the Company of business proposed to be brought before an annual general meeting provided that such notice of proposal of business must be delivered to, or mailed and received at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the date of the annual general meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, such notice by the Member, to be timely, must be so delivered, or so mailed and received, not later than the ninetieth (90th) day prior to such annual general meeting or, if later, the tenth (10th) day following the day on which “public disclosure” of the date of such meeting was first made by the Company (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of Timely Notice as described above. For purposes of these Articles, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act or publicly filed according to applicable law.

39. The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

40. (1) All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of:

(a)	the declaration and sanctioning of dividends;

(b)	consideration and adoption of the accounts and balance sheet and the reports of the Directors and Auditors and other documents required to be annexed to the balance sheet;

(c)	the election of Directors; and

(d)	adoption of the Company’s equity incentive plan and its amendments.

(2) No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, one (1) Member entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

41. If within fifteen (15) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the Directors. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved. The Chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven (7) days or more, notice of the adjourned meeting shall be given in accordance with the articles.

42. The chairman of the Board shall preside as chairman at every general meeting. If at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and entitled to vote shall elect one of their number to be chairman.

43. The chairman may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

44. If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

45. Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:

(a)	by the chairman of such meeting; or

(b)	by at least three Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or

(c)	by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and representing not less than one-tenth of the total voting rights of all Members having the right to vote at the meeting; or

(d)	by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right; or

(e)	if required by the rules of the Designated Stock Exchange, by any Director or Directors who, individually or collectively, hold proxies in respect of shares representing five per cent. (5%) or more of the total voting rights at such meeting.

A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member.

46. Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

47. If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. There shall be no requirement for the chairman to disclose the voting figures on a poll.

48. A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) and either forthwith or at such time (being not later than thirty (30) days after the date of the demand) and place as the chairman directs. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll not taken immediately.

49. The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the chairman, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

50. On a poll votes may be given either personally or by proxy.

51. A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

52. All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Law. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have.

53. Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

54. (1) A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or poll, as the case may be.

(2) Any person entitled under Article 53 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

55. No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

56. If:

(a)	any objection shall be raised to the qualification of any voter; or

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)	any votes are not counted which ought to have been counted;

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES

57. Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

58. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

59. The instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate) not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

60. Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

61. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

62. Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

63. (1) Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

(2) If a clearing house (or its nominee(s)) or a central depository, being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house or central depository (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house or central depository (or its nominee(s)) including the right to vote individually on a show of hands.

(3) Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

ACTION BY WRITTEN RESOLUTIONS OF MEMBERS

64. Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(1) all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(2) all Members entitled so to vote :

(a)	sign a document; or

(b)	sign several documents in the like form each signed by one or more of those Members; and

(3) the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

BOARD OF DIRECTORS

65. (1) Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two (2). There shall be no maximum number of Directors unless otherwise determined from time to time by the Members in general meeting. The Directors shall be elected or appointed in the first place by the subscribers to the Memorandum of Association or by a majority of them and thereafter in accordance with Article 65(3). At any one time, at least majority of the Board of Directors shall be Independent Directors.

(2) [INTENTIONALLY LEFT BLANK]

(3) Subject to the Articles and the Law, the Company may by ordinary resolution elect any person to be a Director either to fill a casual vacancy or as an addition to the existing Board. Any Director so appointed shall hold office until his death, resignation, removal by an ordinary resolution or removal by a resolution of all the remaining Directors.

(4) The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, whether or not that person has previously served on the Board, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange. Any Director so appointed shall hold office until death, resignation, removal by an ordinary resolution or removal by a resolution of all the remaining Directors.

(5) No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

(6) Subject to any provision to the contrary in these Articles, a Director may be removed by way of an ordinary resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement).

(7) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (6) above may be filled by the election or appointment by ordinary resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

(8) The Company may from time to time in general meeting by ordinary resolution increase or reduce the number of Directors but so that the number of Directors shall never be less than two (2).

(9) The Directors shall, as soon as may be after each appointment or election of Directors, elect amongst the Directors a chairman (the “Chairman”) and if more than one Director is proposed for this office, the election to such office shall take place in such manner as the Directors may determine.

RETIREMENT OF DIRECTORS

66. (1) Notwithstanding any other provisions in the Articles, the Directors of each Class shall retire from office once they have come to terms, provided that notwithstanding anything herein, the chairman of the Board shall not, whilst holding such office, be subject to retirement or be taken into account in determining the number of Directors to retire.

(2) A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires. The Directors to retire shall include (so far as necessary to ascertain the number of directors to retire) any Director who wishes to retire and not to offer himself for re-election. Any further Directors so to retire shall be those of the other Directors subject to retirement who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot and, without limitation, the Directors to retire at the first annual general meeting shall be so determined.

67. No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any general meeting unless a Notice signed by a Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also a Notice signed by the person to be proposed of his willingness to be elected shall have been lodged at the head office or at the Registration Office provided that the minimum length of the period, during which such Notice(s) are given, shall be at least seven (7) days and that the period for lodgment of such Notice(s) shall commence no earlier than the day after the despatch of the notice of the general meeting appointed for such election and end no later than seven (7) days prior to the date of such general meeting.

DISQUALIFICATION OF DIRECTORS

68. The office of a Director shall be vacated if the Director:

(1) resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

(2) becomes of unsound mind or dies;

(3) without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated;

(4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5) is prohibited by law from being a Director; or

(6) ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

ALTERNATE DIRECTORS

69. Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if we were a Director, would cause him to vacate such office or if his appointer ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

70. An alternate Director shall only be a Director for the purposes of the Law and shall only be subject to the provisions of the Law insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

71. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

72. An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director PROVIDED always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.

DIRECTORS’ FEES AND EXPENSES

73. The Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his duties as a Director.

74. Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

75. Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

DIRECTORS’ INTERESTS

76. A Director may:

(a)	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b)	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c)	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in FINRA Rules or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

77. Subject to the Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 102 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.N of Form 20F promulgated by the SEC, shall require the approval of the Audit Committee.

78. A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a)	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b)	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

79. Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Company’s Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

80. (1) The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2) Any person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any two of the Directors acting jointly on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.

(3) Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:

(a)	to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;

(b)	to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and

(c)	to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Law.

81. Reserved.

82. The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.

83. The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

84. All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

85. (1) The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such person.

(2) The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

86. The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

87. Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

88. Any debentures, bonds or other securities may be issued at a discount (other than shares (with the exception of any share discount conducted in accordance with Law)), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

89. (1) Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2) The Board shall cause a proper register to be kept, in accordance with the provisions of the Law, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Law in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

90. The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall have an additional or casting vote.

91. A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. The Secretary shall convene a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director in writing or verbally (including in person or by telephone) or via electronic mail or by telephone or in such other manner as the Board may from time to time determine.

92. (1) The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2). An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2) Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(3) Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

93. The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

94. The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

95. A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

96. (1) The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2) All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company.

97. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

98. A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

99. All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

COMMITTEES

100.       Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee, a Compensation Committee and a Nomination Committee as committees of the Board, the composition and responsibilities of which shall comply with the FINRA Rules, the rules and regulations of the SEC and the rules and regulations of the Designated Stock Exchange, as appropriate.

101.     The Board shall adopt a formal written audit committee charter, a formal written compensation committee charter and a formal written Nomination Committee Charter and review and assess the adequacy of each formal written charter on an annual basis.

102.    For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest.  Specifically, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties: (i) any Member owning an interest in the voting power of the Company or any subsidiary of the Company that gives such Member significant influence over the Company or any subsidiary of the Company, (ii) any director or executive officer of the Company or any subsidiary of the Company and any relative of such director or executive officer, (iii) any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by any person described in (i) or (ii) or over which such a person is able to exercise significant influence, and (iv) any affiliate (other than a subsidiary) of the Company.

103.       The Board may, from time to time, appoint such other committees as may be permitted by Law. Such other committees appointed by the Board shall consist of one (1) or more members of the Board and shall have such powers and perform such duties as may be provided in a resolution of the Board.

OFFICERS

104. (1) The officers of the Company shall consist of the chief executive officer, the chief financial officer, the Directors and Secretary, and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Law and these Articles.

(2) The officers shall receive such remuneration as the Directors may from time to time determine.

105. (1) The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2) The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Law or these Articles or as may be prescribed by the Board.

106. The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

107. A provision of the Law or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

108. The Company shall cause to be kept in one or more books at its Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Law or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Law.

MINUTES

109. (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of officers;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2)	Minutes shall be kept by the Secretary at the Office.

SEAL

110. (1) The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director and the Secretary or by two Directors or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature or by Electronic Signature. Every instrument executed in manner provided by this Article shall be deemed to be sealed and executed with the authority of the Board previously given.

(2) Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

111. Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

112. (1) The Company shall be entitled to destroy the following documents at the following times:

(a)	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c)	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d)	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e)	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article to the destruction of any document include references to its disposal in any manner.

(2) Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

113. Subject to the Law, the Company in general meeting or the Board may from time to time declare dividends in any currency to be paid to the Members but no dividend shall be declared in excess of the amount recommended by the Board.

114. Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

115. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

(b)	all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

116. The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

117. The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

118. No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

119. Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

120. All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

If a Member fails to pay any call the Board may give to such Member not less than fourteen (14) clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by the Company due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited. If such notice is not complied with, the Board may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit. A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to the Company all monies which at the date of forfeiture were payable to the Company in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when the Company receives payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence that the person making the declaration is a Director or Secretary of the Company and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

121. Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

122. (1) Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a)	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account or capital redemption reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or

(b)	that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account or capital redemption reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

(2)	(a) The shares allotted pursuant to the provisions of paragraph (1) of this Article shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.

(b)	The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3) The Company may upon the recommendation of the Board by ordinary resolution resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4) The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5) Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

123. (1) The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Law. The Company shall at all times comply with the provisions of the Law in relation to the share premium account.

(2) Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

CAPITALISATION

124. The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the footing that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

125. The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution under the last preceding Article and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

ACCOUNTING RECORDS

126. The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

127. The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.

128. Subject to Article 129, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 35 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

129. Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 128 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, summarised financial statements derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

130. The requirement to send to a person referred to in Article 128 the documents referred to in that article or a summary financial report in accordance with Article 129 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 128 and, if applicable, a summary financial report complying with Article 129, on the Company’s computer network or in any other permitted manner (including by sending any form of electronic communication), and that person has agreed or is deemed to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.

AUDIT

131. Subject to applicable law and rules of the Designated Stock Exchange:

(1) At the annual general meeting or at a subsequent extraordinary general meeting, the Members shall verify the appointment by the Audit Committee of an auditor to audit the accounts of the Company and such auditor shall hold office until the Audit Committee appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as an auditor of the Company.

(2) The Audit Committee may appoint the Auditor. The Audit Committee may remove the Auditor at any time before the expiration of its term of engagement and the Audit Committee shall appoint another Auditor in its place for the remainder of its term.

132. Subject to the Law the accounts of the Company shall be audited at least once in every year.

133. The remuneration of the Auditor shall be fixed by the Audit Committee.

134. [INTENTIONALLY LEFT BLANK]

135. The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

136. The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.

NOTICES

137. Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or communication and any such Notice and document may be served or delivered by the Company on or to any Member either personally or by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or, as the case may be, by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or address or website supplied by him to the Company for the giving of Notice to him or which the person transmitting the notice reasonably and bona fide believes at the relevant time will result in the Notice being duly received by the Member or may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange or, to the extent permitted by the applicable laws, by placing it on the Company’s website and giving to the member a notice stating that the notice or other document is available there (a “notice of availability”). The notice of availability may be given to the Member by any of the means set out above. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

138. Any Notice or other document:

(a)	if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board that the envelope or wrapper containing the Notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b)	if sent by electronic communication, shall be deemed to be given immediately upon the time of the transmission on the day on which it is transmitted from the server of the Company or its agent. A Notice placed on the Company’s website is deemed given by the Company to a Member on the day following that on which a notice of availability is deemed served on the Member;

(c)	if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission; and in proving such service or delivery a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission shall be conclusive evidence thereof; and

(d)	may be given to a Member in the English language or such other language as may be approved by the Directors, subject to due compliance with all applicable Statutes, rules and regulations.

139. (1) Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the Notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

(2) A Notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

(3) Any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every Notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.

SIGNATURES

140. For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received.

WINDING UP

141. A resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

142. (1) Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2) If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Law, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

INDEMNITY

143. (1) The Directors, Secretary and other officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

(2) Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

AND NAME OF COMPANY

144. No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members. A special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

145. No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

MERGERS AND CONSOLIDATIONS

146. Subject to the Law and these Articles, the Company shall, with the approval of a special resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the Directors may determine.

TRANSFERS BY WAY OF CONTINUATION

147. Subject to the Law and these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.